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As filed with the Securities and Exchange Commission on August 14, 2009

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

DANVERS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	04-3445675 (I.R.S. Employer Identification Number)

One Conant Street
Danvers, Massachusetts 01923
(978) 777-2200
(Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Kevin T. Bottomley
Chairman, President and Chief Executive Officer
Danvers Bancorp, Inc.
One Conant Street
Danvers, Massachusetts 01923
(978) 777-2200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William P. Mayer, Esq. Paul W. Lee, Esq. Goodwin Procter LLP Exchange Place Boston, Massachusetts 02109 (617) 570-1000	J. J. Cranmore, Esq. Thomas A. Klee, Esq. Cranmore, FitzGerald & Meaney 49 Wethersfield Avenue Hartford, Connecticut 06114-1102 (860) 522-9100

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective and upon completion of the merger described in this registration statement.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.01 per share	4,473,752	(2)	$56,541,750	$3,156

(1)
Represents the estimated maximum number of shares of common stock of Danvers Bancorp, Inc. to be issued upon consummation of the merger of Beverly National Corporation with and into Danvers as described herein, based on (i) 2,695,031 shares of Beverly common stock issued and outstanding, including shares of common stock issuable upon the exercise of outstanding options to acquire Beverly common stock, (ii) an exchange ratio of 1.66 shares of Danvers common stock for each share of Beverly common stock and (iii) the cancellation of all of such shares of Beverly common stock, and the exchange of all such shares of Beverly common stock for Danvers common stock at such exchange ratio. This registration statement also relates to an indeterminate number of shares of Danvers common stock that may be issued upon stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(f) under the Securities Act. The proposed maximum aggregate offering price was calculated by multiplying (i) 2,695,031, the estimated maximum number of shares of Beverly common stock to be acquired by Danvers in the merger, by (ii) $20.98, the average of the high and low sales prices for Beverly common stock on August 11, 2009 as reported on the NYSE Amex.

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. Danvers may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and Danvers is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 14, 2009

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

        The board of directors of Danvers Bancorp, Inc. and the board of directors of Beverly National Corporation have each unanimously approved a merger of Beverly with and into Danvers. Under the terms of the proposed merger, Beverly shareholders will receive 1.66 shares of Danvers common stock for each share of Beverly common stock that they own. Danvers common stock is traded on the Nasdaq Global Select Market under the trading name "DNBK," and on    •    , the closing price of Danvers common stock was $    •    per share.

        The merger cannot be completed unless the stockholders of Danvers and the shareholders of Beverly approve the merger agreement. Danvers will hold a special meeting of stockholders at     •    , on    •    , at    •    :00    •    .m., local time. Beverly will hold a special meeting of shareholders at    •    , on    •    , at    •    :00     •    .m., local time. The board of directors of Danvers and the board of directors of Beverly each unanimously recommend that their respective stockholders vote "FOR" the merger agreement.

        This document serves as the proxy statement for the special meeting of stockholders of Danvers, the proxy statement for the special meeting of shareholders of Beverly, and the prospectus for the shares of Danvers to be issued in the merger. This document describes the special meetings, the merger, the documents related to the merger, and other related matters. Danvers and Beverly urge you to read this entire document carefully. In particular, you should carefully consider the discussion in the section titled "Risk Factors" beginning on page 26. You can also obtain information about Danvers and Beverly from documents filed with the Securities and Exchange Commission.

        Your vote is very important.    Whether or not you plan to attend the special meeting of Danvers or the special meeting of Beverly, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the merger agreement. If you do not return the proxy card, it will have the same effect as a vote against the merger agreement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of Danvers common stock to be issued in the merger or determined if this document is truthful or complete. Any representation to the contrary is a criminal offense. The shares of Danvers common stock to be issued in the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by any federal or state governmental agency.

        This document is dated    •    , 2009 and is first being mailed to stockholders on or about    •    , 2009.

DANVERS BANCORP, INC.
One Conant Street
Danvers, Massachusetts 01923
(978) 777-2200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON     •    , 2009

        A special meeting of stockholders of Danvers Bancorp, Inc. will be held at    •    , on     •    ,    •    , 2009 at    •    :00    •    .m., local time, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the Agreement and Plan of Merger by and between Danvers Bancorp, Inc. and Beverly National Corporation, dated as of June 16, 2009, pursuant to which Beverly will merge with and into Danvers, with Danvers being the surviving corporation;

  2.
  To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

  3.
  To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

        As of the date of this document, management of Danvers is not aware of any other business to be considered at the special meeting.

        The proposed merger of Beverly with and into Danvers is more fully described in the attached document, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached document.

        Danvers has established    •    , 2009 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting. Only record holders of Danvers common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of that meeting. The affirmative vote of holders of at least a majority of the shares of Danvers common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. The Danvers board of directors unanimously recommends that you vote "FOR" approval of the merger agreement.

        Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors,

Michael W. McCurdy Senior Vice President, General Counsel and Secretary

Danvers, Massachusetts
    •    , 2009

BEVERLY NATIONAL CORPORATION
240 Cabot Street
Beverly, Massachusetts 01915
(978) 922-2100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON     •    , 2009

        A special meeting of shareholders of Beverly National Corporation will be held at    •    , on     •    ,    •    , 2009 at    •    :00    •    .m., local time, for the following purposes:

  1.
  To consider and vote upon a proposal to approve the Agreement and Plan of Merger by and between Danvers Bancorp, Inc. and Beverly National Corporation, dated as of June 16, 2009, pursuant to which Beverly will merge with and into Danvers, with Danvers being the surviving corporation;

  2.
  To consider and vote upon a proposal to approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

  3.
  To consider and act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

        As of the date of this document, management of Beverly is not aware of any other business to be considered at the special meeting.

        The proposed merger of Beverly with and into Danvers is more fully described in the attached document, which you should read carefully and in its entirety before voting. A copy of the merger agreement is included as Annex A to the attached document.

        Beverly has established    •    , 2009 as the record date for determining the shareholders entitled to notice of and to vote at the special meeting. Only record holders of Beverly common stock as of the close of business on that date will be entitled to vote at the special meeting or any adjournment or postponement of that meeting. The affirmative vote of holders of at least two-thirds of the shares of Beverly common stock outstanding and entitled to vote at the special meeting is required to approve the merger agreement. The Beverly board of directors unanimously recommends that you vote "FOR" approval of the merger agreement.

        Beverly shareholders are entitled to dissent to the merger and assert appraisal rights under Part 13 of Chapter 156D of the Massachusetts General Laws. A copy of Part 13 of Chapter 156D is attached hereto as Annex F.

        Please complete, sign and return the enclosed proxy card promptly in the enclosed postage-paid envelope. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person at the special meeting, but will assure that your vote is counted if you are unable to attend.

By Order of the Board of Directors,
Paul J. Germano Secretary

Beverly, Massachusetts
    •    , 2009

Please do not send your stock certificates with your proxy card. You will receive separate instructions regarding the surrender of your stock certificates.

REFERENCES TO ADDITIONAL INFORMATION

        This document incorporates important business and financial information about Danvers from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain copies of those documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

Danvers Bancorp, Inc.
One Conant Street
Danvers, Massachusetts 01923
(978) 777-2200
Attn: Michael W. McCurdy, Secretary

        If you would like to request documents, please do so by    •    , 2009 in order to receive them before the special meeting of Danvers stockholders.

        See also the section in this document titled "Where You Can Find More Information" beginning on page 130.

i

ii

Annex A	Agreement and Plan of Merger	A-i
Annex B	Form of Beverly Voting Agreement	B-1
Annex C	Form of Danvers Voting Agreement	C-1
Annex D	Fairness Opinion of Sandler O'Neill & Partners, L.P.	D-1
Annex E	Fairness Opinion of Endicott Financial Advisors, L.L.C.	E-1
Annex F	Part 13 of Chapter 156D of the Massachusetts General Laws	F-1
Annex G

Beverly's Financial Statements for the Year Ended December 31, 2008 and the Three and Six Months Ended June 30, 2009 and Management's Discussion and Analysis of Financial Condition and Results of Operations

G-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:    Why am I receiving this document?

A:
Danvers Bancorp, Inc. and Beverly National Corporation have agreed to the acquisition of Beverly by Danvers under the terms of a merger agreement that is described in this document. A copy of the merger agreement is attached to this document as Annex A. In order to complete the merger, the stockholders of Danvers and the shareholders of Beverly must vote to approve the merger agreement. Danvers and Beverly will each hold a special meeting of its stockholders to obtain this approval. This document contains important information about the merger, the merger agreement, the special meeting of Danvers stockholders, the special meeting of Beverly shareholders, and other related matters, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Danvers common stock or your shares of Beverly common stock without attending the special meeting.

Q:    What will happen in the merger?

A:
In the proposed merger, Beverly will merge with and into Danvers, with Danvers being the surviving corporation.

Q:    What will Beverly shareholders receive in the merger?

A:
Beverly shareholders will receive 1.66 shares of Danvers common stock in exchange for each share of Beverly common stock that they own immediately prior to the effective time of the merger.

Q:    Will Beverly shareholders receive any fractional share of Danvers common stock as part of the merger consideration?

A:
No. Danvers will not issue any fractional shares of Danvers common stock in the merger. Instead, Danvers will pay Beverly shareholders the cash value of a fractional share measured by the average of the last sale prices of Danvers common stock on the Nasdaq Global Select Market for the five trading days preceding the closing date of the merger.

Q:    Will Beverly shareholders be able to trade the shares of Danvers common stock that they receive in the merger?

A:
Beverly shareholders may freely trade the shares of Danvers common stock issued in the merger, unless the shareholder is an affiliate of Beverly. The shares will be quoted on the Nasdaq Global Select Market under the symbol "DNBK." Persons who are considered "affiliates" (generally directors, officers and 10% or greater shareholders) of Beverly must comply with Rule 145 under the Securities Act of 1933 if they wish to sell or otherwise transfer any of the shares of Danvers common stock that they receive in the merger. Beverly shareholders will be notified if they are an affiliate of Beverly.

Q:    What will happen to shares of Danvers common stock in the merger?

A:
Nothing. Each share of Danvers common stock outstanding will remain outstanding as a share of Danvers common stock.

Q:    What are the material federal income tax consequences of the merger to Beverly shareholders?

A:
Except with respect to cash paid in lieu of fractional shares (if any), you will generally not recognize either a gain or loss for federal income tax purposes. We strongly urge you to consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Q:    What are the conditions to completion of the merger?

A:
The obligations of Danvers and Beverly to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals, tax opinions and approval of the merger agreement by Danvers stockholders and by Beverly shareholders.

Q:    When do you expect the merger to be completed?

A:
We will complete the merger when all of the conditions to completion contained in the merger agreement are satisfied or waived, including obtaining the approval of the merger agreement by Danvers stockholders at a special meeting and by Beverly shareholders at a special meeting. Fulfilling some of these conditions, such as receiving required regulatory approvals, is not entirely within our control. We currently expect to complete the merger during the fourth calendar quarter of 2009; however, because the merger is subject to these conditions, we cannot predict the actual timing.

Q:    What stockholder approvals are required to complete the merger?

A:
The affirmative vote of holders of at least two-thirds of the shares of Beverly common stock outstanding and entitled to vote at the Beverly special meeting is required to approve the merger agreement. The affirmative vote of holders of at least a majority of the shares of Danvers common stock outstanding and entitled to vote at the Danvers special meeting is required to approve the merger agreement.

Q:    Are there any stockholders of Beverly or Danvers already committed to voting in favor of the merger agreement?

A:
Yes. Beverly shareholders who collectively held approximately    •    % of the outstanding shares of Beverly common stock on the record date have entered into voting agreements requiring them to vote all of their shares in favor of the adoption and approval of the merger agreement. In addition, Danvers stockholders who collectively held approximately    •    % of the outstanding shares of Danvers common stock on the record date have entered into voting agreements requiring them to vote all of their shares in favor of the adoption and approval of the merger agreement.

Q:    When and where is the special meeting of Danvers stockholders?

A:
The special meeting of stockholders of Danvers will be held at     •    , on     •    ,    •    , 2009 at     •    :00    •    .m., local time.

Q:    What will happen at the special meeting of Danvers stockholders?

A:
At the special meeting, Danvers stockholders will consider and vote upon a proposal to approve the merger agreement. If, at the time of the special meeting, there are not sufficient votes to approve the merger agreement, Danvers stockholders may be asked to consider and vote upon a proposal to adjourn the special meeting, so that Danvers can solicit additional proxies.

Q:    Does the Danvers board of directors recommend voting in favor of the merger agreement?

A:
Yes. After careful consideration, the Danvers board of directors unanimously recommends that Danvers stockholders vote "FOR" approval of the merger agreement.

Q:    When and where is the special meeting of Beverly shareholders?

A:
The special meeting of shareholders of Beverly will be held at     •    , on     •    ,    •    , 2009 at     •    :00    •    .m., local time.

Q:    What will happen at the special meeting of Beverly shareholders?

A:
At the special meeting, Beverly shareholders will consider and vote upon a proposal to approve the merger agreement. If, at the time of the special meeting, there are not sufficient votes to approve the merger agreement, Beverly shareholders may be asked to consider and vote upon a proposal to adjourn the special meeting, so that Beverly can solicit additional proxies.

Q:    Does the Beverly board of directors recommend voting in favor of the merger agreement?

A:
Yes. After careful consideration, the Beverly board of directors unanimously recommends that Beverly shareholders vote "FOR" approval of the merger agreement.

Q:    Are there any risks that I should consider in deciding whether to vote for approval of the merger agreement?

A:
Yes. You should read and carefully consider the risk factors set forth in the section in this document titled "Risk Factors" beginning on page 26.

Q:    What do I need to do now?

A:
You should carefully read and consider the information contained or incorporated by reference into this document, including its annexes. It contains important information about the merger, the merger agreement, Danvers and Beverly. After you have read and considered this information, you should complete and sign your proxy card and return it in the enclosed postage-paid return envelope as soon as possible. By doing so, you ensure that your shares of Danvers common stock (if you are a Danvers stockholder) will be represented and voted at the Danvers special meeting, or that your shares Beverly common stock (if you are a Beverly shareholder) will be represented and voted at the Beverly special meeting.

Q:
If my shares are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should fill out the voter instruction form sent to you by your broker, bank or other nominee with this document.

Q:    What if I fail to return my proxy card or to instruct my broker, bank or other nominee?

A:
If you fail to return your proxy card or to instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and this will have the same effect as a vote against approval of the merger agreement.

Q:    If I am a Danvers stockholder, can I attend the Danvers special meeting and vote my shares in person?

A:
Yes. Although the Danvers board of directors requests that you return the proxy card accompanying this document, all Danvers stockholders are invited to attend the special meeting. Danvers stockholders of record on    •    , 2009 can vote in person at the Danvers special meeting. If your shares are held by a broker, bank or other nominee, then you are not the stockholder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.

Q:    If I am a Beverly shareholder, can I attend the Beverly special meeting and vote my shares in person?

A:
Yes. Although the Beverly board of directors requests that you return the proxy card accompanying this document, all Beverly shareholders are invited to attend the special meeting. Beverly shareholders of record on    •    , 2009 can vote in person at the Beverly special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record and you must bring to the special meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the special meeting.

Q:    Can I change my vote after I have mailed my signed proxy card?

A:
Yes. If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote at any time after you have sent in your proxy card and before your proxy is voted at the Danvers special meeting or the Beverly special meeting.

  If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

  If you are a Danvers stockholder:

  •
  You may deliver a written notice bearing a date later than the date of your proxy card to the secretary of Danvers, stating that you revoke your proxy.

  •
  You may complete and deliver to the secretary of Danvers a new proxy card relating to the same shares and bearing a later date.

  •
  You may attend the special meeting and vote in person, although attendance at the Danvers special meeting will not, by itself, revoke a proxy.

  You should send any notice of revocation or your completed new proxy card, as the case may be, to Danvers at the following address:

Danvers Bancorp, Inc.
One Conant Street
Danvers, Massachusetts 01923
(978) 777-2200
Attn: Michael W. McCurdy, Secretary

  If you are a Beverly shareholder:

  •
  You may deliver a written notice bearing a date later than the date of your proxy card to the secretary of Beverly, stating that you revoke your proxy.

  •
  You may complete and deliver to the secretary of Beverly a new proxy card relating to the same shares and bearing a later date.

  •
  You may attend the special meeting and vote in person, although attendance at the Beverly special meeting will not, by itself, revoke a proxy.

  You should send any notice of revocation or your completed new proxy card, as the case may be, to Beverly at the following address:

Beverly National Corporation
240 Cabot Street
Beverly, Massachusetts 01915
(978) 922-2100
Attn: Paul J. Germano, Secretary

Q:    Should Beverly shareholders send in their stock certificates now?

A:
No. Beverly shareholders will receive separate written instructions for surrendering your shares of Beverly common stock in exchange for the merger consideration. In the meantime, you should retain your stock certificate(s) because they are still valid. Please do not send in your stock certificate(s) with your proxy card.

Q:    Where can I find more information about the companies?

A:
You can find more information about Danvers and Beverly from the various sources described under the section of this document titled "Where You Can Find More Information" beginning on page 130.

Q:    Whom should I call with questions?

A:
You may contact Danvers at (978) 777-2200, or Beverly at (978) 922-2100. In each case, please ask to speak with the corporate secretary.

SUMMARY

        This summary highlights selected information from this document and may not contain all of the information that is important to you. To more fully understand the merger and for a more complete description of the legal terms of the merger, you should read this entire document, including the materials attached as annexes, as well as the other documents to which we have referred you. See "Where You Can Find More Information" beginning on page 130. The page references in parentheses included in this summary will direct you to a more detailed description of each topic presented.

        Unless the context otherwise requires, throughout this document, "Beverly" refers collectively to Beverly National Corporation and its subsidiaries; "Danvers" refers to Danvers Bancorp, Inc. and its subsidiaries; and "we," "us" and "our" refer collectively to Beverly and Danvers. Also, we refer to the merger between Beverly and Danvers as the "merger" and the Agreement and Plan of Merger, dated as of June 16, 2009, between Danvers and Beverly as the "merger agreement."

The Companies

Danvers Bancorp, Inc. (page 37)

        Danvers Bancorp, Inc., a Delaware corporation organized in 2007, is a registered bank holding company under the Bank Holding Company Act of 1956 by virtue of its ownership of Danversbank, a Massachusetts-chartered stock savings bank headquartered in Danvers, Massachusetts. Originally founded in 1850 as a Massachusetts-chartered mutual savings bank, Danversbank's business consists primarily of taking deposits and making loans to its customers, including commercial and industrial, or C&I, loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans, and investing in a variety of investment securities.

        At June 30, 2009, Danvers had total consolidated assets of $1.8 billion, loans of $1.2 billion, deposits of $1.3 billion, and stockholders' equity of $225 million.

        Danvers' principal executive offices are located at One Conant Street, Danvers, Massachusetts 01923, and its telephone number is (978) 777-2200.

Beverly National Corporation (page 37)

        Beverly National Corporation, a Massachusetts corporation incorporated in 1984, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Beverly has one banking subsidiary, Beverly National Bank, which is believed to be among the oldest banks operating in the United States. From 1802 until the creation of a national banking system in 1865, Beverly National Bank operated as a state-chartered bank. Beverly National Bank became a national banking association on March 16, 1865. Beverly National Bank provides a broad array of consumer and commercial banking services to individuals and to small and mid-size businesses through eight full-service and two limited service branch locations in and around Essex County, Massachusetts.

        At June 30, 2009, Beverly had total consolidated assets of $498 million, loans of $322 million, deposits of $370 million, and stockholders' equity of $42 million.

        Beverly's principal executive offices are located at 240 Cabot Street, Beverly, Massachusetts 01915, and its telephone number is (978) 922-2100.

 The Special Meeting of Danvers Stockholders

Time, Place and Purpose of the Special Meeting (page 38)

        The special meeting of stockholders of Danvers will be held at    •    , on     •    ,    •    , 2009 at    •    :00    •    .m., local time. At the special meeting, Danvers' stockholders as of the record date will be asked to vote upon a proposal to approve the merger agreement with Beverly.

Recommendation of Danvers Board of Directors (page 38)

        The Danvers board of directors unanimously recommends that you vote "FOR" approval of the merger agreement.

Record Date; Outstanding Shares; Shares Entitled to Vote (page 38)

        Only holders of record of Danvers common stock at the close of business on the record date of     •    , 2009, are entitled to notice of and to vote at the special meeting. As of the record date, there were    •    shares of Danvers common stock outstanding, held of record by approximately    •    stockholders.

Quorum; Vote Required (page 38)

        A quorum of Danvers stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of Danvers common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Danvers will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

        The affirmative vote of the holders of at least a majority of the outstanding shares of Danvers common stock is required to approve the merger agreement.

Share Ownership of Management (page 38)

        As of the record date, the directors and executive officers of Danvers and their affiliates collectively owned     •    shares of Danvers common stock, or approximately    •    % of Danvers' outstanding shares. These directors and executive officers (and their affiliates) have executed voting agreements with Beverly, under which they have agreed to vote their shares in favor of the merger agreement and have granted Beverly an irrevocable proxy to so vote their shares. The form of Danvers voting agreement is attached to this document as Annex C.

Proxies, Voting and Revocation (page 39)

        The Danvers board of directors requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement.

        You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

  •
  delivering a written notice bearing a date later than the date of your proxy card to the secretary of Danvers stating that you revoke your proxy;

  •
  signing and delivering to the secretary of Danvers a new proxy card relating to the same shares and bearing a later date; or

  •
  attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

The Special Meeting of Beverly Shareholders

Time, Place and Purpose of the Special Meeting (page 42)

        The special meeting of shareholders of Beverly will be held at    •    , on     •    ,    •    , 2009 at    •    :00    •    .m., local time. At the special meeting, Beverly's shareholders as of the record date will be asked to vote upon a proposal to approve the merger agreement with Danvers.

Recommendation of Beverly Board of Directors (page 42)

        The Beverly board of directors unanimously recommends that you vote "FOR" approval of the merger agreement.

Record Date; Outstanding Shares; Shares Entitled to Vote (page 42)

        Only holders of record of Beverly common stock at the close of business on the record date of     •    , 2009, are entitled to notice of and to vote at the special meeting. As of the record date, there were    •    shares of Beverly common stock outstanding, held of record by approximately    •    shareholders.

Quorum; Vote Required (page 42)

        A quorum of Beverly shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of Beverly common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Beverly will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

        The affirmative vote of the holders of at least two-thirds of the outstanding shares of Beverly common stock is required to approve the merger agreement.

Share Ownership of Management (page 42)

        As of the record date, the directors and executive officers of Beverly and their affiliates collectively owned     •    shares of Beverly common stock, or approximately    •    % of Beverly's outstanding shares. These directors and executive officers (and their affiliates) have executed voting agreements with Danvers, under which they have agreed to vote their shares in favor of the merger agreement and have granted Danvers an irrevocable proxy to so vote their shares. The form of Beverly voting agreement is attached to this document as Annex B.

Proxies, Voting and Revocation (page 43)

        The Beverly board of directors requests that you return the proxy card accompanying this document for use at the special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement.

        You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

  •
  delivering a written notice bearing a date later than the date of your proxy card to the secretary of Beverly, stating that you revoke your proxy;

  •
  signing and delivering to the secretary of Beverly a new proxy card relating to the same shares and bearing a later date; or

  •
  attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

Dissenters' Rights (page 44)

        Beverly is organized as a Massachusetts corporation. Pursuant to the provisions of Part 13 of the Massachusetts Business Corporation Act, Beverly's shareholders are entitled to dissent to the merger and assert appraisal rights.

The Merger

Structure of the Merger (page 77)

        Danvers and Beverly entered into an Agreement and Plan of Merger on June 16, 2009. The merger agreement provides for the merger of Beverly with and into Danvers, with Danvers being the surviving corporation.

        The proposed merger will occur following approval of the proposal described in this document by the shareholders of Beverly and by the stockholders of Danvers and satisfaction or waiver of all other conditions to the merger. The merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Merger Consideration (page 77)

        If the merger is completed, each share of Beverly common stock will be converted into the right to receive 1.66 shares of Danvers common stock, plus cash in lieu of any fractional share.

        Danvers will not issue fractional shares. Instead, Beverly shareholders who receive Danvers common stock will receive the value of any fractional share in cash based on the average closing sales prices of a share of Danvers common stock, as reported on the Nasdaq Global Select Market, for the five trading days preceding the closing date of the merger, rounded to the nearest whole cent.

Treatment of Beverly Stock Options (page 78)

        At the effective time of the merger, Danvers will assume each option granted under Beverly's stock option plan, whether vested or unvested, and which has not been previously exercised or cancelled, subject to adjustment such that options granted under Beverly's stock option plan will be exercisable for shares of Danvers common stock.

Fairness Opinion of Beverly's Financial Advisor (page 52)

        In deciding to adopt the merger agreement and recommend its approval to Beverly shareholders, the Beverly board of directors consulted with senior management, its financial advisor, Sandler O'Neill & Partners, L.P., and its legal counsel, and considered, among other things, an opinion from its financial advisor. Sandler O'Neill & Partners, L.P. has delivered an opinion to the Beverly board of directors that, as of June 16, 2009 and based on and subject to the matters set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Beverly common stock.

The full text of the written opinion is attached to this document as Annex D. We encourage you to read the opinion carefully and in its entirety. The opinion of Sandler O'Neill & Partners, L.P. is directed to the Beverly board of directors and is not a recommendation to any shareholder on how to vote on approval of the merger agreement.

Fairness Opinion of Danvers' Financial Advisor (page 63)

        In deciding to adopt the merger agreement and recommend its approval to Danvers stockholders, the Danvers board of directors consulted with senior management, its financial advisor, Endicott Financial Advisors, L.L.C., and its legal counsel, and considered, among other things, an opinion from its financial advisor. Endicott Financial Advisors, L.L.C. has delivered an opinion to the Danvers board of directors that, as of June 16, 2009 and based on and subject to the matters set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of Danvers common stock. The full text of the written opinion is attached to this document as Annex E. We encourage you to read the opinion carefully and in its entirety. The opinion of Endicott Financial Advisors, L.L.C. is directed to the Danvers board of directors and is not a recommendation to any stockholder on how to vote on approval of the merger agreement.

Interests of Beverly's Directors and Executive Officers in the Merger (page 74)

        Some of Beverly's management and board of directors may be deemed to have interests in the merger that are in addition to or different from their interests as shareholders of Beverly generally. The Beverly board of directors was aware of these interests and considered them in recommending that Beverly shareholders approve the merger agreement.

Conditions to the Merger (page 78)

        Danvers and Beverly will not complete the merger unless a number of conditions are satisfied or waived, including:

  •
  the stockholders of Beverly and Danvers must approve the merger agreement;

  •
  Danvers and Beverly must receive all required regulatory approvals, any waiting periods required by law must have passed, and none of the regulatory approvals must impose any burdensome condition upon Danvers;

  •
  there must be no order, decree or injunction in effect, nor any law, statute or regulation enacted or adopted, preventing completion of the merger;

  •
  the Nasdaq Global Select Market must authorize the listing of the shares of Danvers common stock to be issued to Beverly shareholders in the merger;

  •
  Danvers and Beverly must each receive a legal opinion regarding treatment of the merger as a reorganization for federal income tax purposes;

  •
  the representations and warranties of each of Danvers and Beverly in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect;

  •
  Danvers and Beverly must each have performed in all material respects all obligations required to be performed by it;

  •
  no event or development must have occurred with respect to Beverly or Danvers that has had, or would reasonably be expected to have, a material adverse effect; and

  •
  holders of no more than 15% of the outstanding Beverly shares shall have taken actions to assert dissenters' rights under Massachusetts law.

Limitations on Considering Other Acquisition Proposals (page 82)

        The merger agreement restricts Beverly's ability to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in Beverly. However, if Beverly receives a bona fide unsolicited written acquisition proposal from a third party that is, or is reasonably likely to be, more favorable to Beverly shareholders than the terms of the merger agreement, Beverly may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to conditions specified in the merger agreement. In addition, the Beverly board of directors may not modify, qualify, withhold or withdraw its approval or recommendation of the merger agreement, approve or recommend another acquisition proposal to its shareholders, or cause Beverly to enter into a letter of intent or definitive agreement with respect to an acquisition transaction or that requires Beverly to abandon, terminate or fail to consummate the merger, unless the Beverly board of directors determines in good faith, after consultation with counsel and financial advisors, that an acquisition proposal is a superior proposal meeting criteria specified in the merger agreement, and that the Beverly board of directors is required to take such action to comply with its fiduciary duties to its shareholders under applicable law, and Beverly provides Danvers with notice of such determination and cooperates and negotiates in good faith with Danvers to adjust or modify the terms and conditions of the merger agreement.

Termination of the Merger Agreement (page 80)

        Danvers and Beverly can mutually agree to terminate the merger agreement before the merger has been completed, and either company can terminate the merger agreement if:

  •
  the merger has not occurred on or before March 31, 2010, unless the terminating party's failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

  •
  the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), and the breach cannot be or has not been cured within 30 days of written notice of the breach;

  •
  any required regulatory approval for consummation of the merger is not obtained;

  •
  a court or other governmental authority permanently enjoins or prohibits the merger;

  •
  the shareholders of Beverly do not approve the merger agreement; or

  •
  the stockholders of Danvers do not approve the merger agreement.

        Danvers may terminate the merger agreement if:

  •
  the Beverly board of directors:

  •
  modifies, qualifies, withholds or withdraws its recommendation to the Beverly shareholders to vote in favor of the merger agreement or makes any statement, filing or release that is inconsistent with the recommendation;

  •
  breaches its obligations to call, give notice of and commence the Beverly special meeting;

  •
  approves or recommends another acquisition proposal;

  •
  fails to publicly recommend against a publicly announced acquisition proposal within five business days of being requested to do so by Danvers;

    •
    fails to publicly reconfirm its recommendation to its shareholders to vote in favor of the merger agreement within five business days of being requested to do so by Danvers; or

    •
    resolves or otherwise determines to take, or announces an intention to take, any of the actions listed above; or

  •
  Beverly breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers.

        Beverly has the right to terminate the merger agreement if it decides to enter into a definitive agreement to effect a superior proposal after its board of directors approves or recommends to its shareholders a superior proposal and modifies, qualifies, withholds or withdraws its recommendation with respect to the merger agreement, in accordance with the terms of the merger agreement.

        In addition, Beverly may terminate the merger agreement if:

  •
  the Danvers board of directors:

  •
  modifies, qualifies, withholds or withdraws its recommendation to the Danvers stockholders to vote in favor of the merger agreement or makes any statement, filing or release that is inconsistent with the recommendation;

  •
  breaches its obligations to call, give notice of and commence the Danvers special meeting; or

  •
  fails to publicly reconfirm its recommendation to its stockholders to vote in favor of the merger agreement within five business days of being requested to do so by Beverly.

  •
  the average of the daily closing sales prices of Danvers common stock for a specified period prior to closing is less than $11.10 and the decrease in the trading price of Danvers common stock over a specified period exceeds by 20% or more the decrease in the trading prices of the Nasdaq Bank Index, provided that Danvers will have the option to increase the amount of Danvers common stock to be provided to Beverly shareholders, in which case no termination will have occurred.

Termination Fee (page 81)

        Under the terms of the merger agreement, Beverly must pay Danvers a termination fee of $2,478,000, plus up to $375,000 for Danvers' out-of-pocket expenses, if:

  •
  Danvers terminates the merger agreement as a result of Beverly's board of directors:

  •
  modifying, qualifying, withholding or withdrawing its recommendation or making any statement, filing or release, in connection with the special meeting of Beverly shareholders or otherwise, inconsistent with its recommendation to vote in favor of the merger agreement;

  •
  breaching its obligations to call, give notice of and commence the special meeting of Beverly shareholders under the merger agreement;

  •
  approving or recommending an acquisition proposal;

  •
  failing to publicly recommend against a publicly announced acquisition proposal within five business days of being requested to do so by Danvers;

  •
  failing to publicly reconfirm its recommendation within five business days of being requested to do so by Danvers; and

    •
    resolving or otherwise determining to take, or announcing an intention to take, any of the foregoing actions; or

  •
  Danvers terminates the merger agreement as a result of a material breach by Beverly of Beverly's non-solicitation obligations under the merger agreement; or

  •
  Beverly terminates the merger agreement as a result of entering into a definitive agreement to effect a superior proposal; or

  •
  Danvers or Beverly terminates the merger agreement as a result of:

  •
  the failure of the Beverly shareholders to approve the merger agreement; or

  •
  the merger not having been consummated by March 31, 2010, and both

  •
  an acquisition proposal with respect to Beverly has been publicly announced, disclosed or otherwise communicated to the Beverly board of directors; and

  •
  within 12 months of termination of the merger agreement, Beverly enters into a definitive agreement with respect to, or has consummated, another acquisition transaction; or

  •
  Danvers terminates the merger agreement as a result of a material breach by Beverly of any of its representations, warranties, covenants or agreements contained in the merger agreement, if both:

  •
  an acquisition proposal with respect to Beverly has been publicly announced disclosed or otherwise communicated to the Beverly board of directors; and

  •
  within 12 months of termination of the merger agreement, Beverly enters into a definitive agreement with respect to, or has consummated, another acquisition proposal.

Effective Time of the Merger (page 77)

        We expect that the merger will be completed as soon as practicable following the approval of the merger agreement by the shareholders of Beverly at the Beverly special meeting and by the stockholders of Danvers at the Danvers special meeting, if all other conditions have been satisfied or waived. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible. We expect that the merger will close during the fourth calendar quarter of 2009.

Required Regulatory Approvals (page 91)

        To complete the merger, Danvers and Beverly need the prior approval of the Federal Reserve Board and certain state regulatory authorities. The United States Department of Justice and other federal banking agencies are able to provide input into the approval process of the Federal Reserve Board to challenge the approval on antitrust grounds. Danvers and Beverly have filed all necessary applications and notices with the applicable regulatory authorities. Danvers and Beverly cannot predict, however, whether or when the required regulatory approvals will be obtained or whether any such approvals will impose any burdensome condition upon Danvers.

Accounting Treatment (page 72)

        The merger will be accounted for under the acquisition method. The total purchase price will be allocated to the assets acquired and liabilities assumed based on their fair values. To the extent that the purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger, Danvers will allocate the excess purchase price to intangible assets, including goodwill.

Material Federal Income Tax Consequences (page 94)

        Each of Danvers and Beverly has received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes. Accordingly, you generally will not recognize any gain or loss on the conversion of shares of Beverly common stock into shares of Danvers common stock. The obligations of the parties to complete the merger are conditioned on their receipt of these opinions, dated as of the closing date of the merger, regarding the federal income tax treatment of the merger.

        Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation and on whether you receive stock, cash or a mix of stock and cash. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this document. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

Danvers Shares to be Listed on the Nasdaq Global Select Market (page 73)

        Danvers will list the shares of Danvers common stock to be issued to holders of shares of Beverly common stock in connection with the merger on the Nasdaq Global Select Market. After the completion of the merger, there will be no further trading in shares of Beverly common stock, and Beverly will delist its common stock from the NYSE Amex and deregister it for purposes of the Securities Exchange Act of 1934.

Comparisons of Rights of Stockholders (page 121)

        The rights of Beverly shareholders currently are governed by Beverly's articles of organization and bylaws, and by Massachusetts law. After the merger is completed, Beverly shareholders will become stockholders of Danvers, and, therefore, their rights as stockholders of Danvers will be governed by Danvers' certificate of incorporation and bylaws, and by Delaware law. This means that, as a result of the merger, Beverly shareholders will have different rights when they become holders of Danvers common stock than they currently have as holders of Beverly common stock.

Summary Historical Consolidated Financial Data

Danvers

        The following table provides summary historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2008 and as of and for the six-month periods ended June 30, 2009 and June 30, 2008. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2008 have been derived from Danvers' audited financial statements and related notes incorporated by reference into this document. For a discussion of certain factors that may materially affect the comparability of the consolidated historical financial data or cause the data reflected below not to be indicative of Danvers' future financial condition or results of operations, see the section in this document titled "Risk Factors" beginning on page 26.

	Six Months Ended June 30,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except share data)
Selected Financial Condition Data:
Total assets	$1,807,337	$1,507,351	$1,727,809	$1,448,303	$1,262,597	$1,180,384	$1,075,469
Securities available for sale, at fair value	441,569	363,946	490,845	406,715	273,083	260,416	268,882
Loans, net	1,175,700	989,836	1,106,815	899,401	871,114	813,908	715,673
Deposits	1,300,439	1,043,273	1,118,283	998,148	953,220	892,120	826,334
Stock subscriptions	—	—	—	162,859	—	—	—
Short-term borrowings	74,822	30,053	168,276	23,800	30,934	119,482	41,372
Long-term debt	162,254	164,505	163,022	145,042	167,899	71,235	116,364
Subordinated debt	29,965	29,965	29,965	29,965	29,965	24,810	24,810
Stockholders' equity	225,263	229,230	233,008	73,496	65,079	59,034	55,668
Selected Operating Data:
Interest and dividend income	$43,456	$42,374	$85,530	$80,324	$73,726	$59,223	$50,264
Interest expense	17,941	19,760	38,348	43,168	37,184	23,089	18,181

Net interest income	25,515	22,614	47,182	37,156	36,542	36,134	32,083
Provision for loan losses	1,960	1,675	4,225	800	1,000	1,250	750

Net interest income, after provision for loan losses	23,555	20,939	42,957	36,356	35,542	34,884	31,333
Non-interest income	3,541	3,920	7,027	5,780	5,012	6,322	5,208
Non-interest expense	25,400	32,393 (1)	55,390 (1)	36,967	35,583	33,929	30,786

Income (loss) before income taxes	1,696	(7,534)	(5,406)	5,169	4,971	7,277	5,755
Provision (benefit) for income taxes	178	(4,820)	(2,703)	815	734	2,019	1,735

Net income (loss)	$1,518	$(2,714)	$(2,703)	$4,354	$4,237	$5,258	$4,020

Per Share Data:
Net income per common share:
Basic(2)	$0.09	N/A	N/A	N/A	N/A	N/A	N/A
Diluted(2)	$0.09	N/A	N/A	N/A	N/A	N/A	N/A
Dividends paid per common share(3)	$0.04	$0.00	$0.04	N/A	N/A	N/A	N/A
Book value per common share(3)	$13.15	$12.85	$13.08	N/A	N/A	N/A	N/A
Dividend payout ratio (annualized)(1)(4)	44.4%	N/A	N/A	N/A	N/A	N/A	N/A
Weighted average number of common shares outstanding:
Basic	16,161,734	N/A	N/A	N/A	N/A	N/A	N/A
Diluted	16,193,583	N/A	N/A	N/A	N/A	N/A	N/A

(1)
Increase due to the contribution to the Danversbank Charitable Foundation and payout of Danvers' phantom stock plan, as a result of the conversion, in the amount of $6.9 million and $3.7 million, respectively, in the first quarter of 2008.

(2)
Not applicable for the six-month period ended June 30, 2008 and the years ended December 31, 2008, 2007, 2006, 2005 and 2004 as Danvers did not issue stock until January 9, 2008.

(3)
Not applicable for years ended prior to December 31, 2008 as Danvers did not issue stock until January 9, 2008.

(4)
Common cash dividends per share declared as a percentage of diluted earnings per share after extraordinary items. Dividend per share amounts for the period are based on the date on which they were declared.

	At or For the Six Months Ended June 30,			At or For the Years Ended December 31,
	2009	2008		2008		2007	2006	2005	2004
Selected Financial Ratios and Other Data:
Performance Ratios:
Return (loss) on assets (net income to average total assets)	0.17%	(0.36)%		(0.17)%		0.34%	0.34%	0.46%	0.39%
Return (loss) on equity (net income to average equity)	1.34%	(2.63)%		(1.25)%		6.50%	6.90%	9.30%	7.45%
Net interest rate spread(1)	2.66%	2.54%		2.61%		2.63%	2.74%	3.15%	3.19%
Net interest margin(2)	3.09%	3.19%		3.22%		3.08%	3.10%	3.40%	3.37%
Efficiency ratio(3)	87.21%	121.86	%(4)	101.96	%(4)	85.82%	85.31%	79.53%	82.02%
Asset Quality Ratios:
Non-performing assets to total assets	0.79%	0.71%		0.41%		0.55%	0.46%	0.22%	0.30%
Non-performing loans to total loans	1.05%	0.80%		0.53%		0.48%	0.65%	0.31%	0.26%
Allowance for loan losses to non-performing loans	101.41%	128.69%		204.53%		207.34%	181.02%	391.58%	477.11%
Allowance for loan losses to total loans	1.07%	1.03%		1.08%		1.00%	1.18%	1.22%	1.25%
Capital Ratios:
Risk-based capital (to risk-weighted assets)	20.16%	24.35%		22.03%		10.99%	11.09%	10.82%	11.40%
Tier 1 risk-based capital (to risk-weighted assets)	19.18%	23.41%		21.03%		9.57%	9.19%	9.22%	9.49%
Tier 1 leverage capital (to average assets)	14.21%	17.07%		16.55%		6.94%	6.87%	6.98%	6.85%
Average stockholders' equity to average assets	13.06%	13.70%		13.96%		5.24%	4.95%	5.00%	5.26%

(1)
The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)
The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)
The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of intangible assets divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

(4)
Increase due to the contribution to the Danversbank Charitable Foundation and payout of Danvers' phantom stock plan, as a result of the conversion, in the amount of $6.9 million and $3.7 million, respectively in the first quarter of 2008.

Beverly

        The following table provides summary historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2008 and as of and for the six-month periods ended June 30, 2009 and June 30, 2008. The historical consolidated financial data as of the end of and for each of the fiscal years in the five-year period ended December 31, 2008 have been derived from Beverly's audited financial statements and related notes incorporated by reference into this document.

	Six Months Ended June 30,		At or For the Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)		(In thousands, except share data)
Selected Financial Condition Data:
Total assets	$497,660	$493,660	$485,505	$472,791	$467,144	$412,512	$378,125
Securities available for sale, at fair value	103,415	121,149	103,623	114,793	116,181	47,729	44,116
Securities held to maturity, at book value	—	—	—	—	—	65,514	70,713
Loans, net	321,695	333,588	334,639	318,356	302,667	267,256	234,630
Deposits	370,314	365,182	339,533	350,310	352,858	345,812	337,135
Short-term borrowings	20,680	20,350	54,607	38,300	38,586	34,290	10,496
Long-term debt	57,087	57,569	43,107	32,954	24,786	—	—
Stockholders' equity	41,967	45,385	41,038	45,765	46,178	28,721	28,012
Selected Operating Data:
Interest and dividend income	$12,344	$13,460	$26,522	$26,852	$23,742	$19,292	$15,928
Interest expense	3,160	4,965	9,108	11,013	8,419	4,416	2,594

Net interest income	9,184	8,495	17,414	15,839	15,323	14,876	13,334
Provision for loan losses	375	363	814	395	590	585	560

Net interest income, after provision for loan losses	8,809	8,132	16,600	15,444	14,733	14,291	12,774
Non-interest income	2,008	2,375	(2,425)	4,928	3,954	4,192	4,291
Non-interest expense	8,663	7,951	15,801	15,452	15,031	15,090	13,458

Income (loss) before income taxes	2,154	2,556	(1,626)	4,920	3,656	3,393	3,607
Provision (benefit) for income taxes	563	630	(1,459)	1,350	1,110	1,000	1,107

Net income (loss)	$1,591	$1,926	$(167)	$3,570	$2,546	$2,393	$2,500

Per Share Data:
Net income (loss) per common share:
Basic	$0.60	$0.72	$(0.06)	$1.31	$1.12	$1.28	$1.35
Diluted	$0.60	$0.72	$—	$1.30	$1.10	$1.24	$1.30
Dividends paid per common share	$0.40	$0.40	$0.80	$0.80	$0.80	$0.80	$0.80
Book value per common share	$15.63	$17.04	$15.41	$17.38	$16.93	$15.25	$15.05
Dividend payout ratio (annualized)(1)	67%	56%	N/A	62%	73%	65%	62%
Weighted average number of common shares outstanding:
Basic	2,665,384	2,658,261	2,660,918	2,730,827	2,269,664	1,873,280	1,846,249
Diluted	2,666,409	2,662,035	—	2,746,373	2,305,032	1,932,830	1,926,388

(1)
Common cash dividends per share declared as a percentage of diluted earnings per share after extraordinary items. Dividend per share amounts for the period are based on the date on which they were declared.

	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2009	2008	2008		2007	2006	2005	2004
	(Unaudited)
Selected Financial Ratios and Other Data:
Performance Ratios:
Return (loss) on assets (net income to average total assets)	0.65%	0.80%	(0.03)%		0.77%	0.59%	0.61%	0.68%
Return (loss) on equity (net income to average equity)	7.62%	8.39%	(0.38)%		7.69%	7.06%	8.48%	9.32%
Net interest rate spread(1)	3.81%	3.31%	3.44%		3.03%	3.74%	4.09%	3.99%
Net interest margin(2)	4.16%	3.88%	3.95%		3.74%	3.79%	4.10%	4.00%
Efficiency ratio(3)	77.40%	73.15%	105.42	%(4)	74.41%	77.97%	79.14%	76.36%
Asset Quality Ratios:
Non-performing assets to total assets	0.03%	0.05%	0.04%		0.05%	0.00%	0.00%	0.14%
Non-performing loans to total loans	0.05%	0.07%	0.05%		0.08%	0.01%	0.00%	0.20%
Allowance for loan losses to non-performing loans	2,756.00%	1,644.00%	2,219.00%		1,395.00%	19,025.00%	125,700.00%	412.00%
Allowance for loan losses to total loans	1.38%	1.14%	1.22%		1.12%	1.00%	0.93%	0.92%
Capital Ratios:
Risk-based capital (to risk-weighted assets)(5)	12.22%	13.41%	12.61%		14.07%	13.47%	10.47%	11.48%
Tier 1 risk-based capital (to risk-weighted assets)(5)	10.97%	12.34%	11.45%		12.99%	12.52%	9.58%	10.60%
Tier 1 leverage capital (to average assets)(5)	7.93%	9.13%	8.69%		9.39%	9.37%	6.75%	6.82%
Average stockholders' equity to average assets	8.53%	9.54%	7.89%		10.01%	8.36%	7.19%	7.30%

(1)
The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)
The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)
The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

(4)
Increase due to $6,971,000 writedown of available-for-sale securities

(5)
These ratios represent those of Beverly National Bank.

Unaudited Pro Forma Condensed Combined Financial Information

        The following unaudited pro forma condensed combined financial information give effect to the merger of Danvers and Beverly based on the assumptions set forth below. The unaudited pro forma condensed combined financial information reflects the impact of the merger on the combined balance sheets and on the combined statements of income under the acquisition method of accounting under generally accepted accounting principles with Danvers treated as the acquirer. Under the acquisition method of accounting, Beverly's assets and liabilities are recorded by Danvers at their estimated fair values as of the date that the merger is completed. However, no pro forma adjustments have been included that reflect potential effects of cost savings or synergies that may be obtained by combining the operations of Danvers and Beverly, or the costs of combining the companies and their operations.

        The unaudited pro forma condensed combined balance sheet as of June 30, 2009 assumes the merger was completed on that date. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2009 and for the year ended December 31, 2008 assume the merger was completed on January 1, 2008.

        The unaudited pro forma information is provided for informational purposes only. The pro forma financial information presented is not necessarily indicative of the actual results that would have been achieved had the merger been consummated on the dates or at the beginning of the periods presented, and is not necessarily indicative of future results. The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements and related notes of Danvers, which are incorporated into this document by reference, and the historical consolidated financial statements and related notes of Beverly, which are attached hereto as Annex G.

        The following unaudited pro forma condensed combined balance sheet as of June 30, 2009 combines the June 30, 2009 balance sheets of Danvers and Beverly assuming the merger was completed on June 30, 2009.

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2009

	Danvers Bancorp, Inc.	Beverly National Corporation	Adjustments		Unaudited Pro Forma
	(In thousands, except share data)
Cash and cash equivalents and certificates of deposit	$98,111	$41,597	$(6,445	)(1)	$133,263
Securities available for sale, at fair value	441,569	103,415	(5,967	)(2)	539,017
Loans, net and loans held for sale	1,177,128	321,695	509	(3)	1,499,332
Premises and equipment, net	26,578	8,277	753	(4)	35,608
Goodwill	—	—	22,760	(5)	22,760
Identifiable intangible assets	—	—	10,810	(6)	10,810
Other assets	63,951	22,676	(894)	(7)	85,733

Total assets	$1,807,337	$497,660	$21,526		$2,326,523

Deposits	$1,300,439	$370,314	945	(8)	1,671,698
Borrowings	267,041	77,767	2,589	(9)	347,397
Other liabilities	14,594	7,612	—		22,206
Stockholders' equity	225,263	41,967	17,992	(10)	285,222

Total liabilities and stockholders' equity	$1,807,337	$497,660	$21,526		$2,326,523

Common shares	17,842,500	2,685,472	1,772,412		22,300,384

(1)
Cash component of transaction, which includes transaction expenses and costs.

(2)
Acquisition accounting fair value adjustment on securities portfolio.

(3)
Calculated to reflect fair value adjustments on loans of ($3,984,000), net of eliminated Beverly allowance for loan losses of $4,493,000.

(4)
Acquisition accounting fair value adjustment on bank premises. Purchase premium is amortized over a 15-year amortization period.

(5)
Calculated to reflect the amount of goodwill estimated to be recorded in the acquisition of Beverly, less amounts allocated to the fair value of tangible assets acquired. The purchase price, purchase price allocation, and financing of the transaction are as follows:

Purchase Price for Beverly paid as:
Conversion of 100% of Beverly's outstanding shares of common stock into 1.66 shares of Danvers stock (based upon the closing Danvers stock price of $13.45 based at June 30, 2009)	$59,959
Allocated to:
Historical net book value of Beverly assets and liabilities	(41,967)
Adjustment to Beverly equity resulting from transaction related to expenses paid by Beverly and Danvers	6,445
Adjustments to step-up assets and liabilities to fair value:
Securities available for sale	5,967
Loans, net	(509)
Premises and equipment	(753)
Other assets	894
Deposits and borrowings	3,534
Customer based intangible	(10,810)

Excess purchase price over allocation to identifiable assets and liabilities (goodwill)	$22,760

(6)
Calculated to reflect the recognition of the estimated fair value of core deposit intangible, or CDI, of $8,810,000 and trust wealth management intangible of $2,000,000, expected to be acquired in the Beverly acquisition. The estimated intangibles represent the estimated future economic benefit resulting from the acquired customer balances and relationships. These values were derived from similar transactions. The final values will be determined based upon independent appraisals at the date of acquisition.

(7)
Calculated to reflect estimated deferred tax liabilities of $3,675,000 arising from the customer based intangibles less estimated net deferred income tax assets of $2,801,000 arising from the purchase and fair value adjustments of assets and liabilities.

(8)
Calculated to reflect fair value adjustments on deposits at current market rates.

(9)
Calculated to reflect the fair value adjustment of borrowings at current market rates.

(10)
Calculated to reflect the elimination of Beverly stockholders' equity as part of the acquisition accounting adjustments and represents the conversion of 100% of Beverly shares into Danvers shares at an exchange ratio of 1.66 of Danvers shares (assuming a stock price of $13.45).

        The following unaudited pro forma condensed combined statement of income for the six months ended June 30, 2009 combines the statements of income of Danvers and Beverly assuming the merger was completed on January 1, 2008.

Unaudited Pro Forma Condensed Combined Statement of Income for the
Six Months Ended June 30, 2009

	Danvers Bancorp, Inc.	Beverly National Corporation	Adjustments		Unaudited Pro Forma
	(In thousands, except share data)
Interest and dividend income:
Interest and fees on loans	$32,319	$9,561	$(245)	(1)	$41,635
Interest and dividends on securities	10,942	2,757	—		13,699
Interest on cash equivalents and certificates of deposit	195	26	—		221

Total interest and dividend income	43,456	12,344	(245)		55,555

Interest expense:
Interest on deposits	13,109	2,071	—		15,180
Interest on borrowed funds	4,832	1,089	(432	)(2)	5,489

Total interest expense	17,941	3,160	(432)		20,669

Net interest income	25,515	9,184	187		34,886
Provision for loan losses	1,960	375	—		2,335

Net interest income, after provision for loan losses	23,555	8,809	187		32,551

Non-interest income:
Service charges on deposits	1,634	663	—		2,297
Income from fiduciary activities	—	835	—		835
Net gain on sales of securities	29	—	—		29
Net increase in cash surrender value of bank-owned life insurance	322	148	—		470
Other operating income	1,556	362	—		1,918

Total non-interest income	3,541	2,008	—		5,549

Non-interest expenses:
Salaries and employee benefits	14,221	4,425	—		18,646
Occupancy and equipment expenses	4,469	1,314	25	(3)	6,108
Deposit insurance expense	1,700	511	—		2,211
Other operating expense	5,010	2,413	11,340	(4)	18,763

Total non-interest expenses	25,400	8,663	11,365		45,428

Income before income taxes	1,696	2,154	(11,178)		(7,328)
Provision for income taxes	178	563	(3,470)	(5)	(2,729)

Net income (loss)	$1,518	$1,591	$(7,708)		$(4,599)

Weighted-average shares outstanding:
Basic	16,161,734	2,665,384	1,772,412		20,599,530
Diluted	16,193,583	2,666,409	1,772,412		20,632,404
Earnings per share
Basic	$0.09	$0.60			$(0.22)
Diluted	$0.09	$0.60			$(0.22)

(1)
Amount represents accretion of loan discount of approximately $245,000, over estimated life of 4.4 years. The $245,000 is the portion of the fair value adjustment on loans which is due to changes in the interest rate environment and not the portion that reflects the credit quality fair value adjustment on the loans.

(2)
Amount represents amortization of fair value adjustment on borrowings over three years, which is based on the weighted average life of borrowings.

(3)
Amount represents amortization of fair value adjustment on fixed assets over estimated life of 15 years.

(4)
Amount represents CDI amortization of $844,000 over an estimated life of ten years using an accelerated method based on anticipated life of deposits, trust wealth management intangible amortization of $581,000 over an estimated life of three years using an accelerated method based on the anticipated life of trust wealth management assets and acquisition expenses of $9,915,000.

(5)
Amount represents a change in taxes from adjustments at an assumed tax rate of 35.0%.

        The following unaudited pro forma condensed combined statement of income for the year ended December 31, 2008 combines the statements of income of Danvers and Beverly assuming the merger was completed on January 1, 2008.

Unaudited Pro Forma Condensed Combined Statement of Income for the
Year Ended December 31, 2008

	Danvers Bancorp, Inc.	Beverly National Corporation	Adjustments		Unaudited Pro Forma
	(In thousands, except share data)
Interest and dividend income:
Interest and fees on loans	$64,470	$20,146	$(489)	(1)	$84,127
Interest and dividends on securities	19,960	6,127	—		26,087
Interest on cash equivalents and certificates of deposit	1,100	249	—		1,349

Total interest and dividend income	85,530	26,522	(489)		111,563

Interest expense:
Interest on deposits	28,342	6,299	(945	)(2)	33,696
Interest on borrowed funds	10,006	2,809	(863	)(3)	11,952

Total interest expense	38,348	9,108	(1,808)		45,648

Net interest income	47,182	17,414	1,319		65,915
Provision for loan losses	4,225	814	—		5,039

Net interest income, after provision for loan losses	42,957	16,600	1,319		60,876

Non-interest income:
Service charges on deposits	2,702	1,511	—		4,213
Income from fiduciary activities	—	2,055	—		2,055
Net gain on sales of securities	921	(6,971)	—		(6,050)
Net increase in cash surrender value of bank-owned life insurance	1,161	301	—		1,462
Other operating income	2,243	679	—		2,922

Total non-interest income (loss)	7,027	(2,425)	—		4,602

Non-interest expenses:
Salaries and employee benefits	27,984	8,745	—		36,729
Occupancy and equipment expenses	8,252	2,756	50	(4)	11,058
Deposit insurance expense	1,032	201	—		1,233
Contribution to the Danversbank Charitable Foundation	6,850	—	—		6,850
Other operating expense	11,272	4,099	12,515	(5)	27,886

Total non-interest expenses	55,390	15,801	12,565		83,756

Loss before income taxes	(5,406)	(1,626)	(11,246)		(18,278)
Provision for income taxes	(2,703)	(1,459)	(3,470)	(6)	(7,632)

Net loss	$(2,703)	$(167)	$(7,776)		$(10,646)

Weighted-average shares outstanding:
Basic(7)	N/A	2,660,918	1,772,412		N/A
Diluted(7)	N/A	—	1,772,412		N/A
Earnings per share
Basic(7)	N/A	$(0.06)	—		N/A
Diluted(7)	N/A	$—	—		N/A

(1)
Amount represents accretion of loan discount of approximately $489,000, over estimated life of 4.4 years. The $489,000 is the portion of the fair value adjustment on loans which is due to changes in the interest rate environment and not the portion that reflects the credit quality fair value adjustment on the loans.

(2)
Amount represents amortization of deposit fair value adjustment over one year, which is based on the weighted average life of deposits.

(3)
Amount represents amortization of fair value adjustment on borrowings over three years, which is based on the weighted average life of borrowings.

(4)
Amount represents amortization of fair value adjustment on fixed assets over estimated life of 15 years.

(5)
Amount represents CDI amortization of $1,607,000 over an estimated life of ten years using an accelerated method based on anticipated life of deposits, trust wealth management intangible amortization of $993,000 over an estimated life of three years using an accelerated method based on the anticipated life of trust wealth management assets and acquisition expenses of $9,915,000.

(6)
Amount represents a change in taxes from adjustments at an assumed tax rate of 35.0%.

(7)
Not applicable for the year ended December 31, 2008, as Danvers did not issue stock until January 9, 2008.

Comparative Stock Prices and Dividends

        Danvers common stock is quoted on the Nasdaq Global Select Market under the trading symbol "DNBK." Beverly common stock is quoted on the NYSE Amex under the trading symbol "BNV." The following table sets forth, for the periods indicated, the high and low closing sale prices per share of Danvers common stock as reported on the Nasdaq Global Select Market and the high and low closing sale prices per share of Beverly stock as reported on the NYSE Amex. The table also provides information as to dividends declared and paid per share of Danvers common stock and Beverly common stock.

	Danvers			Beverly
	High	Low	Dividend per Share	High	Low	Dividend per Share
Calendar Year 2007(1)
First Quarter	—	—	—	$23.75	$21.06	$0.20
Second Quarter	—	—	—	22.70	20.45	0.20
Third Quarter	—	—	—	22.00	19.30	0.20
Fourth Quarter	—	—	—	21.90	19.90	0.20
Calendar Year 2008
First Quarter	$10.34	$9.40	$—	$21.25	$18.36	$0.20
Second Quarter	12.15	10.05	—	20.50	18.45	0.20
Third Quarter	14.10	10.65	0.02	20.24	17.39	0.20
Fourth Quarter	13.50	10.55	0.02	20.00	13.15	0.20
Calendar Year 2009
First Quarter	$14.26	$11.75	$0.02	$15.55	$12.90	$0.20
Second Quarter	15.27	12.80	0.02	22.32	14.55	—
Third Quarter (through •, 2009)

(1)
Danvers common stock began trading on January 10, 2008.

        The following table sets forth the high, low and closing sale prices per share of Danvers common stock as reported on the Nasdaq Global Select Market and Beverly common stock as reported on the NYSE Amex on June 16, 2009, the last trading day before the public announcement of the merger agreement, and on    •    , 2009, the last full trading day for which closing prices were available at the time of the printing of this document. The equivalent per share value reflects the value of the Danvers common stock that Beverly shareholders would receive for each share of their Beverly common stock if the merger was completed on those dates, by multiplying the closing price of Danvers common stock by the stock consideration conversion ratio of 1.66.

	Danvers						Beverly						Equivalent Per Share Value of Beverly Common Stock
	High		Low		Closing		High		Low		Closing
June 16, 2009		$14.00		$13.71		$13.88		$16.90		$16.90		$16.90		$23.04
•, 2009	$		$		$		$		$		$		$

        The market price of Danvers common stock is likely to fluctuate prior to the effective time of the merger. You should obtain current market quotations. We cannot predict the future prices for Danvers common stock.

        Danvers expects that after the completion of the merger, subject to approval and declaration by the Danvers board of directors, it will continue to declare quarterly cash dividends on shares of its common stock consistent with past practices. The current annualized rate of distributions on the shares of Danvers common stock is $0.08 per share.

        Beverly expects to continue to declare quarterly cash dividends on Beverly common stock until the merger is completed, subject to the terms of the merger agreement. Holders of Beverly common stock will stop receiving cash dividends with respect to shares of Beverly common stock upon the completion of the merger, when the separate corporate existence of Beverly will cease. The merger agreement prohibits Beverly from declaring any stock dividends.

Number of Holders of Common Stock and Number of Shares Outstanding

        As of    •    , 2009, there were    •    stockholders of record of Danvers common stock who held an aggregate of    •    shares of Danvers common stock.

        As of    •    , 2009, there were    •    shareholders of record of Beverly common stock who held an aggregate of     •    shares of Beverly common stock.

        Danvers' registrar and transfer agent is Registrar and Transfer Company. Copies of the governing corporate instruments of Danvers and Beverly are available, without charge, by following the instructions listed under the section in this document titled "Where You Can Find More Information" beginning on page 130.

RISK FACTORS

        In addition to the other information included in this document and incorporated by reference in this document, you should consider carefully the risk factors described below in deciding how to vote and in making a cash or stock election. An investment in shares of Danvers common stock involves risk. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference in this document. Please refer to the section in this document titled "Special Note Regarding Forward-Looking Statements" beginning on page 36.

Risks Relating to the Merger

The value of the merger consideration will vary with changes in Danvers' stock price.

        Upon completion of the merger, all of the outstanding shares of Beverly common stock will be converted into shares of Danvers common stock. The ratio at which the shares will be converted is fixed at 1.66 shares of Danvers common stock for each share of Beverly common stock. There will be no adjustment for changes in the market price of either Beverly common stock or Danvers common stock. Any change in the price of Danvers common stock will affect the aggregate value Beverly shareholders will receive in the merger. Stock price changes may result from a variety of factors that are beyond the control of Danvers and Beverly, including changes in businesses, operations and prospects, regulatory considerations, and general market and economic conditions. Accordingly, at the time of the special meeting and at the time the elections are due, you will not know the exact value of the stock consideration to be received in the merger. In addition, there will be a time period between the completion of the merger and the time at which former Beverly shareholders actually receive stock certificates evidencing their shares of Danvers common stock. Until stock certificates are received, former Beverly shareholders may not be able to sell their Danvers shares in the open market and, therefore, will not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of Danvers common stock during this period.

The merger may fail to qualify as a reorganization for federal income tax purposes, resulting in the recognition of taxable gain or loss with respect to Beverly shares.

        Danvers and Beverly intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Although the Internal Revenue Service, or IRS, will not provide a ruling on the matter, each company will, as a condition to closing, obtain a legal opinion from its tax counsel that the merger will constitute a reorganization for federal income tax purposes. These opinions do not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization, Beverly shareholders generally would recognize a gain or loss on each share of Beverly common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the sum of the amount of cash and the fair market value of the Danvers common stock received in exchange for that share upon completion of the merger. In addition, the merger would be treated as a sale of all the assets of Beverly to Danvers with a corporate level tax liability owed by Danvers for the period in which the merger occurs. Such a tax liability could be significant and could have a material adverse effect on Danvers' financial position.

The unaudited pro forma financial data included in this document is preliminary and Danvers' actual financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this document.

        The unaudited pro forma financial data in this document is presented for illustrative purposes only and is not necessarily indicative of what the combined company's actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record Beverly's identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Beverly as of the date of the completion of the merger. As a result, the final purchase accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

The need for regulatory approvals may delay the date of completion of the merger or may diminish the benefits of the merger.

        Danvers is required to obtain the approvals of several bank regulatory agencies prior to completing the merger. Satisfying any requirements of these regulatory agencies may delay the date of completion of the merger. In addition, it is possible that, among other things, restrictions on the combined operations of the two companies, including divestitures, may be sought by governmental agencies as a condition to obtaining the required regulatory approvals. This may diminish the benefits of the merger to Danvers. Danvers has the right to terminate the merger agreement if a governmental agency, as part of its authorization or approval, imposes any term, condition or restriction upon Danvers that Danvers reasonably determines would prohibit or materially limit the ownership or operation by it of any material portion of Beverly's business or assets, or that would compel Danvers to dispose or hold separate any material potion of Beverly's assets.

Danvers may be unable to successfully integrate Beverly's operations and retain Beverly's key employees.

        The merger involves the integration of two companies that previously operated independently. The difficulties of combining the companies' operations include:

  •
  integrating personnel with diverse business backgrounds;

  •
  integrating departments, systems, operating procedures and information technologies;

  •
  combining different corporate cultures;

  •
  retaining existing customers and attracting new customers; and

  •
  retaining key employees.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain of Beverly's key employees. We cannot assure you, however, that Danvers will be successful in retaining these employees for the time period necessary to successfully integrate Beverly's operations with those of Danvers. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have a material adverse effect on the business and results of operations of the combined company.

The merger may distract management from their other responsibilities

        The merger could cause the management of each company to focus its time and energies on matters relating to the merger that otherwise would be directed to their business and operations. Any such distraction on the part of each company's management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of the merged companies.

Unanticipated costs relating to the merger could reduce Danvers' future earnings per share.

        Danvers believes that it has reasonably estimated the likely costs of integrating the operations of Danvers and Beverly, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the merger could have a significant dilutive effect on the combined company's earnings per share. In other words, if the merger is completed, the earnings per share of Danvers common stock could be less than they would have been if the merger had not been completed.

After the merger is complete, Beverly shareholders will become Danvers stockholders and will have different rights that may be less advantageous than their current rights.

        Upon completion of the merger, Beverly shareholders will become Danvers stockholders. Differences in Beverly's articles of organization and bylaws and Danvers' certificate of incorporation and bylaws will result in changes to the rights of Beverly shareholders who become Danvers stockholders. For more information, see "Comparison of Rights of Stockholders of Beverly and Danvers," beginning on page 121 of this document. Shareholders of Beverly may conclude that their current rights under Beverly's articles of organization and bylaws are more advantageous than the rights they may have as a Danvers stockholder under Danvers' certificate of incorporation and bylaws.

A Beverly shareholder will have less influence as a stockholder of Danvers after the merger than they currently have as a shareholder of Beverly.

        Beverly shareholders currently have the right to vote in the election of the board of directors of their respective company and on other matters affecting their company. The rights of Beverly shareholders are governed by Beverly's articles of organization, bylaws, and Massachusetts corporate law. After the merger, Beverly shareholders will hold a percentage ownership of the combined organization that is much smaller than such shareholder's current percentage ownership of Beverly. Specifically, Beverly shareholders will hold approximately    •    % of the outstanding shares of Danvers. Accordingly, Beverly shareholders will have less influence on the management and policies of the combined company than they now have on management and policies of Beverly.

If the merger is not completed, Beverly will have incurred substantial expenses without its shareholders realizing the expected benefits.

        Beverly has incurred substantial expenses in connection with the transactions described in this document. If the merger is not completed, Beverly expects to incur approximately $    •    in merger-related expenses. These expenses would likely have a material adverse impact on the financial condition of Beverly because it would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire Beverly.

        Until the completion of the merger, Beverly is prohibited from soliciting, initiating, encouraging, or with some exceptions, considering any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Danvers. In addition, Beverly has agreed to pay a termination fee of $2,478,000 and to reimburse up to $375,000 of Danvers' out-of-pocket expenses in specified circumstances. These provisions could discourage other companies from trying to acquire Beverly even though those other companies might be willing to offer greater value to Beverly shareholders than Danvers has offered in the merger. The payment of the termination fee also could have a material adverse effect on Beverly's financial condition.

The merger may not be completed due to a decline in the market price of Danvers common stock.

        Pursuant to the merger agreement, if (i) the Buyer Market Value, or the average daily closing price of Danvers common stock for the ten consecutive trading days immediately prior to the Determination Date, which is the latest of the date on which all regulatory approvals have been received, the Danvers stockholders approve the merger or the Beverly shareholders approve the merger, is less than $11.10, and (ii) the number obtained by dividing the Buyer Market Value by the average daily closing price of Danvers common stock for the ten consecutive trading days ended and including June 16, 2009 is less than the quotient obtained by dividing the Final Index Price (the average closing price of the NASDAQ Bank Index for the ten consecutive trading days ended and including the Determination Date) by the Initial Index Price (the average closing price of the NASDAQ Bank Index for the ten consecutive trading days ended and including June 16, 2009) minus 0.2, then Beverly will have the right to terminate the merger agreement, subject to Danvers' right to increase the exchange ratio as set forth in the merger agreement. See "Merger Agreement—Termination" beginning on page 80.

        As a result, even if the merger is approved by Danvers' stockholders and Beverly's shareholders, the merger may ultimately not be completed if there is a decline in the market price of Danvers common stock and the Danvers board of directors does not exercise its right to increase the exchange ratio.

Risks Relating to Danvers' Business

Danvers' commercial real estate and commercial and industrial, or C&I, loans may expose it to increased credit risks, and these risks will increase if Danvers succeeds in increasing these types of loans.

        Commercial real estate and C&I loans represent a significant portion of Danvers' loan portfolio. Danvers' goal is to increase the level of its C&I, and on a more selective basis its permanent commercial real estate segments, as a proportion of its portfolio over the next several years. In general, commercial real estate loans and C&I loans generate higher returns, but also pose greater credit risks, than owner occupied residential mortgage loans. As Danvers' various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase.

        The repayment of commercial real estate loans depends on the business and financial condition of borrowers, and a number of Danvers' borrowers have more than one commercial real estate loan outstanding with Danvers. Further, these loans are concentrated primarily in Eastern Massachusetts. Economic events and changes in government regulations, which Danvers and its borrowers cannot control or reliably predict, could have an adverse impact on the cash flows generated by properties securing its commercial real estate loans and on the values of the properties securing those loans.

        Danvers makes both secured and, to a lesser extent, unsecured C&I loans. Repayment of both secured and unsecured C&I loans depends substantially on the borrowers' underlying business, financial condition and cash flows. Unsecured loans generally involve a higher degree of risk of loss than secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers' businesses. Secured C&I loans are generally collateralized by equipment, leases, inventory, accounts receivable and other fixed assets. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed.

Danvers' focus on construction lending could expose it to risks not associated with other types of lending.

        Danvers originates construction loans for one- to four-family homes, residential condominiums, commercial, multi-family and other non-residential purposes. Construction and land development loans carry higher levels of risk compared to other types of lending, predicated on whether the project can be completed on-time and on-budget and, for non-owner occupied projects, whether the customer can find tenants at rents that will service the debt or buyers that will pay the appraised value for the completed project. Construction loans are typically based upon estimates of costs to complete the project and an appraised value associated with the completed project. Cost estimates and completed appraised values are subject to changes in the market, and these values may change between the time a loan is approved and the project is completed. Delays or cost overruns in completing a project may arise from labor problems, material shortages and other unpredicted contingencies. If actual construction costs exceed budget, a borrowers may have to put more capital into their projects, or Danvers may have to increase the loan amount to ensure the project is completed, potentially resulting in a higher loan-to-value ratio than anticipated. Where a non-owner occupied project is not pre-leased, changes in the market could result in a slow lease-up period or rents below the levels anticipated. For residential land development or construction loans for residential properties that have not been pre-sold, a general slowdown in home buying could result in slow sales and reduced prices. Either situation will strain the cash flow of Danvers' borrowers and potentially cause deterioration in this segment of Danvers' portfolio.

        The current slowdown in the sales of single-family and residential condominiums, and the related reduction in prices, has affected construction lending activities in Danvers' market area. These conditions have led Danvers to curtail much of its construction lending activities. These same conditions have extended the durations of some of its existing construction loans, thereby increasing the risk of possible loss on these loans.

Danvers' continuing concentration of loans in its primary market area may increase its risk.

        Danvers' success depends primarily on the general economic conditions, including growth in population, income levels, deposits and housing starts, in the counties in which it conducts business. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally continue to be unfavorable, Danvers' business may be adversely affected. Unlike larger banks that are more geographically diversified, Danvers provides banking and financial services to customers primarily in Essex, Middlesex and, to a lesser extent, Suffolk Counties, in Eastern Massachusetts. The local economic conditions in Danvers' market area have a significant impact on the ability of Danvers' borrowers to repay their loans and the value of the collateral securing these loans. Tenant occupancy rates for commercial real estate and for residential properties have been declining in Danvers' market area. In addition, rental rates for both types of properties, particularly commercial, have also been declining. A continued decline in general economic conditions caused by inflation, recession, unemployment, a decline in real estate values, or other factors beyond Danvers' control would affect these local economic conditions and could adversely affect Danvers' financial condition and results of operations.

A decline in local real estate values could reduce Danvers' profits.

        A large segment of Danvers' real estate loans are secured by real estate in Essex and Middlesex Counties. As a result of this concentration, a downturn in the local economy could cause significant increases in non-performing loans, which would reduce Danvers' profits. Additionally, a decrease in asset quality could require additions to Danvers' allowance for loan losses, which would reduce Danvers' profits. A future decline in real estate values could cause some of Danvers' mortgage loans to become inadequately collateralized, which would expose Danvers to a greater risk of loss. In addition, because we have a significant amount of commercial real estate loans, decreases in tenant occupancy may also have a negative effect on the ability of many of Danvers' borrowers to make timely repayments on their loans, which would have an adverse impact on Danvers' earnings.

A deterioration in loan quality could adversely affect Danvers' results of operations and financial condition.

        Each of Danvers and Beverly seeks to mitigate the risks inherent in their respective loan portfolios by adhering to sound underwriting practices. Their lending strategies also include emphasizing diversification on a geographic, industry and customer level, regular credit quality reviews and management reviews of large credit exposures and loans experiencing deterioration of credit quality. Danvers and Beverly continuously review their respective loan portfolios, including internally administered loan "watch" lists and independent loan reviews. The evaluations take into consideration identified credit problems, as well as the possibility of losses inherent in the loan portfolios that are not specifically identified. In connection with negative economic developments, many financial institutions, including Danvers and Beverly, have experienced declines in the performance of their loan portfolios and the values of real estate collateral supporting many loans have declined. If current trends in the housing and real estate markets continue, we expect that loan delinquencies and credit losses may increase. Although Danvers and Beverly believe that their underwriting and loan review procedures are appropriate for the various kinds of loans they make, Danvers' results of operation and financial condition after the merger could be adversely affected in the event the quality of its loan portfolio deteriorates. As of June 30, 2009, Danvers had $12.5 million and Beverly had $163,000 in non-performing loans. As of December 31, 2008, Danvers had $5.9 million and Beverly had $186,000 in non-performing loans.

If Danvers' allowance for loan losses is not sufficient to cover actual loan losses, its earnings could decrease.

        In the event that Danvers' loan customers do not repay their loans according to the terms of the loans, and the collateral securing the repayment of these loans is insufficient to cover any remaining loan balance, Danvers could experience significant loan losses, which could have a material adverse effect on its operating results. Danvers makes various assumptions and judgments about the collectability of its loan portfolio, including the creditworthiness of its borrowers and the value of the real estate and other assets, if any, serving as collateral for the repayment of its loans. In determining the amount of its allowance for loan losses, Danvers relies on its loan quality reviews, its experience and its evaluation of economic conditions, among other factors. If its assumptions are incorrect, Danvers' allowance for loan losses may not be sufficient to cover probable losses inherent in its loan portfolio, which may require additions to its allowance. Although Danvers is unaware of any specific problems with its loan portfolio that would require any increase in the allowance at the present time, the allowance may need to be increased in the future due to adverse developments affecting Danvers' construction loans or its emphasis on loan growth and on increasing its portfolio of C&I and commercial real estate loans. Any material additions to Danvers' allowance for loan losses would materially decrease its net income. Danvers' business strategy calls for continued growth of commercial real estate loans and C&I loans. These loans typically expose Danvers to greater risk than one- to four-family owner-occupied residential real estate loans. As Danvers increases the amount of these loans in its loan portfolio, it may increase its provisions for loan losses, which could adversely affect its consolidated results of operations.

        In addition, bank regulators periodically review Danvers' allowance for loan losses and may require it to increase its provisions for loan losses or recognize further loan charge-offs. Any increase in Danvers' allowance for loan losses or loan charge-offs as required by regulatory authorities could have a material adverse effect on its consolidated results of operations and financial condition.

Recent market volatility may impact Danvers' business and the value of its common stock.

        Danvers' business performance and the trading price of shares of its common stock may be affected by many factors affecting financial institutions, including the recent volatility in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing, and the value of debt and mortgage-backed and other securities that it holds in its investment portfolio. Government action and legislation, such as the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, which is also referred to as the Economic Stimulus Bill, may also impact Danvers and the value of its common stock. Given the unprecedented nature of this volatility, Danvers cannot predict what impact, if any, it will have on Danvers' business or share price. For these and other reasons, Danvers' shares of common stock may trade at a price lower than that at which they were traded on the date of this document or the merger.

The recent increase in FDIC deposit insurance premiums will increase Danvers' non-interest expense.

        On December 16, 2008, the Federal Deposit Insurance Corporation, or FDIC, adopted a final rule, which took effect on January 1, 2009, increasing the deposit insurance assessment rate by seven cents per $100 of deposits. On February 27, 2009, the FDIC adopted another final rule that took effect on April 1, 2009 that, among other things, changes how the FDIC's assessment system differentiates for risk and makes corresponding changes to assessment rates beginning with the second quarter of 2009. As a result, Danversbank's base assessment rate increased again on April 1, 2009. In addition, the FDIC imposed a special assessment on June 30, 2009, which will be collected on September 30, 2009, of five basis points on assets less Tier I capital, capped at ten basis points on domestic deposits. Danversbank estimates its special assessment to be $810,000. The increase in deposit insurance premiums has resulted in an increase in Danvers' non-interest expense.

Changes in market interest rates could adversely affect Danvers' financial condition and results of operations.

        Danvers' profitability, like that of most community banks, depends to a large extent upon its net interest income, which is the difference, or spread, between its gross interest income on interest-earning assets, such as loans and securities, and its interest expense on interest-bearing liabilities, such as deposits and borrowed funds. Accordingly, its results of operations and financial condition depend largely on movements in market interest rates and its ability to manage its interest-rate-sensitive assets and liabilities in response to these movements.

        Danvers is also subject to reinvestment risk relating to interest rate movements. Decreases in interest rates can result in increased prepayments of loans and mortgage-related securities, as borrowers refinance to reduce their borrowing costs. Under these circumstances, Danvers is subject to reinvestment risk to the extent that it is not able to reinvest funds from such prepayments at rates that are comparable to the rates on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable rate loans.

        Changes in interest rates also affect the value of Danvers' interest-earning assets, including, in particular, the value of its investment securities portfolio, which is comprised mainly of debt securities. Generally, the value of debt securities fluctuates inversely with changes in interest rates. Unrealized gains and losses on securities available for sale are reported as a separate component of stockholders' equity, net of related taxes. Decreases in the fair value of securities available for sale therefore would have an adverse affect on its stockholders' equity.

Danvers may have difficulty meeting its branch expansion goals, and its branch expansion strategy may not be accretive to earnings.

        Danvers' growth plans include the opening of new branch offices in communities within its market area, as well as in other communities contiguous to those it currently serves. Danvers' ability to establish new branches will depend on whether it can identify suitable sites and negotiate acceptable lease or purchase and sale terms. However, it may not be able to do so, and identifying suitable sites and negotiating acceptable terms may be more expensive, or take longer, than Danvers expects. Moreover, once Danvers establishes a new branch, numerous factors will contribute to its performance, such as a suitable location, qualified personnel and an effective marketing strategy. Additionally, it takes time for a new branch to gather significant loans and deposits to generate enough income to offset its expenses, some of which, like salaries and occupancy expense, are relatively fixed costs. There can be no assurance that Danvers' branch expansion strategy will be accretive to its earnings within a reasonable period of time.

Danvers' ability to diversify its sources of non-interest income may be limited if it cannot make acquisitions.

        Danvers will continue to seek to increase non-interest income through the acquisition of non-banking businesses such as insurance and investment management businesses if opportunities arise. Danvers' ability to grow through selective acquisitions of these businesses will depend on successfully identifying, acquiring and integrating them. Danvers competes with other financial institutions and acquirers with respect to potential acquisitions. Danvers cannot assure you that it will be able to identify attractive acquisition candidates or make acquisitions on favorable terms. In addition, Danvers cannot assure you that it can successfully integrate any acquired businesses into its organization in a timely or efficient manner, that it will be successful in retaining existing customer relationships or that it can achieve anticipated operating efficiencies.

        In the event that Danvers makes any acquisitions, it will be presented with many risks that could have a materially negative impact on its financial condition and results of operations. Any business that it acquires may be engaged in a business that is less familiar to Danvers or have unknown asset quality issues or unknown or contingent liabilities that Danvers did not discover or fully recognize in the due diligence process, thereby resulting in unanticipated losses. The acquisition of other businesses typically requires the integration of different corporate cultures, loan, deposit and other products, pricing strategies, data processing systems and other technologies, accounting, internal audit and financial reporting systems, operational processes, policies, procedures and internal controls, marketing programs and personnel of the acquired business in order to make the transaction economically advantageous. The integration process is complicated and time consuming, and could divert Danvers' attention from other business concerns and be disruptive to its customers and the customers of the acquired business. Danvers' failure to successfully integrate an acquired business could result in the loss of key customers and employees, and prevent it from achieving expected synergies and cost savings. Acquisitions also result in expenses that could adversely affect its earnings, and in goodwill that could become impaired, requiring Danvers to recognize further charges. Danvers may finance acquisitions with borrowed funds, thereby increasing its leverage and reducing its liquidity, or with potentially dilutive issuances of equity securities.

Danvers' business depends upon key employees, and if it is unable to retain the services of these key employees or to attract and retain additional qualified personnel, its business may suffer.

        Danvers is substantially dependent on a number of key employees, including its executive officers. Danvers' success has been, and will continue to be, dependent on its ability to retain the services of its existing key employees and to attract and retain additional qualified personnel in the future. The loss of the services of any one of its key employees, or the inability to identify, hire and retain other highly qualified personnel in the future, could adversely affect the quality and profitability of Danvers' business operations. In particular, the loss of key commercial loan officers, or the failure to attract and hire additional loan officers to expand its commercial real estate and C&I lending programs could have a material adverse effect on Danvers' business strategy. In connection with its conversion from a mutual to a stock form of organization in January 2008, Danvers entered into employment agreements with its Chief Executive Officer, Chief Operating Officer, Chief Lending Officer, and its Chief Financial Officer.

Strong competition within Danvers' market area may limit its growth and profitability.

        Danvers faces significant competition both in attracting deposits and in the origination of loans. Savings banks, credit unions, co-operative banks, savings and loan associations and commercial banks operating in Danvers' primary market area have historically provided most of its competition for deposits. In addition, and particularly in times of high interest rates, Danvers faces additional and significant competition for funds from money-market mutual funds and issuers of corporate and government securities. Competition for the origination of real estate and other loans comes from other thrift institutions, commercial banks, insurance companies, finance companies, other institutional lenders and mortgage companies. Many of Danvers' competitors have substantially greater financial and other resources than Danvers has as a community bank. Finally, credit unions do not pay federal or state income taxes and are subject to fewer regulatory constraints than savings banks and as a result, they may enjoy a competitive advantage over us. This advantage places significant competitive pressure on the prices of Danvers' loans and deposits.

Danvers' continually encounters technological change, and it may have fewer resources than many of its larger competitors to continue to invest in technological improvements.

        The financial services industry is constantly undergoing technological changes, with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and reduce costs. Danvers' future success will depend, in part, upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in its operations. Many of Danvers' larger competitors have substantially greater resources to invest in technological improvements. Danvers may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers.

        Danvers relies heavily on communications and information systems to conduct its business. Failures, interruptions or breaches in security of either of these systems could cause failures or disruptions in its customer relationship management, general ledger, deposits, servicing or loan origination systems. The occurrence of any of these failures or disruptions could result in monetary losses or a loss of customers, which could adversely affect Danvers' results of operations and financial condition.

Danvers operates in a highly regulated environment and may be adversely affected by changes in law and regulations.

        Danvers is subject to extensive regulation, supervision and examination. This regulation and supervision limits the activities in which Danvers may engage. Any change in the laws or regulations applicable to Danvers, or in banking regulators' supervisory policies or examination procedures, particularly any changes relating to commercial real estate lending, C&I lending or other key components of Danvers' business, whether by the Massachusetts Commissioner of Banks, the FDIC, the Federal Reserve Board, other state or federal regulators, the United States Congress or the Massachusetts legislature, or Danvers' failure to comply with any of these laws or regulations, could have a material adverse effect on Danvers' business, financial condition, results of operations and cash flows, as well as its expansion plans.

        Danvers is subject to regulations promulgated by the Massachusetts Division of Banks, as the chartering authority for Danversbank, and by the FDIC as the insurer of deposits up to certain limits.

Danvers also belongs to the Federal Home Loan Bank System, or FHLB, and as a member of such system it is subject to certain limited regulations promulgated by the Federal Home Loan Bank of Boston, or FHLBB. In addition, the Federal Reserve Board will continue to regulate Danvers Bancorp as a bank holding company.

        The purpose of regulation and supervision is primarily to protect depositors and borrowers and, in the case of FDIC regulation, the FDIC's insurance fund. Regulatory authorities have extensive discretion in the exercise of their supervisory and enforcement powers. They may, among other things, impose restrictions on the operation of a banking institution, the classification of assets by such institution and such institution's allowance for loan losses. Regulatory and law enforcement authorities also have wide discretion and extensive enforcement powers under various consumer protection and civil rights laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Real Estate Settlement Procedures Act and Massachusetts's deceptive acts and practices law. These laws also permit private individual and class action lawsuits and provide for the recovery of attorneys fees in certain instances. No assurance can be given that the foregoing regulations and supervision will not change so as to adversely affect Danvers.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This document, including the information incorporated by reference, contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements by forward-looking words such as "may," "could," "should," "would," "intend," "will," "expect," "anticipate," "believe," "estimate," "continue" or similar words. Danvers and Beverly intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions. You should read statements that contain these words carefully because they discuss the relevant company's future expectations, contain projections of the relevant company's future results of operations or financial condition, or state other "forward-looking" information.

        There may be events in the future that Danvers and Beverly are not able to predict accurately or control and that may cause actual results to differ materially from the expectations described in these forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in this document, including the documents incorporated by reference in this document. These differences may be the result of various factors, including those factors described in the "Risk Factors" section in this document and other risk factors identified from time to time in Danvers' periodic filings with the Securities and Exchange Commission.

        The factors referred to above include many, but not all, of the factors that could impact the relevant company's ability to achieve the results described in any forward-looking statements. You should not place undue reliance on forward-looking statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document. You should be aware that the occurrence of the events described above and elsewhere in this document, including the documents incorporated by reference, could harm each company's business, prospects, operating results or financial condition. Neither Danvers nor Beverly undertakes any obligation to update any forward-looking statements as a result of future events or developments.

THE COMPANIES

Danvers Bancorp, Inc.

        Danvers Bancorp, Inc., a Delaware corporation organized in 2007, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, by virtue of its ownership of Danversbank, a Massachusetts-chartered stock savings bank headquartered in Danvers, Massachusetts.

        Originally founded in 1850 as a Massachusetts-chartered mutual savings bank, Danversbank's business consists primarily of making loans to its customers, including commercial and industrial, or C&I, loans, commercial real estate loans, owner-occupied residential mortgages and consumer loans, and investing in a variety of investment securities. Danversbank funds these lending and investment activities with deposits from the general public, funds generated from operations and selected borrowings. Danversbank also provides non-deposit investment products and services, cash management, debit and credit card products and online banking services. Danversbank has four subsidiaries: Conant Ventures, Inc., Conant Investment Corporation, Five Conant Street Investment Corporation and One Conant Capital LLC.

        At June 30, 2009, Danvers had total consolidated assets of $1.8 billion, loans of $1.2 billion, deposits of $1.3 billion, and stockholders' equity of $225 million.

        Danvers' principal executive offices are located at One Conant Street, Danvers, Massachusetts 01923, and its telephone number is (978) 777-2200.

        You can find additional information about Danvers in Danvers' filings with the Securities and Exchange Commission referenced in the section in this document titled "Where You Can Find More Information" beginning on page 130.

Beverly National Corporation

        Beverly National Corporation, a Massachusetts corporation incorporated in 1984, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Beverly has one banking subsidiary, Beverly National Bank, which is believed to be among the oldest banks operating in the United States. From 1802 until the creation of a national banking system in 1865, Beverly National Bank operated as a state-chartered bank. Beverly National Bank became a national banking association on March 16, 1865.

        Beverly National Bank provides a broad array of consumer and commercial banking services to individuals and to small and mid-size businesses through eight full-service and two limited service branch locations in and around Essex County, Massachusetts. Beverly National Bank has one subsidiary, Beverly National Security Corporation, which was established as a Massachusetts securities corporation for the exclusive purpose of buying, selling or holding investment securities.

        At June 30, 2009, Beverly had total consolidated assets of $498 million, loans of $322 million, deposits of $370 million, and stockholders' equity of $42 million.

        Beverly's principal executive offices are located at 240 Cabot Street, Beverly, Massachusetts 01915, and its telephone number is (978) 922-2100.

        You can find additional information about Beverly in Beverly's filings with the Securities and Exchange Commission referenced in the section in this document titled "Where You Can Find More Information" beginning on page 130.

 THE SPECIAL MEETING OF DANVERS STOCKHOLDERS

Date, Time and Place of the Special Meeting

        The special meeting of stockholders of Danvers will be held at    •    , on     •    ,    •    , 2009 at    •    :00    •    .m., local time.

Purpose of the Special Meeting

        At the special meeting, Danvers' stockholders as of the record date will be asked to consider and vote on the following proposals:

  1.
  To approve the merger agreement, pursuant to which Beverly will merge with and into Danvers, with Danvers being the surviving corporation;

  2.
  To approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies, if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

  3.
  To act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Recommendation of the Danvers Board of Directors

        THE DANVERS BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE ADJOURNMENT PROPOSAL.

Record Date; Outstanding Shares; Shares Entitled to Vote

        Only holders of record of Danvers common stock at the close of business on the record date of     •    , 2009, are entitled to notice of and to vote at the Danvers special meeting. As of the record date, there were    •     shares of Danvers common stock outstanding, held of record by approximately    •    stockholders. A list of Danvers stockholders as of the record date will be available for review by any Danvers stockholder, the stockholder's agent or attorney at Danvers' principal executive offices during regular business hours beginning ten days prior to the date of the special meeting and continuing through the special meeting. Each holder of Danvers common stock is entitled to one vote for each share of Danvers common stock owned as of the record date.

Quorum; Vote Required

        A quorum of Danvers stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of Danvers common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Danvers will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

        The affirmative vote of the holders of at least a majority of the outstanding shares of Danvers common stock is required to approve the merger agreement. If you do not vote, either in person or by proxy, it will have the same effect as voting against approval of the merger agreement.

Share Ownership of Management

        As of the record date, the directors and executive officers of Danvers and their affiliates collectively owned     •    shares of Danvers common stock, or approximately    •    % of Danvers' outstanding shares. These directors and executive officers have executed voting agreements with

Beverly, under which they have agreed to vote their shares in favor of the merger agreement and have granted Beverly an irrevocable proxy to so vote their shares.

Voting of Proxies

        If you are a Danvers stockholder, the Danvers board of directors requests that you return the proxy card accompanying this document for use at the Danvers special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted "FOR" approval of the merger agreement, "FOR" an adjournment of the special meeting to solicit additional proxies, if necessary, and in the proxies' discretion with respect to such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

        We do not expect that any matters other than those set forth in the notice for the special meeting will be brought before the meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote on such matters in such manner as shall be determined by a majority of the Danvers board of directors.

        If you have questions or need assistance in completing or submitting your proxy card, please contact Michael W. McCurdy, Secretary, at the following address and telephone number:

Danvers Bancorp, Inc.
One Conant Street
Danvers, Massachusetts 01923
(978) 777-2200

How to Revoke Your Proxy

        If you are Danvers stockholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

  •
  delivering a written notice bearing a date later than the date of your proxy card to the secretary of Danvers, stating that you revoke your proxy;

  •
  signing and delivering to the secretary of Danvers a new proxy card relating to the same shares and bearing a later date; or

  •
  attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

        You should send any notice of revocation or your completed new proxy card, as the case may be, to Michael W. McCurdy, Secretary, at the following address:

Danvers Bancorp, Inc.
One Conant Street
Danvers, Massachusetts 01923

        If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

        If you are a Danvers stockholder and plan to attend the Danvers special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

Abstentions and Broker Non-Votes

        Only shares affirmatively voted for approval of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes "FOR" the merger agreement.

        Brokers who hold shares of Danvers common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer's shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. If your broker holds your Danvers stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document.

        Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable.

        Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting, but will have the same effect as voting against approval of the merger agreement.

Proxy Solicitation

        If you are a Danvers stockholder, the enclosed proxy is solicited by and on behalf of the Danvers board of directors. Danvers will pay the expenses of soliciting proxies to be voted at the special meeting, except that Danvers and Beverly have each agreed to share equally the costs of preparing, printing, filing and mailing this document, other than attorneys' and accountants' fees which will be paid by the party incurring the expense. Following the original mailing of the proxies and other soliciting materials, Danvers and its agents also may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of Danvers for making these solicitations. Danvers and Beverly have retained a proxy solicitation firm, Laurel Hill Advisory Group, LLC, to aid them in the solicitation process. Danvers and Beverly will each pay Laurel Hill a fee of approximately $6,500, plus reasonable expenses. Danvers intends to reimburse persons who hold Danvers common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

Stock Certificates

        If you are a Danvers stockholder, you should not send in any certificates representing Danvers common stock.

Proposal to Approve Adjournment of the Special Meeting

        Danvers is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Danvers may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, Danvers would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy card. If the special meeting is adjourned for 30 days or less, Danvers is not required to give notice of the time and place of the adjourned meeting unless the board of directors fixes a new record date for the special meeting.

        The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of Danvers common stock present or represented at the special meeting and entitled to vote on the proposal. The Danvers board of directors retains full authority to the extent set forth in its bylaws and Delaware law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Danvers stockholders.

THE SPECIAL MEETING OF BEVERLY SHAREHOLDERS

Date, Time and Place of the Special Meeting

        The special meeting of shareholders of Beverly will be held at    •    , on     •    ,    •    , 2009 at    •    :00    •    .m., local time.

Purpose of the Special Meeting

        At the special meeting, Beverly's shareholders as of the record date will be asked to consider and vote on the following proposals:

  1.
  To approve the merger agreement, pursuant to which Beverly will merge with and into Danvers, with Danvers being the surviving corporation;

  2.
  To approve one or more adjournments of the special meeting, if necessary, to permit further solicitation of proxies, if there are not sufficient votes at the time of the special meeting, or at any adjournment or postponement of that meeting, to approve the merger agreement; and

  3.
  To act upon such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

Recommendation of the Beverly Board of Directors

        THE BEVERLY BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE ADJOURNMENT PROPOSAL.

Record Date; Outstanding Shares; Shares Entitled to Vote

        Only holders of record of Beverly common stock at the close of business on the record date of     •    , 2009, are entitled to notice of and to vote at the Beverly special meeting. As of the record date, there were    •    shares of Beverly common stock outstanding, held of record by approximately     •    shareholders. A list of Beverly shareholders as of the record date will be available for review by any Beverly shareholder, the shareholder's agent or attorney at Beverly's principal office during regular business hours beginning two business days after notice of the special meeting is given and continuing through the special meeting. Each holder of Beverly common stock is entitled to one vote for each share of Beverly common stock he, she or it owned as of the record date.

Quorum; Vote Required

        A quorum of Beverly shareholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of Beverly common stock entitled to vote are represented in person or by proxy at the special meeting, a quorum will exist. Beverly will include proxies marked as abstentions and broker non-votes in determining the number of shares present at the special meeting.

        The affirmative vote of the holders of at least two-thirds of the outstanding shares of Beverly common stock is required to approve the merger agreement. If you do not vote, either in person or by proxy, it will have the same effect as voting against approval of the merger agreement.

Share Ownership of Management

        As of the record date, the directors and executive officers of Beverly and their affiliates collectively owned     •    shares of Beverly common stock, or approximately    •    % of Beverly's outstanding shares. These directors and executive officers have executed voting agreements with Danvers, under which they have agreed to vote their shares in favor of the merger agreement and have granted Danvers an irrevocable proxy to so vote their shares.

Voting of Proxies

        If you are a Beverly shareholder, the Beverly board of directors requests that you return the proxy card accompanying this document for use at the Beverly special meeting. Please complete, date and sign the proxy card and promptly return it in the enclosed pre-paid envelope. All properly signed proxies received prior to the special meeting and not revoked before the vote at the special meeting will be voted at the special meeting according to the instructions indicated on the proxies or, if no instructions are given, the shares will be voted "FOR" approval of the merger agreement, "FOR" an adjournment of the special meeting to solicit additional proxies, if necessary, and in the proxies' discretion with respect to such other matters as may properly come before the special meeting or any adjournment or postponement of that meeting.

        We do not expect that any matters other than those set forth in the notice for the special meeting will be brought before the meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote on such matters in such manner as shall be determined by a majority of the Beverly board of directors.

        If you have questions or need assistance in completing or submitting your proxy card, please contact Paul J. Germano, Secretary, at the following address and telephone number:

Beverly National Corporation
240 Cabot Street
Beverly, Massachusetts 01915
(978) 922-2100

How to Revoke Your Proxy

        If you are Beverly shareholder, you may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the special meeting:

  •
  delivering a written notice bearing a date later than the date of your proxy card to the secretary of Beverly, stating that you revoke your proxy;

  •
  signing and delivering to the secretary of Beverly a new proxy card relating to the same shares and bearing a later date; or

  •
  attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

        You should send any notice of revocation or your completed new proxy card, as the case may be, to Paul J. Germano, Secretary, at the following address:

Beverly National Corporation
240 Cabot Street
Beverly, Massachusetts 01915

        If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Voting in Person

        If you are a Beverly shareholder and plan to attend the Beverly special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring additional documentation from the broker, bank or other nominee in order to vote your shares.

Abstentions and Broker Non-Votes

        Only shares affirmatively voted for approval of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes "FOR" the merger agreement.

        Brokers who hold shares of Beverly common stock in street name for a customer who is the beneficial owner of those shares may not exercise voting authority on the customer's shares with respect to the actions proposed in this document without specific instructions from the customer. Proxies submitted by a broker that do not exercise this voting authority are referred to as broker non-votes. If your broker holds your Beverly stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this document.

        Accordingly, you are urged to mark and return the enclosed proxy card to indicate your vote, or fill out the voter instruction form, if applicable.

        Abstentions and broker non-votes will be included in determining the presence of a quorum at the special meeting, but will have the same effect as voting against approval of the merger agreement.

Proxy Solicitation

        If you are a Beverly shareholder, the enclosed proxy is solicited by and on behalf of the Beverly board of directors. Beverly will pay the expenses of soliciting proxies to be voted at the special meeting, except that Beverly and Danvers have each agreed to share equally the costs of preparing, printing, filing and mailing this document, other than attorneys' and accountants' fees which will be paid by the party incurring the expense. Following the original mailing of the proxies and other soliciting materials, Beverly and its agents also may solicit proxies by mail, telephone, facsimile or in person. No additional compensation will be paid to directors, officers or other employees of Danvers for making these solicitations. Beverly and Danvers have retained a proxy solicitation firm, Laurel Hill Advisory Group, LLC, to aid them in the solicitation process. Danvers and Beverly will each pay Laurel Hill a fee of approximately $6,500, plus reasonable expenses. Beverly intends to reimburse persons who hold Beverly common stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

Dissenters' Appraisal Rights

        Under Massachusetts law, holders of the common stock of Beverly have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of common stock of Beverly. Fair value for these purposes means the value of the shares immediately before the effectiveness of the merger, excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable. Holders of Beverly common stock electing to exercise their dissenters' rights must comply with the provisions of Part 13 of the Massachusetts Business Corporation Act. A copy of the applicable Massachusetts statute is attached as Annex F.

        Ensuring perfection of dissenters' rights can be complicated. The procedural rules are specific and must be followed precisely. A Beverly shareholder who does not comply with these procedural rules may not be entitled to payment of the fair value of his or her shares under Part 13 of the Massachusetts Business Corporation Act.

        If you are a Beverly shareholder and you wish to exercise appraisal rights, you should do the following:

  •
  deliver written notice of your intent to demand payment for your shares of Beverly common stock to Beverly National Corporation, Attention: Paul J. Germano, Secretary, 240 Cabot Street Beverly, Massachusetts 01915 before the vote on the approval of the merger agreement is taken;

  •
  NOT vote for the approval of the merger agreement; and

  •
  comply with other procedures as are required by Part 13 of the Massachusetts Business Corporation Act.

        As long as you do not vote for the approval of the merger agreement, failure to vote against the approval of the merger agreement does not constitute a waiver of your appraisal rights. However, in order to exercise your appraisal rights, you must comply with the procedures as required by Part 13 of the Massachusetts Business Corporation Act.

        Part 13 of the Massachusetts Business Corporation Act requires that Danvers deliver, within ten days after the effective date of the merger, a written appraisal notice and forms containing certain information to all shareholders who have properly demanded appraisal rights. Each shareholder who has properly perfected his or her appraisal rights by taking such further actions as may be required to be taken, as set forth in the appraisal notice, within the time period stated therein will be entitled to a cash payment by Danvers of the estimated fair value of the shares, plus interest but subject to any applicable withholding taxes, within 30 days of the written appraisal notice and forms due date, except for shareholders who acquired their shares after June 16, 2009, who are not entitled to payment until they accept the offer from Danvers. A shareholder who fails to execute and return the forms, and comply with the terms stated therein, will not be entitled to such a payment.

        If a dissenting shareholder believes that the amount paid or offered to be paid by Danvers is less than the fair value of their shares or that the interest due is incorrectly calculated, the dissenting shareholder may, within 30 days of receipt of the payment or offer of payment, notify Danvers in writing of their own estimate of the fair value of the their shares and amount of interest due and demand payment of their estimate of the fair value of their shares and interest due, less any payment received. If such a demand for payment is not settled within 60 days of Danvers' receipt thereof, Danvers is required to petition the court to determine the fair value of the shares and accrued interest, or if such petition is not made, to pay the amount demanded to each dissenter whose demand remains unsettled.

        A dissenting shareholder who successfully exercises his or her appraisal rights and receives cash in exchange for all of that shareholder's shares of Beverly common stock will recognize gain or loss in the amount equal to the difference between the amount of cash received and the shareholder's aggregate tax basis in such shares of Beverly common stock, which gain or loss will be long-term capital gain or loss if such shares of Beverly common stock were held by the shareholder for more than one year.

        The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Part 13 of the Massachusetts Business Corporation Act. Any shareholder who wishes to preserve his or her appraisal rights should carefully review Sections 13.01 through 13.31 of Part 13 of the Massachusetts Business Corporation Act, attached as Annex F to this document, which sets forth the procedures to be complied with in perfecting such rights. In light of the complexity of Part 13 of the Massachusetts Business Corporation Act, those shareholders who may wish to dissent from the merger and pursue their appraisal rights should consult their legal advisers, as failure to strictly comply with the procedures specified in Part 13 would result in the loss of such appraisal rights. Shareholders should also consult their tax advisers with regard to the particular federal, state, local, foreign and other tax consequences to them of exercising their appraisal rights under Massachusetts law.

 Stock Certificates

        If you are a Beverly shareholder, you should not send in any certificates representing Beverly common stock at this time. It is expected that shortly before the closing of the merger, you will receive instructions for the exchange of certificates representing Beverly common stock.

Proposal to Approve Adjournment of the Special Meeting

        Beverly is also submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to approve the merger agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that Beverly may not have received sufficient votes to approve the merger agreement by the time of the special meeting. In that event, Beverly would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder approval to approve the merger agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy card. If the special meeting is adjourned for 30 days or less, Beverly is not required to give notice of the time and place of the adjourned meeting unless the board of directors fixes a new record date for the special meeting.

        The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of Beverly common stock present or represented at the special meeting and entitled to vote on the proposal. The Beverly board of directors retains full authority to the extent set forth in its bylaws and Massachusetts law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any Beverly shareholders.

THE MERGER

General

        Under the terms and conditions set forth in the merger agreement, Beverly will be merged with and into Danvers. At the effective time of the merger, shares of common stock of Beverly, par value $2.50 per share, outstanding immediately prior to the effective time of the merger will, by virtue of the merger and without any action on the part of a Beverly shareholder, be converted into the right to receive 1.66 shares of Danvers common stock, plus cash in lieu of any fractional share, for each share of Beverly common stock held by the Beverly shareholder.

        Shares of Beverly common stock held by Danvers or Beverly, other than in a fiduciary capacity or in satisfaction of a debt previously contracted will not be converted into the right to receive the merger consideration upon consummation of the merger.

Background of the Merger

        The board of directors and senior management of Beverly have regularly evaluated Beverly's performance, future prospects, strategic alternatives and various opportunities for increasing long-term shareholder value. In addition, opportunities for organic growth, de novo branching or acquisitions of branches or other institutions have been considered. In recent years, included in Beverly's board of directors' consideration of such matters were several assessments by Sandler O'Neill & Partners L.P., or Sandler O'Neill, Beverly's investment banker, and presentations by Beverly's executives regarding Beverly's financial performance and future prospects, including consideration of return on shareholder's investment, stock trading patterns and trends in the regulatory environment, the economy and the financial marketplace, including information relating to merger and acquisition activity. At various times in 2007, 2008 and 2009, the board of directors of Beverly discussed the future prospects for Beverly and for community banks generally and discussed the merger and acquisition market. In addition, Beverly's board of directors periodically discussed issues relating to its fiduciary duties with Cranmore, FitzGerald & Meaney, Beverly's legal counsel.

        The board of directors of Danvers and its senior management have regularly reviewed Danvers' strategic alternatives and assessed various opportunities for increasing long-term stockholder value, including opportunities for enhancing earnings internally, opportunistic de novo branching and acquiring and/or affiliating with other financial institutions. These reviews included a periodic assessment by Endicott Financial Advisors, L.L.C., or Endicott, Danvers' financial advisors, of Danvers' financial performance and return to stockholders, stock trading patterns and trends in the financial marketplace, including merger and acquisition activity, both locally and nationwide. In addition, these reviews often included a discussion of the fiduciary duties of Danvers' board of directors with Goodwin Procter LLP, Danvers' legal counsel.

        Beverly and Danvers are headquartered in adjacent communities. Donat A. Fournier, the President and Chief Executive Officer of Beverly, and Kevin T. Bottomley, the Chairman, President and Chief Executive Officer of Danvers, interacted on a regular basis to discuss economic conditions as well as the business and regulatory climate for banks operating in the region.

        In November 2008, Mr. Bottomley contacted Mr. Fournier and the two met for lunch on November 20, 2008, where they discussed the unprecedented decline in the economic conditions in the United States that occurred during the second half of 2008 and the challenges faced by banks. The two discussed their institutions' commitments to building shareholder value and serving their communities. At that meeting, they discussed the importance of growth while maintaining strong asset quality and capital. Mr. Bottomley inquired as to whether Beverly might be willing to explore a potential affiliation with Danvers. Mr. Fournier noted that while Beverly's strategic plans were to remain independent and serve its communities and shareholders, Beverly's board of directors was aware of the need to remain competitive and to add shareholder value, and that an affiliation between Beverly and Danvers might be consistent with those objectives. Mr. Fournier indicated that articulation of clear benefits to shareholders would be the paramount consideration to Beverly's board of directors in exploring such an affiliation. Mr. Bottomley and Mr. Fournier concluded the meeting by agreeing that any further discussions should focus on how a potential combination would help to maximize long-term shareholder value and provide benefits to customers, communities and employees.

        In the fourth quarter of 2008 and first quarter of 2009, despite the fact that it was well-capitalized, Beverly evaluated the potential benefits of participating in the United States Department of the Treasury's Troubled Asset Relief Program Capital Purchase Program, or TARP CPP, as a means of enhancing capital for loan growth and expansion. Despite a decrease of approximately $4.7 million in capital during 2008, Beverly remained well-capitalized and determined that it was not in need of additional capital from the TARP CPP or any other source unless it could prudently deploy such capital to enhance its return on shareholder equity.

        In the first quarter of 2009, Beverly received preliminary approval to participate in the TARP CPP. However, in the wake of changes to the TARP CPP and the increasingly negative public perception relating to the program, as well as the absence of prudent opportunities to profitability leverage additional TARP CPP capital, Beverly determined that the potential benefits of participating in the TARP CPP were outweighed by the potential costs and risks of such participation. Accordingly, Beverly's board of directors determined that it was no longer in the best interests of Beverly and its shareholders to participate in such program and Beverly terminated its plans to participate in the TARP CPP.

        In addition, in the first quarter of 2009, Beverly continued to explore potential opportunities for growth, including the potential acquisition of a small depository institution. During the evaluation of this expansion opportunity, evidence of the deterioration in national and local economic conditions and the deteriorating trends in asset quality of the potential acquisition opportunity deterred Beverly from proceeding with the acquisition as Beverly's management and board of directors remained unwilling to compromise capital strength or asset quality for growth.

        In February 2009, Mr. Fournier was contacted by a representative of a private equity group, who expressed interest in meeting Mr. Fournier and discussing a potential acquisition of Beverly and using Beverly as a platform for expanding its banking and financial service operations. Mr. Fournier and the group's representative spoke or met several times during February and March 2009 to discuss in general terms the potential for such an acquisition and how such a transaction could potentially benefit Beverly's shareholders and other constituencies, including employees, customers and the communities which Beverly serves. Beverly's board of directors was informed of these preliminary discussions in a meeting on February 17, 2009.

        On March 18, 2009, Mr. Bottomley called Mr. Fournier and requested that they meet to discuss Danvers' thoughts with respect to a potential merger of Beverly and Danvers. Also during March 2009, Danvers consulted with Endicott to assess a potential combination with Beverly. At the March 24, 2009 meeting of Beverly's board of directors, Mr. Fournier reported to Beverly's board of directors with respect to the preliminary discussion regarding a potential cash acquisition proposed by representatives of the private equity group. In addition, Mr. Fournier informed Beverly's board of directors with respect to the Danvers' interest regarding a potential merger with Beverly. At the same meeting, Mr. Fournier informed Beverly's board of directors of management's conclusion that Beverly's management no longer recommended proceeding with a potential acquisition of a small depository institution which Beverly had preliminarily evaluated, in light of the deterioration in that institution's asset quality and condition. At such meeting, Mr. Fournier also updated Beverly's board of directors with respect to the recent filing of a report of beneficial ownership by a new principal shareholder who was inquiring with respect to his interest in discussing potential board of directors representation.

        On March 30, 2009, a confidentiality agreement provided by Beverly was executed by Danvers and on April 1, 2009, Mr. Bottomley and Mr. Fournier met, along with James J. McCarthy, Danvers' Executive Vice President and Chief Operating Officer, Michael O. Gilles, Beverly's Senior Executive Vice President and Chief Financial Officer, Mr. Wayne K. Goldstein of Endicott and Mr. Emmett J. Daly of Sandler O'Neill to discuss various components of a potential merger of the two companies.

        On April 7, 2009, Danvers delivered a written indication of interest to Beverly outlining the terms of the proposed merger.

        At a meeting on April 9, 2009, the merger and acquisition committee of the board of directors of Beverly discussed Beverly's past performance and future prospects and the risks and benefits associated with a potential sale or merger of Beverly. The process and criteria for screening possible affiliation partners and evaluating a potential affiliation transaction were discussed. The legal and financial advisors of Beverly's board of directors discussed the process for Beverly's board of directors to consider and act upon any expressions of interest consistent with its fiduciary duty. On April 9, 2009, Beverly executed an engagement letter and formally engaged Sandler O'Neill to assist with Beverly's board of directors' exploration and evaluation of potential affiliation transactions.

        On April 13, 2009, Beverly's board of directors and its legal and financial advisors discussed the status of the expressions of interest from Danvers and the private equity group, each of which provided for merger consideration that represented a significant premium over market value to shareholders that could be achieved by Beverly only if it were able to substantially outperform its budget for a sustained period of time. At this meeting, Beverly's board of directors ratified the engagement of Sandler O'Neill.

        On April 14, 2009, a confidentiality agreement provided by Danvers was executed by Beverly.

        On April 17, 2009, Danvers held its regularly scheduled board of directors meeting. At that meeting, Mr. Bottomley provided Danvers' board of directors with an update regarding the discussions and stated that Beverly was considering the terms that were outlined in the April 7, 2009 indication of interest. Additionally, Mr. Bottomley informed the Danvers board of directors that Beverly's management team and board of directors had requested that Mr. Bottomley and Mr. McCarthy meet with the Beverly board of directors to present additional information on the future prospects of a combined institution.

        On April 17, 2009, the merger and acquisition committee of Beverly's board of directors was convened with senior management and Beverly's legal and financial advisors in response to an unsolicited expression of interest from a regional bank holding company. Like the Danvers proposal, this third proposal contemplated an all-stock merger on a fixed exchange basis. However, unlike the Danvers proposal, this third proposal involved a more volatile security, as well as a more highly leveraged corporation.

        On April 21, 2009, Mr. Bottomley and Mr. McCarthy, along with Mr. Goldstein, met with the board of directors of Beverly to present additional information regarding Danvers and to discuss the possible combination of the two companies. Beverly's legal and financial advisors were also present at the board meeting.

        Also on April 21, 2009, the board of directors of Beverly along with its legal and financial advisors held separate meetings with representatives of the other two potential acquirers and evaluated their respective expressions of interest. Following such meetings, Beverly's board of directors determined that the expression of interest from Danvers and the expression of interest from the private equity group were the more attractive of the three expressions of interest.

        Later on April 21, 2009, the private equity group proposed various enhancements to its expression of interest and endeavored to address Beverly's concerns regarding certain risks relating to consummation of the transaction and the consideration to be paid to shareholders but, as a condition for proceeding, required that Beverly agree to negotiate on an exclusive basis with it for a limited period of time while each party completed due diligence and endeavored to negotiate a definitive agreement. On April 22, 2009, Beverly terminated discussions with Danvers and the regional bank holding company and agreed to grant such exclusivity for a limited time. Reciprocal due diligence was conducted and multiple drafts of a proposed agreement were negotiated and discussed by Beverly's board of directors on April 28 and by the merger and acquisition committee of the board of directors of Beverly on May 8, May 15 and May 20, 2009.

        Negotiations with the private equity group did not result in an agreement that Beverly's management team, its legal and financial advisors and the merger and acquisition committee could recommend to the board of directors of Beverly based upon various concerns including the greater than normal risk that the transaction might not receive regulatory approval or that such approval might be delayed or conditioned. On May 20, 2009, Beverly's merger and acquisition committee recommended to Beverly's board of directors that negotiations with the private equity group be terminated and the board of directors of Beverly terminated such negotiations.

        On or about May 29, 2009, Mr. Goldstein of Endicott contacted Mr. Daly of Sandler O'Neill and inquired about the possibility of resuming discussions regarding an affiliation between Beverly and Danvers on an all-stock basis. On June 2, 2009, Mr. Fournier and Mr. Bottomley met and discussed the resumption of discussions.

        On June 4, 2009, Goodwin Procter LLP, Danvers' legal counsel, distributed a proposed merger agreement for Beverly to consider. Thereafter, the companies resumed negotiations regarding specific terms and conditions of the merger agreement and exchanged general comments on the merger agreement.

        On June 8, 2009, Beverly's counsel distributed a revised merger agreement that reflected comments from Beverly and its counsel. Between June 8 and 12, 2009, further discussions took place from time-to-time regarding certain fundamental terms of the proposed transaction, including discussions of price and the exchange ratio.

        On June 9, 2009, the board of directors of Beverly met and discussed the status of due diligence. Sandler presented to the board a financial analysis of the proposed terms of the merger. Beverly's legal advisor reviewed the status and terms of the draft merger agreement. It was the consensus of the board that Beverly's management and legal and financial advisors proceed with negotiations with Danvers. On June 12, 2009, the final negotiations regarding the fixed exchange rate occurred and as a result the financial advisors of Beverly and Danvers agreed that a fixed exchange rate of 1.66 shares was acceptable to both parties.

        Between June 3 and June 16, 2009, Beverly, Danvers and their representatives and advisors conducted their off-site due diligence reviews. On June 9, 2009, Beverly and its advisers conducted on-site due diligence review of Danvers. Between June 11 and June 13, 2009, Danvers and its advisors conducted on-site due diligence of Beverly. The parties and their advisors negotiated the terms of the merger agreement throughout the due diligence review process, until June 16, 2009.

        On June 16, 2009, at a special meeting, Beverly's board of directors discussed the terms of the transaction with Danvers. At this meeting, Sandler O'Neill and Cranmore, FitzGerald & Meaney updated Beverly's board of directors with respect to the material terms of the transaction and the resolution of all significant issues. In addition, they discussed the interests of certain persons in the proposed transaction. Cranmore, FitzGerald & Meaney discussed the material terms of the merger agreement and related transaction, as well as the voting agreement to be entered into by each of the directors and executive officers of Beverly, and the legal and fiduciary duties of the board of directors with respect to the shareholders and the other constituencies of Beverly. Sandler O'Neill rendered its opinion that, as of the date of its opinion and based upon and subject to the considerations described in its opinion, the per share merger consideration offered by Danvers was fair from a financial point of view to Beverly shareholders. The senior management of Beverly expressed their unanimous recommendation of the transaction and following a discussion in executive session, the non-management directors of Beverly unanimously recommended the transaction. The Beverly board of directors considered the risks and benefits of the transaction and the effect on each of Beverly's constituencies and unanimously approved the merger agreement and the transactions contemplated by such documents.

        At a special meeting of the board of directors of Danvers held on June 16, 2009, Danvers' board of directors discussed the terms of the proposed transaction with Beverly. Endicott and Goodwin Procter LLP participated in the special meeting. Goodwin Procter LLP discussed the fiduciary obligations of Danvers' board of directors and presented a detailed review of the provisions of the draft merger agreement. Danvers' board of directors discussed the terms of the merger agreement, which included an offer to pay 1.66 shares of Danvers common stock for each of the outstanding shares of Beverly common stock. Endicott delivered an oral presentation of its fairness opinion, which was confirmed in writing, which states that, based upon and subject to the considerations described in its opinion, the per share merger consideration was fair from a financial point of view to Danvers. After fully considering the proposal, Danvers' board of directors approved the merger agreement and the transactions contemplated thereby, subject to the resolution of open issues in a manner satisfactory to Danvers.

        The final open items to the merger agreement were resolved in the evening of June 16, 2009, following which the parties executed the merger agreement and the other related agreements. On the morning of June 17, 2009, the parties issued a joint press release publicly announcing the transaction.

Beverly's Reasons for the Merger

        In reaching its decision to approve the merger agreement and related transactions, the Beverly board of directors consulted with senior management, its financial advisor, Sandler O'Neill, and its legal counsel, Cranmore, FitzGerald & Meaney, and considered a number of factors, including, among others, the following, which are not presented in order of priority:

  •
  a review of the historical financial statements of Beverly and Danvers and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings and balance sheets of Beverly and Danvers;

  •
  the respective business strategies of Beverly and Danvers, prospects for the future, including expected financial results, and expectations relating to the proposed merger, based on discussions with management of Beverly and Danvers;

  •
  the current and prospective regulatory and interest rate environment in which Beverly operates;

  •
  the merger consideration offered, its premium to market and comparability with respect to other premiums, and the belief of the Beverly board of directors that Danvers stock represents an investment in a well-capitalized institution which should result in long-term value and increased liquidity for Beverly shareholders;

  •
  the fact that the transaction is expected to be tax-free to Beverly shareholders to the extent that they receive Danvers common stock in exchange for their shares of Beverly common stock;

  •
  the ability of Danvers to pay the merger consideration and the pro forma capital strength of the resulting institution;

  •
  the business and future prospects of Danvers and Danversbank and the view of the Beverly board of directors of the quality of Danvers common stock as a potential investment for Beverly shareholders;

  •
  the geographic fit and increased customer convenience of the branch networks of Beverly National Bank and Danversbank;

  •
  the anticipated effect of the acquisition on Beverly's employees (including the fact that Beverly's employees who do not continue as employees of Danvers or Danversbank will be entitled to receive severance benefits);

  •
  the effect on Beverly's customers and the communities served by Beverly and Danvers' longstanding history of serving the customers and communities in the North Shore region through its own efforts as well as through the contributions of its Charitable Foundation;

  •
  the terms of the merger agreement and related transaction, including the representations and warranties of the parties, the covenants, the consideration, the benefits to Beverly's employees, as well as employee and executive termination benefits, and the circumstances under which the Beverly board of directors may consider a superior proposal;

  •
  the negative implications of the lower dividend paid by of Danvers was considered and evaluated in light of the capital strength of Danvers which may increase its ability to grow its franchise and build value for shareholders;

  •
  the potential for shareholders to receive an additional market premium if at some future time Danvers elects to sell or be acquired;

  •
  the increased deposit insurance available to depositors by reason of the merger through the Massachusetts Deposit Insurance Fund;

  •
  the increased legal lending limit available to borrowers by reason of the merger;

  •
  the likelihood of expeditiously obtaining the necessary regulatory approvals without unusual or burdensome conditions; and

  •
  a review of the risks and prospects of Beverly remaining independent.

        Based on the factors described above, the Beverly board of directors determined that the merger with Danvers would be advisable and in the best interests of Beverly shareholders and unanimously approved the merger agreement and related transactions contemplated by those documents. In reaching its determination to approve and recommend the merger agreement and related transactions, the Beverly board of directors did not assign any specific or relative weights to any of the factors listed above. The Beverly board weighed these factors against the potential risks of the merger. These risks are discussed in the section of this document titled "Risk Factors—Risks Relating to the Merger" beginning on page 26.

Recommendation of the Beverly Board of Directors

        THE BEVERLY BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT BEVERLY SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Fairness Opinion of Beverly's Financial Advisor

        By letter dated April 8, 2009, Beverly retained Sandler O'Neill to act as its financial advisor in connection with a possible business combination with another financial institution. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to Beverly in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 16, 2009 meeting at which Beverly's board considered and approved the merger agreement, Sandler O'Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the consideration to be received in the transaction was fair to Beverly's shareholders from a financial point of view. The full text of Sandler O'Neill's opinion is attached as Annex D. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge Beverly shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of the opinion. The opinion was directed to the Beverly board and is directed only to the fairness of the merger consideration to Beverly shareholders from a financial point of view. It does not address the underlying business decision of Beverly to engage in the merger or any other aspect of the merger and is not a recommendation to any Beverly shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

        In connection with rendering its June 16, 2009 opinion, Sandler O'Neill reviewed and considered, among other things:

  (1)
  the merger agreement;

  (2)
  certain publicly available financial statements and other historical financial information of Beverly that it deemed relevant;

  (3)
  certain publicly available financial statements and other historical financial information of Danvers that Sandler O'Neill deemed relevant;

  (4)
  internal financial projections for Beverly for the years ending December 31, 2009 through 2012 as discussed with senior management of Beverly;

  (5)
  publicly available consensus earnings estimates for Danvers for the years ending December 31, 2009 and 2010;

  (6)
  an internal long-term growth rate as discussed with senior management of Danvers for the years thereafter;

  (7)
  the pro forma financial impact of the merger on Danvers, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Danvers;

  (8)
  the publicly reported historical price and trading activity for Beverly's and Danvers' common stock, including a comparison of certain financial and stock market information for Beverly and Danvers and similar publicly available information for certain other companies the securities of which are publicly traded;

  (9)
  the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

  (10)
  the current market environment generally and the banking environment in particular; and

  (11)
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as it considered relevant.

        In performing its reviews and analyses, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources or that was provided to it by Beverly and Danvers or their respective representatives and have assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill further relied on the assurances of management of Beverly and Danvers that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O'Neill has not been asked to and has not undertaken an independent verification of any of such information and its does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Beverly or Danvers or any of their subsidiaries, or the collectability of any such assets, nor has Sandler O'Neill been furnished with any such evaluations or appraisals. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Beverly and Danvers nor has it reviewed any individual credit files relating to Beverly and Danvers. Sandler O'Neill assumed, with Beverly's consent, that the respective allowances for loan losses for both Beverly and Danvers are adequate to cover such losses.

        With respect to the internal financial projections as discussed with senior management of Beverly and the internal long-term growth rate for Danvers as discussed with senior management of Danvers, in each case as used by Sandler O'Neill in its analyses, Beverly's and Danvers' management confirmed that they reflected the best currently available estimates and judgments of such management of the respective future financial performances of Beverly and Danvers, and Sandler O'Neill assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of Danvers, such management confirmed to Sandler O'Neill that they reflected the best currently available estimates and judgments of such management and it assumed that such performances would be achieved. Sandler O'Neill expressed no opinion as to such financial projections, growth rates or the assumptions on which they are based. Sandler O'Neill has also assumed that there has been no material change in Beverly's and Danvers' assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available. Sandler O'Neill has assumed in all respects material to its analysis that Beverly and Danvers will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Sandler O'Neill did not provide Beverly with any legal, accounting or tax advice relating to the Merger and the other transactions contemplated by the Agreement.

        Sandler O'Neill's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date hereof could materially affect its opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of its opinion. Sandler O'Neill expresses no opinion herein as to what the value of Danvers' common stock will be when issued to Beverly's shareholders pursuant to the Agreement or the prices at which Beverly's and Danvers' common stock may trade at any time.

        In rendering its June 16, 2009 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to Beverly or Danvers and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Beverly or Danvers and the companies to which they are being compared. Sandler O'Neill's fairness opinion was approved by Sandler O'Neill's Fairness Opinion Committee.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Beverly, Danvers and Sandler O'Neill. The analyses performed by Sandler O'Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Beverly board at its June 16, 2009 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O'Neill's analyses do not necessarily reflect the value of Beverly's common stock or Danvers' common stock or the prices at which Beverly's or Danvers' common stock may be sold at any time.

        Summary of Proposal.    Sandler O'Neill reviewed the financial terms of the proposed transaction. Based upon the closing price of Danvers' common stock on June 16, 2009 of $13.88 per share, a fixed exchange ratio of 1.66, representing $23.04(1) per share, and the exchange of all of Beverly's shares into shares of Danvers in the merger, and based upon per-share financial information for Beverly for the twelve months ended March 31, 2009, Sandler O'Neill calculated the following ratios:

Transaction Ratios

Transaction Value/Book Value per Share	147%
Transaction Value/Tangible Book Value per Share	147%
Transaction Value/Last Twelve Months Core Earnings per Share(2)	15.5	x
Transaction Value/Estimated 2009 Earnings per Share	18.3	x
Tangible Book Premium/Core Deposits(3)	6.2%
Market Premium(4)	36.3%
Quarterly Dividend Impact(5)	$0.033

    (1)
    Based upon the closing price of Danvers' common stock on June 16, 2009 of $13.88, a total per share consideration of $23.04 will be exchanged for all of Beverly's common shares outstanding.

    (2)
    Core earnings for the last twelve months ended March 31, 2009 excludes write-downs related to Beverly's security portfolio.

    (3)
    Assumes Beverly's total core deposits are $320.7 million; excludes certificates of deposits greater than $100,000.

    (4)
    Based upon the closing price of Beverly's common stock on June 16, 2009 of $16.90.

    (5)
    Based upon the 1.66 exchange ratio.

        The aggregate offer value was approximately $61.5 million, based upon the purchase of 2,663,545 shares of Beverly common stock (aggregate price of $61.4 million) and exchange of Beverly options (purchase price of $0.1 million). Sandler O'Neill noted that the per share transaction value represented a 36.3% premium over the June 16, 2009 closing value of Beverly's common stock.

        Stock Trading History.    Sandler O'Neill reviewed the history of the reported trading prices and trading volume of Beverly's common stock for the one-year period ended June 16, 2009 and the history of the reported trading prices and trading volume of Danvers's common stock for the one-year period ended June 16, 2009. As described below, Sandler O'Neill then compared the relationship between the movements in the prices of Beverly's common stock to movements in the prices of the NASDAQ Bank Index, and a peer group composed of select banks with assets greater than $200 million in New England and the Mid-Atlantic with a non-performing assets to assets ratio of less than 1.5%.

Beverly's Stock Performance

	Beginning Index Value December 16, 2007		Ending Index Value June 16, 2009
Beverly	100.0%		84.1%
NASDAQ Bank Index	100.0		67.7
Beverly Peer Index(1)	100.0		84.1
One-Year Average Stock Price	$16.60
One-Year Average Trading Volume	1,615	shares

    (1)
    Select banks with assets greater than $200 million in New England and the Mid-Atlantic with Non-Performing Assets to Total Assets less than 1.5%: Bar Harbor Bankshares, Chemung Financial Corporation, Connecticut Bank and Trust Company, Enterprise Bancorp, Inc., Somerset Hills Bancorp, Stewardship Financial Corporation, and Wainwright Bank & Trust Company.

        During the one-year period ended June 16, 2009, Danvers outperformed the NASDAQ Bank Index and its peer index.

Danvers' Stock Performance

	Beginning Index Value December 16, 2007	Ending Index Value December 16, 2008
Danvers	100.0%	83.4%
NASDAQ Bank Index	100.0	67.7
Danvers Peer Index(1)	100.0	84.4

    (1)
    Selected New England and Mid-Atlantic publicly traded thrifts with most recent quarter assets between $750 million and $3 billion: Berkshire Hills Bancorp, Inc., Beverly New York Bancorp, Brookline Bancorp, Inc., Cape Bancorp, Inc., ESSA Bancorp, Inc., Hingham Institution for Savings, New Hampshire Thrift Bancshares, Inc., OceanFirst Financial Corp., United Financial Bancorp, Inc., and Westfield Financial, Inc.

        Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial and market trading information for Beverly and Danvers with groups of financial institutions selected by Sandler O'Neill for Beverly and Danvers, respectively. For Beverly, the peer groups consisted of the following:

Comparable Group
Bar Harbor Bankshares	Stewardship Financial Corporation
Chemung Financial Corporation	Wainwright Bank & Trust Company
Connecticut Bank and Trust Company
Enterprise Bancorp, Inc.
Somerset Hills Bancorp

        The analysis compared publicly available financial information for Beverly as of and for the three months ended March 31, 2009 with that of the Beverly peer group as of and for the three month period ended March 31, 2009. The tables below set forth the data for Beverly and the mean and median data for the Beverly peer group, with pricing data as of June 16, 2009.

Beverly Comparable Group Analysis

Beverly	Peer Group Mean	Peer Group Median
Total Assets ($mm)	$485	$771	$882
Profitability
Return on Average Assets	(0.03)%	0.41%	0.59%
Return on Average Equity	(0.35)%	4.97%	5.61%
Net Interest Margin	4.08%	3.70%	3.88%
Efficiency Ratio	69.5%	75.9%	72.1%
Asset Quality
Nonperforming Assets / Assets	0.04%	0.74%	0.71%
Loan Loss Reserve / Gross Loans	1.30%	1.32%	1.25%
Reserves / Nonperforming Assets	NM	181%	111%
Capital Adequacy
Tangible Equity / Tangible Assets	8.61%	8.25%	9.18%
Tangible Common Equity / Tangible Assets	8.61%	7.73%	7.14%
Total Risk-Based Capital Ratio	12.86%	13.40%	13.78%
Market Valuation
Price / Tangible Book Value	108%	109%	109%
Price / Last Twelve Months Core Earnings per Share	11.3	x(1)	17.3	x	16.5	x
Price / 52-week High	83.5%	78.6%	72.7%
Market Capitalization ($mm)	$45.5	$60.9	$58.4
Last Quarter Annualized Dividend Yield	4.73%	3.16%	3.61%

(1)
Core earnings per share excludes write-downs related to Beverly's securities portfolio.

        Sandler O'Neill also used publicly available information to compare selected financial and market trading information for Danvers with the following group of publicly traded thrifts.

Comparable Group
Berkshire Hills Bancorp, Inc.	Hingham Institution for Savings
Beverly New York Bancorp	New Hampshire Thrift Bancshares, Inc.
Brookline Bancorp, Inc.	OceanFirst Financial Corp.
Cape Bancorp, Inc.	United Financial Bancorp, Inc.
ESSA Bancorp, Inc.	Westfield Financial, Inc.

        The analysis compared publicly available financial information for Danvers with that of each of the companies in the Danvers peer group as of and for the three months ended March 31, 2009. The tables below sets forth the data for Danvers and the mean and median data for the Danvers peer group, with pricing data as of June 16, 2009.

Danvers Comparable Group Analysis

Danvers	Peer Group Mean	Peer Group Median
Total Assets ($mm)	$1,738	$1,645	$1,184
Profitability
Return on Average Assets	0.12%	0.69%	0.68%
Return on Average Equity	0.9%	5.9%	5.5%
Net Interest Margin	3.23%	3.33%	3.33%
Efficiency Ratio	78.0%	62.8%	65.6%
Asset Quality
Nonperforming Assets / Assets	0.55%	1.05%	0.97%
Loan Loss Reserve / Gross Loans	1.09%	1.13%	1.13%
Reserves / Nonperforming Assets	131%	105%	82%
Capital Adequacy
Tangible Equity / Tangible Assets	13.25%	12.71%	10.05%
Tangible Common Equity / Tangible Assets	13.25%	12.25%	10.00%
Total Risk-Based Capital Ratio	21.31%	18.58%	13.95%
Market Valuation
Price / Tangible Book Value	105%	113%	112%
Price / Last Twelve Months Earnings per Share	NM	16.6	x	13.0	x
Price / 2009 Estimated Earnings per Share	60.3	x	24.2	x	21.3	x
Price / 52-week High	90.0%	71.9%	76.8%
Market Capitalization ($mm)	$242.9	$221.3	$204.9

        Analyst Recommendation and Estimates Analysis.    Sandler O'Neill used publicly available I/B/E/S research analyst estimates and recommendations to outline the current analyst views for Danvers. For Danvers, the analysts consisted of the following:

Firms with Published Danvers Research
Sandler O'Neill & Partners, L.P.	Sterne Agee & Leach Inc.
Stifel Nicolaus & Co.

        The analysis compared published recommendations, 2009 earnings per share estimates and 2010 earnings per share estimates. As of June 16, 2009 three research analysts had published recommendations for Danvers, composed of one "Hold" recommendation and two "Buy" recommendations. The table below sets forth the average values of the estimates:

I/B/E/S 2009 Estimated Earnings per share	$0.24
I/B/E/S 2010 Estimated Earnings per share	$0.34

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed seven selected merger transactions announced nationwide from September 1, 2008 through June 16, 2009 involving the acquisitions of commercial banking institutions nationwide with announced transaction values between $25 million and $150 million. Sandler O'Neill reviewed the multiples of transaction price at announcement to last twelve months earnings per share, book value, tangible book value, tangible book premium to core deposits, and premium to market value. The median multiples from this selected group were compared to the proposed transaction ratios.

Comparable Transaction Metrics

	Danvers/ Beverly Metric	Danvers/Beverly Adjusted Metric(1)	Median Nationwide Metric
Transaction price/Last Twelve Months Earnings per Share	NM	15.5x	16.5	x
Transaction price/Book value	147%		82%
Transaction price/Tangible book value	147%		132%
Tangible book premium/Core deposits(2)	6.2%		5.3%
Market Premium(3)	36.3%		19.3%

(1)
Core earnings for the last twelve months ended March 31, 2009 excludes write-downs related to Beverly's security portfolio.

(2)
Assumes Beverly's total core deposits are $320.7 million; excludes certificates of deposits greater than $100,000.

(3)
Based upon the closing price of Beverly's common stock on June 16, 2009 of $16.90.

        Discounted Cash Flow Analysis.    Sandler O'Neill performed an analysis that estimated the future stream of after-tax cash flows of Beverly assuming Danvers' cash dividend was flat at $0.80 annually through 2013. It was also assumed that Beverly performed in accordance with the earnings and growth projections reviewed with and confirmed by management of Beverly. To approximate the terminal value of Beverly common stock at December 31, 2013, Sandler O'Neill applied price to earnings multiples ranging from 12.0x to 17.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Beverly's common stock. In addition, the terminal value of Beverly's common stock at December 31, 2013 was calculated using a range of price to earnings multiples ranging from 12.0x to 17.0x and applied to a range of discounts and premiums to the projected net income of Beverly. The range applied to the projected net income was 25% under the projected amount to 25% over the projected amount, using a discount rate of 11.56% for the tabular analysis. In addition, the terminal value of Beverly's common stock at December 31, 2013 was calculated by applying price to tangible book values multiples ranging from 110% to 160%. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Beverly's common stock of $13.96 to $21.17 when applying the price to earnings multiples to the matched projections, $11.89 to $22.27 when applying the earnings multiples to the -25% / +25% projection and $13.93 to $21.59 when applying tangible book value multiples.

	Earnings Per Share Multiples
	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
10.0%	$15.87	$16.93	$17.99	$19.05	$20.11	$21.17
10.5%	$15.53	$16.57	$17.60	$18.64	$19.67	$20.71
11.0%	$15.20	$16.21	$17.22	$18.23	$19.24	$20.25
11.5%	$14.88	$15.87	$16.85	$17.84	$18.83	$19.81
12.0%	$14.56	$15.53	$16.49	$17.46	$18.42	$19.39
12.5%	$14.26	$15.20	$16.14	$17.09	$18.03	$18.97
13.0%	$13.96	$14.88	$15.80	$16.72	$17.64	$18.56

With Projected Net Income Variance:

	Earnings Per Share Multiples
	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(25.0%)	$11.89	$12.62	$13.36	$14.10	$14.84	$15.58
(20.0%)	$12.48	$13.26	$14.05	$14.84	$15.63	$16.41
(15.0%)	$13.07	$13.90	$14.74	$15.58	$16.41	$17.25
(10.0%)	$13.66	$14.54	$15.43	$16.32	$17.20	$18.09
(5.0%)	$14.25	$15.18	$16.12	$17.05	$17.99	$18.93
0%	$14.84	$15.82	$16.81	$17.79	$18.78	$19.76
5.0%	$15.43	$16.46	$17.50	$18.53	$19.57	$20.60
10.0%	$16.02	$17.10	$18.19	$19.27	$20.35	$21.44
15.0%	$16.61	$17.74	$18.88	$20.01	$21.14	$22.27
20.0%	$17.20	$18.38	$19.57	$20.75	$21.93	$23.11
25.0%	$17.79	$19.02	$20.25	$21.49	$22.72	$23.95

	Tangible Book Value Multiples
	110%	120%	130%	140%	150%	160%
10.0%	$15.83	$16.98	$18.14	$19.29	$20.44	$21.59
10.5%	$15.49	$16.62	$17.74	$18.87	$19.99	$21.12
11.0%	$15.16	$16.26	$17.36	$18.46	$19.56	$20.66
11.5%	$14.84	$15.91	$16.99	$18.06	$19.13	$20.21
12.0%	$14.53	$15.58	$16.62	$17.67	$18.72	$19.77
12.5%	$14.22	$15.25	$16.27	$17.30	$18.32	$19.35
13.0%	$13.93	$14.93	$15.93	$16.93	$17.93	$18.93

        In connection with its analyses, Sandler O'Neill considered and discussed with the Beverly board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Sandler O'Neill performed an analysis that estimated the future stream of after-tax cash flows of Danvers assuming Danvers' cash dividend was flat at $0.08 annually through 2013. It was also assumed that Danvers performed in accordance with consensus analyst estimates for 2009 and 2010 and long term growth rates and projections were applied per Danvers' management guidance. To approximate the terminal value of Danvers common stock at December 31, 2013, Sandler O'Neill applied price to earnings multiples ranging from 14.0x to 24.0x. The dividend income streams and terminal values were then discounted to present values using different discount rates ranging from 10.0% to 13.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Danvers' common stock. In addition, the terminal value of Danvers' common stock at December 31, 2013 was calculated using a range of price to earnings multiples ranging from 14.0x to 24.0x and applied to a range of discounts and premiums to the projected net income of Danvers. The range applied to the projected net income was 25% under the projected amount to 25% over the projected amount, using a discount rate of 11.56% for the tabular analysis. In addition, the terminal value of Danvers' common stock at December 31, 2013 was calculated by applying price to tangible book values multiples ranging from 100% to 150%. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Danvers' common stock of $9.80 to $18.63 when applying the price to earnings multiples to the matched projections, $7.87 to $21.78 when applying the earnings multiples to the -25% / +25% projection and $9.50 to $15.85 when applying tangible book value multiples.

	Earnings Per Share Multiples
	14.0x	16.0x	18.0x	20.0x	22.0x	22.0x
10.0%	$11.03	$12.55	$14.07	$15.59	$17.11	$18.63
10.5%	$10.81	$12.30	$13.79	$15.28	$16.77	$18.26
11.0%	$10.60	$12.06	$13.52	$14.97	$16.43	$17.89
11.5%	$10.39	$11.82	$13.25	$14.68	$16.11	$17.54
12.0%	$10.19	$11.59	$12.99	$14.39	$15.79	$17.19
12.5%	$9.99	$11.36	$12.74	$14.11	$15.48	$16.86
13.0%	$9.80	$11.14	$12.49	$13.84	$15.18	$16.53

With Projected Net Income Variance:

	Earnings Per Share Multiples
	14.0x	16.0x	18.0x	20.0x	22.0x	22.0x
(25.0%)	$7.87	$8.94	$10.01	$11.08	$12.15	$13.22
(20.0%)	$8.37	$9.51	$10.65	$11.79	$12.93	$14.07
(15.0%)	$8.87	$10.08	$11.29	$12.50	$13.72	$14.93
(10.0%)	$9.37	$10.65	$11.93	$13.22	$14.50	$15.79
(5.0%)	$9.87	$11.22	$12.58	$13.93	$15.29	$16.64
0%	$10.37	$11.79	$13.22	$14.64	$16.07	$17.50
5.0%	$10.86	$12.36	$13.86	$15.36	$16.86	$18.35
10.0%	$11.36	$12.93	$14.50	$16.07	$17.64	$19.21
15.0%	$11.86	$13.50	$15.14	$16.78	$18.42	$20.06
20.0%	$12.36	$14.07	$15.79	$17.50	$19.21	$20.92
25.0%	$12.86	$14.64	$16.43	$18.21	$19.99	$21.78

	Tangible Book Value Multiples
	100%	110%	120%	130%	140%	150%
10.0%	$10.70	$11.73	$12.76	$13.79	$14.82	$15.85
10.5%	$10.48	$11.49	$12.50	$13.51	$14.52	$15.53
11.0%	$10.28	$11.27	$12.26	$13.25	$14.23	$15.22
11.5%	$10.08	$11.05	$12.02	$12.98	$13.95	$14.92
12.0%	$9.88	$10.83	$11.78	$12.73	$13.68	$14.63
12.5%	$9.69	$10.62	$11.55	$12.48	$13.41	$14.34
13.0%	$9.50	$10.41	$11.33	$12.24	$13.15	$14.07

        In connection with its analyses, Sandler O'Neill considered and discussed with the Beverly board of directors how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the discounted cash flow and terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger closes on December 31, 2009; (2) 100% of the Beverly shares are exchanged for shares of Danvers common stock at total price per share of $23.04 dollars (a fixed exchange rate of 1.66x); (3) all FAS 141R accounting rules have been incorporated; (4) 40% cost savings on Beverly's non-interest expense base, approximately $7.2 million pre-tax in 2010 and $7.6 million pre-tax in 2011; (5) 5.00% pre-tax cost of cash used to fund the transaction; (6) pre-tax transaction costs and expenses of $10.1 million (9) 3.0% core deposit intangible amortized over eight years using sum of years digits methodology; and (10) Beverly options are exchanged for Danvers options at the exchange rate.

        Based upon those assumptions, Sandler O'Neill's analysis indicated that the merger would be accretive to Danvers' earnings per share in 2010, 2011 and 2012.

        From the perspective of a Beverly shareholder, the analysis indicated that at the years ended December 31, 2010 and December 31, 2011, the merger would be accretive to Beverly's tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler O'Neill Relationship.    Beverly has agreed to pay Sandler O'Neill a transaction fee in connection with the merger of $25,000 to be paid upon the signing of the definitive agreement, $100,000 for the rendering of a fairness opinion which is credited against a 1.25% fee based on the aggregate deal value which is contingent, and payable, upon closing of the merger. Beverly has also agreed to reimburse certain of Sandler O'Neill's reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

        Sandler O'Neill has, in the past, provided certain investment banking services to Beverly and has received compensation for such services. Sandler O'Neill acted as lead underwriter for Danvers' conversion from a mutual to a stock form of organization on January 9, 2008. In the ordinary course of its business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to Beverly and Danvers and their affiliates. Sandler O'Neill may also actively trade the debt or equity securities of Beverly and/or Danvers or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Danvers' Reasons for the Merger

        In reaching its decision to approve the merger agreement and related transactions, the Danvers board of directors consulted with senior management and Danvers' advisors, and considered a number of factors, including, among others, the following, which are not presented in order of priority:

  •
  information concerning the business, operations, financial condition, earnings and prospects of each of Danvers and Beverly as separate entities and on a combined basis;

  •
  its understanding of the current environment in the financial services industry, including continued consolidation, and current financial market conditions;

  •
  the compatibility of the businesses, operations and cultures of the two companies, particularly with respect to meeting local banking needs;

  •
  the increase in Danvers' presence in Essex County, Massachusetts, that would result from the merger;

  •
  the pro forma financial effects of the proposed transaction, including the balanced loan portfolio and diversified sources of funding of the combined company on a pro forma basis;

  •
  the terms and conditions of the merger agreement, including the financial terms, and the structure of the merger;

  •
  the expected treatment of the merger as a "reorganization" for federal income tax purposes;

  •
  the ability to complete the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals in accordance with the terms of the merger agreement;

  •
  the challenges of combining the businesses of two corporations, including Danvers' past experience in this regard; and

  •
  the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger.

        The foregoing discussion of the information and factors considered by the Danvers board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the Danvers board. In view of the wide variety of factors considered by the Danvers board, the Danvers board did not find it practicable to assign any specific or relative weights to the factors considered. In addition, the Danvers board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Danvers board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Danvers board unanimously approved the merger agreement.

        There can be no assurance that the potential synergies or opportunities considered by the Danvers board will be achieved through completion of the merger. See the section of this document titled "Risk Factors—Risks Relating to the Merger" beginning on page 26.

 Recommendation of the Danvers Board of Directors

        THE DANVERS BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT DANVERS STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Fairness Opinion of Danvers' Financial Advisor

        Since 2000, Endicott has provided strategic, financial and transaction advice to Danvers on an ongoing basis pursuant to an engagement agreement and certain amendments executed by Endicott and Danvers. Endicott's engagement encompassed assisting Danvers in analyzing, structuring, negotiating and effecting a transaction with Beverly. Endicott is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Danvers and its business. As part of its investment banking business, Endicott is engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

        On June 16, 2009, the Danvers board of directors held a meeting to evaluate the proposed merger of Beverly with and into Danvers. At this meeting, Endicott reviewed the financial aspects of the proposed merger and rendered an oral opinion, subsequently confirmed in writing, to Danvers that, as of such date, and based upon and subject to factors and assumptions set forth therein, the consideration to be paid in the merger is fair, from a financial point of view to Danvers. The Danvers board of directors approved the merger agreement at this meeting.

        The full text of Endicott's written opinion, dated June 16, 2009, which sets forth the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex E to this document and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Danvers' stockholders are urged to read the opinion in its entirety.

        Endicott's opinion speaks only as of the date of the opinion. The opinion is directed to the Danvers board of directors and addresses only the fairness, from a financial point of view, to Danvers of the consideration paid in the merger. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Danvers stockholder as to how the stockholder should vote at the Danvers special meeting on the merger or any other matter.

        In connection with its opinion, Endicott reviewed, analyzed and relied upon material information bearing upon the merger and the financial and operating condition of Danvers and Beverly and the merger, including among other things, the following:

  •
  the merger agreement;

  •
  certain publicly-available financial statements and other historical financial information of each Danvers and Beverly that Endicott deemed relevant;

  •
  Beverly's Annual Report on Form 10-K for the year ended December 31, 2008, Danvers' Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2008, selected financial data concerning Danvers' conversion from mutual to stock ownership on January 9, 2008 and its prior financial performance and condition;

  •
  the internal financial forecast for Danvers as prepared by and discussed with senior management of Danvers;

  •
  the internal financial forecast for Beverly as prepared by and discussed with senior management of Beverly;

  •
  the pro forma impact of the merger on Danvers, based on assumptions related to transaction expenses, purchase accounting adjustments, cost savings and other synergies as discussed with the senior management of Danvers;

  •
  publicly reported historical price and trading activity for the common stock of Danvers, including a comparison of certain financial and stock market information of Danvers with similar publicly available information for certain other companies the securities of which are publicly traded;

  •
  publicly reported historical price and trading activity for the common stock of Beverly, including a comparison of certain financial and stock market information of Beverly with similar publicly-available information for certain other companies the securities of which are publicly traded

  •
  to the extent publicly available, the financial terms of certain recent business combinations in the banking industry;

  •
  the current market environment generally and the banking environment in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Endicott considered relevant.

        Endicott also held discussions with members of senior management of Danvers and Beverly regarding the past and current business operations, regulatory relationships, financial condition, and future prospects of the respective companies and such other matters that Endicott deemed relevant to its inquiry.

        In conducting its review and arriving at its opinion, Endicott relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Endicott relied upon the management of Danvers and Beverly as to the reasonableness and achievability of the internal financial and operating forecasts, projections and cost savings information (and assumptions and bases therefore) provided to Endicott and Endicott assumed that such forecasts, projections and cost savings information reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by the respective management teams of Danvers and Beverly. Endicott is not an expert in the independent valuation of the adequacy of allowances for loan losses and based its analysis on the work performed by and judgments made by Danvers. Endicott did not make or obtain any evaluations or appraisals of specific assets, the collateral securing the assets, or liabilities of Beverly or Danvers or any of their subsidiaries or the collectability of any such assets. Endicott did not make an independent evaluation of the allowance for loan losses of Danvers or Beverly, nor has Endicott examined or reviewed any any individual credit files relating to Danvers or Beverly. Endicott assumed, with Danvers' consent, that the respective allowances for loan losses for Danvers and Beverly are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        The internal projections furnished to and used by Endicott in certain of its analyses were prepared by Danvers' and Beverly's senior management team. Danvers and Beverly do not publicly disclose internal management projections of the type provided to Endicott in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The internal projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. Any estimates or internal projections contained in the analyses performed by Endicott are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates or internal projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty.

        At the direction of Danvers's board of directors, Endicott was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger, other than the consideration, to the extent expressly specified in Endicott's opinion. Endicott expressed no opinion as to what the value of Danvers common stock would be when issued pursuant to the merger or the prices at which Danvers common stock or Beverly common stock would trade at any time. Endicott expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of Danvers or Beverly or any class of such persons relative to the stockholders of Danvers or Beverly or with respect to the fairness of such compensation. Additionally, Endicott's opinion did not address the relative merits of the merger as compared to any alternative business strategies that might exist for Danvers, nor does it address the effect of any other business combination in which Danvers might engage.

        For purposes of rendering its opinion, Endicott assumed that, in all respects material to its analyses:

  •
  the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  •
  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  all conditions to the completion of the merger will be satisfied without any waivers; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

        Endicott further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, or GAAP, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. Endicott's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Endicott, as of the date of its opinion. Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Endicott has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after the date of its opinion. Endicott's opinion is not an expression of an opinion as to the prices at which shares of Danvers common stock or Beverly common stock have traded or will trade between the date of the announcement of the proposed merger and the date that the merger is closed or the actual value of the Danvers common shares when issued pursuant to the merger, or the prices at which the Danvers common shares will trade following the completion of the merger.

        In performing its analyses, Endicott considered such financial and other factors they deemed appropriate, including among other things, the historical and current financial position and results of operations of Danvers and Beverly, the assets and liabilities of Danvers and Beverly, and the nature and terms of certain other merger transactions involving banks and bank holding companies. Endicott also took into account their assessment of general business, economic, market and financial conditions and other matters, which are beyond the control of Endicott, Danvers and Beverly and none of Endicott, Danvers, Beverly or any other person assumes responsibility if future results are materially different from those projected.

        The consideration was determined through negotiation between Danvers and Beverly and the decision to enter into the merger agreement was solely that of Danvers' board of directors. In addition, the Endicott opinion was among several factors taken into consideration by the Danvers board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Danvers board of directors with respect to the fairness of the consideration to be paid in the merger.

Summary of Analysis by Endicott

        The following is a summary of the material financial analyses presented by Endicott to the Danvers board of directors, in connection with rendering the fairness opinion described above. The following summary is not a complete description of the financial analyses performed by Endicott in rendering its opinion or the presentation made by Endicott to the Danvers board of directors, nor does the order of analysis described represent relative importance or weight given to any particular analysis by Endicott and is qualified in its entirety by reference to the written opinion of Endicott attached as Annex E. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth herein, without considering the analysis as a whole, could create an incomplete view of the processes underlying Endicott's opinion. In arriving at its opinion, Endicott considered the results of its entire analysis and Endicott did not attribute any particular weight to any analysis or factor that it considered. Rather Endicott made its determination as to fairness on the basis of its experience and professional judgment after considering the results of its entire analysis. The financial analyses summarized below include information presented in tabular format. Accordingly, Endicott believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. In order to fully understand the financial analyses, the tables must be read together with the accompanying text.

        Selected Peer Group Analysis.    Using publicly available information, Endicott compared the financial performance, financial condition and market performance of Beverly to three peer groups of depository institutions that Endicott considered comparable to Beverly. These three peer groups were:

Group 1:	Publicly Traded Banks with assets between $250 million and $750 million
Group 2:	Publicly Traded banks in New England with assets between $250 million and $1.5 billion
Group 3:	Publicly Traded Banks in Massachusetts with assets under $5 billion

        The financial information Endicott analyzed included book value, tangible book value, earnings, asset quality ratios, loan loss reserve levels, profitability and capital adequacy for Beverly and the median value for each of the peer groups for each fiscal year since 2004 and the quarter ended March 31, 2009. Certain financial data prepared by Endicott, and as referenced in the tables presented below, may not correspond to the data presented in Beverly's historical financial statements, or to the data prepared by Sandler O'Neill presented under the section "Opinion of Beverly's Financial Advisor," as a result of the different periods, assumptions and methods used by Endicott to compute the financial data presented.

        It should be noted that Beverly's ratio of non-performing assets, or NPAs, to total assets were low relative to the other groups for the entire period examined and particularly for the quarter ending March 31, 2009. Beverly's deposit growth was low relative to the groups' median. Also, while its net interest margin was high, its non interest expenses were also high. Beverly's return on equity and tangible equity-to-tangible assets ratios were comparable to peers. The results of this analysis are summarized in the following table:

	Beverly	Group 1	Group 2	Group 3
Tangible Equity-to-Tangible Assets	8.61	8.24	7.51	7.36
Loans-to-Total Deposits	96.47	90.63	98.69	97.71
NPAs to Total Assets	0.04	2.17	0.96	0.75
Loan Growth (Last Twelve Months)	(1.72)	0.08	0.06	0.40
Net Interest Margin	4.29	3.34	3.72	3.55
Efficiency Ratio	71.45	78.18	70.94	74.77
Return on Average Equity	8.94	2.99	9.55	6.65

        Selected Transaction Analysis.    Endicott reviewed merger and acquisition transaction data since 1984 involving publicly traded commercial banks and thrifts each as sellers. Among those reviewed were three groups of bank transactions.

  1.
  acquisitions of banks nationwide with $250 million to $750 million in assets announced since January 1, 2008 (excluding terminated transactions and transactions with a value of less than $15 million);

  2.
  acquisitions of banks in New England with $100 million to $2 billion in assets announced since December 31, 2006 (excluding terminated transactions and transactions with a value of less than $15 million); and

  3.
  acquisitions of commercial banks with assets greater than $250 million where the acquirer was a savings institution since January 1, 2008 (excluding terminated transactions and transactions with a value of less than $15 million).

        For each of the transactions in these three groups, Endicott calculated, among other things, the multiples of the transaction value to book value, tangible book value and last twelve months net income. Endicott also calculated the core deposit premium, which is defined as the transaction value minus tangible book value divided by core deposits, excluding certificates of deposit with balances equal to or greater than $100,000. Endicott's computations yielded the following multiples:

Bank Group	Number of Transactions	Price-to-Book Value	Tangible Book Value	Earnings Last Quarter Annualized	Core Deposit Premium
1	14	120%	136%	33.6x	9.2%
2	8	219%	241%	17.8x	19.3%
3	3	106%	115%	59.1x	2.0%

        Endicott applied these ranges of multiples derived from these analyses to comparable data for Beverly, and calculated the following range of imputed values:

Group	Price-to-Book Value	Tangible Book Value	Earnings	Core Deposit Premium
1	$18.74	$21.27	$46.98	$26.93
2	$34.25	$37.73	$24.92	$39.22
3	$16.63	$18.08	$82.73	$18.14

        No company or transaction, however, used in this analysis is identical to Beverly, Danvers or the merger. Accordingly, an analysis of the foregoing is not mathematically precise; rather it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies or company to which they are being compared. This is particularly relevant given the recent, significant decline in industry-wide merger activity as a result of current economic and industry weakness.

        Earnings and Discounted Cash Flow Analysis.    Endicott estimated Beverly's earnings for 2009-2014 under two scenarios, a base case and a weak economy case, based on management's forecasts and Beverly's historical performance. Using these projections and market data, Endicott calculated the potential value of Beverly shares over the projected period, under each of the two scenarios. These analyses assumed Beverly was not acquired but remained independent for the projected period.

        Base Case:    Endicott assumed moderate growth in Beverly's balance sheet, with assets increasing from $485 million at December 31, 2008 to $577 million in 2014 and net loans increasing from $335 million at December 31, 2008 to $422 million in 2014. Endicott projected liabilities increasing from $444 million to $521 million and deposits increasing from $340 million to $403 million. To estimate 2014 earnings, Endicott applied a net interest spread of 3.58%, resulting in a net interest margin of 4.05%. Non-interest income and expenses were projected at 0.84% and 3.23% respectively. As a result, over the projected period, Endicott estimated Beverly's return on assets would increase from 0.77% to 1.00%. Based on this scenario, Endicott calculated 2014 earnings of $2.13 per share.

        Based on these assumptions, Endicott estimated the theoretical value of a share of Beverly common stock at the end of the five year period by applying terminal multiples (ranging from 10x to 20x earnings and 100% to 250% of tangible book value) and discount rates (ranging from 8% to 15%). Endicott further derived a range of Net Present Value ("NPV") using a narrower discount rate range of 10%-12% that Endicott viewed as appropriate for a company with Beverly's particular risk characteristics. At the range of merger and acquisition multiples of approximately 16x-17x earnings calculated by Endicott and a range of discount rates of 10%-12%, Endicott calculated a NPV range per share of $22.51 to $24.75 per share. Based on merger and acquisition price-to-tangible book value multiples of approximately 175% to 205%, and the same discount rates, Endicott derived a range of NPV between $22.66 and $28.36 per share.

2014 Net Present Value Based on Varied Terminal Price-to-Earnings Multiples and Discount Rates:

	Terminal Price-to-Earnings Multiples (x)
Discount Rate	10x	11x	12x	13x	14x	15x	16x	17x	18x	19x	20x
8%	17.22	18.62	20.01	21.41	22.80	24.20	25.59	26.99	28.38	29.78	31.17
9%	16.52	17.85	19.18	20.51	21.84	23.18	24.51	25.84	27.17	28.50	29.84
10%	15.85	17.12	18.39	19.66	20.94	22.21	23.48	24.75	26.03	27.30	28.57
11%	15.21	16.43	17.64	18.86	20.08	21.29	22.51	23.72	24.94	26.16	27.37
12%	14.61	15.77	16.93	18.10	19.26	20.42	21.59	22.75	23.91	25.07	26.24
13%	14.03	15.15	16.26	17.37	18.48	19.60	20.71	21.82	22.93	24.05	25.16
14%	13.49	14.55	15.62	16.68	17.75	18.81	19.88	20.94	22.01	23.07	24.13
15%	12.97	13.99	15.01	16.03	17.05	18.07	19.09	20.10	21.12	22.14	23.16

2014 Net Present Value Based on Varied Terminal Price-to-Tangible Book Ratios and Discount Rates:

	Terminal Price-to-Tangible Book Multiples (%)
Discount Rate	100%	115%	130%	145%	160%	175%	190%	205%	220%	235%	250%
8%	16.77	18.79	20.81	22.84	24.86	26.89	28.91	30.93	32.96	34.98	37.01
9%	16.08	18.01	19.95	21.88	23.81	25.74	27.68	29.61	31.54	33.48	35.41
10%	15.43	17.28	19.12	20.97	22.82	24.66	26.51	28.36	30.20	32.05	33.90
11%	14.81	16.58	18.34	20.11	21.87	23.64	25.40	27.17	28.93	30.70	32.46
12%	14.23	15.91	17.60	19.29	20.98	22.66	24.35	26.04	27.73	29.41	31.10
13%	13.67	15.28	16.90	18.51	20.13	21.74	23.35	24.97	26.58	28.20	29.81
14%	13.14	14.69	16.23	17.77	19.32	20.86	22.41	23.95	25.50	27.04	28.59
15%	12.64	14.12	15.59	17.07	18.55	20.03	21.51	22.99	24.47	25.94	27.42

        Weak Economy Case:    Endicott assumed moderate growth in Beverly's balance sheet, with assets increasing from $485 million at December 31, 2008 to $640 million in 2014 and net loans increasing from $335 million at December 31, 2008 to $460 million in 2014. Endicott projected liabilities increasing from $444 million to $587 million and deposits increasing from $340 million to $462 million. To estimate 2014 earnings, Endicott applied a net interest spread of 3.72%, resulting in a net interest margin of 4.14%. The weak economy case mostly differed with the base case in terms of non interest income and expense. Non-interest income and expenses were projected at 0.78% and 3.55% respectively. As a result, throughout the projected period, return on assets remained at approximately 0.75%. Based on this scenario, Endicott calculated 2014 earnings of $1.78 per share, as compared to $2.13 in the base case.

        Based on these assumptions, Endicott estimated the theoretical value of a share of Beverly common stock at the end of the five year period by applying varied terminal multiples (ranging from 10x to 20x earnings and 100% to 250% of tangible book value) and discount rates (ranging from 8% to 15%). Endicott further derived a range of net present value, or NPV, using a narrower discount rate range of 10%-12% that Endicott viewed as appropriate for a company with Beverly's particular risk characteristics. At the range of merger and acquisition multiples of approximately 16x-17x earnings calculated by Endicott and a range of discount rates of 10%-12%, Endicott calculated a NPV range per share of $18.83 to $21.55 per share. Based on merger and acquisition price-to-tangible book value multiples of approximately 175% to 205%, and the same discount rates, Endicott derived a range of NPV between $21.82 and $27.28 per share.

2014 Net Present Value Based on Varied Terminal Price-to-Earnings Multiples and Discount Rates:

	Terminal Price-to-Earnings Multiples (x)
Discount Rate	10x	11x	12x	13x	14x	15x	16x	17x	18x	19x	20x
8%	15.16	16.35	17.53	18.72	19.91	21.10	22.29	23.48	24.67	25.85	27.04
9%	14.54	15.68	16.81	17.95	19.08	20.22	21.35	22.49	23.62	24.76	25.89
10%	13.96	15.05	16.13	17.22	18.30	19.38	20.47	21.55	22.64	23.72	24.81
11%	13.41	14.45	15.48	16.52	17.56	18.59	19.63	20.67	21.70	22.74	23.77
12%	12.89	13.88	14.87	15.86	16.85	17.84	18.83	19.82	20.81	21.80	22.80
13%	12.39	13.34	14.28	15.23	16.18	17.13	18.07	19.02	19.97	20.92	21.87
14%	11.91	12.82	13.73	14.63	15.54	16.45	17.36	18.26	19.17	20.08	20.98
15%	11.46	12.33	13.20	14.07	14.94	15.80	16.67	17.54	18.41	19.28	20.15

2014 Net Present Value Based on Varied Terminal Price-to-Tangible Book Ratios and Discount Rates:

	Terminal Price-to-Tangible Book Multiples (%)
Discount Rate	100%	115%	130%	145%	160%	175%	190%	205%	220%	235%	250%
8%	16.19	18.13	20.06	22.00	23.94	25.88	27.82	29.75	31.69	33.63	35.57
9%	15.53	17.38	19.23	21.08	22.93	24.78	26.63	28.48	30.33	32.18	34.03
10%	14.90	16.67	18.44	20.21	21.98	23.74	25.51	27.28	29.05	30.81	32.58
11%	14.31	16.00	17.69	19.38	21.07	22.76	24.45	26.14	27.83	29.52	31.21
12%	13.75	15.36	16.98	18.59	20.21	21.82	23.44	25.06	26.67	28.29	29.90
13%	13.21	14.76	16.30	17.85	19.39	20.94	22.48	24.03	25.57	27.12	28.66
14%	12.70	14.18	15.66	17.14	18.62	20.09	21.57	23.05	24.53	26.01	27.49
15%	12.22	13.63	15.05	16.46	17.88	19.29	20.71	22.13	23.54	24.96	26.37

        Pro Forma Analysis.    Endicott analyzed the estimated financial impact of the merger on Danvers' estimated earnings per share for the years 2010 through 2015 using management's projections for Danvers and both the base case and weak economy case for Beverly. In addition, Endicott assumed that the merger will result in cost savings equal to Danvers' management's estimates and that purchase accounting adjustments will also be equal to Danvers' management's estimates. Based on its analysis, Endicott determined that the merger would be accretive to Danvers' estimated GAAP earnings per share for each of the projected years under both scenarios. Endicott also estimated the projected book value per share and tangible book value per share for the years ending 2010 through 2015 under the base case and weak economy case. Based on its analysis, Endicott determined that the merger would be accretive to Danvers' estimated GAAP book value per share for each of the projected years under both scenarios. Also based on its analysis, Endicott determined that the merger would be initially dilutive to Danvers' estimated GAAP tangible book value per share and would be accretive by the end of 2014 under both scenarios. Furthermore, the analysis indicated that Danvers would remain "well capitalized" by regulatory standards during the projected period. For all of the above analyses, the actual results achieved by Danvers following the merger may vary from the projected results, and the variations may be material.

        Other Analyses.    Endicott compared the relative financial and market performance of Beverly to a variety of relevant industry peer groups and indices. Endicott also reviewed deposit market share data, balance sheet composition, historical stock performance and other financial data for Beverly.

        Miscellaneous.    The Danvers board of directors retained Endicott as an independent contractor to act as financial adviser to Danvers regarding the merger. As part of its investment banking business, Endicott is engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, Endicott has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of Endicott's business, its affiliates may actively trade the debt and equity securities of Danvers and Beverly for its affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        In August 2000, Danvers and Endicott entered into an engagement agreement pursuant to which Endicott would provide strategic, financial and transaction advice to Danvers for a quarterly retainer fee and certain fees payable upon consummation of a transaction. In June 2009, Danvers and Endicott amended the agreement to include Endicott's provision of a fairness opinion to Danvers if requested. Under the agreement, as amended, Danvers agreed to pay Endicott a transaction fee for its advisory services of 1% of the transaction value with 25% of the transaction fee payable upon the signing of a definitive agreement with respect to the transaction and the remainder payable upon the closing of the transaction. In addition, Danvers agreed to pay to Endicott a fairness opinion fee of $75,000, payable upon the delivery of the fairness opinion, with the fairness opinion fee to be credited against the transaction fee due and payable at the closing of the transaction. Pursuant to the Endicott engagement agreement, Danvers agreed to reimburse Endicott for all reasonable out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, incurred in connection with the engagement and to indemnify Endicott and related parties against certain liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. Endicott has also acted as an advisor for Danvers on an ongoing basis since August 2000 for which it receives customary fees and expense reimbursement. Previously, Endicott provided financial advisory services to Danvers regarding its conversion from mutual to stock form of ownership in January 2008.

Accounting Treatment

        The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, Beverly's assets and liabilities as of the date of the merger will be recorded at their respective fair values and added to those of Danvers. Any excess of the purchase price for Beverly over the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Danvers in connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of Danvers issued after the merger will reflect the results attributable to the acquired operations of Beverly beginning on the date of completion of the merger.

Post-Closing Capitalization

        Following the merger, Danvers will have approximately    •     million shares of common stock outstanding. Stockholders of Danvers before the merger will own approximately    •    % of the total shares outstanding after the merger and Beverly's current shareholders will own approximately    •    %.

        All of the numbers and percentages calculated above are based on the outstanding shares as of the record date and do not take into account the exercise of any outstanding stock options or warrants or the conversion of any convertible security that would result in the issuance of additional common stock of Danvers.

Restrictions on Resale of Danvers Common Stock by Affiliates

        The shares of Danvers common stock to be received by Beverly shareholders in the merger have been registered under the Securities Act on the registration statement of which this document is a part and, except as described in this paragraph, may be freely traded without restriction. The shares of Danvers common stock to be issued in the merger and received by persons who are considered to be "affiliates," as that term is used in Rule 145 under the Securities Act, of Beverly before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act. Affiliates of Beverly for this purpose include individuals or entities that control, are controlled by, or are under common control with Beverly and are expected to include the directors and executive officers of Beverly and certain entities affiliated with these directors and executive officers. These affiliates or their brokers risk being characterized as "underwriters" when they sell shares of Danvers common stock received in the merger. The U.S. securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145. This document does not cover resales of Danvers common stock received by any person upon the effectiveness of the merger, and no person is authorized to make any use of this document in connection with any such resale.

        Beverly has agreed to use its reasonable best efforts to cause each person who may be deemed an affiliate of Beverly for purposes of Rule 145 to deliver to Danvers a letter agreement intended to ensure compliance with the Securities Act with respect to the resale of the shares of Danvers common stock received by such affiliates in the merger.

Delisting and Deregistration of Beverly Common Stock Following the Merger

        If the merger is completed, Beverly's common stock will be delisted from the NYSE Amex and will be deregistered under the Securities Exchange Act of 1934.

Listing of Danvers Common Stock to be Issued in the Merger

        The listing on the Nasdaq Global Select Market of the shares of Danvers common stock to be issued in the merger is a condition to the closing of the merger.

 INTERESTS OF BEVERLY'S DIRECTORS AND OFFICERS IN THE MERGER

        Some of the members of Beverly's management and board of directors may be deemed to have interests in the merger that are in addition to their interests as shareholders of Beverly generally. The board of directors was aware of these interests and considered them in recommending that Beverly shareholders approve the merger agreement and the transactions contemplated by the merger agreement.

Retention Bonuses

        The merger agreement provides that Danvers may provide retention bonuses to employees of Beverly who remain employed at Beverly through the effective time of the merger, or at Danvers for an interim period following the effective time.

Severance Pay

        Beverly and/or Beverly National Bank has entered into employment agreements with each of its executive officers. Pursuant to his employment agreement, Donat A. Fournier is entitled to a severance payment in the amount of one year's salary and continuation of benefits for 12 months if his employment is terminated without cause or he resigns for good reason. Pursuant to their employment agreements, Michael Gilles, John Putney and John Good III are each entitled to a severance payment in the amount of 1/12 of his annual salary multiplied by the number of months remaining in the term of his employment agreement and continuation of benefits for 12 months if he is terminated without cause or he resigns for good reason. Pursuant to their employment agreements, two non-executive officers are each entitled to a severance payment in the amount of one year's salary and continuation of benefits for 12 months if his employment is terminated without cause.

        Beverly and/or Beverly National Bank has also entered into change in control agreements with each of the above executive officers, as well as three non-executive officers. Pursuant to his change in control agreement, if Mr. Fournier's employment is terminated for any reason other than cause within 24 months following the closing of the merger, Mr. Fournier is entitled to a payment in the amount of three times his salary, less $100. Pursuant to each of their change in control agreements, Messrs. Gilles, Putney and Good and a non-executive officer are each entitled to a payment in the amount of two times their salary, less $100, if their employment is terminated without cause or for good reason. Pursuant to each of their change in control agreements, two non-executive officers are each entitled to a payment in the amount of two times their salary, less $100, if their employment is terminated without cause.

        Where an executive officer has both an employment agreement and change in control agreement, such executive officer may choose under which agreement to receive benefits in the case both are triggered. The following table reflects the amount of severance payments that may be triggered under the employment and change in control agreements in the event that each executive officer's employment is terminated under certain circumstances in connection with the transactions.

Name	Severance Pay ($)
Donat A. Fournier	933,050
Michael O. Gilles	443,367
John R. Putney	423,726
Jack L. Good	372,923

        The amounts payable to each of Messrs. Fournier, Gilles, Putney and Good, as described above, as well as that payable to the non-executive officers, are subject to reduction in order to ensure that the full amounts of such payments are deductible in the event that Section 280G of the Internal Revenue Code is applicable.

        Non-officer employees of Beverly or Beverly National Bank whose employment is terminated (other than for cause) or within one year after the merger will be entitled to receive severance payments in an amount equal to two weeks pay for each year of service, with a maximum of fifty-two (52) weeks of pay.

        In addition, it is currently anticipated that Mr. Fournier will continue to be employed with Danvers after the merger.

Indemnification

        Pursuant to the merger agreement, Danvers has agreed to indemnify the officers and directors of Beverly and Beverly National Bank to the fullest extent provided in Beverly's articles of organization and bylaws or Beverly National Bank's charter and bylaws, as the case may be, for a period of six years after the effective date of the merger.

Directors' and Officers' Insurance

        Beverly has agreed to purchase an extension of its current directors' and officers' liability insurance coverage that will provide Beverly's officers and directors with coverage for six years following the effective date of the merger for errors and omissions committed by an officer or director in his or her capacity as such and that occurred prior to the effective date of the merger. Under the terms of the merger agreement, the aggregate cost of the insurance extension must be less than $100,000.

Appointment of Three Beverly Directors to the Boards of Danvers and Danversbank

        As of the closing of the merger, three members of the current board of directors of Beverly will be appointed to the Danvers board of directors and to the Danversbank board of directors, to serve until at least the third anniversary of the merger. The directors will receive compensation commensurate with his or her duties and responsibilities in the same amounts and subject to the same conditions as paid to the other members of the boards of directors of Danvers and Danversbank. It is anticipated that the three Beverly directors who will serve as directors of Danvers and Danversbank will be Mark B. Glovsky, Pamela Carrington Scott and Michael F. Tripoli.

Salary Continuation Agreement

        Under a salary continuation agreement between Beverly and Mr. Fournier, Mr. Fournier is entitled to receive an annual benefit for 20 years, commencing upon his attainment of age 65, of (a) $100,000 if Mr. Fournier remains employed through age 65 or (b) a lesser amount if Mr. Fournier terminates his employment prior to attaining age 65. However, if Mr. Fournier terminates his employment within 12 months following the closing of the merger, Mr. Fournier will be entitled to the full benefit of $100,000 annually for 20 years upon his attainment of age 65, regardless of whether Mr. Fournier remains employed through age 65.

 Acceleration of Restricted Stock Awards

        All holders of restricted stock, including directors and officers of Beverly, will be entitled to acceleration of all of their unvested restricted stock immediately prior to the closing of the merger. The following table identifies for each Beverly executive officer and director as of July 31, 2009, the number of unvested shares of restricted stock held by such officer or director that will accelerate in connection with the transaction.

Name	Number of Shares	Name	Number of Shares
Donat A. Fournier	6,825	Suzanne S. Gruhl	370
Michael O. Gilles	5,600	Robert W. Luscinski	370
John R. Putney	4,900	Pamela C. Scott	370
Jack L. Good, III	2,100	Michael F. Tripoli	370
Alice B. Griffin	470	Jack J. Meaney	335
Kevin M. Burke	370	Carol A. Vallone	335
Mark B. Glovsky	370	Linda E. Saris	250
Jack N. Fisher	370

Stock Ownership and Voting Power

        As of the record date, the directors and officers of Beverly beneficially owned approximately     •    % of the total outstanding shares of common stock of Beverly entitled to vote at the special meeting.

THE MERGER AGREEMENT

        The following is a brief summary of the significant provisions of the merger agreement between Danvers and Beverly. The summary is not complete and is qualified in its entirety by reference to the merger agreement, which is attached to this document as Annex A and is incorporated into this document by reference. You should read the entire merger agreement carefully and in its entirety.

Structure of the Merger

        The merger agreement provides for the merger of Beverly with and into Danvers. The surviving corporation in the merger will be Danvers.

Closing of the Merger

        The closing of the merger will occur on a date that is no later than five business days after the satisfaction or waiver of all of the closing conditions described in the merger agreement, unless this date is extended by the mutual agreement of Danvers and Beverly. The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Delaware and the Secretary of the Commonwealth of Massachusetts.

        We currently expect that the merger will become effective during the fourth calendar quarter of 2009; however, because the merger is subject to a number of conditions, we cannot predict the actual timing.

Merger Consideration

        In the merger, each outstanding share of Beverly common stock will be converted into the right to receive 1.66 shares of Danvers common stock, plus cash in lieu of any fractional share.

        No fractional shares of Danvers common stock will be issued in connection with the merger. Instead, each Beverly shareholder will receive an amount of cash, in lieu of any fractional share, based on the average per share closing price of Danvers common stock on the Nasdaq Global Select Market over the five trading days immediately preceding the closing date of the merger, rounded to the nearest whole cent.

Exchange of Beverly Stock Certificates for Danvers Stock Certificates

        On or before the closing date of the merger, Danvers will cause to be delivered to the exchange agent (which will be a bank or trust company selected by Danvers and reasonably satisfactory to Beverly), certificates representing the shares of Danvers common stock to be issued in the merger and cash to be paid in lieu of fractional shares of Danvers common stock.

        As soon as practicable following the effective time of the merger, the exchange agent will mail to each Beverly shareholder of record at the effective time of the merger a letter of transmittal and instructions for use in surrendering the shareholder's Beverly stock certificates. When such Beverly shareholders deliver their Beverly stock certificates to the exchange agent along with a properly completed and duly executed letter of transmittal and any other required documents, their Beverly stock certificates will be cancelled and in exchange they will receive, as allocated to them:

  •
  a Danvers stock certificate representing the number of whole shares of Danvers common stock that they are entitled to receive under the merger agreement; and/or

  •
  a check representing the amount of cash that they are entitled to receive in lieu of any fractional shares.

        The surrendered stock certificates will then be cancelled.

        Beverly shareholders are not entitled to receive any dividends or other distributions on Danvers common stock with a record date after the merger until they have surrendered their Beverly stock certificates in exchange for a Danvers stock certificate. After the surrender of their Beverly stock certificates, Beverly shareholders of record will be entitled to receive any dividend or other distribution, without interest, which had become payable with respect to their Danvers common stock.

        Danvers will issue a stock certificate for Danvers common stock or a check for cash in lieu of a fractional share in a name other than the name in which a surrendered Beverly stock certificate is registered only if the exchange agent is presented with all documents required to show and effect the unrecorded transfer of ownership, together with evidence that any applicable stock transfer taxes have been paid.

Treatment of Beverly Stock Options

        At the effective time of the merger, Danvers will assume each option granted under Beverly's stock option plan, whether vested or unvested, and which has not been previously exercised or cancelled, subject to adjustment such that options granted under Beverly's stock option plan will be exercisable for shares of Danvers common stock.

Conditions to the Merger

        The obligations of Beverly and Danvers to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following conditions:

  •
  the merger agreement and the transactions contemplated by the merger agreement having been approved by the requisite vote of the shareholders of Beverly and the stockholders of Danvers;

  •
  Danvers and Beverly having obtained all regulatory approvals required to consummate the transactions contemplated by the merger agreement and all related statutory waiting periods having expired, and none of the regulatory approvals having imposed any requirement that would prohibit or materially limit the ownership or operation by Beverly or Danvers of any material portion of the business or assets of Beverly, or compel Danvers to dispose of or hold separate any material portion of the business or assets of Beverly (a so-called "burdensome condition");

  •
  the absence of any order, decree or injunction in effect, or any law, statute or regulation enacted or adopted, that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement;

  •
  the registration statement of which this document is a part being declared effective and the absence of any proceeding or threatened proceeding to suspend, or stop order suspending, that effectiveness; and

  •
  the shares of Danvers common stock issuable in the merger having been approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance.

        In addition, the obligation of Danvers to complete the merger is subject to the fulfillment or written waiver, where permissible, of the following conditions:

  •
  each of the representations and warranties of Beverly contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure or failures of those representations and warranties to be true and correct have not had, and would not reasonably be expected to have, a material adverse effect on Beverly;

  •
  since the date of the merger agreement, there not having occurred any material adverse effect with respect to Beverly;

  •
  Beverly having performed in all material respects all obligations required to be performed by Beverly under the merger agreement on or prior to the closing date of the merger;

  •
  Danvers having received a certificate from the chief executive officer or chief financial officer of Beverly with respect to compliance with the foregoing conditions;

  •
  there having been obtained all necessary consents or approvals of third parties required for the consummation of the merger, unless the failure to obtain these consents or approvals would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Beverly;

  •
  Danvers having received an opinion from its tax counsel that the merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code; and

  •
  holders of no more than 15% of the outstanding shares of Beverly stock shall have taken actions to assert dissenters' rights under Massachusetts law.

        The obligations of Beverly to complete the merger are subject to the fulfillment or written waiver, where permissible, of the following additional conditions:

  •
  each of the representations and warranties of Danvers contained in the merger agreement having been true and correct as of the date of the merger agreement and as of the closing date of the merger, unless the failure or failures of those representations and warranties to be true and correct has had, or is reasonably likely to have, a material adverse effect on Danvers;

  •
  since the date of the merger agreement, there not having occurred any material adverse effect with respect to Danvers;

  •
  Beverly having received a certificate from the chief executive officer or chief financial officer of Danvers with respect to compliance with the foregoing conditions to the obligations of Beverly; and

  •
  Beverly having received an opinion from its tax counsel that the merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code.

        "Material adverse effect" when used in reference to Beverly or Danvers, means any fact, change, event, development, effect or circumstance that, individually or in the aggregate, are, or would be reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Danvers or Beverly and its respective subsidiaries, as the case may be, taken as a whole, or would reasonably be expected to prevent Danvers or Beverly, as the case may be, from performing its obligations under the merger agreement or consummating the transactions contemplated by the merger agreement. However, material adverse effect does not include the impact of:

  •
  any fact, change, event, development, effect or circumstance generally affecting the financial industry generally or arising from changes in general business or economic conditions (and not specifically relating to or having the effect of specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (as the context may dictate) on Danvers or Beverly and its respective subsidiaries, as the case may be, taken as a whole);

  •
  any fact, change, event, development, effect or circumstance resulting from any change in law, generally accepted accounting principles or regulatory accounting, which affects generally entities such as Danvers or Beverly, as the case may be, and its respective subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (as the context may dictate) on Danvers or Beverly and its respective subsidiaries, as the case may be, taken as a whole);

  •
  actions and omissions of Danvers or Beverly and its respective subsidiaries, as the case may be, taken with the prior written consent of the other party in furtherance of the transactions contemplated under the merger agreement or otherwise permitted to be taken by Danvers or Beverly under the merger agreement;

  •
  any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by the merger agreement;

  •
  any failure by Danvers or Beverly to meet any internal or published industry analyst projection or forecasts or estimates of revenues or earnings for any period (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect); and

  •
  changes in the trading price or trading volume of Danvers or Beverly common stock (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of material adverse effect may be taken into account in determining whether there has been a material adverse effect).

Termination

        The merger agreement may be terminated and the merger and the transactions contemplated by the merger agreement abandoned as follows:

  •
  by mutual written consent of the parties;

  •
  by Danvers or Beverly if the other party materially breaches any of its representations, warranties, covenants or agreements contained in the merger agreement (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), and the breach cannot be or has not been cured within 30 days of written notice of the breach;

  •
  by Danvers or Beverly if the merger has not occurred on or before March 31, 2010, unless the terminating party's failure to comply with the merger agreement was the cause of the failure of the merger to occur on or before this date;

  •
  by Danvers or Beverly if any regulatory approval required for consummation of the merger and the other transactions contemplated by the merger agreement has been denied by final nonappealable action of any regulatory authority, or any governmental entity has issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, provided that the terminating party has used its reasonable best efforts to have the order, injunction or decree lifted;

  •
  by Danvers or Beverly if the required approval of the merger agreement by the Beverly shareholders is not obtained;

  •
  by Danvers or Beverly if the required approval of the merger agreement by the Danvers stockholders is not obtained;

  •
  by Beverly if the Danvers board of directors:

  •
  modifies, qualifies, withholds or withdraws its recommendation to the Danvers stockholders to vote in favor of the merger agreement or makes any statement, filing or release that is inconsistent with the recommendation;

  •
  breaches its obligations to call, give notice of and commence the Danvers special meeting; or

  •
  fails to publicly reconfirm its recommendation to its stockholders to vote in favor of the merger agreement within five business days of being requested to do so by Beverly.

  •
  by Danvers if the Beverly board of directors:

  •
  modifies, qualifies, withholds or withdraws its recommendation to the Beverly shareholders to vote in favor of the merger agreement or makes any statement, filing or release that is inconsistent with the recommendation;

  •
  breaches its obligations to call, give notice of and commence the Beverly special meeting;

  •
  approves or recommends another acquisition proposal;

  •
  fails to publicly recommend against a publicly announced acquisition proposal within five business days of being requested to do so by Danvers;

  •
  fails to publicly reconfirm its recommendation to its shareholders to vote in favor of the merger agreement within five business days of being requested to do so by Danvers; or

  •
  resolves or otherwise determines to take, or announces an intention to take, any of the actions listed above;

  •
  by Danvers if Beverly breaches in any material respect the provisions in the merger agreement prohibiting the solicitation of other offers;

  •
  by Beverly in connection with entering into a definitive agreement to effect a superior proposal; or

  •
  by Beverly if the average of the daily closing sales prices of Danvers common stock for the five business days commencing on the later of (i) date that all final regulatory approvals are received, (ii) the date on which the Danvers stockholders approve the merger agreement, or (iii) the date on which the Beverly shareholders approved the merger agreement, is less than $11.10 and the decrease in the trading price of Danvers common stock over a specified period exceeds by 20% or more the decrease in the trading prices of the Nasdaq Bank Index, provided that Danvers will have the option to increase the amount of Danvers common stock to be provided to Beverly shareholders pursuant to either of two formulas prescribed in the merger agreement, in which case no termination will have occurred.

Termination Fee

        Under the terms of the merger agreement, Beverly must pay Danvers a termination fee of $2,478,000, plus up to $375,000 for Danvers' out-of-pocket expenses, if:

  •
  Danvers terminates the merger agreement as a result of Beverly's board of directors:

  •
  modifying, qualifying, withholding or withdrawing its recommendation or making any statement, filing or release, in connection with the special meeting of Beverly shareholders or otherwise, inconsistent with its recommendation to vote in favor of the merger agreement;

    •
    breaching its obligations to call, give notice of and commence the special meeting of Beverly shareholders under the merger agreement;

    •
    approving or recommending an acquisition proposal;

    •
    failing to publicly recommend against a publicly announced acquisition proposal within five business days of being requested to do so by Danvers;

    •
    failing to publicly reconfirm its recommendation within five business days of being requested to do so by Danvers; and

    •
    resolving or otherwise determining to take, or announcing an intention to take, any of the foregoing actions; or

  •
  Danvers terminates the merger agreement as a result of a material breach by Beverly of Beverly's non-solicitation obligations under the merger agreement; or

  •
  Beverly terminates the merger agreement as a result of entering into a definitive agreement to effect a superior proposal; or

  •
  Danvers or Beverly terminates the merger agreement as a result of:

  •
  the failure of the Beverly shareholders to approve the merger agreement; or

  •
  the merger not having been consummated by March 31, 2010, and both

  •
  an acquisition proposal with respect to Beverly has been publicly announced, disclosed or otherwise communicated to the Beverly board of directors; and

  •
  within 12 months of termination of the merger agreement, Beverly enters into a definitive agreement with respect to, or has consummated, another acquisition transaction; or

  •
  Danvers terminates the merger agreement as a result of a material breach by Beverly of any of its representations, warranties, covenants or agreements contained in the merger agreement, if both:

  •
  an acquisition proposal with respect to Beverly has been publicly announced disclosed or otherwise communicated to the Beverly board of directors; and

  •
  within 12 months of termination of the merger agreement, Beverly enters into a definitive agreement with respect to, or has consummated, another acquisition proposal.

No Solicitation

        Beverly has agreed that neither it nor its subsidiaries nor any of its respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, affiliates and other of its agents (which Beverly sometimes refers to as its representatives) will, directly or indirectly:

  •
  initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an acquisition proposal;

  •
  participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any party (other than Danvers) any information or data with respect to Beverly or any of its subsidiaries or otherwise relating to an acquisition proposal;

  •
  release any party from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Beverly is a party; or

  •
  enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

        An acquisition proposal means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Danvers), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an acquisition transaction. An acquisition transaction means:

  •
  any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Beverly or any of its subsidiaries;

  •
  any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Beverly or any of its subsidiaries representing, in the aggregate, 15% or more of the assets of Beverly and its subsidiaries on a consolidated basis;

  •
  any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of Beverly or any of its subsidiaries;

  •
  any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 15% or more of any class of equity securities of Beverly or any of its subsidiaries; or

  •
  any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

        If, prior to the approval of the merger agreement by Beverly's shareholders, Beverly receives a bona fide unsolicited written acquisition proposal that did not result from a breach by Beverly of any of the no solicitation provisions in the merger agreement, as discussed above, the Beverly board of directors may participate in discussions or negotiations regarding the unsolicited acquisition proposal or furnish the third party with, or otherwise afford access to the third party of, any information or data with respect to Beverly or any of its subsidiaries or otherwise relating to the acquisition proposal if:

  •
  the Beverly board of directors first determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that

  •
  such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal; and

  •
  it is required to take such actions to comply with its fiduciary duties to its shareholders under applicable law;

  •
  Beverly has provided Danvers with at least three business days' prior notice of such determination; and

  •
  prior to furnishing or affording access to any information or data with respect to Beverly or any of its subsidiaries or otherwise relating to an acquisition proposal, the third party enters into a confidentiality agreement with Beverly containing terms no less favorable to Beverly than those contained in its confidentiality agreement with Danvers.

        A superior proposal means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an acquisition transaction on terms that the Beverly board of directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation:

  •
  would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Beverly's common stock or all, or substantially all, of the assets of Beverly and its subsidiaries on a consolidated basis;

  •
  would result in a transaction that

  •
  involves consideration to the holders of the shares of Beverly's common stock that is more favorable, from a financial point of view, than the consideration to be paid to Beverly's shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining additional financing; and

  •
  is, in light of the other terms of such proposal, more favorable to Beverly's shareholders than the merger and the transaction contemplated by the merger agreement; and

  •
  is reasonably capable of being consummated on the terms proposed,

in each case taking into account all legal, financial, regulatory and other aspects of the proposal, including the likelihood that such transaction will be consummated.

        Beverly has agreed to promptly, and in any event within 24 hours, notify Danvers in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Beverly or any of its representatives, in each case in connection with any acquisition proposal. Any such notice will indicate the name of the party initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement). Beverly is also required to keep Danvers informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

        Under the merger agreement, Beverly agreed that its board would not:

  •
  withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Danvers, its approval of the merger agreement and its recommendation to Beverly's shareholders to vote to approve the merger agreement or make any statement, filing or release, in connection with the special meeting of Beverly's shareholders or otherwise, inconsistent with its recommendation to Beverly's shareholders to vote to approve the merger agreement (including taking a neutral position or no position with respect to an acquisition proposal);

  •
  approve or recommend, or propose to approve or recommend, any acquisition proposal; or

  •
  enter into (or cause Beverly or any of its subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement:

  •
  related to any acquisition transaction (other than a confidentiality agreement entered into in accordance with the no solicitation provisions of the merger agreement); or

  •
  requiring Beverly to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

        However, prior to the approval of the merger agreement by Beverly's shareholders, its board may approve or recommend to Beverly's shareholders a superior proposal and modify, qualify, withhold or withdraw its recommendation with respect to the merger agreement, if the Beverly board of directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that it is required to take such actions to comply with its fiduciary duties to Beverly's shareholders under applicable law. In the event that the Beverly board of directors makes this determination, Beverly must provide five business days prior written notice to Danvers that its board has decided that a bona fide unsolicited written acquisition proposal that Beverly received (that did not result from a breach of the no solicitation provisions of the merger agreement) constitutes a superior proposal. During the five business day period after Danvers' receipt of the notice of a superior proposal, Beverly and its board must cooperate and negotiate in good faith with Danvers to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable Beverly to proceed with its board's original recommendation with respect to the merger agreement without requiring Beverly to approve or recommend to its shareholders a superior proposal and withdraw, qualify or modify its board's recommendation with respect to the merger agreement. At the end of the five business day notice period, and after taking into account any such adjusted, modified or amended terms as may have been proposed by Danvers during such period, the Beverly board of directors must, again, determine in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that:

  •
  it is required to approve or recommend to its shareholders a superior proposal and modify, qualify, withhold or withdraw its recommendation with respect to the merger agreement to comply with its fiduciary duties to its shareholders under applicable law; and

  •
  such acquisition proposal is a superior proposal.

Beverly Shareholders Meeting

        Beverly has agreed to call, hold and convene a meeting of its shareholders as promptly as practicable (and in any event within 45 days following the time when the registration statement becomes effective, subject to extension with the consent of Danvers) to consider and vote upon the approval of the merger agreement and any other matter required to be approved by the shareholders of Beverly in order to consummate the merger. Beverly also has agreed to ensure that the shareholders meeting is called, noticed and held in compliance with Massachusetts law, Beverly's articles of organization and bylaws, and all other applicable legal requirements.

Danvers Stockholders Meeting

        Danvers has agreed to call, hold and convene a meeting of its stockholders as promptly as practicable (and in any event within 45 days following the time when the registration statement becomes effective, subject to extension with the consent of Beverly) to consider and vote upon the approval of the merger agreement and any other matter required to be approved by the stockholders of Danvers in order to consummate the merger. Danvers also has agreed to ensure that the stockholders meeting is called, noticed and held in compliance with Delaware law, Danvers' certificate of incorporation and bylaws, and all other applicable legal requirements.

Nasdaq Global Select Market Listing

        Under the terms of the merger agreement, Danvers has agreed to use its reasonable best efforts to obtain approval for listing on the Nasdaq Global Select Market the shares of Danvers common stock to be issued to Beverly shareholders in the merger.

Directors' and Officers' Insurance

        Danvers has agreed, for a period of six years after the effective time of the merger, to cause the persons serving as officers and directors of Beverly immediately prior to the effective time to continue to be covered by the indemnification provisions and limitations of liability provided in Beverly's articles of organization or bylaws or in any similar governing documents of Beverly's subsidiaries, with respect to acts or omissions occurring prior to the effective time which were committed by such officers and directors in their capacity as such. Danvers also has agreed that Beverly may purchase an extended reporting period endorsement under its existing directors' and officers' liability insurance coverage for Beverly's directors and officers, which will provide such directors and officers with coverage for six years following the effective time of the merger of not less than the existing coverage under, and have other terms not materially less favorable than the directors' and officers' liability insurance coverage presently maintained by Beverly.

Conduct of Business Pending the Merger

        Pursuant to the merger agreement, Beverly has agreed that, until the effective time of the merger or the termination of the merger agreement, Beverly and its subsidiaries will not, except as expressly permitted by the merger agreement or with the prior written consent of Danvers:

  •
  conduct its business other than in the ordinary and usual course consistent with past practice;

  •
  fail to use reasonable best efforts to preserve intact its business organizations and assets, and maintain its rights, franchises, and existing relations with customers, suppliers, employees and business associates;

  •
  take any action that would adversely affect the ability of either Beverly or Danvers to receive any regulatory approval required to complete the transactions contemplated by the merger agreement or adversely effect its ability to perform any of its material obligations under the merger agreement;

  •
  issue or sell any securities or equity equivalents, except with respect to stock options outstanding on the date of the merger agreement;

  •
  accelerate the vesting of any stock options or other equity rights;

  •
  effect a split, combination or reclassification of its capital stock;

  •
  declare or pay any dividend or other distribution on its capital stock other than regular quarterly cash dividends, or dividends paid by wholly-owned subsidiaries to Beverly or any wholly-owned subsidiary of Beverly;

  •
  combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock;

  •
  enter into or amend any employment, severance or similar arrangements with any of its directors, officers, employees or consultants;

  •
  increase the compensation or benefits of any director, officer, employee or consultant, except for normal increases of compensation to employees in the ordinary course of business consistent with past practice not to exceed five percent of the individual's current annual compensation;

  •
  enter into, establish, adopt, amend or terminate any benefit plans or any agreement, arrangement, plan or policy between Beverly and any of its directors, officers or employees;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of Beverly's assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction, that, together will all other such transactions, is not material to Beverly and its subsidiaries taken as a whole;

  •
  amend its articles of organization or bylaws;

  •
  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course consistent with past practice) assets, business, deposits or properties of any other entity;

  •
  make any capital expenditures other than in the ordinary course of business consistent with past practice and in amounts not to exceed $50,000 individually or $500,000 in the aggregate;

  •
  enter into or terminate any material agreement or amend or modify in any material respect any existing material agreement;

  •
  settle any litigation;

  •
  enter into any new material line of business, change its material lending, investment, underwriting, risk and asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by a regulatory authority, or file any application or make any contract with respect to branching or site location;

  •
  enter into any derivative transactions;

  •
  incur indebtedness for borrowed money, other than deposits, federal funds purchased, federal home loan bank advances and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice;

  •
  acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course consistent with past practice) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or any other debt security other than in the ordinary course of business consistent with past practice;

  •
  make any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice, and provided that any loan, loan commitment, letter or credit or other extension of credit in an amount greater than $2,000,000 will require the prior consent of Danvers, which shall be deemed given unless Danvers provides written objection to Beverly by the end of the third business day after receipt of written notice from Beverly;

  •
  Invest or commit to invest in real estate or any real estate development project, other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice;

  •
  change its accounting principles or practices other than as may be required by changes in laws or regulations or by generally accepted accounting principles;

  •
  change its loan policies or procedures except as required by a governmental authority;

  •
  make or change any tax election, file any amended tax return, fail to timely file any tax return, enter into any closing agreement, settle or compromise any liability with respect to taxes, agree to any adjustment of any tax attribute, or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment;

  •
  knowingly take any action that would, or would be reasonably likely to, cause the merger to fail to qualify as a reorganization for federal income tax purposes;

  •
  knowingly take any action that is intended or is reasonable likely to result in any of its representations and warranties contained in the merger agreement being or becoming untrue in any material respect, or in any of the conditions to the merger not being satisfied or in a material violation of any of the provisions of the merger agreement; or

  •
  agree or commit to do any of these prohibited activities.

        Danvers has agreed that, except as permitted by the merger agreement or otherwise consented to by Beverly in writing, it will not knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties contained in the merger agreement being or becoming untrue in any material respect, or in any of the condition to the merger not being satisfied or in a material violation of any of the provisions of the merger agreement.

        The agreements relating to the conduct of Danvers' and Beverly's business contained in the merger agreement are complicated and not easily summarized. You are urged to carefully read Article V of the merger agreement attached to this document as Annex A.

Employee Benefits

        Under the terms of the merger agreement, from and after the effective time of the merger, Danvers will provide the employees of Beverly and any of its subsidiaries who remain employed after the effective time with the types and levels of comparable employee benefits as those provided either to current employees of Beverly or similarly situated employees of Danvers. Danvers also has the right in its sole discretion to terminate, merge or continue any of Beverly's employee benefit plans. To the extent that Beverly employees become eligible to participate in Danvers' employee benefit plans after the merger, Danvers will:

  •
  provide each employee with eligibility and vesting credit, but not benefit accrual credit, equal to the amount of service credited by Beverly prior to the merger;

  •
  subject to the terms of Danvers' plans, not treat any employee of Beverly or any of its subsidiaries as a "new" employee for purposes of any exclusions under any health or similar plan of Beverly for any pre-existing medical condition; and

  •
  provide for any deductibles paid under Beverly's health plans to be credited toward deductibles under Danvers' health plans upon delivery to Danvers of appropriate documentation.

        Danvers has agreed to honor Beverly's severance guidelines in connection with the termination of employment of any Beverly employees for a specified period of time following the merger.

Representations and Warranties

        The merger agreement contains reciprocal representations and warranties of Danvers and Beverly and its subsidiaries relating to:

  •
  due organization, existence, good standing, and due registration as a bank holding company;

  •
  capitalization;

  •
  subsidiaries;

  •
  corporate power;

  •
  corporate authority;

  •
  no violation or breach of certain organizational documents agreements and governmental orders;

  •
  compliance with applicable laws;

  •
  litigation;

  •
  Securities and Exchange Commission documents and filings;

  •
  absence of certain changes;

  •
  tax treatment of the merger;

  •
  regulatory capitalization;

  •
  Community Reinvestment Act, anti-money laundering and customer information security;

  •
  deposit insurance;

  •
  employee benefit plans; and

  •
  disclosure.

        The merger agreement contains additional representations and warranties by Beverly and its subsidiaries relating to:

  •
  corporate records;

  •
  labor matters;

  •
  insurance;

  •
  environmental matters;

  •
  intellectual property;

  •
  material agreements and defaults;

  •
  property and leases;

  •
  inapplicability of takeover laws;

  •
  loans and nonperforming and classified assets;

  •
  trust business and administration of fiduciary accounts;

  •
  investment management and related activities;

  •
  investment securities;

  •
  derivative transactions;

  •
  repurchase agreements; and

  •
  transactions with affiliates.

        The merger agreement also contains additional representations and warranties by Danvers relating to the sufficiency of funds to complete the merger.

        None of the representations and warranties by either party survives the effective time of the merger. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement attached to this document as Annex A.

Expenses

        Each party will pay all fees and expenses it incurs in the merger, except that Beverly and Danvers will share equally the costs of printing, filing and registration fees.

 Amendments

        Danvers and Beverly may amend the merger agreement by executing a written amendment approved by the boards of directors of Danvers and Beverly. However, after approval of the merger agreement by the shareholders of Beverly, no amendment of the merger agreement may be made which by law requires further approval of the shareholders of Beverly without obtaining that approval.

Beverly Voting Agreement

        The following summary of the voting agreements is qualified by reference to the complete text of the form of voting agreement, which is attached to this document as Annex B and incorporated into this document by reference.

        In connection with the merger agreement, Danvers entered into voting agreements with certain Beverly directors and officers, consisting of Kevin M. Burke, John N. Fisher, Donat A. Fournier, Michael O. Gilles, Mark B. Glovsky, John L. Good, III, Alice B. Griffin, Suzanne S. Gruhl, Robert W. Luscinski, John J. Meany, John R. Putney, Linda E. Saris, Pamela C. Scott, Michael F. Tripoli, and Carol A. Vallone. In the voting agreements, each of these shareholders has agreed to vote, and granted Danvers an irrevocable proxy and power of attorney to vote, all of his or her shares of Beverly common stock:

  •
  in favor of approval of the merger agreement and the transactions described in the merger agreement, including the merger;

  •
  against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Beverly contained in the merger agreement or of the shareholder contained in the voting agreement, or that would preclude fulfillment of a condition under the merger agreement to Beverly's and Danvers' respective obligations to consummate the merger; and

  •
  against any acquisition proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the merger or any of the other transactions described in the merger agreement.

        Under the voting agreements, each of the shareholders also agreed not to, and not to permit any of his or her affiliates, to:

  •
  initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, another acquisition proposal;

  •
  participate in any discussions or negotiations regarding another acquisition proposal;

  •
  enter into any agreement with respect to another acquisition proposal;

  •
  solicit proxies or take any action to facilitate a solicitation with respect to another acquisition proposal;

  •
  initiate a shareholders' vote or action by consent of Beverly shareholders with respect to another acquisition proposal; or

  •
  except by reason of the voting agreement, become a member of a group with respect to any Beverly voting securities that takes any action in support of another acquisition proposal.

        In addition, except under limited circumstances, these shareholders also agreed not to dispose of or encumber their shares of Beverly common stock while the voting agreements are in effect. The voting agreements terminate immediately upon the earlier of the effective time of the merger, the termination of the merger agreement in accordance with its terms, or mutual written agreement between the shareholder and Danvers.

        As of the record date, there were    •    shares of Beverly common stock subject to the voting agreements, which represent approximately     •    % of the outstanding shares of Beverly common stock as of that date.

Danvers Voting Agreement

        The following summary of the voting agreements is qualified by reference to the complete text of the form of voting agreement, which is attached to this document as Annex C and incorporated into this document by reference.

        In connection with the merger agreement, Beverly entered into voting agreements with certain Danvers directors and officers, consisting of Kevin T. Bottomley, Diane C. Brinkley, Robert J. Broudo, Craig S. Cerretani, Eleanor M. Hersey, Mary Coffey Moran, Brian C. Cranney, John P. Drislane, John R. Ferris, Thomas Ford, Neal H. Goldman, James J. McCarthy, J. Michael O'Brien, John J. O'Neil, L. Mark Panella, John M. Pereira, and Diane T. Stringer. In the voting agreements, each of these stockholders has agreed to vote, and granted Beverly an irrevocable proxy and power of attorney to vote, all of his or her shares of Danvers common stock:

  •
  in favor of approval of the merger agreement and the transactions described in the merger agreement, including the merger; and

  •
  against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Danvers contained in the merger agreement or of the stockholder contained in the voting agreement, or that would preclude fulfillment of a condition under the merger agreement to Beverly's and Danvers' respective obligations to consummate the merger.

        In addition, except under limited circumstances, these stockholders also agreed not to dispose of or encumber their shares of Danvers common stock while the voting agreements are in effect. The voting agreements terminate immediately upon the earlier of the effective time of the merger, the termination of the merger agreement in accordance with its terms, or mutual written agreement between the stockholder and Danvers.

        As of the record date, there were    •    shares of Danvers common stock subject to the voting agreements, which represent approximately     •    % of the outstanding shares of Danvers common stock as of that date.

Regulatory Approvals Required for the Merger

        Danvers and Beverly must obtain a number of regulatory approvals from, or give notices to, federal and state bank regulators, before the merger of Danvers and Beverly and the merger of Beverly National Bank into Danversbank can be completed.

        Federal Reserve Board.    On July 31, 2009, Danvers submitted a notification to the Federal Reserve Board, or Federal Reserve, pursuant to Sections 3(a)(3) and 3(a)(5) of the BHCA and Section 225.14 of Regulation Y of the Federal Reserve seeking written confirmation that the Federal Reserve poses no objection to Danvers' proposed acquisition of ownership and control of Beverly and Beverly National Bank.

        The Federal Reserve's determination whether to issue a letter of non-objection with respect to the merger is subject to certain requirements. The Federal Reserve generally will not issue a letter of non-objection with respect to any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States or that would cause Danvers to control deposits that exceed 10% of all deposits controlled by insured depository institutions in the United States or the applicable state limit (30% of deposits controlled by insured depository institutions in Massachusetts). Moreover, the Federal Reserve may not approve the merger if the acquired bank has not been in existence for a period of time that meets the applicable state's minimum age requirement so long as such requirement does not exceed five years. The Massachusetts minimum age requirement is three years, and Beverly National Bank has been in existence for more than three years.

        The Federal Reserve also may not issue a letter of non-objection with respect to a transaction that could substantially lessen competition in any section of the country or that would be in restraint of trade. However, the Federal Reserve may issue a letter of non-objection with respect to any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweigh the anticompetitive effects of the proposed transaction. The Federal Reserve is also required to consider the financial and management resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the communities to be served. Under Section 3(d) of the Bank Holding Company Act of 1956, or BHCA, the Federal Reserve must determine that Danvers is at least "adequately capitalized" and "adequately managed." The Federal Reserve's analysis of convenience and needs includes consideration of the parties' performance under the Community Reinvestment Act of 1977. Consideration of financial resources generally focuses on capital adequacy. Moreover, the Federal Reserve must consider the effectiveness of Danvers and Beverly in combating money laudering activities in correction with the determination whether to issue a letter of non-objection with respect to the merger.

        Danvers and Beverly may not complete the merger before the 30th calendar day following the Federal Reserve's issuance of a letter of non-objection with respect to the merger or, if the Federal Reserve has not received any adverse comments from the Attorney General of the United States concerning the competitive effect of the merger, such shorter period of time as the Federal Reserve may permit that does not end sooner than the 15th calendar day following the Federal Reserve's issuance of a letter of non-objection with respect to the merger. During this waiting period, the Attorney General may, but is not expected to, commence an action to stay the effectiveness of the Federal Reserve's determination and prevent the merger. The Federal Reserve or the Attorney General may also challenge the merger on competitive grounds and may require Danvers to divest certain of Danversbank's or Beverly National Bank's branches in order to complete the merger. Such required divestitures, if any, could result in the delay or termination of the merger.

        FDIC.    On July 24, 2009, Danversbank filed with the FDIC the required application under the Bank Merger Act to obtain approval of the merger of Beverly National Bank with and into Danversbank. The FDIC is required to consider the financial and managerial resources and future prospects of the banks concerned, as well as the convenience and needs of the communities to be served. In addition, the FDIC must consider the effectiveness of Danversbank and Beverly National Bank in combating money laundering activities in connection with its determination whether to approve the bank merger.

        Office of Comptroller of the Currency.    Danversbank and Beverly National Bank have provided the Office of the Comptroller of the Currency, or the OCC, with a copy of Danversbank's application to the FDIC and with written notice of the bank merger. No OCC approval of the bank merger is required because Danversbank, the survivor of the bank merger, is a state nonmember bank whose principal federal regulator is the FDIC.

        State Regulatory Filings.    Danvers is a bank holding company for purposes of the laws of the Commonwealth of Massachusetts. Accordingly, on July 15, 2009, Danvers filed an application seeking the permission of the Massachusetts Board of Bank Incorporation, or BBI, pursuant to Massachusetts General Laws, Chapter 167A, Sections 2 and 4, to acquire Beverly and Beverly National Bank. In determining whether to approve the merger, the Massachusetts BBI must consider whether the merger will unreasonably affect competition and whether public convenience and advantage will be promoted. The Massachusetts BBI must also consider whether the merger will result in "net new benefits" in Massachusetts, which includes consideration of factors such as initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within a bank's delineated local community and such other matters as may be deemed to benefit the community. Before the Massachusetts BBI may approve the merger, the Massachusetts BBI must hold a public hearing and must receive confirmation from the Massachusetts Housing Partnership Fund that Danvers has made satisfactory arrangements with the Massachusetts Housing Partnership Fund with respect to any assets to be acquired that are located in Massachusetts. All of Beverly's assets are located in Massachusetts. Danvers has filed an application with the Massachusetts Housing Partnership Fund related to the merger and the Board of Directors of the Massachusetts Housing Partnership Fund is expected to consider the matter at its Board meeting scheduled for August 20, 2009.

        On July 15, 2009, Danversbank filed an application with the Massachusetts Commissioner of Banks whereby Danversbank seeks the Massachusetts Commissioner's approval, pursuant to Section 34D of Chapter 168 of the Massachusetts General Laws, to merge Beverly National Bank into Danversbank, or the bank merger. In deciding whether to approve the bank merger, the Massachusetts Commissioner will determine whether or not competition among banking institutions will be unreasonably affected and whether or not public convenience and advantage will be promoted. In making such determination, the Massachusetts Commissioner will consider, but not be limited to, a showing of net new benefits. In connection with the bank merger, Danversbank has notified the Depositors Insurance Fund of its intention to assume the deposit liabilities of Beverly National Bank in connection with the bank merger.

        Danvers and Beverly are not aware of any governmental approvals or actions that may be required for consummation of the merger other than as described above. Should any other approval or action be required, Danvers and Beverly currently contemplate that such approval or action would be sought.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

        The following is a general summary of material United States federal income tax consequences of the merger of Danvers and Beverly. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each stockholder's individual circumstances or tax status. The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, existing temporary and final regulations under the Code and current administrative rulings and court decisions, all of which are subject to change, possibly on a retroactive basis. No attempt has been made to comment on all United States federal income tax consequences of the merger that may be relevant to shareholders of Beverly. The tax discussion set forth below is included for general information only. It is not intended to be, nor should it be construed to be, legal or tax advice to a particular shareholder of Beverly.

        The following discussion may not apply to particular categories of holders of shares of Beverly common stock subject to special treatment under the Code, such as insurance companies, financial institutions, broker-dealers, tax-exempt organizations, individual retirement and other tax-deferred accounts, banks, persons subject to the alternative minimum tax, persons who hold Beverly capital stock as part of a straddle, hedging or conversion transaction, persons whose functional currency is other than the United States dollar, persons eligible for tax treaty benefits, foreign corporations, foreign partnerships and other foreign entities, individuals who are not citizens or residents of the United States and holders whose shares were acquired pursuant to the exercise of an employee stock option or otherwise as compensation. This discussion assumes that holders of shares of Beverly common stock hold their shares as capital assets. The following discussion does not address state, local or foreign tax consequences of the merger. You are urged to consult your tax advisors to determine the specific tax consequences of the merger to you, including any state, local or foreign tax consequences of the merger.

The Merger

        Based on facts and representations and assumptions regarding factual matters that were provided by Danvers and Beverly and that are consistent with the state of facts that Danvers and Beverly believe will be existing as of the effective time of the merger, Goodwin Procter LLP and Cranmore, FitzGerald & Meaney are each of the opinion that the merger, when consummated in accordance with the terms of the merger agreement, will constitute a "reorganization" within the meaning of Section 368(a) of the Code. If the merger is treated as a "reorganization," neither Danvers nor Beverly will recognize any taxable gain or loss as a result of the merger.

Receipt of Danvers Common Stock

        A Beverly shareholder who receives Danvers common stock in exchange for all of that shareholder's shares of Beverly common stock pursuant to the merger will not recognize gain or loss on the exchange, except to the extent the shareholder receives cash in lieu of a fractional share of Danvers common stock. The shareholder's tax basis in the Danvers common stock received pursuant to the merger will equal that shareholder's tax basis in the shares of Beverly common stock being exchanged, reduced by any amount allocable to a fractional share of Danvers common stock for which cash is received. The holding period of Danvers common stock received will include the holding period of the shares of Beverly common stock being exchanged.

Cash in Lieu of Fractional Shares

        No fractional shares of Danvers common stock will be issued in the merger. A Beverly shareholder who receives cash in lieu of such a fractional share will be treated as having received that fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by Danvers. A Beverly shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder's tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the Beverly common stock exchanged was held for more than one year.

Tax Opinions

        Tax opinions of Goodwin Procter LLP and Cranmore, FitzGerald & Meaney have been filed as Exhibits 8.1 and 8.2, respectively, to the registration statement of which this document is a part. Additionally, it is a condition to the obligation of Danvers and Beverly to complete the merger that Danvers receive an opinion of Goodwin Procter LLP, counsel to Danvers, and that Beverly receive an opinion of Cranmore, FitzGerald & Meaney, counsel to Beverly, each dated as of the closing date and each to the effect that, based on representations of Danvers and Beverly and on certain customary assumptions and conditions, the merger will be treated for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. The tax opinions in Exhibits 8.1 and 8.2 are not intended to satisfy this closing condition.

        The tax opinions delivered or to be delivered to Danvers and to Beverly in connection with the merger are not binding on the Internal Revenue Service or the courts, and neither Danvers nor Beverly have sought or will seek any ruling from the IRS regarding any matters relating to the merger. Consequently, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions contained in the tax opinions delivered to Danvers or Beverly, or the federal income tax consequences of the merger described in this document.

Backup Withholding

        Non-corporate holders of Beverly common stock may be subject to information reporting and backup withholding on any cash payments they receive. Beverly shareholders will not be subject to backup withholding, however, if they:

  •
  furnish a correct taxpayer identification number, or TIN, and certify that they are not subject to backup withholding on the IRS Form W-9 or successor form included in the election form/letter of transmittal you will receive; or

  •
  are otherwise exempt from backup withholding.

        If withholding results in an overpayment of taxes, a refund or credit against a Beverly shareholder's United States federal income tax liability may be obtained from the Internal Revenue Service, provided the shareholder furnishes the required information to the IRS. Holders that do not furnish their correct TINs may be subject to penalties imposed by the IRS.

Reporting Requirements

        Beverly shareholders who receive Danvers common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

Other Tax Consequences

        The state and local tax treatment of the merger may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the treatment of the merger under state and local tax laws.

 BEVERLY'S BUSINESS

        Beverly, a Massachusetts corporation, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Beverly has one banking subsidiary, Beverly National Bank. The principal executive office of Beverly is located at 240 Cabot Street, Beverly, Massachusetts 01915, and the telephone number is (978) 922-2100. The website for Beverly and Beverly National Bank is www.beverlynational.com. Beverly provides a link on its website to its Annual Report on Form 10-K, quarterly reports on Forms 10-Q, current reports on Form 8-K and other filings with the Securities and Exchange Commission as soon as reasonably practicable after filing such reports with the Securities and Exchange Commission. Also available on the website are Beverly's code of ethics, conflicts of interest policy and corporate governance policy.

        Beverly was incorporated in 1984 and became the bank holding company for Beverly National Bank in 1985. Beverly National Bank is believed to be among the oldest banks operating in the United States. Beverly National Bank became a national banking association on March 16, 1865. From 1802, until the creation of a national banking system in 1865, Beverly National Bank operated as a state-chartered bank.

        Beverly National Bank provides a broad array of consumer and commercial banking services to individuals and to small and mid-size businesses through eight full-service and two limited service branch locations in and around Essex County, Massachusetts. Seven of the full service branch locations are open six days a week and maintain "drive-through" facilities, while all eight branches have automatic teller machines. The limited service branches operate under reduced hours and lack the "drive-through" infrastructure.

        Beverly National Bank has made significant investments in its banking platform to enhance the long-term growth prospects of Beverly. In order to implement its strategic plan, Beverly National Bank developed and implemented a growth-oriented business plan and embarked upon a series of management initiatives designed to enhance the overall long-term profitability of Beverly. As part of this plan, Beverly upgraded certain operational capabilities and business controls designed to monitor and identify underlying costs. Beverly also maintains a management team comprised of banking professionals who have significant experience in Beverly National Bank's primary market area and expertise in commercial, consumer and residential lending, along with retail operations.

        Beverly National Bank has one subsidiary, Beverly National Security Corporation, which was established as a Massachusetts securities corporation for the exclusive purpose of buying, selling or holding investment securities.

        The business of Beverly National Bank is not significantly affected by seasonal factors.

        In the last five years Beverly National Bank derived its operating income from the following sources:

	% of Operating Income
	2008	2007	2006	2005	2004
Interest and fees on loans	84%	65%	68%	63%	58%
Interest and dividends on securities and federal funds sold	26	19	18	19	21
Charges, fees and other sources	(10)	16	14	18	21

	100%	100%	100%	100%	100%

Market Area

        Beverly's current primary market area is considered to be Essex County, Massachusetts. Beverly National Bank operates ten offices within the communities of Beverly, Danvers, Hamilton, Manchester,

Salem and Topsfield, Massachusetts. All of the offices of Beverly National Bank are located within the North Shore Region of Massachusetts. However, as expansion of the franchise continues, the market area will likely encompass the greater North Shore Region, which is defined as Essex and Northern Middlesex counties in Massachusetts along with Southeastern New Hampshire. Beverly believes that the current market area, as well as the greater North Shore Region, contains a significant number of small to mid-size businesses looking for a locally-based commercial bank that can offer an array of financial products and services that are not available at a typical community bank. The traditional banking relationships for many of these businesses have been displaced as a result of bank mergers in the area. Given Beverly's broad product offering, focus on customer service and local management, the organization can better serve the growing needs of both new and existing customers in its current and expanding market areas.

        With branches located in the towns of Beverly, Danvers, Hamilton, Manchester, Salem and Topsfield in Essex County, Massachusetts, Beverly operates in some of the most attractive markets in the North Shore Region. The strong concentration of wealth, coupled with the projected median household income growth of Beverly's current market area, should provide significant banking and lending opportunities for it to meet its strategic objectives. One of the goals of Beverly is to leverage its brand recognition and further enhance the franchise by expanding into higher growth communities within its core Essex County marketplace.

        As of June 30, 2008, Beverly National Bank held 2.3% of the deposits in Essex County through its ten offices. Two of Beverly National Bank's ten offices are limited service branch facilities located within educational institutions. Of the 257 banking offices located within Essex County, recording $15.8 billion in deposits, Bank of America, TD BankNorth, Eastern Bank, Salem Five and Sovereign Bank account for 55.7% of the market.

Business Plan Initiatives and Strategy

        Beverly's management team is focused on executing its business plan, and Beverly has made significant investments in infrastructure and acquiring experienced lending personnel in order to enhance its long-term profitability. The overall strategy is to continue to grow the existing banking franchise to become one of the leading independent banks in the North Shore Region and to improve overall efficiency and profitability by:

  •
  Taking advantage of opportunities created by the wealth characteristics and business activity in the North Shore Region;

  •
  Capitalizing on the consolidation of banking institutions within the North Shore Region to attract dislocated customers and recruit experienced banking officers, directors and employees;

  •
  Focusing on local management and a commitment to the local community in each of Beverly's market areas; and

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  Attracting new customers in the markets currently served by providing personalized service in an efficient manner, together with a full range of high quality financial services and products.

        Growing the Loan Portfolio and Deposits.    In order to grow Beverly National Bank's loans and deposits, Beverly is undertaking the following initiatives:

  •
  Beverly is empowering branch managers to take a more active role in the growth of retail operations. Beverly is committed to implementing a more sales oriented culture through the alignment of the incentive compensation structure with defined revenue growth and business development objectives. One major objective is to leverage customer relationships in trust and wealth management services. As of December 31, 2008, there were $188 million in assets under management and $228 million in total assets in the custody of the Wealth Management

    Department. Given the wealth characteristics in Beverly's markets, it is developing specialized mortgage and consumer loan products to further enhance business opportunities with asset management clients.

  •
  Beverly has enhanced its overall lending capabilities through a series of initiatives, including the hiring of experienced lenders and strengthening underwriting, credit analysis and automation of certain processes. As a result, net loans have increased from $174.4 million at December 31, 2003 to $334.6 million at December 31, 2008, or 18.4% on an annualized basis.

  •
  The commercial loan team consists of six lending officers, each with more than 15 years of operating experience in Beverly's market area. In an effort to improve operating efficiency and maximize the deposit relationships of commercial clients, Beverly transferred management responsibility for commercial deposit relationships to the Senior Loan Officer and introduced a series of cash management services. These initiatives, coupled with recent improvements in the underwriting and credit administration/oversight process, will enable Beverly to continue to leverage its resources as it grows its commercial loan portfolio.

        Leveraging Infrastructure.    Beverly has made significant investments in its infrastructure consisting of its operating systems and personnel which are designed to accommodate long-term growth and profitability initiatives. As Beverly grows into its infrastructure, it is expected to more effectively leverage resources while controlling expenses and maintaining a disciplined approach to control funding costs.

        Maintaining Low Cost of Funds.    Beverly National Bank is committed to maintaining low cost of funds and improving the composition of the deposit base by aggressively seeking core deposits. It has introduced a variety of deposit products designed to attract core deposits. These deposit products provide attractive features and benefits to customers while encouraging multiple account relationships. Lenders and relationship managers are seeking non-interest bearing deposits from new and existing lending customers. The growth of core deposits should help to achieve a lower overall cost of funds and should have a positive impact on net interest income.

        Continuing Customer Orientation and Local Management.    The business strategy is based on the assessment that customers prefer to conduct business with a bank that is managed by experienced local bankers. Therefore, lenders and relationship managers tend to be responsive to the needs of customers by providing them with prompt decisions and a high level of personal service.

        As part of Beverly National Bank's focus on customers, it provides a full array of financial services and products through Beverly National Bank or arrangements with third-party vendors, including:

  •
  real estate, commercial and consumer loans;

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  electronic transfer services, internet banking and bill paying services;

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  deposit services;

  •
  merchant capture;

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  wealth management services; and

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  ATMs, debit cards, credit cards and merchant services.

Supervision and Regulation

General

        The supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the Deposit Insurance Fund of the FDIC and banking system as a whole. Banking agencies have broad enforcement power over bank holding companies and banks, including the power to impose substantial fines and other penalties for violations of laws and regulations.

        The following description summarizes some of the laws to which Beverly and Beverly National Bank are subject. References in the following description to applicable statutes and regulations are brief summaries of these statutes and regulations, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations. Beverly's management believes that Beverly and Beverly National Bank are in compliance in all material respects with these laws and regulations.

Beverly

        As a bank holding company, operations are subject to regulation, supervision and examination by the Federal Reserve. The Federal Reserve has established capital adequacy guidelines for bank holding companies that are similar to the OCC capital guidelines applicable to Beverly National Bank. The BHCA limits the types of companies that a bank holding company may acquire or organize and the activities in which it or they may engage. In general, bank holding companies and their subsidiaries are only permitted to engage in, or acquire direct control of any company engaged in banking or in a business so closely related to banking as to be a proper incident thereto. Federal legislation enacted in 1999 authorizes certain entities to register as financial holding companies. Registered financial holding companies are permitted to engage in businesses, including securities and investment banking businesses, which are prohibited to bank holding companies. While the creation of financial holding companies is evolving, to date there has been no significant impact on Beverly. If Beverly wants to engage in businesses permitted to financial holding companies but not to bank holding companies, Beverly would need to register with the Federal Reserve Board as a financial holding company.

        Under the BHCA, Beverly is required to file annually with the Federal Reserve a report of its operations. Beverly, Beverly National Bank and any other subsidiaries are subject to examination by the Federal Reserve. In addition, Beverly will be required to obtain the prior approval of the Federal Reserve to acquire, with certain exceptions, more than 5% of the outstanding voting stock of any bank or bank holding company, to acquire all or substantially all of the assets of a bank or to merge or consolidate with another bank holding company. Moreover, Beverly, Beverly National Bank and any other subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services. The Federal Reserve has issued a policy statement on the payment of cash dividends by bank holding companies, which expresses the Federal Reserve's view that a bank holding company should pay cash dividends only to the extent that bank holding company's net income for the past year is sufficient to cover both the cash dividend and a rate of earnings retention that is consistent with Beverly National Bank holding company's capital needs, asset quality and overall financial condition. The Federal Reserve has also indicated that it could be inappropriate for a company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve pursuant to applicable law, the Federal Reserve may prohibit a bank holding company from paying any dividends if Beverly National Bank holding company's bank subsidiary is classified as "undercapitalized."

        A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated retained earnings. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order, or any condition imposed by, or written agreement with, the Federal Reserve.

        The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, or the Riegle-Neal Act, was enacted to ease restrictions on interstate banking. The Riegle-Neal Act allows the Federal Reserve to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of, or acquire all or substantially all of the assets of, a bank located in a state other than such holding company's state, without regard to whether the transaction is prohibited by the laws of any state. The Federal Reserve may not approve the acquisition of a bank that has not been in existence for the minimum time period (not exceeding five years) specified by the statutory law of the host state. The Riegle-Neal Act also prohibits the Federal Reserve from approving an application if the applicant (and its depository institution affiliates) controls or would control more than 10% of the insured deposits in the United States or 30% or more of the deposits in the target bank's home state or in any state in which the target bank maintains a branch. The Riegle-Neal Act does not affect the authority of states to limit the percentage of total insured deposits in the state which may be held or controlled by a bank or bank holding company to the extent that such limitation does not discriminate against out-of-state banks or bank holding companies. Individual states may also waive the 30% statewide concentration limits contained in the Riegle-Neal Act.

        Imposition of Liability for Undercapitalized Subsidiaries.    Bank regulators are required to take "prompt corrective action" to resolve problems associated with insured depository institutions whose capital declines below certain levels. In the event an institution becomes "undercapitalized," it must submit a capital restoration plan. The capital restoration plan will not be accepted by the regulators unless each company having control of the undercapitalized institution guarantees the subsidiary's compliance with the capital restoration plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy.

        The aggregate liability of the holding company of an undercapitalized bank is limited to the lesser of 5% of the institution's assets at the time it became undercapitalized or the amount necessary to cause the institution to be "adequately capitalized." Beverly National Bank regulators have greater power in situations where an institution becomes "significantly" or "critically" undercapitalized or fails to submit a capital restoration plan. For example, a bank holding company controlling such an institution can be required to obtain prior Federal Reserve approval of proposed dividends, or might be required to consent to a consolidation or to divest the troubled institution or other affiliates.

Beverly National Bank

        Beverly National Bank is a nationally chartered banking association, the deposits of which are insured by the Deposit Insurance Fund of the FDIC. Beverly National Bank's primary regulator is the OCC. By virtue of the insurance of its deposits, however, Beverly National Bank is also subject to supervision and regulation by the FDIC. Such supervision and regulation subjects Beverly National Bank to certain restrictions, requirements, potential enforcement actions, and periodic examination by the OCC. Because the Federal Reserve regulates Beverly as a holding company parent of Beverly National Bank, the Federal Reserve also has supervisory authority, which directly affects Beverly National Bank.

        Federal and state banking regulations regulate, among other things, the scope of the business of a bank, a bank holding company or a financial holding company, the investments a bank may make, deposit reserves a bank must maintain, the nature and amount of collateral for certain loans a bank makes, the establishment of branches and the activities of a bank with respect to mergers and acquisitions. Beverly National Bank is a member of the Federal Reserve System and is subject to applicable provisions of the Federal Reserve Act and regulations thereunder. Beverly National Bank is subject to the federal regulations promulgated pursuant to the Financial Institutions Supervisory Act to prevent banks from engaging in unsafe and unsound practices, as well as various other federal and state laws and consumer protection laws. Beverly National Bank is also subject to the comprehensive provisions of the National Bank Act.

        Branching.    The establishment of a branch must be approved by the OCC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers.

        Restrictions on Distribution of Subsidiary Bank Dividends and Assets.    Dividends paid by Beverly National Bank have provided a substantial part of Beverly's operating funds, and for the foreseeable future, it is anticipated that dividends paid by Beverly National Bank to Beverly will continue to be Beverly's principal source of operating funds. Capital adequacy requirements serve to limit the amount of dividends that may be paid by Beverly National Bank. Until capital surplus equals or exceeds capital stock, a national bank must transfer to surplus ten percent of its net income for the preceding four quarters in the case of an annual dividend or ten percent of its net income for the preceding two quarters in the case of a quarterly or semiannual dividend. At December 31, 2008, Beverly National Bank's capital surplus exceeded its capital stock. Without prior approval, a national bank may not declare a dividend if the total amount of all dividends declared by Beverly National Bank in any calendar year exceeds the total of Beverly National Bank's retained net income for the current year and retained net income for the preceding two years. Under federal law, a bank cannot pay a dividend if, after paying the dividend, Beverly National Bank will be "undercapitalized." The OCC may declare a dividend payment to be unsafe and unsound even though Beverly National Bank would continue to meet its capital requirements after the dividend.

        Because Beverly is a legal entity separate and distinct from its subsidiary, its right to participate in the distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors. In the event of a liquidation or other resolution of an insured depository institution, the claims of depositors and other general or subordinated creditors are entitled to a priority of payment over the claims of holders of any obligation of the institution to its shareholders, arising as a result of their status as shareholders, including any depository institution holding company (such as Beverly) or any shareholder or creditor thereof.

        Restrictions on Transactions with Affiliates and Insiders.    Transactions between Beverly National Bank and its non-banking affiliates, including Beverly, are subject to Section 23A of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by, or is under common control with Beverly National Bank. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties. It also limits the amount of advances to third parties which are collateralized by its securities or obligations or those of its non-banking subsidiaries.

        Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between Beverly National Bank and its affiliates be on terms substantially the same, or at least as favorable to Beverly National Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons. The Federal Reserve has issued Regulation W codifying prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretive guidance with respect to affiliate transactions.

        The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured depository institutions and their subsidiaries. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the OCC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.

        Capital Adequacy Requirements.    Similar to the Federal Reserve Board's requirements for bank holding companies, the OCC has adopted regulations establishing minimum requirements for the capital adequacy of national banks. The OCC may establish higher minimum requirements if, for example, a bank has previously received special attention or has a high susceptibility to interest rate risk.

        The OCC's risk-based capital guidelines generally require national banks to have a minimum ratio of Tier 1 capital to total risk-weighted assets of 4.0% and a ratio of total capital to total risk-weighted assets of 8.0%. As of December 31, 2008 and June 30, 2009, Beverly National Bank's ratio of Tier 1 capital to total risk-weighted assets was 11.45% and 12.22%, respectively. At December 31, 2008 and June 30, 2009, Beverly National Bank's Tier 1 capital amounted to 8.69% and 7.93%, respectively, of average assets and risk-based capital amount of 12.61% and 12.22%, respectively, of total risk-based assets.

        The OCC's leverage guidelines require national banks to maintain Tier 1 capital of no less than 4.0% of average total assets, except in the case of certain highly rated banks for which the requirement is 3.0% of average total assets unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution. As of December 31, 2008 and June 30, 2009, Beverly National Bank's ratio of Tier 1 capital to average total assets (leverage ratio) was 8.69% and 7.93%, respectively.

        Corrective Measures for Capital Deficiencies.    The federal banking regulators are required to take "prompt corrective action" with respect to capital-deficient institutions. Agency regulations define, for each capital category, the levels at which institutions are "well-capitalized," "adequately capitalized," "under-capitalized," "significantly under-capitalized" and "critically under-capitalized." A "well-capitalized" bank has a total risk-based capital ratio of 10.0% or higher; a Tier 1 risk-based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written agreement, order or directive requiring it to maintain a specific capital level for any capital measure. An "adequately capitalized" bank has a total risk-based capital ratio of 8.0% or higher; a Tier 1 risk-based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if Beverly National Bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a well-capitalized bank. A bank is "under-capitalized" if it fails to meet any one of the ratios required to be adequately capitalized. At December 31, 2008, Beverly National Bank met the capital requirements of a "well-capitalized" institution under applicable OCC regulations.

        In addition to requiring under-capitalized institutions to submit a capital restoration plan, agency regulations authorize broad restrictions on certain activities of undercapitalized institutions including asset growth, acquisitions, branch establishment and expansion into new lines of business. With certain exceptions, an insured depository institution is prohibited from making capital distributions, including dividends, and is prohibited from paying management fees to control persons if the institution would be under-capitalized after any such distribution or payment.

        As an institution's capital decreases, the OCC's enforcement powers become more severe. A significantly under-capitalized institution is subject to mandated capital raising activities, restrictions on interest rates paid and transactions with affiliates, removal of management and other restrictions.

        Banks with risk-based capital and leverage ratios below the required minimums may also be subject to certain administrative actions, including the termination of deposit insurance upon notice and hearing, or a temporary suspension of insurance without a hearing in the event the institution has no tangible capital.

        Community Reinvestment Act.    In addition to other laws and regulations, Beverly is subject to the Community Reinvestment Act, or the CRA, which requires the federal bank regulatory agencies, when considering certain applications involving Beverly or Beverly National Bank, to consider their record of helping to meet the credit needs of the entire community, including low- and moderate-income neighborhoods. The CRA was originally enacted because of concern over unfair treatment of prospective borrowers by banks and over unwarranted geographic differences in lending patterns. Existing banks have sought to comply with CRA in various ways; some banks have made use of more flexible lending criteria for certain types of loans and borrowers (consistent with the requirement to conduct safe and sound operations), while other banks have increased their efforts to make loans to help meet identified credit needs within the consumer community, such as those for home mortgages, home improvements and small business loans. For example, this may include participation in various government insured lending programs, such as Federal Housing Administration insured or Veterans Administration guaranteed mortgage loans, Small Business Administration loans, and participation in other types of lending programs such as high loan-to-value ratio conventional mortgage loans with private mortgage insurance. To date, the market area from which Beverly draws much of its business is Essex County in Massachusetts. As Beverly continues to expand, the market areas it serves will continue to evolve. Beverly has not and will not adopt any policies or practices, which discourage credit applications from, or unlawfully discriminate against, individuals or segments of the communities it serves.

        USA Patriot Act.    The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or USA Patriot Act, was enacted to further strengthen domestic security following the September 11, 2001 terrorist attacks. The USA Patriot Act amends various federal banking laws, particularly the Bank Secrecy Act, with the intent to curtail money laundering and other activities that might be undertaken to finance terrorist actions. Financial institutions in the United States are required to enhance already established anti-money laundering policies, procedures and audit functions and ensure that controls are reasonably designed to detect instances of money laundering through certain correspondent or private banking accounts. Financial institutions are also required to verify customer identification, maintain verification records and cross check names of new customers against government lists of known or suspected terrorists.

        Sarbanes-Oxley Act of 2002.    The primary purpose of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, is to protect investors through improved corporate governance and heightened responsibilities of, and disclosures by, public companies. The Sarbanes-Oxley Act contains provisions for the limitations of services that external auditors may provide as well as requirements for the credentials of audit committee members. In addition, the principal executive and principal financial officers are required to certify in quarterly and annual reports that they have reviewed the report; and based on the officers' knowledge, the reports accurately present the financial condition and results of operations of Beverly and contain no untrue statement or omission of material fact. The officers also certify their responsibility for establishing and maintaining a system of internal controls which insure that all material information is made known to the officers; this certification also includes the evaluation of the effectiveness of disclosure controls and procedures and their impact upon financial reporting. Section 404 of the Sarbanes-Oxley Act requires that each annual report include an internal control report which states that it is the responsibility of management to establish and maintain an adequate internal control structure and procedures for financial reporting, as well as an assessment by management of the effectiveness of the internal control structure and procedures for financial reporting. This section further requires that the external auditors attest to, and report on, the assessment made by management.

        The Emergency Economic Stabilization Act of 2008 and the Troubled Asset Relief Program.    In response to unprecedented market turmoil and the financial crises affecting the overall banking system and financial markets in the United States, the Emergency Economic Stabilization Act of 2008, or EESA, was enacted in October 2008. On February 17, 2009, the American Recovery and Reinvestment Act of 2009, or the Stimulus Bill, was enacted, which among other things augmented certain provisions of the EESA. Under the EESA, the Treasury Department has authority, among other things, to purchase up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions in the Troubled Asset Relief Program, or the TARP. The purpose of the TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other.

        Pursuant to the EESA, the Treasury Department was initially authorized to use $350 billion for the TARP. Of this amount, the Treasury Department allocated $250 billion to the TARP Capital Purchase Program, or TARP CPP. On January 15, 2009, the second $350 billion of TARP monies was released to the Treasury Department.

        The TARP CPP was developed to purchase $250 billion in senior preferred stock from qualifying financial institutions, and was designed to strengthen the capital and liquidity positions of viable institutions and to encourage banks and thrifts to increase lending to creditworthy borrowers. The amount of the Treasury Department's preferred stock a particular qualifying financial institution could be approved to issue would be not less than 1% of risk-weighted assets and not more than the lesser of $25 billion or 3% of risk-weighted assets.

        The general terms of the TARP CPP for publicly traded bank holding companies include:

  •
  dividends on the Treasury Department's preferred stock at a rate of five percent for the first five years and nine percent thereafter;

  •
  common stock dividends cannot be increased for three years while the Treasury Department is an investor unless preferred stock is redeemed or consent from the Treasury is received;

  •
  the Treasury Department must consent to any buyback of other stock (common or other preferred);

  •
  the Treasury Department's preferred stock will have the right to elect two directors if dividends have not been paid for six periods;

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  the Treasury Department receives warrants to purchase a number of shares of common stock having an aggregate market price for common stock equal to 15 percent of the Treasury Department's total investment in the participating institution; and

  •
  the participating institution and its executives must agree to compensation restrictions, and restrictions on the amount of executive compensation that is tax deductible. These provisions have been revised by Congress and the Treasury multiple times since the TARP CPP program was announced.

        On February 13, 2009, Beverly announced that it had determined not to participate in the TARP CPP.

        Beverly's management and the board believed that it would not be in the best interest of Beverly and its shareholders to accept the investment by the U.S. Treasury. The board determined that Beverly is in sound financial condition and exceeds all the capital requirements under the definition of a "well-capitalized" institution and the quality of Beverly National Bank's loan portfolio as of December 31, 2008 remained strong. Given Beverly National Bank's ability to continue to meet the banking needs of its customers and the potential for additional restrictions being placed on participants in the TARP CPP, the board determined that the level of uncertainty and potential risks of the TARP CPP exceed the potential benefits. Therefore, the board determined that due to Beverly's current financial condition and the availability of alternative sources of capital to support asset growth, Beverly would not participate in the TARP CPP.

        The EESA also established a Temporary Liquidity Guarantee Program, or TLGP, that gives the FDIC the ability to provide a guarantee for newly-issued senior unsecured debt and non-interest bearing transaction deposit accounts at eligible insured institutions. Beverly has no current plans to participate in the senior unsecured debt of the TLGP. Beverly is currently participating in the guarantee program for non-interest bearing transaction deposit accounts. For non-interest bearing transaction deposit accounts, a 10 basis point annual rate surcharge will be applied to deposit amounts in excess of $250,000.

        Deposit Insurance.    Beverly National Bank's deposits are insured under the Federal Deposit Insurance Act, up to the maximum applicable limits by the Deposit Insurance Fund, or DIF, of the FDIC and are subject to deposit insurance assessments to maintain the DIF.

        Effective January 1, 2007 the FDIC adopted a new risk-based insurance assessment system designed to tie what banks pay for deposit insurance more closely to the risks they pose. The FDIC also adopted a new base schedule of rates that the FDIC could adjust up or down, depending on the needs of the DIF, and set initial premiums for 2007 that ranged from 5 cents per $100 of domestic deposits in the lowest risk category to 43 cents per $100 of domestic deposits for banks in the highest risk category.

        In December 2008, the FDIC voted to increase risk-based assessment rates uniformly, on an annual basis for the first quarter of 2009 due to deteriorating financial conditions in the banking industry. Changes to the risk-based assessment system include increasing premiums for institutions that rely on excessive amounts of brokered deposits, including CDARS, increasing premiums for excessive use of secured liabilities, including Federal Home Loan Bank advances, lowering premiums for smaller institutions with very high capital levels, and adding financial ratios and debt issuer ratings to the premium calculations for banks with over $10 billion in assets, while providing a reduction for their unsecured debt. It is generally expected that rates will continue to increase in the near future due to the significant cost of bank failures beginning in the third quarter of 2008 and the increase in the number of troubled banks. The FDIC recently announced that, in view of the significant decrease in the deposit insurance funds' reserves, it will impose a special assessment in the second quarter of 2009, which in the case of Beverly National Bank was $226,000. Banks must continue to pay base premium rates on top of any special assessment. Furthermore, banks may be subject to an "emergency" special assessment in 2009 in addition to other special assessments and regular premium rates. The amount of an emergency special assessment imposed on a bank will be determined by the FDIC if such amount is necessary to provide sufficient assessment income to repay amounts borrowed from the Treasury; to provide sufficient assessment income to repay obligations issued to and other amounts borrowed from insured depository institutions; or for any other purpose the FDIC may deem necessary.

        The enactment of the EESA temporarily raised the basic limit on federal deposit insurance coverage from $100,000 to $250,000 per depositor. The temporary increase in deposit insurance coverage became effective on October 3, 2008. EESA provides that the basic deposit insurance limit will return to $100,000 after December 31, 2010. In addition, pursuant to the guarantee program for non-interest bearing transaction deposit accounts under the TLGP in which Beverly National Bank has elected to participate, which provides a temporary unlimited guarantee of funds in non-interest bearing accounts, as defined, a 10 basis point annual rate surcharge will be applied to deposit amounts in excess of $250,000.

        Except for the significantly increased assessments which are associated with FDIC insurance for even well capitalized banks, Beverly does not anticipate that compliance with applicable federal and state banking laws will have a material adverse effect on its business or the business of Beverly National Bank. Neither Beverly nor Beverly National Bank have any material patents, trademarks, licenses, franchises, concessions and royalty agreements or labor contracts, other than the charter granted to Beverly National Bank by the OCC.

        Effect on Economic Environment.    The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid for deposits.

        Federal Reserve monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of such policies on the business and earnings of Beverly and that of its subsidiaries cannot be predicted.

Employees

        As of December 31, 2008, Beverly and Beverly National Bank employed 122 officers and employees, of which 100 were full time. Beverly's employees are not subject to any collective bargaining agreements, and Beverly believes that its relationship with its employees is good.

Distribution of Assets, Liabilities and Stockholders' Equity; Interest Rates and Interest Differential

        The following table presents average balances, interest income, interest expense and the corresponding yields earned and rates paid for the years ended December 31, 2008 and 2007. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a tax equivalent basis.

	Year Ended December 31
	2008			2007
	Average Balance	Interest Inc/Exp	Yield/ Rate	Average Balance	Interest Inc/Exp	Yield/ Rate
	(Dollars in thousands)
ASSETS
Federal funds sold and interest-bearing deposits	$4,219	$61	1.45%	$3,278	$144	4.40%
Investments(1)	120,813	6,673	5.52%	120,028	6,269	5.22%
Loans(1),(2),(3)	332,959	20,482	6.15%	316,152	21,029	6.65%

Total interest-earning assets	$457,991	27,216	5.94%	$439,458	27,442	6.24%

LIABILITIES
Savings deposits	$54,493	635	1.17%	$48,208	390	0.81%
NOW accounts	53,976	320	0.59%	58,252	471	0.81%
Money market accounts	92,004	2,228	2.42%	86,206	3,117	3.62%
Time deposits	85,188	3,116	3.66%	84,792	3,962	4.67%
Short term borrowings	78,068	2,809	3.60%	65,338	3,073	4.70%

Total interest-bearing liabilities	363,729	9,108	2.50%	342,796	11,013	3.21%
Non-interest-bearing deposits	70,841	—		73,027	—

Total deposits and interest-bearing liabilities	$434,570	9,108	2.10%	$415,823	11,013	2.65%

Net interest income		$18,108			$16,429

Net interest spread			3.44%			3.03%

Net interest margin			3.95%			3.74%

(1)
Interest income and yield are stated on a fully tax-equivalent basis. The total amount of adjustment for investments is $358,000 and $243,000 for 2008 and 2007, respectively. The total amount of adjustment for loans is $336,000 and $347,000 for 2008 and 2007, respectively. A federal tax rate of 34% was used in performing this calculation.

(2)
Includes loan (costs) fees of ($179,000) and $112,000 for 2008 and 2007, respectively.

(3)
Includes non-accruing loan balances and interest received on non-accruing loans.

        The following table shows, for the period indicated, the dollar amount of changes in interest income and interest expense resulting from changes in volume and interest rates.

	Year Ended December 31, 2008 compared to Year Ended December 31, 2007
	Due to a change in:
	Volume(1)	Rate(1)	Total
	(Dollars in thousands)
Interest income from:
Federal funds sold and interest-bearing deposits	$41	$(124)	$(83)
Investments	41	363	404
Loans, net of unearned income	1,118	(1,665)	(547)

Total	1,200	(1,426)	(226)

Interest expense on:
Savings deposits	51	194	245
NOW accounts	(35)	(116)	(151)
Money market accounts	210	(1,099)	(889)
Time deposits	18	(864)	(846)
Short-term Borrowings	599	(863)	(264)

Total	843	(2,748)	(1,905)

Net Interest Income	$357	$1,322	$1,679

(1)
The change in interest attributed to both rate and volume has been allocated to the changes in the rate and the volume on a pro-rated basis.

Investment Portfolio

        Beverly's investment portfolio is managed internally pursuant to an investment policy adopted by the board of directors. Beverly National Bank does not utilize an investment advisory firm to manage the portfolio. The investment policy authorizes management to invest in a variety of instruments that are allowed and approved by Beverly National Bank's primary regulatory agency. The policy has established limits as to a percentage of the portfolio and to total assets for each of the various security types and maximum size per individual investment. The investment strategy is to keep the duration of the investment portfolio within seven years, with limitations as to extension risk given changes in interest rates. The portfolio is managed to provide income through yield, while providing cash flow and maturities structured to allow for adjustment with changes in market rates and to fund future asset growth.

        The following table shows the stated maturities, amortized cost basis and weighted average yields of Beverly's consolidated investments in available-for-sale debt, preferred stock and trust preferred securities at December 31, 2008. The yields on state and municipal securities are presented on a tax equivalent basis. A federal tax rate of 34% was used in performing this calculation. Preferred stocks with perpetual maturities have been included with securities maturing after ten years.

	Within one year		After one but within five years		After five but within ten years		After ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Maturing:
Debt securities issued by U.S. Government corporations and agencies	$1,000	4.71%	$—	—	$2,500	5.12%	$4,690	5.46%
Mortgage-backed securities	195	4.65%	13,904	4.14%	8,630	4.46%	47,637	5.69%
Debt securities issued by States of the United States and political subdivisions of the States	320	5.56%	2,320	5.02%	357	5.16%	9,322	5.84%
Debt securities issued by foreign governments	400	5.05%	—	—	—	—	—	—
Corporate debt securities	1,955	8.38%	—	—	—	—	—	—
Preferred stocks and trust preferred securities	—	—	—	—	—	—	11,699	5.99%

Total	$3,870		$16,224		$11,487		$73,348

Loan Portfolio

        The following table summarizes the distribution of Beverly National Bank's loan portfolio as of December 31 for the years indicated (in thousands):

	2008	2007	2006	2005	2004
Commercial, financial and agricultural	$50,952	$39,343	$48,201	$42,034	$45,520
Real estate—construction and land development	4,326	17,042	20,890	16,413	5,786
Real estate—residential	125,281	120,512	106,930	98,007	83,954
Real estate—commercial	141,497	127,819	112,237	98,761	87,366
Consumer	2,398	2,392	3,102	4,949	6,536
Other	13,656	14,193	13,664	8,968	6,997

	338,110	321,301	305,024	269,132	236,159
Allowance for loan losses	(4,127)	(3,614)	(3,044)	(2,514)	(2,181)
Deferred loan costs, net	656	669	687	638	652

Net Loans	$334,639	$318,356	$302,667	$267,256	$234,630

        Most of Beverly National Bank's business activity is with customers located within Massachusetts. The majority of Beverly National Bank's loan portfolio is comprised of loans collateralized by real estate located in the Commonwealth of Massachusetts.

        The types of loans offered by Beverly National Bank include a broad spectrum of commercial loans, typical of those offered by community banks, along with a broad array of residential mortgage loans and other consumer-based loans. Beverly National Bank's residential real estate loans include both fixed and variable rate loans. Beverly National Bank also offers construction mortgage loans and revolving equity loans secured by residential mortgages.

        In addition to relying upon the adequacy of collateral, Beverly National Bank's primary underwriting consideration with respect to such loans are the ability of the borrower to repay the loan and the sources of available funds to repay such loans.

        Beverly National Bank offers a variety of commercial loans. Generally, such loans are secured by real estate and are supported with personal guarantees. Such loans may be structured on a term or demand basis. Additional underwriting concerns by Beverly National Bank with respect to such loans include the ability of commercial borrowers to withstand interest rate increases, reduced revenue and an assessment of the borrower's ability to complete its project management, as well as an assessment of industry and economic considerations. Generally, loan to value limits for real estate loans do not exceed 80% if the premises are owner occupied or 70% if the premises are not owner occupied. However, under certain circumstances, such as instances in which the borrowers demonstrate exceptional cash flow, such loan to value standards may be exceeded with proper authorization consistent with Beverly National Bank's lending policies. Beverly National Bank also offers a variety of consumer loans on both a secured and unsecured basis.

Loan Maturities and Rates

        The following table sets forth certain information at December 31, 2008 regarding the dollar amount of principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments that significantly shorten the average life of loans and may cause actual repayment experience to differ from that shown. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below (in thousands) exclude applicable loans in process, unearned interest on consumer loans and deferred loan fees.

	Commercial	Construction	Residential Real Estate	Commercial Real Estate	Consumer	Other	Total Loans
Amounts due in:
One year or less	$25,350	$3,718	$25,491	$31,023	$2,125	$160	$87,867
More than one year to three years	6,928	255	21,829	35,822	106	2,999	67,939
More than three years to five years	13,296	—	14,525	29,551	167	1,610	59,149
More than five years to fifteen years	5,378	—	25,880	37,244	—	8,887	77,389
More than fifteen years	—	353	37,556	7,857	—	—	45,766

Total amount due	$50,952	$4,326	$125,281	$141,497	$2,398	$13,656	$338,110

        The following table sets forth the dollar amounts of all loans at December 31, 2008 that are due after December 31, 2009 and have either fixed interest rates or variable interest rates. The amounts shown below (in thousands) exclude applicable loans in process, unearned interest on consumer loans and deferred loan fees.

	Fixed Rates	Variable Rates	Total
Commercial	$19,645	$5,957	$25,602
Residential Real Estate	69,868	29,922	99,790
Commercial Real Estate	47,836	63,246	111,082
Consumer	273	—	273
Other	1,381	12,115	13,496

Total loans	$139,003	$111,240	$250,243

Non-Accrual, Past Due and Restructured Loans

        It is the policy of Beverly National Bank to discontinue the accrual of interest on loans when, in management's judgment, the collection of the full amount of interest is considered doubtful. This will generally occur once a loan has become ninety days past due, unless the loan is well secured and in the process of collection. Restructured loans generally may have a reduced interest rate, an extension of loan maturity, future benefits for current concessions and a partial forgiveness of principal or interest; there were no restructured loans outstanding at any of the dates presented. The following table sets forth information on non-accrual and past due loans (in thousands), as of the years indicated:

	2008	2007	2006	2005	2004
Total loans, non-accrual	$186	$259	$16	$2	$529
Loans past due 90 days or more and still accruing	—	—	—	—	—

Total	$186	$259	$16	$2	$529

        The amount of interest income recorded on non-accrual loans and restructured loans outstanding for the period, amounted to $0 in 2008, 2007, 2006 and 2005, and $12,000 in 2004. Had these loans performed in accordance with their original terms, the amount recorded would have been $0 in 2008 and 2007, $2,000 in 2006 and 2005, and $83,000 in 2004.

        As of December 31, 2008, there were no loans included above that were known by management to have possible credit problems of the borrowers that caused management to have serious doubts as to the ability of such borrowers to comply with the present loan repayment terms.

        Beverly National Bank did not have any foreclosed real estate assets or other real estate owned at any of the dates presented.

Summary of Loan Loss Experience

        The following table summarizes historical data with respect to average loans outstanding, loan losses and recoveries, and the allowance for loan losses at December 31 for each of the years indicated:

	2008	2007	2006	2005	2004
	(Dollars in thousands)
Average loans outstanding, net of unearned income	$332,959	$316,152	$291,982	$248,025	$204,651

Allowance for loan losses
Balance at beginning of period	$3,614	$3,044	$2,514	$2,181	$2,183

(Charge-offs):
Real estate—residential	(97)	—	—	(141)	—
Commercial, financial & agricultural	(260)	—	—	(242)	(609)
Consumer	(2)	(15)	(10)	(25)	(33)
Recoveries:
Real estate—residential	36	142	—	—	—
Commercial, financial & agricultural	22	45	4	154	77
Consumer	—	3	3	2	3

Net (charge-offs) recoveries	(301)	175	(3)	(252)	(562)

Provision for loan losses	814	395	590	585	560
Reserve for unfunded commitments reclassified to other liabilities	—	—	(57)	—	—

Balance at period end	$4,127	$3,614	$3,044	$2,514	$2,181

Ratio of net (charge-offs) recoveries to average loans	(0.09)%	0.06%	—	(0.10)%	(0.27)%

Allowance for Loan Losses

        An allowance for loan losses is maintained to provide for losses that are currently identified or are inherent on loans in the current portfolio. The allowance is increased by provisions charged to current operations and is decreased by loan losses, net of recoveries. The provision for loan losses is based on Beverly management's evaluation of current and anticipated economic conditions, changes in the character and size of the loan portfolio, and other indicators. The balance in the allowance for loan losses is considered adequate by Beverly's management to absorb any reasonably foreseeable loan losses.

        The following table reflects the allocation of the allowance for loan losses and the percentage of loans in each category to total outstanding loans as of December 31 for each of the years indicated:

	2008		2007		2006		2005		2004
	Amount	Percent of loans in category to total loans	Amount	Percent of loans in category to total loans	Amount	Percent of loans in category to total loans	Amount	Percent of loans in category to total loans	Amount	Percent of loans in category to total loans
	(Dollars in thousands)
Commercial, financial, agriculture & construction	$860	16.3%	$1,169	17.6%	$1,152	22.6%	$1,147	21.7%	$911	21.6%
Real estate—residential	632	37.1%	527	37.5%	368	35.1%	283	36.4%	226	35.7%
Real estate—commercial	2,337	41.9%	1,766	39.8%	1,358	36.8%	1,073	36.7%	1,035	36.9%
Consumer	298	0.7%	8	0.7%	7	1.0%	6	1.8%	5	2.8%
Other	—	4.0%	144	4.4%	159	4.5%	5	3.4%	4	3.0%

Total	$4,127	100.0%	$3,614	100.0%	$3,044	100.0%	$2,514	100.0%	$2,181	100.0%

        Beverly National Bank formally determines the adequacy of the allowance on a quarterly basis. This determination is based on assessment of credit quality or "risk rating" of loans by senior management, which is submitted to the Beverly board of directors for approval. Loans are initially risk rated when originated and reviewed periodically. If there is deterioration in the credit, the risk rating is adjusted accordingly.

        The allowance also includes a component resulting from the application of the measurement criteria of Statements of Financial Accounting Standards No. 114, Accounting by Creditors for Impairment of a Loan. Impaired loans receive individual evaluation of the allowance necessary on a quarterly basis. Beverly National Bank's Loan Policy states that when it is probable that Beverly National Bank will not be able to collect all principal and interest due according to the terms of the note, the loan is considered impaired.

        Commercial loans and construction loans are considered to be impaired under any one of the following circumstances: non-accrual status; loans over ninety days delinquent; troubled debt restructures consummated after December 31, 1994; or loans classified as "doubtful", meaning that they have weaknesses which make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. The individual allowance for each impaired loan is based upon an assessment of the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent.

        The loss factor applied as a general allowance is determined by a periodic analysis of the Allowance for Loan Losses. This analysis considers historical loan losses as well as delinquency figures and trends.

        Concentrations of credit and local economic factors are also evaluated on a periodic basis. Historical average net losses by loan type are examined and any identified trends are assessed. Beverly National Bank's loan mix over that same period of time is also analyzed. A loan loss allocation is made for each type of loan and multiplied by the loan mix percentage for each loan type to produce a weighted average factor.

        At December 31, 2008, the allowance for loan losses totaled $4.1 million representing 2,219% of non-performing loans, which totaled $186,000, and 1.2% of total loans of $338.8 million. This compared to an allowance for loan losses of $3.6 million representing 1,395% of non-performing loans, which totaled $259,000, and 1.1% of total loans of $322.0 million at December 31, 2007.

        Beverly National Bank charged off a total of $359,000 of loans during 2008 as compared to $15,000 charged off during 2007. A total of $58,000 was recovered on previously charged off loans during 2008 compared to $190,000 recovered during 2007. Beverly's management believes that the allowance for loan losses is adequate. However, while Beverly's management estimates loan losses using the best available information, no assurances can be given that future additions to the allowance will not be necessary based on changes in economic and real estate market conditions, further information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management's control. Additionally, with expectations of Beverly National Bank to continue to grow its loan portfolio, ongoing periodic provisions to the allowance are likely to be necessary to maintain adequate coverage ratios.

Deposits

        One of the primary strategic initiatives is to maintain a low cost of funds and improve the composition of Beverly deposit base by aggressively seeking core deposits. Beverly National Bank has introduced a variety of deposit products designed to attract core deposits. These deposit products provide attractive features and benefits to customers while encouraging multiple account relationships. Beverly National Bank's lenders and relationship managers seek non-interest bearing deposits from new and existing lending customers. The growth of core deposits should help to achieve a lower overall cost of funds and should have a positive impact on net interest income.

        The following table summarizes Beverly National Bank's deposits as of December 31 for the years indicated (in thousands):

	2008	% of Total	2007	% of Total
	(Dollars in thousands)
Demand deposits	$74,872	22.05%	$72,425	20.67%
NOW accounts	52,380	15.43%	58,841	16.80%
Money market accounts	80,085	23.59%	81,585	23.29%
Savings deposits	60,168	17.72%	48,336	13.80%
Time deposits	72,028	21.21%	89,123	25.44%

Total	$339,533	100.00%	$350,310	100.00%

        As of December 31, 2008, Beverly National Bank had certificates of deposit in amounts of $100,000 and more, aggregating $23.4 million. These certificates of deposit mature as follows (in thousands):

Maturity	Amount
3 months or less	$8,185
Over 3 months through 6 months	4,043
Over 6 months through 12 months	6,687
Over 12 months	4,514

Total	$23,429

Other Borrowed Funds

        The securities sold under agreements to repurchase as of December 31, 2008 are securities sold on a short-term basis by Beverly National Bank and are accounted for not as sales but as borrowings. The securities consisted of mortgage-backed securities issued by U.S. government corporations, debt securities issued by states of the United States and political subdivisions of the states and preferred stocks. The securities were held in Beverly National Bank's various safekeeping accounts, which are all under the control of Beverly National Bank. The securities are pledged to the purchasers of the securities. The purchasers have agreed to sell to Beverly National Bank substantially identical securities at the maturity of the agreements. Listed below are the securities sold under agreements to repurchase for the years indicated (dollars in thousands):

	2008	2007
Average balance outstanding	$11,148	$9,608
Weighted average rate	2.36%	3.59%

        Federal Home Loan Bank ("FHLB") advances represent daily transactions that Beverly National Bank uses to manage its funds and liquidity position to comply with regulatory requirements. Interest rates fluctuate daily, reflecting existing market conditions. Listed below is information concerning FHLB borrowings for the years indicated (dollars in thousands):

	2008	2007
Federal Home Loan Bank advances:
Average balance outstanding	$66,920	$55,730
Maximum amount outstanding at any month-end during the period	$84,425	$61,406
Balance outstanding at the end of period	$84,425	$59,616
Weighted average interest rate during the period	3.80%	4.89%
Weighted average interest rate at end of period	2.51%	4.20%

        Summarized quarterly financial data for 2008 and 2007 is as follows:

	2008 Quarter Ended
	March 31	June 30	Sept 30	Dec 31
	(In thousands, except per share data)
Interest and dividend income	$6,708	$6,752	$6,642	$6,420
Interest expense	2,627	2,338	2,208	1,935

Net interest and dividend income	4,081	4,414	4,434	4,485
Provision for loan losses	128	235	225	226
Noninterest income	1,182	1,193	1,131	1,040
Write-down of available-for-sale securities	—	—	3,724	3,247
Noninterest expense	3,942	4,009	3,898	3,952

Income (loss) before income taxes	1,193	1,363	(2,282)	(1,900)
Income taxes	283	347	392	(2,481)

Net income (loss)	$910	$1,016	$(2,674)	$581

Basic earnings per common share	$0.34	$0.38	$(1.00)	$0.22
Earnings per common share, assuming dilution	$0.34	$0.38	$(1.00)	$0.22

	2007 Quarter Ended
	March 31	June 30	Sept 30	Dec 31
	(In thousands, except per share data)
Interest and dividend income	$6,456	$6,731	$6,844	$6,822
Interest expense	2,481	2,741	2,902	2,888

Net interest and dividend income	3,975	3,990	3,942	3,934
Provision for loan losses	150	100	75	70
Noninterest income	1,170	1,270	1,259	1,228
Noninterest expense	3,884	3,963	3,848	3,758

Income before income taxes	1,111	1,197	1,278	1,334
Income taxes	304	315	357	374

Net income	$807	$882	$921	$960

Basic earnings per common share	$0.29	$0.32	$0.34	$0.36
Earnings per common share, assuming dilution	$0.29	$0.32	$0.33	$0.36

Properties

        All properties owned by Beverly are held by Beverly and properties leased are leased by Beverly National Bank.

Description	Location	Square Feet	Owned/ Leased	Lease Expiration
Main Office	240 Cabot Street, Beverly, MA	15,000	Owned	n/a
Operation Center	246 Cabot Street, Beverly, MA	12,000	Owned	n/a
South Hamilton Office	25 Railroad Avenue, South Hamilton, MA	2,382	Owned	n/a
Topsfield Office	15 Main Street, Topsfield, MA	2,310	Leased	February 2010
North Beverly Plaza Office	63 Dodge Street, Beverly, MA	3,558	Leased	October 2026
Cummings Center Office	100 Cummings Center, Suites 101M and 101N, Beverly, MA	3,502	Leased	September 2016
Manchester Office	11 Summer Street, Manchester-by-the-Sea, MA	1,250	Leased	December 2028
Danvers Office	107 High Street, Danvers, MA	6,650	Leased	August 2024
Salem Office	6 Paradise Road, Salem, MA	2,634	Leased	April 2017
Hamilton-Wenham Regional High School Branch Office	Bay Road, Hamilton, MA	340	n/a	n/a
Beverly High School Branch Office	Sohier Road, Beverly, MA	491	n/a	n/a

        Beverly National Bank has fourteen ATMs in Massachusetts, of which five are stand alone. Beverly National Bank also has six cash dispensing machines at various retail locations.

        In the opinion of Beverly's management, all properties occupied by Beverly National Bank are in good condition, and are adequate at present and for the foreseeable future for the purposes for which they are being used and are properly insured.

Legal Proceedings

        There are no material pending legal proceedings to which Beverly or Beverly National Bank is a party or to which any of Beverly's properties are subject. There are no material proceedings known to Beverly's management to be contemplated by any governmental authority. From time to time, Beverly is involved in a variety of litigation in the ordinary course of business and anticipates that it will continue to become involved in new litigation matters in the future.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        There were no changes in or disagreements with accountants on accounting and financial disclosure during Beverly's two most recent fiscal years.

Quantitative and Qualitative Disclosures about Market Risk

Market Risk

        Market risk is the risk of loss from adverse changes in market prices. In particular, the market price of interest-earning assets and liabilities may be affected by changes in interest rates. Since net interest income (the difference or spread between the interest earned on loans and investments and the interest paid on deposits and borrowings) is Beverly's primary source of revenue, interest rate risk is the most significant non-credit related market risk to which Beverly is exposed. Net interest income is affected by changes in interest rates as well as fluctuations in the level and duration of Beverly's assets and liabilities.

        Beverly's average net interest margin for the year ended December 31, 2008 amounted to 3.95%, in comparison to the 3.74% for the year ended December 31, 2007. Interest rate risk is the exposure of net interest income to movements in interest rates. In addition to directly impacting net interest income, changes in interest rates can also affect the amount of new loan originations, the ability of borrowers to repay variable rate loans, the volume of loan prepayments and re-financings, the carrying value of investment securities classified as available-for-sale and the flow and mix of deposits.

Asset/Liability Management

        Beverly's Asset/Liability Management Committee, or the ALCO Committee, is comprised of the President and Chief Executive Officer of Beverly; the Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer; the Executive Vice President and Senior Loan Officer; the Executive Vice President of Retail Banking; the Senior Vice President of Operations; the Senior Vice President and Chief Risk Officer; and various lending and finance officers. This ALCO Committee is responsible for managing interest rate risk in accordance with policies approved by the Beverly board of directors regarding acceptable levels of interest rate risk, liquidity and capital. This ALCO Committee meets regularly and sets the rates on deposits and loan products, approves loan pricing strategies, reviews investment transactions and sets other strategic initiatives that relate to balance sheet management and structure as considered necessary. This ALCO Committee reports to the board of directors' ALCO Committee, which is comprised of several independent directors and the President and Chief Executive Officer.

        Beverly is subject to interest rate risk in the event that interest rates increase or decrease. The two primary measurements of exposure to changes in interest rates, which Beverly National Bank manages and monitors closely, are net interest income simulation, using various interest rate scenarios, and rate shocks, and their impact on the economic value of equity, given specific interest rate scenarios.

        Beverly National Bank works with an independent third party consultant to calculate and review these various measurements. The Board's ALCO Committee and the Management ALCO Committee meet with the third party consultant on a quarterly basis to review the results of the current period as measured against established guidelines, trends from previous analyses and the impact of the strategies put in place on actual period over period results and to formulate strategies and direction to comply with established guidelines and to adjust to current economic conditions and direction.

Net Interest Income Simulation

        As part of its risk management practices, Beverly runs net interest income simulations to determine the impact on net interest income given an increase or decrease in interest rates, as these changes would have an impact on future levels of net interest income. These simulations require that estimates and assumptions be made with respect to deposit pricing; including potential changes in non-maturity core deposits, and reinvestment of cash flows from the loan and investment portfolios given changes in rates both up and down. The results of the most recent simulation are as follows:

	December 31, 2008
		Change from Year 1 base case
	Projected net interest income
		$	%
	(Dollars in thousands)
Year 1 Projections:
Down 100 basis points	$18,635	$96	0.52%
Base	18,539	—	—
Up 200 basis points	18,086	(452)	(2.44)%
Year 2 Projections:
Down 100 basis points	$17,958	$(581)	(3.13)%
Base	18,207	(332)	(1.79)%
Up 200 basis points	17,891	(648)	(3.49)%

        The above changes in net interest income are within the risk tolerance levels established by Beverly policies.

Economic Value of Equity

        In the event that interest rates increase or decrease, the economic value of equity, or EVE, changes due to its inherent correlation to changes in the market value of Beverly's assets and liabilities. Beverly is considered "liability sensitive" if changes in the interest rate would cause the assets of Beverly to extend out, and as a result, liabilities would re-price faster than assets. Conversely, Beverly is considered "asset sensitive" if interest rate changes cause liabilities to extend out, thus making assets re-price faster than liabilities.

        As of December 31, 2008, the capital ratio of Beverly on an EVE basis, at current rate levels, is 9.33%. Based on the most recent analysis it is estimated that an immediate increase in interest rates of 200 basis points (for example, an increase in the prime rate from 3.25% to 5.25%) would result in an EVE capital ratio of 8.69%. Alternatively, if interest rates were to decrease by 100 basis points, the EVE capital ratio is estimated to be 9.04%. These changes are within the risk tolerance levels established by Beverly's policies.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table and related notes set forth certain information regarding stock owned by each of the directors and executive officers of Beverly and by all directors and executive officers as a group at July 31, 2009. The percentages are based upon the 2,685,472 shares of Beverly common stock outstanding on July 31, 2009.

Title of Class	Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)(4)		Percent of Class
Common	Kevin M. Burke	3,120		*
Common	John N. Fisher	15,439	(5)	*
Common	Donat A. Fournier	24,362	(6)	*
Common	Mark B. Glovsky	8,817	(7)	*
Common	Alice B. Griffin	23,327		*
Common	Suzanne S. Gruhl	720		*
Common	Robert W. Luscinski	10,202		*
Common	John J. Meany	485		*
Common	Linda E. Saris	350		*
Common	Pamela C. Scott	620		*
Common	Michael F. Tripoli	4,520		*
Common	Carol A. Vallone	485	(8)	*
Common	Michael O. Gilles	26,664		*
Common	John L. Good, III	27,931		1.0%
Common	John R. Putney	18,822		*
	All current directors and all executive officers as a group (15 persons)	165,864		6.2%

*
Less than 1%.

(1)
The individuals listed can be contacted through Beverly (Beverly National Corporation, 240 Cabot Street, Beverly, MA 01915).

(2)
Based upon information provided to Beverly by the indicated persons. The number of shares that each individual has the option to purchase and awards of stock that have not yet vested have been added to the number of shares actually outstanding for the purpose of calculating the percentage of such person's ownership.

(3)
Under regulations of the SEC, a person is treated as the beneficial owner of a security if the person, directly or indirectly (through contract, arrangement, understanding, relationship or otherwise) has or shares (a) voting power, including the power to vote or to direct the voting, of such security, or (b) investment power with respect to such security, including the power to dispose or direct the disposition of such security. A person is also deemed to have beneficial ownership of any security that such person has the right to acquire within 60 days. Unless indicated in another footnote to this tabulation, a person has sole voting and investment power with respect to the shares set forth opposite his or her name. The table does not reflect shares held by Beverly's Employee Stock Ownership Plan, or ESOP , as to which Messrs. Fournier and Good serve as trustees, but does include shares allocated to individual Executive Officers. ESOP shares included are Messrs. Fournier: 23, Gilles: 14, Good: 18, and Putney: 22.

(4)
Includes stock options to purchase shares, which were exercisable as of July 31, 2009, or within 60 days thereafter, as follows: Robert W. Luscinski: 3,024; and Directors and Executive Officers (as a group): 3,024. Includes awards of stock that have not vested as follows: Kevin M. Burke: 370; John N. Fisher: 370; Donat A. Fournier: 6,825; Mark B. Glovsky: 370; Alice B. Griffin: 470; Suzanne S. Gruhl: 370; Robert W. Luscinski: 370; John J. Meany: 335; Linda E. Saris: 250; Pamela C. Scott: 370; Michael F. Tripoli: 370; Carol A. Vallone: 335; Michael O. Gilles: 5,600;

  John L. Good: 2,100; John R. Putney: 4,900; and Directors and Executive Officers (as a group): 23,405.

(5)
Includes 14,447 shares held in trust.

(6)
Includes 1,000 shares owned individually by Mr. Fournier's spouse.

(7)
Shares owned by Mr. Glovsky's spouse.

(8)
Includes 100 shares owned jointly by Ms. Vallone and Ms. Vallone's spouse.

        The following table and related notes set forth certain information as of July 31, 2009 with respect to all persons known to Beverly to be the beneficial owner of more than 5% of Beverly's outstanding common stock:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common Stock	Wellington Management Company, LLP 75 State Street Boston, MA 02109	274,020	(2)	10.2%
Common Stock	John Sheldon Clark 1633 Broadway, 30th Floor New York, NY 10019	230,738	(3)	8.6%
Common Stock	Banc Fund VI, L.P. Banc Fund VII, L.P. Banc Fund VIII 20 North Wacker Drive Suite 3300 Chicago, IL 60606	202,637	(4)	7.5%
Common Stock	Lawrence B. Seidman 100 Misty Lane, 1st Floor Parsippany, NJ 07054	185,800	(5)	6.9%

(1)
The percentages above are based on 2,685,472 shares of common stock outstanding as of July 31, 2009.

(2)
As disclosed in Schedule 13G filed with the SEC on February 10, 2008. The reporting person has shared voting power with respect to 209,720 shares of common stock and shared dispositive power with respect to 274,020 shares of common stock.

(3)
As disclosed in Schedule 13D filed with the SEC on August 1, 2006. The reporting person has sole voting power with respect to 206,279 shares of common stock which includes 95,229 shares held by two trusts for which he serves as the sole trustee. The reporting person is deemed to have shared voting and dispositive power with respect to 23,959 shares owned solely by his spouse but which are deemed to be beneficially owned by the reporting person.

(4)
As disclosed in Schedule 13G/A filed with the SEC on February 13, 2009. Banc Fund VI, L.P. (85,900 shares) and Banc Fund VII, L.P. (116,737 shares) are managed by Charles J. Moore, who has voting and dispositive power over the shares held by each of these entities.

(5)
As disclosed in Schedule 13D/A filed with the SEC on April 1, 2009. Seidman and Associates, LLC (38,815 shares), Seidman Investment Partnership, LP (39,015 shares), Seidman Investment Partnership II, LP (38,565 shares), Broad Park Investors, LLC (38,065 shares) and LSBK 06-08, LLC (31,340 shares) are managed by Lawrence B. Seidman, who has voting and dispositive power over the shares held by each of these entities.

 INFORMATION REGARDING BEVERLY DIRECTORS JOINING DANVERS
BOARD OF DIRECTORS

Name	Age	Director of Beverly Since	Business Experience During Past 5 Years
Pamela C. Scott	57	2006	President and Chief Executive Officer, LVCC, Inc., Management Consultants (since 2003); Senior Vice President, Schoolhouse Capital, LLC, marketer of 529 college savings programs, a subsidiary of State Street Corporation (1997 to 2003)
Michael F. Tripoli	51	2004	Partner, Grandmaison & Tripoli, LLP, Certified Public Accountants
Mark B. Glovsky	61	1996	Attorney, Partner of the Law Firm of Glovsky & Glovsky

        Each of the foregoing directors of Beverly is deemed by Beverly to be an independent director in accordance with the standards of the NYSE Amex. In 2008, Beverly National Bank did business with the law firm of Glovsky & Glovsky, of which firm Mr. Glovsky is a partner, for legal work in the amount of $12,058. Such amount does not exceed the amounts set forth in the NYSE Amex standards and the Beverly board of directors does not consider such transaction to interfere with Mr. Glovsky's independent judgment in carrying out his responsibilities as a director. Ms. Scott is a member of the Beverly board's Governance and Nominating Committee and Mr. Tripoli is a member of the Beverly board's Compensation and Benefits Committee and each is considered by Beverly to be an independent member of such committee under the NYSE Amex standards applicable to such committee.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF BEVERLY AND DANVERS

        This section describes some differences between the rights of holders of Beverly common stock and the rights of holders of Danvers common stock. While we believe that the description covers the material differences between the rights of the holders, this summary may not contain all of the information that is important to you. You should carefully read this entire document and refer to the other documents discussed below for a more complete understanding of the differences between your rights as a holder of Beverly common stock and your rights as a holder of Danvers common stock.

        As a shareholder of Beverly, a Massachusetts corporation, your rights are governed by Massachusetts law, Beverly's articles of organization, as currently in effect, and Beverly's bylaws, as currently in effect. When the merger becomes effective, you will become a stockholder of Danvers, a Delaware corporation. Danvers' common stock is listed on the Nasdaq Global Select Market under the symbol "DNBK." As a Danvers stockholder, your rights will be governed by Delaware law, Danvers' certificate of incorporation, as in effect from time to time, and Danvers' bylaws, as in effect from time to time. The rights and privileges of shareholders of a Massachusetts corporation are in many instances comparable to those of stockholders of a Delaware corporation, although there are also differences.

        The following discussion of the similarities and material differences between the rights of Beverly shareholders under Massachusetts law and the articles of organization and bylaws of Beverly and the rights of Danvers stockholders under Delaware law and the articles of organization and bylaws of Danvers is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Massachusetts law and Delaware law and the full texts of the certificate of incorporation and bylaws of Danvers and the articles of organization and bylaws of Beverly.

Capitalization

        Danvers.    The total authorized capital stock of Danvers consists of 60,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of    •    , 2009, there were    •    shares of common stock and no shares of preferred stock issued and outstanding. All shares of Danvers common stock are generally non-assessable.

        Beverly.    The total authorized capital stock of Beverly consists of 5,000,000 shares of common stock, par value $2.50 per share, and 300,000 shares of preferred stock, par value $1.00 per share. As of    •    , 2009, there were    •    shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. All shares of Beverly common stock are generally non-assessable.

        Both Danvers and Beverly can issue preferred stock without stockholder approval.

Notice of Stockholder Meetings

        Danvers.    In accordance with Delaware law, Danvers' bylaws provide that written notice of any stockholders' meeting must be given to each stockholder entitled to vote not less than 10 nor more than 60 days before the meeting.

        Beverly.    Beverly's bylaws provide that written notice of any shareholders' meeting must be given to each shareholder not less than 10 days before the meeting date. Massachusetts law provides that written notice of any shareholders' meeting must be given to each shareholder not less than 7 nor more than 60 days before the meeting date.

        Accordingly, Beverly and Danvers must generally provide the same amount of notice for stockholders' meetings.

 Right to Call Special Meetings

        Danvers.    Under Delaware law, a special meeting of stockholders may be called by the board of directors, or by the person or persons authorized to do so by the certificate of incorporation or the bylaws. Danvers' certificate of incorporation authorizes the board of directors to call a special meeting of stockholders, subject to the rights, if any, of preferred stockholders.

        Beverly.    Under Massachusetts law, a special meeting of shareholders may be called by the board of directors, by the person or persons authorized to do so by the articles of organization or bylaws, or, unless otherwise provided in the articles of organization or bylaws, if the holders of at least 40% of all the votes entitled to be cast on any issue to be considered at the special meeting sign, date and deliver a demand for the meeting to the corporation.

        Beverly's bylaws authorize the calling of a special meeting of shareholders by the President; a majority of the directors; the secretary, or any other officer in the case of the death, absence, incapacity or refusal of the secretary; or the holders of at least 10% of the capital stock entitled to vote at the special meeting, if they submit a written application.

        Accordingly, it may be easier for Beverly shareholders to call a special meeting.

Actions by Written Consent of Stockholders

        Danvers.    Under Delaware law, unless otherwise precluded in the certificate of incorporation, stockholders may act by written consent in lieu of a meeting. Danvers' certificate of incorporation precludes stockholder action by written consent.

        Beverly.    Under Massachusetts law, shareholders may act by written consent in lieu of a meeting, provided that the written consent is signed by all holders of shares entitled to vote at a meeting, or to the extent permitted by the articles of organization, by the holders of at least the number of shares necessary to take the action at a meeting at which all shareholders entitled to vote are present and voting. Neither Beverly's articles of organization nor its bylaws preclude shareholders' ability to take action by written consent.

        Beverly shareholders have the option of acting by written consent, while Danvers stockholders do not.

Rights of Dissenting Stockholders

        Danvers.    Under Delaware law, stockholders may, in the case of a merger or consolidation, obtain a judicial appraisal of the fair value of their shares if they have neither voted in favor of nor consented in writing to the merger or consolidation. Appraisal rights are not available to holders of any class or series of stock that is, at the record date, either listed on a national securities exchange or held of record by more than 2,000 holders unless a stockholder is forced to accept as consideration anything other than (i) stock in the surviving corporation, (ii) stock in any corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares, or (iv) any combination thereof. Appraisal rights are generally unavailable to the holders of shares of the surviving corporation.

        Delaware law does not grant appraisal rights in the case of a sale, transfer of assets, charter amendment, dissolution, or other significant corporate event, but it does permit a corporation to provide additional appraisal rights in its charter, in certain specified circumstances.

        Beverly.    Under Massachusetts law, shareholders may obtain a judicial appraisal of the fair value of their shares in the case of the following corporate actions:

  •
  a merger that requires shareholder approval, unless the shareholders receive as consideration only cash equal to what they would receive upon dissolution, or, in the case of shareholders holding marketable securities in the target corporation, only marketable securities in the surviving corporation, cash, or a combination thereof, and in both cases, no director, officer, or controlling shareholder has an extraordinary financial interest in the transaction;

  •
  a plan of share exchange, unless both the existing shares and the consideration consist of marketable securities and no director, officer or controlling shareholder has an extraordinary financial interest in the transaction;

  •
  a sale or exchange of all or substantially all of the corporation's property other than in the regular course of business;

  •
  an amendment to the articles of organization that materially and adversely affects certain shareholders' rights;

  •
  an amendment to the articles of organization or bylaws or an agreement with a third party that restricts the transferability of shares;

  •
  any corporate action for which the articles of organization, bylaws or a board resolution provides appraisal rights; and

  •
  conversion of the corporation into a nonprofit organization or other entity.

        The organizational documents of Danvers and Beverly do not provide appraisal rights to dissenting stockholders. In the event of a merger, it is unlikely that stockholders of Danvers would receive appraisal rights under Delaware law. Under Massachusetts law, Beverly shareholders will receive appraisal rights with respect to the merger with Danvers and have appraisal rights with respect to any other merger or major corporate transaction.

Board of Directors—Number, Removal and Classification

        Danvers.    Delaware law states that the board of directors must consist of one or more members with the number of directors to be fixed as provided in the certificate of incorporation or bylaws, and that the directors may be divided into one, two, or three classes by the certificate of incorporation or by a bylaw adopted by the stockholders. Danvers' certificate of incorporation and bylaws provide that the number of directors constituting the whole board of directors shall be fixed solely and exclusively by resolution of the board of directors. Danvers' certificate of incorporation provides that the directors shall be divided into three classes of reasonably equal numbers, with the term of one class expiring each year. Danvers' board of directors currently consists of sixteen directors.

        Delaware law also states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. However, unless the certificate of incorporation provides otherwise, a director, or the entire board, of a corporation whose board is classified may only be removed for cause. Danvers' certificate of incorporation provides that a director may be removed only for cause and only by the affirmative vote of at least 75% of the outstanding shares entitled to vote at an election of directors. Neither Danvers' certificate of incorporation nor its bylaws provide for cumulative voting of directors.

        Beverly.    Massachusetts law states that the board of directors must consist of three or more members with the number of directors to be fixed as provided in the articles of organization or bylaws. Under Massachusetts law, the articles of organization may divide directors into two or three groups with staggered terms, provided that each group contains as near an equal number as possible. Beverly's bylaws provide that Beverly's number of directors shall be fixed by the shareholders or the board of directors, but that the number must be at least seven. Beverly currently has twelve directors. Beverly's bylaws provide that the board of directors shall be divided into three classes as nearly equal as possible with one class elected each year.

        Under Massachusetts law, shareholders may remove one or more directors with or without cause by a plurality of the votes cast, provided that if a director was elected by a voting group, only such voting group may vote on such director's removal. Beverly's bylaws provide that both the board of directors and the shareholders may remove a director for cause by majority vote. Under Massachusetts law, a director may be removed by the shareholders only at a special meeting called for the purpose of removing such director and the meeting notice must state the removal as the purpose or one of the purposes of the meeting.

        Danvers and Beverly each have classified boards. The board of directors of each of Danvers and Beverly may alter the number of directors. Beverly shareholders may alter the number of directors, while Danvers stockholders may not. No director of Danvers can be removed without cause. While the Beverly bylaws explicitly authorize removal for cause, they do not explicitly alter the default statutory rule making removal without cause possible. Danvers requires approval by 75% of stockholders to remove a director for cause. Beverly requires approval by a majority of shareholders to do the same.

Filling Vacancies on the Board of Directors

        Danvers.    Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. If the holders of any class or series of stock are entitled to elect one or more directors, then vacancies and newly created directorships of that class or series may be filled by a majority of directors, or the sole remaining director.

        Danvers' certificate of incorporation provides that any and all board vacancies shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum, subject to the rights, if any, of preferred stockholders to elect directors and fill board vacancies.

        Beverly.    Beverly's bylaws provide that a board vacancy may be filled by a majority of directors at any board meeting where a quorum is present, unless and until the vacancy is filled by the shareholders. Under Beverly's bylaws, if a vacancy results from the death, resignation or removal of a director elected by holders of preferred stock and the board fails to fill the vacancy within 45 days, the total number of directors will be automatically decreased by the number of unfilled vacancies. Under Massachusetts law, notwithstanding anything to the contrary in the articles of organization or bylaws, any vacancy on the board of a public corporation with staggered terms for directors shall be filled solely by a majority of directors remaining in office, even if less than a quorum.

        Accordingly, vacancies on the boards of each of Danvers and Beverly must be filled by a majority of the remaining directors.

Preemptive Rights

        A preemptive right allows a stockholder to maintain its proportionate share of ownership of that corporation by permitting the stockholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the stockholders from dilution of value and control upon new stock issuances.

        Danvers.    Under Delaware law, unless the certificate of incorporation provides otherwise, stockholders have no preemptive rights. Danvers' certificate of incorporation does not provide preemptive rights.

        Beverly.    Under Massachusetts law, shareholders do not have preemptive rights, unless the articles of organization or any contract to which the corporation is a party provides otherwise. Beverly's articles of organization provide holders of Beverly common stock with preemptive rights to purchase additional shares of Beverly common stock in proportion to their holdings when Beverly's outstanding capital is increased, except when common stock is issued:

  •
  in consideration for services performed or to be performed;

  •
  in consideration for the transfer of any property to the corporation, other than cash;

  •
  to discharge an indebtedness of the corporation;

  •
  as dividends;

  •
  in exchange for other stock or securities of the corporation then outstanding;

  •
  pursuant to any right or option created by the corporation;

  •
  pursuant to an amendment to the articles of organization expanding the number of authorized shares; or

  •
  for the exercise, issuance, or granting of options to purchase shares of common stock to any director, officer or employee of the corporation, on such terms as the board of directors may determine.

        Under Beverly's articles of organization, holders of preferred shares or shares that are limited as to dividends or assets have no preemptive rights. Holders of Beverly common stock have no preemptive rights with respect to shares of any class of shares that is preferred or limited as to dividends or assets, unless convertible into shares of common stock or carrying a subscription right to acquire shares of common stock.

        Beverly common shareholders have preemptive rights in certain circumstances, while Danvers stockholders do not.

Dividends

        Danvers.    Danvers' certificate of incorporation provides that the board of directors or an authorized committee may declare dividends out of any assets or funds legally available for the payment of dividends. Under Delaware law, the board of directors may declare and pay dividends out of either its surplus or net profits (if no surplus) for the year in which dividends are announced and/or the preceding fiscal year.

        Beverly.    Beverly's articles of organization provide that holders of Beverly common stock shall be entitled to such dividends when and as declared by the board of directors out of funds legally available, subject to the preference and other rights of any preferred shareholders. Under Massachusetts law, a corporation may make a distribution to its shareholders upon the authorization of the board of directors and subject to its articles of organization unless, after giving effect to the distribution:

  •
  the corporation would be unable to pay its existing and reasonably foreseeable debts, liabilities and obligations as they become due in the usual course of business; or

  •
  the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of organization permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy, upon dissolution, the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

        Accordingly, the ability of Danvers and Beverly to declare dividends are similar.

Advance Notice Requirement of Stockholder Proposals and Director Nominations

        Danvers.    Danvers' bylaws require advance notice for stockholder proposals. In order to be properly considered at a meeting, a stockholder proposal must be received by the corporation no less than 90 days nor more than 120 days prior to the anniversary of the preceding annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary, notice by the stockholder would be considered timely if delivered no later than the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If the board is enlarged and Danvers does not make a public announcement naming all nominees at least 85 days prior to the first anniversary of the preceding annual meeting, then a stockholder's notice will be timely with respect to new director nominees if it is delivered to Danvers no later than 10 days after the corporation makes such public announcement.

        Beverly.    Beverly's articles of organization and bylaws do not contain advance notice provisions for shareholder proposals.

Amendments to Articles of Organization or Certificate of Incorporation

        Danvers.    Under Delaware law, an amendment to the certificate of incorporation requires a board resolution advising the amendment and approval by a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon, unless the certificate of incorporation requires a greater proportion of approval. Danvers' certificate of incorporation requires the approval of 75% of outstanding shares entitled to vote, and 75% of each class of stock entitled to vote as a class, in order to amend or repeal certain specified provisions in the certificate of incorporation.

        Beverly.    Under Massachusetts law, an amendment to the articles of organization must be adopted by the board of directors and approved by two-thirds of all shares entitled to vote, and two-thirds of each voting group entitled to vote separately, unless a lesser or greater percentage is provided in the articles of organization, bylaws or resolution of the board of directors. If an amendment to the articles of organization relates solely to an increase or reduction in the corporation's capital stock of any class or series then authorized, a change in its authorized shares into a different number of shares or the exchange thereof pro rata for a different number of shares of the same class or series, or a change of its corporate name, the required vote shall be a majority rather than two-thirds, except that if the vote of a separate voting group is required, the required vote of that voting group shall remain two-thirds. In addition, under Massachusetts law, the board of directors may amend the articles of organization without shareholder approval in certain limited situations. Beverly's articles of incorporation do not impose any greater or lesser percentages other than the thresholds specified under Massachusetts law.

        Accordingly, the percentage of stockholder approval for amending Danvers' certificate of incorporation is higher than the percentage of shareholder approval needed to amend Beverly's articles of organization.

 Amendments to Bylaws

        Danvers.    Under Delaware law, stockholders may amend or repeal bylaws. The board of directors may amend or repeal bylaws if authorized to so by the certificate of incorporation. Danvers' certificate of incorporation and bylaws provide that the board of directors may amend or repeal the bylaws by majority vote, and that the stockholders may amend or repeal the bylaws, at an annual or special meeting, with approval by 75% of the shares entitled to vote on such amendment or repeal. If the board of directors recommends the amendment or repeal, however, only a majority of the shares entitled to vote is necessary to approve the amendment or repeal.

        Beverly.    Under Massachusetts law, shareholders may amend or repeal bylaws. The board of directors may amend or repeal bylaws if authorized to do so by the articles of organization or the bylaws. If the board of directors exercises its authority, it must provide notice of the proposed amendment to all shareholders entitled to vote not later than it gives notice of the next shareholders meeting. Beverly's bylaws provide that the board of directors may amend or repeal the bylaws by majority vote and that shareholders may amend or repeal the bylaws at an annual or special meeting by the affirmative vote of the holders of a majority of the shares of each class of stock entitled to vote, except as otherwise provided by law, the articles of organization or the bylaws.

        Beverly and Danvers each permit their respective directors to amend the bylaws, requiring only a majority vote to do so. The stockholders of each corporation may also amend the bylaws. Danvers requires approval by 75% of all stockholders, while Beverly requires approval by a majority of each class entitled to vote.

Indemnification of Directors, Officers and Employees

        Massachusetts law and Delaware law each contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. Specifically, the person to be indemnified must have acted in good faith, in a manner the person reasonably believed to be not opposed to the best interests of the corporation, and in the case of a criminal proceeding, the person must have had no reasonable cause to believe his or her conduct was unlawful.

        Indemnification is permissive under Delaware law and Massachusetts law. In addition, under both Delaware law and Massachusetts law, corporations must indemnify a present or former director or officer who is successful in the defense of any proceeding to which the director was a party for reasonable expenses, including attorney's fees, incurred in connection therewith. Under Delaware law and Massachusetts law, a corporation's charter may eliminate or limit a director's personal liability for breach of fiduciary duty. The charter may not, however, eliminate or limit liability for breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or unlawful activity, improper distributions, or transactions from which the director derived an improper personal benefit.

        Danvers.    Danvers' bylaws provide that the corporation shall indemnify each director or officer to the fullest extent authorized under Delaware law, so long as that the person acted in good faith, reasonably believed his conduct not to opposed to the best interests of the corporation, and had no reason to believe that his conduct was unlawful. Danvers' bylaws provide that a director or officer will not be indemnified in connection with a proceeding in which the director is adjudged liable to the corporation. Danvers may indemnify non-officer employees at the discretion of the board of directors. Moreover, Danvers' certificate of incorporation limits the personal liability of directors to the extent allowed under Delaware law.

        Beverly.    Beverly's bylaws provide that the corporation shall indemnify any director, officer or employee who was or is a party to any action by reason of the fact that such person is or was a director or officer of the corporation, unless the person is finally adjudged in the action not to have acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the corporation. To receive indemnification in any criminal proceeding, the indemnified party must have had no reasonable cause to believe his conduct was unlawful. Beverly's articles of organization limits the personal liability of directors to the extent allowed under Massachusetts law.

        Accordingly, the indemnification provisions applicable to directors and officers of Danvers and Beverly are similar.

Mergers and Business Combinations

        Danvers.    Under Delaware law, a merger requires approval by the holders of a majority of the outstanding stock entitled to vote thereon, subject to limited exceptions. In addition, Danvers' certificate of incorporation requires the affirmative vote by the holders of 75% of the voting stock entitled to vote in the election of directors, in order to approve the following types of transactions, unless a majority of disinterested directors approve the transaction and the fair market test and other conditions described in the certificate of incorporation are met:

  •
  a merger or consolidation with any interested stockholder (defined to include, among other things, a person who owns at least 10% of the voting power of the then outstanding voting stock) or any other corporation which is, or would be after such merger, an affiliate of an interested stockholder; or

  •
  a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any interested stockholder, or any affiliate of any interested stockholder, of any assets having an aggregate fair market value equaling or exceeding 25% or more of the combined assets of Danvers and its subsidiaries; or

  •
  the issuance or transfer by Danvers or any subsidiary (in one transaction or a series of transactions) of any securities of Danvers or any subsidiary to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of Danvers and its subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of Danvers or any subsidiary; or

  •
  the adoption of any plan or proposal for the liquidation or dissolution of Danvers proposed by or on behalf of an interested stockholder or any affiliate of any interested stockholder; or

  •
  a reclassification of securities (including any reverse stock split), or recapitalization of Danvers, or any merger or consolidation of Danvers with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving an interested stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Danvers or any subsidiary which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

        An "interested stockholder" is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting stock of Danvers, (ii) an affiliate of Danvers at any time within the two-year period immediate prior to the date in question, or (iii) an assignee of any shares owned by an interested stockholder within the two-year period immediately prior to the date in question.

        Beverly.    Under Massachusetts law, a merger requires approval by the holders of two-thirds of all the shares entitled to be cast on the plan of merger, and two-thirds of every voting group entitled to vote separately, unless the articles of organization, bylaws or the board of directors require a different proportion. Beverly's articles of organization require the approval by at least (i) 80% of the outstanding shares, and a majority of shares not affiliated with an entity that may be party to the proposed transaction; (ii) 80% of the directors not affiliated with an entity that may be party to the proposed transaction, or (iii) a majority of the directors prior to the date on which an entity that is party to the proposed transaction first acquired shares of Beverly stock, for the following types of transactions:

  •
  any merger or consolidation (whether in a single transaction or a series of related transactions);

  •
  any sale, lease, exchange, transfer or distribution of all or substantially all or a substantial portion of the property or assets of Beverly or any of its subsidiaries, including its goodwill;

  •
  the issuance of any securities, or of any rights, warrants or options to acquire any securities of Beverly or any of its subsidiaries, to any shareholder other than by stock dividend declared and paid to all shareholders or pursuant to an employee stock ownership plan or an employee stock option plan;

  •
  any reclassification of the stock of Beverly or any of its subsidiaries or any recapitalization or other transaction (other than a redemption of stock) which has the effect, directly or indirectly, of increasing the proportionate share of stock of Beverly or any subsidiaries held by any person; or

  •
  the dissolution of Beverly or any subsidiary thereof or any partial or complete liquidation of Beverly or any subsidiary thereof,

        However, the foregoing conditions need not be satisfied if a transaction is approved by the holders of (i) a majority of shares of each class of stock outstanding and entitled to vote, (ii) a majority of the shares of each class of stock outstanding and entitled to vote not owned, directly or indirectly, by the other constituent entity; and (iii) the consideration to be paid to Beverly shareholders meets the fair market test described in Beverly's articles of organization.

Stockholder Rights Plan

        Neither Danvers nor Beverly has a stockholder rights plan.

Limitations on Ownership

        Danvers.    Under Danvers' certificate of incorporation, in no event shall any record owner of any Danvers common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then-outstanding shares of Danvers common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the such 10% limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Danvers common stock beneficially owned by such person beneficially owning shares in excess of the such 10% limit shall be a number equal to the total number of votes which a single record owner of all Danvers common stock beneficially owned by such person would be entitled to cast, multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Danvers common stock beneficially owned by such person owning shares in excess of the 10% limit.

        Beverly.    Beverly's articles of organization and bylaws do not provide for any limitations on ownership of Beverly's common stock.

LEGAL MATTERS

        The validity of the common stock to be issued in the merger will be passed upon by Goodwin Procter LLP, counsel to Danvers. Cranmore, FitzGerald & Meaney, on behalf of Beverly, and Goodwin Procter LLP, on behalf of Danvers, will pass upon certain legal matters to the effect that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

        The consolidated financial statements of Danvers Bancorp, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008 included in Danvers' Annual Report on Form 10-K for the year ended December 31, 2008 and incorporated by reference in this document were audited by Wolf & Company, P.C., an independent registered public accounting firm.

        The consolidated financial statements of Beverly National Corporation as of December 31, 2008 and 2007, and for each of the two years in the period ended December 31, 2008, included in this document, were audited by Shatswell, MacLeod & Company, P.C., an independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

        Danvers and Beverly file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, statements or other information that Danvers and Beverly file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549.

        You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC filings of Danvers and Beverly are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning Danvers also may be inspected at the offices of the Nasdaq Global Select Market, located at 1735 K Street, NW, Washington, DC 20006, and for Beverly, at the NYSE Amex located at 20 Broad Street, New York, New York 10005. Danvers' SEC file number is 001-33896, and Beverly's SEC file number is 001-32915.

        Danvers has filed a registration statement on Form S-4 to register with the SEC the Danvers common stock to be issued to Beverly shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of Danvers in addition to being a proxy statement of Beverly. As allowed by SEC rules, this document does not contain all the information you can find in Danvers' registration statement or the exhibits to the registration statement. Statements made in this document as to the content of any contract, agreement or other document referenced are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved and read all statements in this document in light of that exhibit.

        The SEC allows Danvers to incorporate by reference the information that it files with the SEC. Incorporation by reference means that Danvers can disclose important information to you by referring you to other documents filed separately with the SEC that are legally considered to be part of this document, and later information that is filed by Danvers with the SEC will automatically update and supersede the information in this document and the documents listed below. Danvers incorporates by reference the specific documents listed below and any future filings that Danvers makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and prior to the later of the date of Danvers' special meeting and Beverly's special meeting or the date on which the offering of shares of Danvers common stock under this document is completed or terminated.

  •
  Annual Report on Form 10-K for the year ended December 31, 2008;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2009;

  •
  Current Reports on Form 8-K filed on January 22, 2009, February 12, 2009, April 23, 2009, May 8, 2009, May 18, 2009 and June 17, 2009; and

  •
  the description of Danvers' common stock, par value $0.01 per share, contained in Danvers' Registration Statement on Form 8-A filed on December 27, 2007.

        You can obtain any of the documents incorporated by reference into this document, and any exhibits specifically incorporated by reference as an exhibit in this document, at no cost, by contacting Danvers at:

Danvers Bancorp, Inc.
One Conant Square
Danvers, Massachusetts 01923
Telephone: (978) 777-2200
Attn: Michael W. McCurdy, Secretary

        You should rely only on the information contained or incorporated by reference into this document. Danvers has supplied all information contained or incorporated by reference into this document relating to Danvers, and Beverly has supplied all information contained in this document relating to Beverly. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated    •    , 2009. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document to Danvers stockholders and Beverly shareholders nor the issuance of Danvers common stock in the merger creates any implication to the contrary.

FUTURE STOCKHOLDER PROPOSALS

Danvers

        If the merger is completed, Beverly shareholders will become stockholders of Danvers. To be included in Danvers' proxy statement and voted on at Danvers' regularly scheduled 2010 annual meeting of stockholders, stockholder proposals must be received by Danvers' Secretary at One Conant Street, Danvers, Massachusetts 01923, no later than January 9, 2010. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Securities Exchange Act of 1934. If the date of the 2010 annual meeting is changed, the dates set forth above may change.

        Pursuant to Danvers' bylaws, stockholder proposals not addressed by the previous paragraph will only be considered if the stockholder has provided timely notice of the proposal and the proposal is otherwise proper for consideration under applicable law and Danvers' certificate of incorporation. To be timely, a stockholder's notice shall be delivered to Danvers' Secretary at Danvers' principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the

10th day following the day on which public announcement of the date of such meeting is first made. Any stockholder giving notice of any such proposal must deliver with the notice (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and the names and addresses of other stockholders known by the stockholder proposing such business to support such proposal, and the class and number of shares of Danvers' capital stock beneficially owned by such other stockholders; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on Danvers' books, and of such beneficial owner, and (ii) the class and number of shares of Danvers which are owned beneficially and of record by such stockholder and such beneficial owner; and (iii) a description of all arrangements or understanding between such beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made.

Beverly

        If the merger occurs, there will be no Beverly annual meeting of shareholders for 2010. In that case, stockholder proposals must be submitted to Danvers in accordance with the procedures described above.

        If the merger is not completed, to be included in Beverly's proxy statement and voted on at Beverly's 2010 annual meeting of shareholders, shareholder proposals must be received by Beverly at its offices at 240 Cabot Street, Beverly, Massachusetts 01915, no later than December 24, 2009. Any such proposals shall be subject to the requirements of the proxy rules and regulations adopted under the Securities Exchange Act of 1934.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

DANVERS BANCORP, INC.

and

BEVERLY NATIONAL CORPORATION

Dated as of June 16, 2009

A-i

ARTICLE I—THE MERGER		A-1
1.1	The Merger	A-1
1.2	Effective Time	A-2
1.3	Effects of the Merger	A-2
1.4	Closing.	A-2
1.5	Certificate of Incorporation and Bylaws	A-2
1.6	Directors of the Surviving Corporation and Buyer Bank	A-2
1.7	Officers of the Surviving Corporation	A-2
1.8	Tax Consequences	A-2
ARTICLE II—MERGER CONSIDERATION; EXCHANGE PROCEDURES		A-2
2.1	Merger Consideration	A-2
2.2	Rights as Shareholders; Stock Transfers	A-3
2.3	Fractional Shares	A-3
2.4	Dissenters' Rights	A-3
2.5	Exchange Procedures	A-4
2.6	Anti-Dilution Provisions	A-5
2.7	Options	A-5
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-6
3.1	Making of Representations and Warranties	A-6
3.2	Organization, Standing and Authority	A-6
3.3	Capitalization	A-6
3.4	Subsidiaries	A-7
3.5	Power	A-7
3.6	Authority	A-8
3.7	Non-Contravention	A-8
3.8	Restated Articles of Organization; Bylaws; Corporate Records	A-8
3.9	Compliance with Laws	A-9
3.10	Litigation; Regulatory Action	A-9
3.11	SEC Documents; Financial Reports; and Regulatory Reports	A-10
3.12	Absence of Certain Changes or Events	A-11
3.13	Taxes and Tax Returns	A-12
3.14	Employee Benefit Plans	A-13
3.15	Labor Matters	A-16
3.16	Insurance	A-16
3.17	Environmental Matters	A-17
3.18	Intellectual Property	A-18
3.19	Material Agreements; Defaults	A-18
3.20	Property and Leases	A-19
3.21	Inapplicability of Takeover Laws	A-20
3.22	Regulatory Capitalization	A-20
3.23	Loans; Nonperforming and Classified Assets	A-20
3.24	Trust Business; Administration of Fiduciary Accounts	A-20
3.25	Investment Management and Related Activities	A-21
3.26	Investment Securities	A-21
3.27	Derivative Transactions	A-21
3.28	Repurchase Agreements	A-21
3.29	Deposit Insurance	A-22
3.30	CRA, Anti-money Laundering and Customer Information Security	A-22

A-ii

3.31	Transactions with Affiliates	A-22
3.32	Brokers; Fairness Opinion	A-22
3.33	Disclosure	A-23
ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER		A-23
4.1	Making of Representations and Warranties	A-23
4.2	Organization, Standing and Authority	A-23
4.3	Capitalization	A-23
4.4	Subsidiaries	A-24
4.5	Power	A-24
4.6	Authority	A-24
4.7	Non-Contravention	A-25
4.8	Organizational Documents	A-25
4.9	Compliance with Laws	A-25
4.10	Litigation	A-26
4.11	SEC Documents; Financial Reports; and Regulatory Reports	A-26
4.12	Absence of Certain Changes or Events	A-27
4.13	Tax Treatment	A-27
4.14	Regulatory Capitalization	A-27
4.15	CRA, Anti-money Laundering and Customer Information Security	A-27
4.16	Deposit Insurance	A-28
4.17	Employee Benefit Plans	A-28
4.18	Brokers	A-28
4.19	Sufficient Funds	A-28
4.20	Disclosure	A-28
ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS		A-28
5.1	Company Forbearances	A-28
5.2	Buyer Forbearances	A-31
ARTICLE VI—ADDITIONAL AGREEMENTS		A-31
6.1	Reasonable Best Efforts	A-31
6.2	Company Shareholder Approval	A-31
6.3	Buyer Shareholder Approval	A-32
6.4	Registration Statement	A-32
6.5	Press Releases	A-33
6.6	Access; Information	A-33
6.7	No Solicitation	A-34
6.8	Affiliate Agreements	A-37
6.9	Takeover Laws	A-37
6.10	Shares Listed	A-37
6.11	Regulatory Applications; Filings; Consents; Other Regulatory Matters	A-37
6.12	Indemnification; Directors' and Officers' Insurance	A-38
6.13	Employees and Benefit Plans	A-38
6.14	Parachute Payouts	A-39
6.15	Company ESOP	A-39
6.16	Stock Options	A-39
6.17	Form S-8	A-40
6.18	Charitable Commitments	A-40
6.19	Notification of Certain Matters	A-40
6.20	Confidentiality Agreement	A-40
6.21	Section 16 Votes	A-40

A-iii

ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER		A-41
7.1	Conditions to Each Party's Obligations to Effect the Merger	A-41
7.2	Conditions to the Obligations of Buyer	A-41
7.3	Conditions to the Obligations of the Company	A-42
ARTICLE VIII—TERMINATION		A-42
8.1	Termination	A-42
8.2	Effect of Termination and Abandonment	A-45
ARTICLE IX—MISCELLANEOUS		A-46
9.1	Survival	A-46
9.2	Certain Definitions	A-46
9.3	Waiver; Amendment	A-51
9.4	Expenses	A-51
9.5	Notices	A-51
9.6	Understanding; No Third Party Beneficiaries	A-52
9.7	Assignability; Binding Effect	A-52
9.8	Headings; Interpretation	A-52
9.9	Counterparts	A-52
9.10	Governing Law	A-52

EXHIBIT A—Form of Affiliate Letter

A-iv

        AGREEMENT AND PLAN OF MERGER, dated as of June 16, 2009 (this "Agreement"), by and between Danvers Bancorp, Inc., a Delaware corporation ("Buyer"), and Beverly National Corporation, a Massachusetts corporation (the "Company").

RECITALS

        WHEREAS, the respective Boards of Directors of Buyer and the Company have determined that it is in the best interests of their respective corporations and shareholders to enter into this Agreement and to consummate the strategic business combination provided for herein, pursuant to which, subject to the terms and conditions set forth herein, the Company will merge with and into Buyer, with Buyer being the surviving corporation and continuing its corporate existence under the laws of the State of Delaware (the "Merger");

        WHEREAS, as a condition to the willingness of Buyer to enter into this Agreement, each of the directors and executive officers of the Company (the "Company Voting Agreement Shareholders") has entered into a Voting Agreement, dated as of the date hereof, with Buyer (each a "Company Voting Agreement"), pursuant to which each Company Voting Agreement Shareholder has agreed, among other things, to vote such Company Voting Agreement Shareholder's shares of common stock, par value $2.50 per share, of the Company ("Company Common Stock") in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Company Voting Agreement;

        WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, each of the directors and executive officers of the Buyer (the "Buyer Voting Agreement Shareholders") has entered into a Voting Agreement, dated as of the date hereof, with the Company (each a "Buyer Voting Agreement"), pursuant to which each Buyer Voting Agreement Shareholder has agreed, among other things, to vote such Buyer Voting Agreement Shareholder's shares of common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock") in favor of the approval of this Agreement and the transactions contemplated hereby (if the approval of the holders of Buyer Common Stock with respect to this Agreement and transactions contemplated hereby is required by applicable law), upon the terms and subject to the conditions set forth in the Buyer Voting Agreement;

        WHEREAS, after the Effective Time of the Merger at a date selected by Buyer, which date shall be within one (1) year of the Effective Time, Company Bank will merge with and into Buyer Bank, with Buyer Bank as the surviving entity;

        WHEREAS, the parties intend the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I—THE MERGER

        1.1    The Merger.    Subject to the terms and conditions of this Agreement, in accordance with the Massachusetts Business Corporation Act (the "MBCA") and the Delaware General Corporation Law (the "DGCL"), and in reliance upon the representations, warranties and covenants set forth herein, at the Effective Time, the Company shall merge with and into Buyer, the separate corporate existence of the Company shall cease and Buyer shall survive and continue its corporate existence pursuant to its

Certificate of Incorporation and Bylaws and under applicable law (Buyer, as the surviving corporation in the Merger, being sometimes referred to herein as the "Surviving Entity").

        1.2    Effective Time.    On the Closing Date, as promptly as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Buyer and the Company shall (a) execute and file with the Secretary of State of the Commonwealth of Massachusetts articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the MBCA and (b) execute and file with the Secretary of State of the State of Delaware articles of merger in a form reasonably satisfactory to Buyer and the Company, in accordance with the DGCL. The Merger shall become effective at the time and on the date of such filing or at the time and on the date specified therein (the "Effective Time").

        1.3    Effects of the Merger.    At the Effective Time, the effect of the Merger shall be as provided herein and as provided in the applicable provisions of the MBCA and the DGCL.

        1.4    Closing.    The transactions contemplated by this Agreement shall be consummated at a closing (the "Closing") that will take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, on a date to be specified by the parties, which shall be no later than five (5) Business Days (as defined in Section 9.2(a)) after all of the conditions to the Closing set forth in Article VII (other than conditions to be satisfied at the Closing, which shall be satisfied or waived at the Closing) have been satisfied or waived in accordance with the terms hereof, such day being referred to herein as the "Closing Date." Notwithstanding the foregoing, the Closing may take place at such other place, time or date as may be mutually agreed upon in writing by Buyer and the Company.

        1.5    Certificate of Incorporation and Bylaws.    The Certificate of Incorporation of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law. The Bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity, until thereafter amended as provided therein and in accordance with applicable law.

        1.6    Directors of the Surviving Corporation and Buyer Bank.    The directors of Buyer immediately prior to the Effective Time shall become the directors of the Surviving Entity, each of whom shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Entity; provided, however, that Buyer and Buyer Bank shall designate three (3) non-management directors of the Company to serve on the Board of Directors of the Surviving Entity and the Buyer Bank, effective as promptly as reasonably practicable following the Effective Time.

        1.7    Officers of the Surviving Corporation.    The officers of Buyer immediately prior to the Effective Time shall become the officers of the Surviving Entity, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Entity.

        1.8    Tax Consequences.    It is intended that the Merger shall qualify as a "reorganization" under Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

ARTICLE II—MERGER CONSIDERATION;
EXCHANGE PROCEDURES

        2.1    Merger Consideration.    Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of Buyer, the Company or any shareholder of the Company:

          (a)   Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.

          (b)   Each share of Company Common Stock held as Treasury Stock (as defined in Section 9.2(a)) immediately prior to the Effective Time shall be cancelled and retired at the Effective Time without any conversion thereof, and no payment shall be made with respect thereto.

          (c)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and any Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive 1.66 shares (the "Exchange Ratio") of Buyer Common Stock (being referred to herein as the "Merger Consideration").

        2.2    Rights as Shareholders; Stock Transfers.    All shares of Company Common Stock, when converted as provided in Section 2.1(c), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") previously evidencing such shares shall thereafter represent only the right to receive for each such share of Company Common Stock, the Merger Consideration and any cash in lieu of fractional shares of Buyer Common Stock in accordance with Sections 2.1(c) and 2.3. At the Effective Time, holders of Company Common Stock shall cease to be, and shall have no rights as, shareholders of the Company, other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Buyer Common Stock as provided under this Article II and the right to receive any unpaid dividend with respect to the Company Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Common Stock, other than transfers of Company Common Stock that have occurred prior to the Effective Time.

        2.3    Fractional Shares.    Notwithstanding any other provision hereof, no fractional shares of Buyer Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger. In lieu thereof, Buyer shall pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the last sale prices of Buyer Common Stock, as reported on the NASDAQ Stock Market ("NASDAQ") (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five (5) NASDAQ trading days immediately preceding the Closing Date, rounded to the nearest whole cent.

        2.4    Dissenters' Rights.    Notwithstanding anything in this Agreement to the contrary, with respect to each share, if any, of Company Common Stock as to which the holder thereof shall have properly complied with Chapter 156D, Part 13 of the MBCA as to dissenters' rights (the "Dissenter's Rights Statute") as to dissenters' rights required to be complied with prior to the Effective Time (each, a "Dissenting Share"), such holder shall not be entitled to receive any consideration pursuant to Sections 2.1(c) and 2.3 hereof, but instead shall be entitled to payment, solely from the Surviving Entity, of the fair value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of the Dissenters' Rights Statute; provided, however, that if any holder of Dissenting Shares fails to satisfy the requirements of the Dissenters' Rights Statute, such holder or holders (as the case may be) shall forfeit the right to dissent and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent the right to receive, without any interest thereon, the Merger Consideration, as determined by Buyer in its sole discretion. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Buyer shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the prior written consent of Buyer.

        2.5    Exchange Procedures.

          (a)   At or before the Effective Time, for the benefit of the holders of Certificates, (i) Buyer shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article II, certificates representing the shares of Buyer Common Stock issuable pursuant to this Article II ("New Certificates") and (ii) Buyer shall deliver, or shall cause to be delivered, to the Exchange Agent an aggregate amount of cash sufficient to pay the aggregate estimated amount of cash to be paid in lieu of fractional shares of Buyer Common Stock (such cash and New Certificates, being hereinafter referred to as the "Exchange Fund").

          (b)   As promptly as practicable following the Effective Time, and provided that the Company has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted pursuant to Sections 2.1 and 2.3 of this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of shares of Buyer Common Stock (if any) to which such former holder of Company Common Stock shall have become entitled pursuant to this Agreement and/or (ii) a check representing the amount of cash (if any) payable in lieu of a fractional share of Buyer Common Stock which such former holder has the right to receive in respect of the Certificate surrendered pursuant to this Agreement, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.5(b), each Certificate (other than Certificates representing Treasury Stock and any Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration provided in Sections 2.1 and 2.3 and any unpaid dividends and distributions thereon as provided in paragraph (c) of this Section 2.5. No interest shall be paid or accrued on any cash constituting Merger Consideration (including any cash in lieu of fractional shares) or any such unpaid dividends and distributions payable to holders of Certificates.

          (c)   No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 2.5. After the surrender of a Certificate in accordance with this Section 2.5, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Buyer Common Stock represented by such Certificate.

          (d)   The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of Company Common Stock for exchange as provided in this Section 2.5, or, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be required in each case by Buyer. If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Certificate evidencing Company Common Stock surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer, and that the Person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (e)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six (6) months after the Effective Time (as well as any interest or proceeds from any investment thereof) shall be delivered by the Exchange Agent to Buyer. Any shareholders of the Company who have not theretofore complied with Section 2.5(b) shall thereafter look only to the Surviving Entity for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case without any interest thereon. If outstanding Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of the Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Certificate, Buyer and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (f)    Buyer (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Buyer is required to deduct and withhold under applicable law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Buyer.

        2.6    Anti-Dilution Provisions.    In the event Buyer or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to the Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives fair market value consideration for such shares in a bona fide third party transaction or (ii) Buyer issues employee or director stock grants or similar equity awards pursuant to its existing Employee Plans in a manner consistent with past practice.

        2.7    Options.    Each option to purchase Company Common Stock (collectively, the "Options") granted under any of the Company's 1998 Incentive Stock Option Plan for Key Employees and 1998 Directors' Plan or any similar stock option or equity compensation plan (together, the "Company Option Plans"), which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto (each, a "Company Option") shall be assumed by Buyer in accordance with Section 6.14. At the Effective Time, Buyer shall assume each of the Company Option Plans, subject to adjustment as provided therein such that options granted under such plan after the Effective Time, if any, shall be exercisable for the purchase of Buyer Common Stock. The Company shall take any actions and provide any notices as may be necessary to effectuate the foregoing.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        3.1    Making of Representations and Warranties.

          (a)   As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company hereby makes to Buyer the representations and warranties contained in this Article III.

          (b)   On or prior to the date hereof, the Company has delivered to Buyer a schedule (the "Company Disclosure Schedule) listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of the Company's representations and warranties contained in this Article III; provided, however, that no such item is required to be set forth on the Company Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 3.1(c).

          (c)   No representation or warranty of the Company contained in this Article III shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article III, has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in Section 9.2(a)); provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 3.3, 3.4, 3.5, 3.6, Section 3.13, the first two sentences of Section 3.2, and the last sentence of Section 3.14(f), which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

        3.2    Organization, Standing and Authority.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA") and the regulations of the Board of Governors of the Federal Reserve System ("FRB") thereunder. The Company is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.2 of the Company Disclosure Schedule.

        3.3    Capitalization.

          (a)   As of the date hereof, the authorized capital stock of the Company consists solely of 5,000,000 shares of Company Common Stock, of which 2,684,107 shares are issued and outstanding, and 300,000 shares of preferred stock, par value $1.00 per share (the "Company Preferred Stock"), of which none are issued and outstanding. 248,892 shares of Company Common Stock are held, directly or indirectly, by the Company as Treasury Stock. No shares of Company Preferred Stock are held, directly or indirectly, by the Company as Treasury Stock. In addition, as of the date hereof, there are 10,924 shares of Company Common Stock reserved for issuance upon exercise of outstanding Options. The outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and were not issued in violation of any preemptive or similar rights. Except as set forth on Schedule 3.3(a) of the Company Disclosure Schedule, there are no additional shares of the

  Company's capital stock authorized or reserved for issuance, the Company does not have any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of its capital stock issued and outstanding, and the Company does not have, and is not bound by, any commitment to authorize, issue or sell any such shares or other rights.

          (b)   Except as set forth on Schedule 3.3(b) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary (as defined in Section 9.2(a)) of the Company.

          (c)   Schedule 3.3(c) of the Company Disclosure Schedule sets forth, as of the date hereof, for each Option, the name of the grantee, the date of grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Company Common Stock subject to each Option, the vesting schedule of each Option, the number of shares of Company Common Stock that are currently exercisable with respect to such Option, the expiration date of each Option, and the exercise price per share, and the Company Option Plan pursuant to which the Option was granted. There are no Options outstanding other than those listed on Schedule 3.3(c) of the Company Disclosure Schedule.

        3.4    Subsidiaries.

          (a)   (i) Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) except as set forth on Schedule 3.4(a) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of the Company's Subsidiaries are or may become required to be issued (other than to the Company) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to the Company or a wholly-owned Subsidiary of the Company), (v) there are no contracts, commitments, understandings or arrangements relating to the Company's rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by the Company, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by the Company free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens").

          (b)   Except as set forth on Schedule 3.4(b) of the Company Disclosure Schedule, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

          (c)   Each of the Company's Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. A complete and accurate list of all such jurisdictions is set forth on Schedule 3.4(c) of the Company Disclosure Schedule.

        3.5    Power.    Each of the Company and its Subsidiaries has all requisite power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and the

Company has all requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        3.6    Authority.    This Agreement and the transactions contemplated hereby (including the Merger), subject to approval by the holders of two-thirds of the shares of Company Common Stock outstanding and entitled to vote thereon (or such lesser threshold as may otherwise be required by applicable law), have been authorized by all necessary action of the Company and the Board of Directors of the Company (the "Company Board"). The Company Board (i) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Company Common Stock and (ii) unanimously resolved to recommend that the holders of Company Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Buyer, this Agreement is a legal, valid and binding agreement of the Company, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity). The affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon (or such lesser threshold as may otherwise be required by applicable law) is the only vote of any class of capital stock of the Company required by the MBCA, the Restated Articles of Organization of the Company, as amended, or the Bylaws of the Company, as amended, to approve this Agreement and the transactions contemplated hereby.

        3.7    Non-Contravention.

          (a)   Subject to the receipt of the Regulatory Approvals (as defined in Section 9.2(a)), and the required filings under federal and state securities laws, and except as set forth on Schedule 3.7(a) of the Company Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by the Company do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the Company's Restated Articles of Organization, as amended, or Bylaws, as amended, or (iii) require the consent or approval of any third party or Governmental Authority (as defined in Section 9.2(a)) under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

          (b)   As of the date hereof, the Company is not aware of any reasons relating to the Company or the Company Bank (including, without limitation, Community Reinvestment Act compliance or the USA Patriot Act) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition(s) (as defined in Section 6.10) would be imposed.

        3.8    Restated Articles of Organization; Bylaws; Corporate Records.    The Company has made available to Buyer a complete and correct copy of its Restated Articles of Organization and the Bylaws or equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. The Company is not in violation of any of the terms of its Restated Articles of Organization or Bylaws. The minute books of the Company and each of its Subsidiaries contain complete and accurate records of all meetings held, and complete and accurate records of all other corporate actions of their respective shareholders and boards of directors (including committees of their respective boards of directors).

        3.9    Compliance with Laws.    Each of the Company and its Subsidiaries:

          (a)   is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (b)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened;

          (c)   has received, since December 31, 2002, no notification or communication from any Governmental Authority (i) asserting that the Company or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the knowledge of the Company, do any grounds for any of the foregoing exist) or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Company within a certain time period or indefinitely; and

          (d)   has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collections Act and other federal, state, local and foreign laws regulating lending ("Finance Laws"), and with all applicable collection practices in seeking payment under any loan or credit extension of such entity. In addition, there is no pending or, to the knowledge of the Company, threatened charge by any Governmental Authority that any of the Company and its Subsidiaries has violated, nor any pending or, to the knowledge of the Company, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

        3.10    Litigation; Regulatory Action.

          (a)   No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against the Company or any of its Subsidiaries, and, to the knowledge of the Company, no such litigation, claim, suit, investigation or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim, suit, investigation or other proceeding.

          (b)   Except as set forth on Schedule 3.10(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FRB, the Office of the Comptroller of the Currency (the "OCC"), and the Federal Deposit Insurance Corporation (the "FDIC")) or the supervision or regulation of the Company or any of its Subsidiaries. Nor has the Company or any of its Subsidiaries been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2004, a recipient of any supervisory letter from, or since January 1, 2004, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated bank or financial holding companies or their subsidiaries.

          (c)   Except as set forth on Schedule 3.10(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, has been advised by a Governmental Authority that it will issue, or is aware of any facts which could give rise to the issuance by any Governmental Authority or is aware that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

        3.11    SEC Documents; Financial Reports; and Regulatory Reports.

          (a)   The Company's Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2008 (the "Company 2008 Form 10-K"), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by the Company or any of its Subsidiaries subsequent to December 31, 2003 under the Securities Act (as defined in Section 9.2(a)), or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (as defined in Section 9.2(a)) (collectively, the "Company SEC Documents"), with the Securities and Exchange Commission ("SEC"), and all of the Company SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP (as defined in Section 9.2(a)) consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of the Company and its Subsidiaries (the "Company Balance Sheet") contained in the Company 2008 Form 10-K and, except for liabilities reflected in Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2008, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

          (b)   The Company and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NYSE Amex LLC. The Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

          (c)   Since December 31, 2002, the Company and its Subsidiaries have duly filed with the FRB, the OCC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

        3.12    Absence of Certain Changes or Events.    Except as disclosed in Schedule 3.12 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2008, there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, no fact or condition exists which is reasonably likely to cause a Company Material Adverse Effect in the future, (ii) any change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants, (iii) any entry by the Company or any of its Subsidiaries into any contract or commitment of (A) more than $250,000 or (B) $100,000 per annum with a term of more than one year, other than loans and loan commitments in the ordinary course of business, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (v) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company or any of its Subsidiaries, (vi) any material election made by the Company or any of its Subsidiaries for federal or state income tax purposes, (vii) any material change in the credit policies or procedures of the Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any respect, (viii) any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, or (ix) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

        3.13    Taxes and Tax Returns.

          (a)   The Company and each of its Subsidiaries have timely filed all Tax Returns (as defined in Section 9.2(a)) that were required to be filed by any of them, and have paid all Taxes (as defined in Section 9.2(a)) owed by them (whether or not shown as due on any Tax Returns). All such Tax Returns were correct and complete in all material respects.

          (b)   No assessment that has not been settled or otherwise resolved has been made with respect to Taxes of the Company or any of its Subsidiaries, other than such additional Taxes as are being contested in good faith and which are described on Schedule 3.13 of the Company Disclosure Schedule. The Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or other taxing authority, as applicable, for all years through December 31, 2004 (or the statute of limitations has closed without examination) and any liability with respect thereto has been satisfied. There are no disputes pending or written claims asserted for Taxes or assessments upon either the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been requested to give, or has given, any currently effective waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. No deficiency in Taxes or other proposed adjustment that has not been settled or otherwise resolved has been asserted in writing by any taxing authority against the Company or any of its Subsidiaries. To the knowledge of the Company, no Tax Return of the Company or any of its Subsidiaries is now under examination by any applicable taxing authority. There are no Liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

          (c)   Adequate provision has been made on the Company Balance Sheet for all unpaid Taxes of the Company and its Subsidiaries in respect of all periods through the date hereof. In addition, (A) proper and accurate amounts have been withheld by each of the Company and its Subsidiaries from its respective employees for all prior periods in compliance in all respects with the tax withholding provisions of applicable federal, state, county and local laws; (B) federal, state, county and local Tax returns which are complete and accurate in all respects have been filed by the Company and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; and (C) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements included in the Company 2008 Form 10-K, or, with respect to returns filed after the date hereof, will be so paid or provided for in the consolidated financial statements of the Company for the period covered by such returns. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice. The Company has made available to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, or any of its Subsidiaries filed or received since December 31, 2004.

          (d)   Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any Person or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

          (e)   Neither the Company nor any of its Subsidiaries (A) has filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return) other than one of which the Company was the parent; or (B) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state or local law).

          (f)    Neither the Company nor any of its Subsidiaries has made any payment, is obligated to make any payment, or is a party to any agreement that could obligate it to make any payment that will not be deductible under Code Section 162(m) or Code Section 280G (or any similar provision of state or local law).

          (g)   No property of the Company or any of its Subsidiaries is property that is or will be required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax exempt use property" within the meaning of Section 168(h) of the Code. Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

          (h)   None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) closing agreement as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (B) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law); (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

          (i)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

          (j)    As of the date hereof, the Company is aware of no reason why the Merger will fail to qualify as a "reorganization" under Section 368(a) of the Code.

          (k)   Each of the Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax under Section 6662 of the Code.

          (l)    Neither the Company nor any of its Subsidiaries have ever engaged in a reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b).

        3.14    Employee Benefit Plans.

          (a)   Schedule 3.14(a) of the Company Disclosure Schedule sets forth a list of every Employee Program (as defined below) that is currently, or has been at any time during the past six-year period, maintained, sponsored or contributed to by the Company or an ERISA Affiliate (as defined below).

          (b)   Each Employee Program which has ever been maintained by the Company or an ERISA Affiliate (each, a "Company Employee Program") and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Company Employee Program. Each Company Employee Program which is currently maintained by the Company or an ERISA Affiliate and which is intended to qualify under Section 401(a) of the Code has submitted for a favorable determination letter from the IRS regarding its qualification under such section to the extent such a submission was or will be required as of the Closing Date in order to satisfy the filing deadlines prescribed by the IRS. No event or omission has occurred which would cause any Company

  Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Company Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Company Employee Program.

          (c)   Neither the Company nor any ERISA Affiliate knows, nor should any of them reasonably know, of any failure of any party to comply with any laws applicable with respect to the Company Employee Programs. With respect to the Company Employee Programs, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any ERISA Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or Taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Company's knowledge, threatened with respect to any such Company Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Company Employee Programs either have been made or have been accrued (and all such unpaid but accrued amounts are described on Schedule 3.14(c) of the Company Disclosure Schedule).

          (d)   Except as described in Schedule 3.14(d), neither the Company nor any ERISA Affiliate has ever maintained any Company Employee Program which has been subject to Title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan (as defined below). Except as described in Schedule 3.14(d) of the Company Disclosure Schedule, no Company Employee Program that is subject to Title IV of ERISA has any "unfunded benefit liabilities" within the meaning of ERISA Section 4001(a)(18). Except as described in Schedule 3.14(d) of the Company Disclosure Schedule, none of the Company Employee Programs has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

          (e)   With respect to each Company Employee Program maintained by the Company within the preceding six (6) years, complete and correct copies of the following documents (if applicable to such Company Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Company Employee Program, and any funding medium for the Company Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination letter with respect to such Company Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such Company Employee Program; (v) the summary plan description for such Company Employee Program (or other descriptions of such Company Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Company Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law; and (viii) all correspondence to and from any state or federal agency within the last six (6) years with respect to such Company Employee Program.

  Any documentation listed in this Section 3.14(e) that has not been delivered to Buyer is listed in Schedule 3.14(e) of the Company Disclosure Schedule.

          (f)    Except as described in Schedule 3.14(f) of the Company Disclosure Schedule, each Company Employee Program required to be listed on Schedule 3.14(a) of the Company Disclosure Schedule may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Company Employee Program and no employee communications or provision of any Company Employee Program document has failed to effectively reserve the right of the Company or the ERISA Affiliate to so amend, terminate or otherwise modify such Company Employee Program. Except as described and quantified in Schedule 3.14(f) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, including, without limitation, a termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer or director of the Company or any of its Subsidiaries.

          (g)   Each Company Employee Program (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Company Employee Program be registered under the Securities Act (as defined in Section 9.2(a)) and/or state "blue sky" laws.

          (h)   Each Company Employee Program has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 and similar applicable state laws, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

          (i)    Except as set forth on Schedule 3.14(i) of the Company Disclosure Schedule, no Company Employee Program or payment or benefit provided pursuant to any arrangement between the Company and any "service provider" (within the meaning of Section 409A of the Code), including any stock option or stock appreciation right, is a nonqualified deferred compensation plan, as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder (a "409A Plan"). Each 409A Plan has been operated in compliance with Section 409A of the Code since January 1, 2005. Each 409A Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. No Options provide for a deferral of compensation subject to Section 409A of the Code and all Options were granted in accordance with the terms of the Company Stock Option Plans and applicable law and with a per share exercise price equal to at least 100% of the fair market value of the underlying Company Common Stock on the date the Option was granted based upon a reasonable valuation method in accordance with Section 409A of the Code.

          (j)    For purposes of this Agreement:

              (i)  "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation plans and agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including, without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors, including, without limitation, any employment agreements, severance agreements, change in control agreements or similar agreements. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

             (ii)  An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

            (iii)  An entity is an "ERISA Affiliate" of the entity if it would have ever been considered a single employer with the entity under ERISA Section 4001(b) or part of the same "controlled group" as the entity for purposes of ERISA Section 302(d)(8)(C).

            (iv)  "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

        3.15    Labor Matters.    The Company and its Subsidiaries are in compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and other than normal accruals of wages during regular payroll cycles, there are no arrearages in the payment of wages. Neither the Company nor any of its Subsidiaries is a party to, or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of a proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No work stoppage involving the Company or any of its Subsidiaries is pending, or to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in, or, to the knowledge of the Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters that would reasonably be expected to interfere in any respect with the respective business activities represented by any labor union, and to the knowledge of the Company, no labor union is attempting to organize employees of the Company or any of its Subsidiaries.

        3.16    Insurance.    The Company and each of its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice customarily be insured, and has maintained all insurance required by applicable laws and regulations. Schedule 3.16 of the Company Disclosure Schedule lists all insurance policies maintained by the Company and each of its Subsidiaries as of the date hereof. All of the policies and bonds maintained by the Company or any of its Subsidiaries are in full force and effect and all claims thereunder have been filed in a due and timely manner and, to the knowledge of the Company, no such claim has been denied. Neither the Company nor any of its Subsidiaries is in breach of or default under any insurance policy, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

        3.17    Environmental Matters.

          (a)   Except as disclosed on Schedule 3.17(a) of the Company Disclosure Schedule, each of the Company and its Subsidiaries and each property owned, leased or operated by any of them (the "Company Property") and, to the knowledge of the Company, the Loan Properties (as defined below), are, and have been, in compliance with all Environmental Laws (as defined below).

          (b)   There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release or presence of any Hazardous Material (as defined below) or Oil (as defined below) at, on or from a Company Property or any property previously owned, leased or operated by the Company or any of its Subsidiaries.

          (c)   There is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, before any Governmental Authority or other forum in which the Company or any of its Subsidiaries has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (A) for alleged noncompliance (including by any predecessor) with any Environmental Law or (B) relating to the release or presence of any Hazardous Material or Oil at, on or from a Loan Property.

          (d)   Except as set forth on Schedule 3.17(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any Loan Property, has received or been named in any written notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.17 could reasonably be based. No facts or circumstances have come to the Company's attention which would have reasonably caused it to believe that a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.17 could reasonably be expected to occur.

          (e)   During the period of (i) the Company's or any of its Subsidiaries' ownership, tenancy or operation of any Company Property or (ii) the Company's or any of its Subsidiaries' holding of a security interest in any Loan Property, to the knowledge of the Company, there has been no release or presence of Hazardous Material or Oil in, on, under or affecting such Company Property or Loan Property, and no Hazardous Material or Oil is present in, on, under or affecting any such Company Property or Loan Property. To the knowledge of the Company, prior to the period of (A) the Company's or any of its Subsidiaries' ownership, tenancy or operation of any Company Property or any property previously owned, leased or operated by the Company or any of its Subsidiaries, or (B) the Company's or any of its Subsidiaries' holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in, on, under or affecting any such property or Loan Property.

          (f)    Neither the Company nor any of its Subsidiaries is an "owner" or "operator" (as such terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.) of any Loan Property and there are no Participation Facilities (as defined below).

          (g)   The following definitions apply for purposes of this Agreement: (A) "Loan Property" means any property in which the Company or any of its Subsidiaries holds a security interest, and, where required by the context (as a result of foreclosure), said term includes any property owned or operated by the Company or any of its Subsidiaries; (B) "Participation Facility" means any facility in which the Company or any of its Subsidiaries participates or has participated in the management of environmental matters; (C) "Hazardous Material" means any compound, chemical, pollutant, contaminant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined, identified or regulated under or pursuant to any Environmental Laws, and including without limitation, asbestos, asbestos-containing materials, polychlorinated biphenyls, toxic mold, or fungi, or any other material that may pose a threat to the Environment or to human health and safety but excludes substances in kind and amounts typically used or stored for cleaning purposes or other routine maintenance or operation of motor vehicles used by tenants (if applicable) or guests and otherwise in compliance with Environmental Laws; (D) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. Section 1251 et seq., or any other Environmental Law; (E) "Environment" means any air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, sediment, surface or subsurface strata, plant and animal life, and any other environmental medium or natural resource; and (F) "Environmental Laws" means any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the Environment, and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material or Oil. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; and all comparable state and local laws, and (b) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Material or Oil as in effect on or prior to the date of this Agreement.

        3.18    Intellectual Property.    The Company or its Subsidiaries owns or possesses valid and binding licenses and other rights to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their businesses (the "Company Intellectual Property"), each without payment, and neither the Company nor any of its Subsidiaries has received any notice of infringement or conflict with respect thereto that asserts the rights of others, nor does the Company have knowledge of any such infringement or conflict. The Company and its Subsidiaries have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to the Company Intellectual Property.

        3.19    Material Agreements; Defaults.

          (a)   Except as set forth on Schedule 3.19(a) of the Company Disclosure Schedule or the index of exhibits in the Company 2008 Form 10-K, as amended, and except for this Agreement and the transactions contemplated hereby, neither the Company nor any of its Subsidiaries is a party to or is bound by (i) any agreement, arrangement, or commitment that is material to the financial condition, results of operations or business of the Company; (ii) any written (or oral) agreement, arrangement, or commitment relating to the employment, including, without limitation, engagement as a consultant of any Person, or the election or retention in office or severance of any present or former director or officer of the Company or any of its Subsidiaries; (iii) any contract, agreement, or understanding with any labor union; (iv) any agreement by and among the Company or any of its Subsidiaries, and/or any Affiliate thereof; (v) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by the Company as of the date hereof that has not been filed as an exhibit to the Company 2008 Form 10-K; (vi) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries to any officer or employee thereof; (vii) any agreement, arrangement or commitment (whether written or oral) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on sixty (60) days or less notice involving the payment of in excess of $100,000 per annum individually or $250,000 in the aggregate; (viii) any agreement, arrangement or commitment (whether written or oral) which restricts the conduct of any line of business by the Company or any of its Subsidiaries; or (ix) any agreement, arrangement or commitment (whether written or oral) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.19(a), whether or not set forth on Schedule 3.19(a) of the Company Disclosure Schedule, is referred to herein as a "Company Material Contract." The Company has previously delivered to Buyer complete and correct copies of all of the Company Material Contracts, including any and all amendments and modifications thereto.

          (b)   Each Company Material Contract is legal, valid and binding upon the Company or its Subsidiaries, as the case may be, and to the knowledge of the Company, all other parties thereto, and is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach of or default under any Company Material Contract, or any other agreement or instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under such Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.

        3.20    Property and Leases.

          (a)   Each of the Company and its Subsidiaries has good and marketable title to all the real property and all other property owned by it and included in the most recent balance sheet in the Company SEC Documents, free and clear of all Liens, other than (i) Liens that secure liabilities that are reflected in the Company Balance Sheet or incurred in the ordinary course of business after the date of the Company Balance Sheet, (ii) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (iii) inchoate mechanics' and materialmen's Liens for construction in progress, (iv) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or any of its Subsidiaries consistent with past practice, and (v) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities, or any transaction by the Company's Subsidiaries acting in a fiduciary capacity.

          (b)   Each lease of real property to which the Company or any of its Subsidiaries is a party requiring rental payments in excess of $50,000 during the period of the lease, and all amendments and modifications thereto, is in full force and effect, and there exists no default under any such lease by the Company or any of its Subsidiaries, nor any event which with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries, except for such breaches and defaults which, individually or in the aggregate, would not result in the forfeiture of the use or occupancy of the property covered by such lease.

        3.21    Inapplicability of Takeover Laws.    The Company has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "business combination," "control share," "fair price" or other takeover defense laws and regulations (collectively, "Takeover Laws"), if any, of the Commonwealth of Massachusetts.

        3.22    Regulatory Capitalization.    Company Bank is, and immediately after the Effective Time will be, "well capitalized" as such term is defined in the rules and regulations promulgated by the OCC. The Company is, and immediately prior to the Effective Time will be, "well capitalized" as such term is defined in the rules and regulations promulgated by the FRB.

        3.23    Loans; Nonperforming and Classified Assets.

          (a)   Each loan agreement, note or borrowing arrangement, including, without limitation, portions of outstanding lines of credit and loan commitments (collectively, "Loans"), on the Company's or any of its Subsidiaries' books and records, was made and has been serviced in accordance with the Company's lending standards in the ordinary course of business; is evidenced by appropriate and sufficient documentation; to the extent secured, has been secured by valid liens and security interests which have been perfected; and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights and to general equity principles. The Company has previously delivered to Buyer complete and correct copies of its lending policies. The deposit and loan agreements of the Company and its Subsidiaries comply with all applicable laws, rules and regulations. The allowance for loan losses reflected in the Company SEC Documents and financial statements filed therewith, as of their respective dates, is adequate under GAAP and all regulatory requirements applicable to financial institutions.

          (b)   Schedule 3.23(b) of the Company Disclosure Schedule discloses as of May 31, 2009: (A) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to the knowledge of the Company, in default of any other provision thereof; (B) each Loan which has been classified as "other loans specially maintained," "classified," "criticized," "substandard," "doubtful," "credit risk assets," "watch list assets," "loss" or "special mention" (or words of similar import) by the Company, its Subsidiaries or a Governmental Authority (the "Classified Loans"); (C) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of the Company, or to the knowledge of the Company, any Person controlling, controlled by or under common control with any of the foregoing. All Loans which are classified as "Insider Transactions" by Regulation O of the FRB have been made by the Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features.

          (c)   The Company shall promptly after the end of each quarter after the date hereof and upon Closing inform Buyer of the amount of Loans subject to each type of classification of the Classified Loans.

        3.24    Trust Business; Administration of Fiduciary Accounts.    The Company Bank (i) has been duly appointed to all fiduciary or representative capacities it holds with respect to the Trust Business (as defined below) and all such appointments are currently in effect, and (ii) has all authorizations, approvals, licenses and permits necessary for the conduct of its Trust Business. The Company Bank has properly administered the accounts for which it acts as a fiduciary, including, without limitation, to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither the Company nor any of its Subsidiaries and none of their respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account. For purposes of this Section 3.24, "Trust Business" shall mean the trusts, executorships, administrations, guardianships, conservatorships, and other representative capacities at the Company Bank's banking and trust offices.

        3.25    Investment Management and Related Activities.    Except as disclosed in Schedule 3.25 of the Company Disclosure Schedule, none of the Company, any of its Subsidiaries or the Company's or its Subsidiaries' directors, officers or employees is required to be registered, licensed or authorized under the laws or regulations issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.

        3.26    Investment Securities.    Each of the Company and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP. The Company and its Subsidiaries and their respective businesses employ investment, securities, risk management and other policies, practices and procedures which the Company believes are prudent and reasonable in the context of such businesses.

        3.27    Derivative Transactions.    All Derivative Transactions (as defined below) entered into by the Company or any of its Subsidiaries were entered into in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. The Company and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The Company and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program. For purposes of this Agreement, "Derivative Transactions" shall mean any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        3.28    Repurchase Agreements.    With respect to all agreements pursuant to which the Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, the Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

        3.29    Deposit Insurance.    The deposits of the Company Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act ("FDIA") to the fullest extent permitted by law, and the Company Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of the Company, threatened.

        3.30    CRA, Anti-money Laundering and Customer Information Security.    Neither the Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and the Company is not aware of, and none of the Company and its Subsidiaries has been advised of, or has any reason to believe (due to the Company Bank's Home Mortgage Disclosure Act data for the year ended December 31, 2008, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause the Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than "satisfactory"; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the "USA Patriot Act"), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

        3.31    Transactions with Affiliates.    Except as set forth in Schedule 3.31 of the Company Disclosure Schedule, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder, director, employee or Affiliate (as defined in Section 9.2(a)) of the Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons' employment or service as a director with the Company or any of its Subsidiaries. Except as set forth in Schedule 3.31 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective Affiliates, shareholders, directors or executive officers or any material transaction or agreement with any employee other than executive officers. All agreements between the Company and any of its Affiliates comply, (to the extent applicable in accordance with Section 18(J) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(J)), with Sections 23A and 23B of the Federal Reserve Act and Regulation W promulgated thereunder by the FRB.

        3.32    Brokers; Fairness Opinion.    No action has been taken by the Company or any of its Subsidiaries that would give rise to any valid claim against the Company for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Sandler O'Neill + Partners, L.P. (the "Company Financial Advisor") by the Company. The fee payable to the Company Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between the Company and the Company Financial Advisor, a complete and correct copy of which has been previously provided to Buyer. The Company has received the opinion of the Company Financial

Advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair from a financial point of view to such shareholders, and such opinion has not been amended or rescinded, and remains in full force and effect. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement/Prospectus (as defined in Section 6.4(a)).

        3.33    Disclosure.    No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Company Disclosure Schedule and, including, without limitation, the Company SEC Documents as the same may be updated as of the date hereof, furnished to Buyer pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF BUYER

        4.1    Making of Representations and Warranties.

          (a)   As a material inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby makes to the Company the representations and warranties contained in this Article IV.

          (b)   On or prior to the date hereof, Buyer has delivered to the Company a schedule (the "Buyer Disclosure Schedule") listing, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of their representations and warranties; provided, however, that no such item is required to be set forth on the Buyer Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being untrue or incorrect under the standards established by Section 4.1(c).

          (c)   No representation or warranty of Buyer contained in this Article IV shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any section of this Article IV, has had or would reasonably be expected to have a Buyer Material Adverse Effect (as defined in Section 9.2(a)); provided, however, that the foregoing standard shall not apply to the representations and warranties contained in Sections 4.3, 4.5 and 4.6 and the first two sentences of Section 4.2, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

        4.2    Organization, Standing and Authority.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is duly registered as a bank holding company under the BHCA and the regulations of the FRB thereunder. Buyer is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

        4.3    Capitalization.    As of the date hereof, the authorized capital stock of Buyer consists solely of 60,000,000 shares of Buyer Common Stock, of which 17,768,607 shares are issued and outstanding, and 73,893 shares were held, directly or indirectly, by Buyer as treasury stock; and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding. The outstanding shares of Buyer's capital stock are validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and subject to no preemptive rights or similar rights (and were not issued in violation of any preemptive or similar rights). The shares of Buyer Common Stock to be issued in the Merger have been duly and validly reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and free of any preemptive or similar rights.

        4.4    Subsidiaries.

          (a)   (i) Schedule 4.4 of the Buyer Disclosure Schedule sets forth a complete and accurate list of all of Buyer's Subsidiaries, including the jurisdiction of organization of each such Subsidiary, (ii) Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Buyer's Subsidiaries are or may become required to be issued (other than to Buyer) by reason of any contractual right or otherwise, (iv) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Buyer or a wholly-owned Subsidiary of Buyer), (v) there are no contracts, commitments, understandings or arrangements relating to Buyer's rights to vote or to dispose of such securities and (vi) all of the equity securities of each such Subsidiary held by Buyer, directly or indirectly, are validly issued, fully paid and nonassessable, not subject to preemptive or similar rights and are owned by Buyer free and clear of all Liens.

          (b)   Except as set forth on Schedule 4.4 of the Buyer Disclosure Schedule, Buyer does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.

          (c)   Each of Buyer's Subsidiaries has been duly organized and qualified under the laws of the jurisdiction of its organization and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

        4.5    Power.    Each of Buyer and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets; and Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

        4.6    Authority.    This Agreement and the transactions contemplated hereby (including the Merger), subject to approval (if required by applicable law) by the holders of a majority of the shares of Buyer Common Stock outstanding and entitled to vote thereon (or such lesser threshold as may otherwise be required by applicable law), have been authorized by all necessary action of Buyer and the Board of Directors of Buyer (the "Buyer Board"). The Buyer Board (i) unanimously approved this Agreement and determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of the holders of Buyer Common Stock and (ii) unanimously resolved to recommend that the holders of Buyer Common Stock vote for the approval of this Agreement and the transactions contemplated hereby at a meeting of the shareholders of the Company, if the approval of the holders of Buyer Common Stock with respect to this Agreement and the transactions contemplated hereby is required by applicable law. Buyer has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement is a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity). The affirmative vote of the holders of a majority of the outstanding shares of Buyer Common Stock entitled to vote thereon (or such lesser threshold as may otherwise be required by applicable law), if such a vote is required by applicable law, is the only vote of any class of capital stock of the Company required by the DGCL, the Certificate of Incorporation of Buyer, or the Bylaws of Buyer to approve this Agreement and the transactions contemplated hereby.

        4.7    Non-Contravention.

          (a)   Subject to the receipt of the Regulatory Approvals, and the required filings under federal and state securities laws, and except as set forth on Schedule 4.7(a) of the Buyer Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by Buyer do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of Buyer or of any of its Subsidiaries or to which Buyer or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, Buyer's Certificate of Incorporation or Bylaws, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement.

          (b)   As of the date hereof, Buyer is not aware of any reasons relating to Buyer or its Subsidiaries (including, without limitation, Community Reinvestment Act compliance or the USA Patriot Act) (i) why all of the Regulatory Approvals shall not be procured from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement or (ii) why any Burdensome Condition(s) would be imposed.

        4.8    Organizational Documents.    Buyer has made available to the Company a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, of Buyer. Buyer is not in violation of any of the terms of its Certificate of Incorporation or Bylaws.

        4.9    Compliance with Laws.    Each of Buyer and its Subsidiaries:

          (a)   is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (b)   has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the knowledge of Buyer, no suspension or cancellation of any of them is threatened;

          (c)   has received, since December 31, 2000, no notification or communication from any Governmental Authority (i) asserting that the Buyer or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, (ii) threatening to revoke any license, franchise, permit, or governmental authorization, (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to the knowledge of Buyer, do any grounds for any of the foregoing exist) or (iv) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions, proposed to be effected by the Buyer within a certain time period or indefinitely; and

          (d)   has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in compliance with all Finance Laws, and with all applicable collection practices in seeking payment under any loan or credit extension of such entity. In addition, there is no pending or, to the knowledge of Buyer, threatened charge by any Governmental Authority that any of Buyer and its Subsidiaries has violated, nor any pending or, to the knowledge of Buyer, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

        4.10    Litigation.

          (a)   No litigation, claim, suit, investigation or other proceeding before any court, governmental agency or arbitrator is pending against Buyer or any of its Subsidiaries, and, to the knowledge of Buyer, no litigation, claim, suit, investigation or other proceeding has been threatened, that would reasonably be expected to have a Buyer Material Adverse Effect.

          (b)   Neither Buyer nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any assistance agreement, board resolution, order, decree, supervisory agreement, memorandum of understanding, condition or similar arrangement with, or a commitment letter or similar submission to, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of Buyer or any of its Subsidiaries.

          (c)   Neither Buyer nor any of its Subsidiaries has been advised by a Governmental Authority that it will issue, or is aware of any facts which could give rise to the issuance by any Governmental Authority or is aware that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

        4.11    SEC Documents; Financial Reports; and Regulatory Reports.

          (a)   Buyer's Annual Report on Form 10-K, as amended through the date hereof, for the fiscal year ended December 31, 2008 (the "Buyer 2008 Form 10-K"), and all other reports, registration statements, definitive proxy statements or information statements required to be filed by Buyer or any of its Subsidiaries subsequent to December 31, 2003 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the "Buyer SEC Documents"), with the SEC, and all of the Buyer SEC Documents filed with the SEC after the date hereof, in the form filed or to be filed, (i) complied or will comply in all respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Buyer SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in such Buyer SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except for those liabilities that are fully reflected or reserved against in the most recent consolidated balance sheet of Buyer and its Subsidiaries contained in the Buyer 2008 Form 10-K and, except for liabilities reflected in the Buyer SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2008, neither Buyer nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

          (b)   Buyer and each of its Subsidiaries, officers and directors are in compliance with, and have complied, with (1) the applicable provisions of the Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Buyer (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (3) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Buyer Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Buyer's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer's internal control over financial reporting.

          (c)   Since December 31, 2002, Buyer and its Subsidiaries have duly filed with the FRB, the FDIC and any other applicable Governmental Authority, in correct form the reports required to be filed under applicable laws and regulations and such reports were in all respects complete and accurate in compliance with the requirements of applicable laws and regulations.

        4.12    Absence of Certain Changes or Events.    Except as disclosed in the Buyer SEC Documents filed prior to the date hereof, or as otherwise expressly permitted or expressly contemplated by this Agreement, since December 31, 2008, there has been no change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and to the knowledge of Buyer, no fact or condition exists which is reasonably likely to cause a Buyer Material Adverse Effect in the future.

        4.13    Tax Treatment.    As of the date hereof, Buyer is aware of no reason why the Merger will fail to qualify as a "reorganization" under Section 368(a) of the Code.

        4.14    Regulatory Capitalization.    Buyer Bank is, and immediately after the Effective Time will be, "well capitalized," as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is, and immediately after the Effective Time will be, "well capitalized" as such term is defined in the rules and regulations promulgated by the FRB.

        4.15    CRA, Anti-money Laundering and Customer Information Security.    Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and Buyer is not aware of, and none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because Buyer Bank's Home Mortgage Disclosure Act data for the year ended December 31, 2008, filed with the FDIC, or otherwise) that any facts or circumstances exist, which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than "satisfactory"; (ii) to be deemed to be operating in violation of the USA Patriot Act and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Buyer Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder.

        4.16    Deposit Insurance.    The deposits of the Buyer Bank are insured by the FDIC in accordance with the FDIA to the fullest extent permitted by law, and Buyer Bank has paid all premiums and assessments and filed all reports required by the FDIA. No proceedings for the revocation or termination of such deposit insurance are pending or, to the knowledge of Buyer, threatened.

        4.17    Employee Benefit Plans.    Schedule 4.17 of the Buyer Disclosure Schedule sets forth a list of every Employee Program that is currently maintained, sponsored or contributed to by the Buyer or an ERISA Affiliate.

        4.18    Brokers.    No action has been taken by Buyer or any of its Subsidiaries that would give rise to any valid claim against Buyer for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except in connection with the engagement of Endicott Financial Advisors, L.L.C. (the "Buyer Financial Advisor") by Buyer. The fee payable to the Buyer Financial Advisor in connection with the transactions contemplated by this Agreement is described in an engagement letter between Buyer and the Buyer Financial Advisor, a complete and correct copy of which has been previously provided to the Company.

        4.19    Sufficient Funds.    Buyer has, and will have at the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including the consideration to be paid to the holders of Options in accordance with Section 2.7, subject to the terms and conditions of this Agreement.

        4.20    Disclosure.    No representation or warranty contained in this Agreement, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the Buyer Disclosure Schedule and, including, without limitation, the Buyer SEC Documents as the same may be updated as of the date hereof, furnished to the Company pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein not misleading.

ARTICLE V—COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Company Forbearances.    From the date hereof until the Effective Time, except as set forth in the Company Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of Buyer, the Company will not, and will cause each of its Subsidiaries not to:

          (a)    Ordinary Course.    Conduct its business other than in the ordinary and usual course consistent with past practice or, fail to use reasonable best efforts to preserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

          (b)    Stock.    (i) Other than pursuant to the exercise or settlement of stock options or stock-based awards outstanding as of the date hereof and listed on the Company Disclosure Schedule, issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock, or take any action related to such issuance or sale, (ii) enter into any agreement with respect to the foregoing, (iii) accelerate the vesting of any existing stock options, stock appreciation rights or other rights to subscribe for or acquire shares of stock, or (iv) change (or establish a record date for changing) the number of, or provide for the exchange of, shares of its stock, any securities (including units of beneficial ownership interest in any partnership or limited liability company) convertible into or exchangeable for any additional shares of stock, any stock appreciation rights, or any other rights to subscribe for or acquire shares of stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to its outstanding stock or any other such securities.

          (c)    Dividends, Etc.    (i) Make, declare or pay any dividend on or in respect of, or declare or make any distribution on, any shares of Company Common Stock other than (A) regular quarterly cash dividends on Company Common Stock in an amount not to exceed the rate payable on such Company Common Stock as of the date hereof, (B) dividends from wholly-owned Subsidiaries to the Company or any wholly-owned Subsidiary of the Company, as applicable or (ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock. After the date hereof, the Company shall coordinate with Buyer regarding the declaration of any dividends in respect of the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two regular dividends for any single calendar quarter with respect to their shares of Company Common Stock and any shares of Buyer Common Stock that such holders may receive in exchange therefor in the Merger.

          (d)    Compensation; Employment Agreements; Etc.    Enter into or amend any employment, severance or similar agreements or arrangements with any of its directors, officers, employees or consultants, or grant any salary or wage increase, or increase any employee benefit (including incentive or bonus payments), except for (i) normal increases in compensation to employees in the ordinary course of business consistent with past practice or as set forth in Schedule 5.1(d); provided, however, that no such increase shall exceed five percent (5%) of such person's current annual compensation, (ii) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.19(a) of the Company Disclosure Schedule, or (iv) as set forth in Schedule 6.13(d).

          (e)    Benefit Plans.    Except as may be required by (i) applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and disclosed on Schedule 3.14(a) of the Company Disclosure Schedule, enter into, establish, adopt or amend any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, or any other Employee Programs, in respect of any director, officer or other employee of the Company or any of its Subsidiaries, including, without limitation, taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

          (f)    Dispositions.    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to the Company and its Subsidiaries taken as a whole.

          (g)    Governing Documents.    Amend its Restated Articles of Organization or Bylaws (or equivalent documents).

          (h)    Acquisitions.    Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

          (i)    Capital Expenditures.    Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $500,000 in the aggregate.

          (j)    Contracts.    Enter into or terminate any Company Material Contract or amend or modify in any material respect any of its existing Company Material Contracts.

          (k)    Claims.    Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which the Company or any of its Subsidiaries is a party as of the date hereof or becomes a party after the date of this Agreement.

          (l)    Banking Operations.    Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

          (m)    Derivative Transactions.    Enter into any Derivative Transactions.

          (n)    Indebtedness.    Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, federal home loan bank advances, and securities sold under agreements to repurchase, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

          (o)    Investment Securities.    Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not permissible for a national bank or (ii) any other debt security other than in the ordinary course of business consistent with past practice.

          (p)    Loans.    Make any loan, loan commitment, letter of credit or other extension of credit other than in the ordinary course of business consistent with past practice; provided, however, that any loan, loan commitment, letter or credit or other extension of credit in an amount greater than $2,000,000 shall require the prior consent of Buyer, which consent shall be deemed to be given unless Buyer provides written objection to the Company of such loan, loan commitment, letter or credit or other extension of credit by the end of the third (3rd) Business Day after receipt of written notice from the Company.

          (q)    Investments in Real Estate.    Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

          (r)    Accounting Methods.    Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or by GAAP.

          (s)    Loan Policies.    Change its loan policies or procedures in effect as of the date hereof, except as required by any Governmental Authority.

          (t)    Tax Matters.    Make or change any Tax election, file any amended Tax Return, fail to timely file any Tax Return, enter into any closing agreement, settle or compromise any liability with respect to Taxes, agree to any adjustment of any Tax attribute, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment.

          (u)    Adverse Actions.    (i) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

          (v)    Agreements.    Agree or commit to do anything prohibited by this Section 5.1.

        5.2    Buyer Forbearances.    From the date hereof until the Effective Time, except as set forth in Schedule 5.2 of the Buyer Disclosure Schedule or as expressly contemplated by this Agreement, without the prior written consent of the Company, Buyer will not, and will cause each of its Subsidiaries not to (a) conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to reserve intact its business organizations and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates; (b) take any action that would (i) adversely affect the ability of any party to obtain any necessary approval of any Governmental Authority required for the transactions contemplated hereby, or (ii) adversely affect its ability to perform any of its material obligations under this Agreement; (c) take any action that would, or would be reasonably likely to, (i) prevent or impede the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied, or (z) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law.

ARTICLE VI—ADDITIONAL AGREEMENTS

        6.1    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement, each of the Company and Buyer agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, effecting all filings and obtaining (and cooperating with the other party hereto to obtain) any permit, consent, authorization, order or approval of, or any exemption by, any Governmental Authority (including, but not limited to, the Regulatory Approvals) and any other third party that is required to be obtained by the Company or Buyer or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger and the transactions contemplated hereby, and using reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Merger and the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other party hereto to that end.

        6.2    Company Shareholder Approval.

          (a)   Following the execution of this Agreement, the Company shall take, in accordance with applicable law and its Restated Articles of Organization and Bylaws, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the "Company Meeting").

          (b)   Subject to Section 6.7 hereof, the Company shall ensure that the Company Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the Company Meeting are solicited in compliance with the MBCA, the Restated Articles of Organization and Bylaws of the Company, and all other applicable legal requirements.

          (c)   Subject to Section 6.7 hereof, (i) the Company Board shall recommend that the Company's shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by the Company's shareholders for consummation of the Merger and the transactions contemplated hereby (the "Company Recommendation"), and (ii) the Proxy Statement/Prospectus shall include the Company Recommendation.

        6.3    Buyer Shareholder Approval.

          (a)   Following the execution of this Agreement, if the approval of the holders of Buyer Common Stock with respect to this Agreement and the transactions contemplated hereby is required by applicable law, Buyer shall take, in accordance with applicable law and its Certificate of Incorporation and Bylaws, all action necessary to convene a special meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of Buyer) to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of Buyer in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the "Buyer Meeting").

          (b)   Buyer shall ensure that the Buyer Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Buyer in connection with the Buyer Meeting are solicited in compliance with the DGCL, the Certificate of Incorporation and Bylaws of Buyer, and all other applicable legal requirements.

          (c)   (i) Buyer Board shall recommend that Buyer's shareholders vote to approve this Agreement and the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Buyer's shareholders for consummation of the Merger and the transactions contemplated hereby (the "Buyer Recommendation"), and (ii) the Proxy Statement/Prospectus shall include the Buyer Recommendation.

        6.4    Registration Statement.

          (a)   Buyer and the Company agree to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by Buyer with the SEC in connection with the issuance of the Buyer Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of the Company and, if applicable, Buyer constituting a part thereof (the "Proxy Statement/Prospectus") and all related documents). Each of Buyer and the Company agree to use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after the filing thereof. Buyer also agrees to use reasonable best efforts to obtain any necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to cooperate with Buyer and its counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from the Financial Advisor and the Company's independent registered accounting firm in connection with the Registration Statement and the Proxy Statement/Prospectus. After the Registration Statement

  is declared effective under the Securities Act, the Company, at its expense, shall promptly mail the Proxy Statement/Prospectus to its shareholders.

          (b)   Each of Buyer and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby. Each of Buyer and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to shareholders and at the time of the Company Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of Buyer and the Company further agrees that if it shall become aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it shall promptly inform the other party thereof and shall take the necessary steps to correct the Proxy Statement/Prospectus.

          (c)   Buyer will advise the Company, promptly after Buyer receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

        6.5    Press Releases.    Buyer and the Company will consult with each other before issuing any press release with respect to this Agreement and the transactions contemplated hereby and will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby or make any such public statements without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after consultation with the other party, to the extent practicable), issue such press release or public statements as may be required by applicable law or the rules and regulations of any stock exchange.

        6.6    Access; Information.

          (a)   Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company and Buyer shall, and each shall cause its Subsidiaries to, afford Buyer or the Company, as the case may be, and its officers, employees, counsel, accountants, advisors and other authorized representatives (collectively, "Representatives"), access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records (including, without limitation, work papers of independent auditors), and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to Buyer or the Company, as the case may be, and the Representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities laws (other than reports or documents that the Company or Buyer, or their Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of the Company or Buyer and its Subsidiaries, as the case may be, as Buyer or the Company or any Representative may reasonably request. Neither the Company or Buyer nor any of its respective Subsidiaries shall be required to provide access to or to disclose information where such access jeopardizes the attorney-client privilege of the institution in possession or control of such information or contravenes any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Consistent with the foregoing, the Company or Buyer, as the case may be, agrees to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

          (b)   Buyer and the Company agree to hold all information and documents obtained pursuant to this Section 6.6 in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement (as defined in Section 9.2(a)), as if it were the party receiving the confidential information as described therein). No investigation by Buyer or the Company of the business and affairs of the Company or Buyer, respectively, shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer's or the Company's respective obligations to consummate the transactions contemplated by this Agreement.

        6.7    No Solicitation.

          (a)   The Company shall not and shall cause its Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of the Company and its Subsidiaries (collectively, the "Company Representatives") not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which the Company is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by any of the Company Representatives, whether or not such Company Representative is so authorized and whether or not such Company Representative is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Agreement by the Company. The Company and its Subsidiaries shall, and shall cause each of the Company Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

          For purposes of this Agreement, "Acquisition Proposal" shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Buyer), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, fifteen percent (15%) or more of the assets of the Company and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of the Company or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

          (b)   Notwithstanding Section 6.7(a), prior to the date of the Company Meeting, the Company may take any of the actions described in clause (ii) of Section 6.7(a) if, but only if, (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.7; (ii) the Company Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and a nationally recognized, independent financial advisor, that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) it is required to take such actions to comply with its fiduciary duties to the Company's shareholders under applicable law; (iii) the Company has provided Buyer with at least three (3) Business Days' prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, the Company receives from such Person a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement. The Company shall promptly provide to Buyer any non-public information (whether written or oral) regarding the Company or its Subsidiaries provided to any other Person which was not previously provided to Buyer, such additional information to be provided no later than the date of provision of such information to such other party.

          For purposes of this Agreement, "Superior Proposal" shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Company Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Company Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the Company's shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the Company's shareholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

          (c)   The Company shall promptly (and in any event within twenty-four (24) hours) notify Buyer in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or the Company Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). The Company agrees that it shall keep Buyer informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

          (d)   Neither the Company Board nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Buyer in connection with the transactions contemplated by this Agreement (including the Merger), the Company Recommendation, or make any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause the Company or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.7(b)) or (B) requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

          (e)   Notwithstanding Section 6.7(d), prior to the date of the Company Meeting, the Company Board may approve or recommend to the shareholders of the Company a Superior Proposal and withdraw, qualify or modify the Company Recommendation in connection therewith (a "Company Subsequent Determination") after the fifth (5th) Business Day following Buyer's receipt of a notice (the "Notice of Superior Proposal") from the Company advising Buyer that the Company Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.7) constitutes a Superior Proposal (it being understood that the Company shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept) if, but only if, (i) the Company Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor of nationally recognized reputation, that it is required to take such actions to comply with its fiduciary duties to the Company's shareholders under applicable law, (ii) during the five (5) Business Day Period after receipt of the Notice of Superior Proposal by Buyer, the Company and the Company Board shall have cooperated and negotiated in good faith with Buyer to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Buyer shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement and (iii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by Buyer since its receipt of such Notice of Superior Proposal, the Company Board has again in good faith made the determination (A) in clause (i) of this Section 6.7(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board shall not change the approval of the Company Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby, including the Merger.

          (f)    Nothing contained in this Section 6.7 shall prohibit the Company or the Company Board from complying with the Company's obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

        6.8    Affiliate Agreements.    Not later than the fifteenth (15th) calendar day prior to the mailing of the Proxy Statement/Prospectus, the Company shall deliver to Buyer, a schedule of each Person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Company Meeting, deemed to be an "affiliate" of the Company within the meaning of Rule 145 promulgated under the Securities Act. The Company shall use its reasonable best efforts to cause each such person who may be deemed to be an "affiliate" of the Company within the meaning of Rule 145 to execute and deliver to Buyer on or before the date of mailing of the Proxy Statement/Prospectus a written agreement to comply with the requirements of Rule 145 in connection with the sale or other transfer of Buyer Common Stock received in the Merger, in substantially the form attached hereto as Exhibit A.

        6.9    Takeover Laws.    No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, as applicable, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Voting Agreements from, or if necessary challenge the validity or applicability of, any applicable Takeover Laws, as now or hereafter in effect, that purports to apply to this Agreement or the Voting Agreements or the transactions contemplated hereby or thereby.

        6.10    Shares Listed.    Prior to the Effective Time, Buyer shall use its reasonable best efforts to obtain approval for listing on NASDAQ the shares of Buyer Common Stock to be issued to the holders of the Company Common Stock in the Merger.

        6.11    Regulatory Applications; Filings; Consents; Other Regulatory Matters.    Buyer and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (a) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Regulatory Approvals, (b) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (c) to cause the Merger to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by the Company or any of its Subsidiaries, or by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the "Burdensome Conditions"). Provided the Company has cooperated as required above, Buyer agrees to file the requisite applications (or requests for waivers thereof) to be filed by them with the FRB, FDIC, the OCC (if applicable), the Massachusetts Division of Banks, the Massachusetts Board of Bank Incorporation and the Governmental Authorities of the other states in which Buyer, the Company and their respective Subsidiaries operate. Each of Buyer and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

        6.12    Indemnification; Directors' and Officers' Insurance.

          (a)   Buyer agrees that all rights to indemnification and all limitations of liability existing in favor of any director or officer of the Company or its Subsidiaries (the "Indemnified Parties") as provided in the Company's Restated Articles of Organization or Bylaws or in the similar governing documents of the Company's Subsidiaries as in effect as of the date hereof (including, without limitation, the right to the advancement of expenses) with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

          (b)   Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $100,000 (the "Premium Limit"). In the event that the Premium Limit is insufficient for such coverage, the Company may enter into an agreement to spend up to that amount to purchase such lesser coverage as may be obtained with such amount.

          (c)   In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer shall assume the obligations set forth in this Section 6.12.

          (d)   The provisions of this Section 6.12 are intended to be for the benefit of, and to grant third party rights to, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.13    Employees and Benefit Plans.

          (a)   From and after the Effective Time, Buyer agrees to provide the employees of the Company and any of its Subsidiaries who remain employed after the Effective Time (collectively, the "Company Employees") with at least the types and levels of employee benefits (including employee contribution levels) comparable to either those maintained by the Company immediately prior to the Effective Time or those maintained by Buyer for similarly-situated employees of Buyer, to be determined in Buyer's sole discretion. To the extent that the Company Employees participate in Buyer's benefit plans, Buyer will treat, and cause its applicable benefit plans to treat, the service of the Company Employees with the Company or any of its Subsidiaries as service rendered to Buyer or any of its Subsidiaries for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation, but not for benefit accrual under any defined benefit plan (including minimum pension amount) attributable to any period before the Effective Time. Without limiting the foregoing, but subject to the terms and conditions of Buyer's health and similar plans, Buyer shall not treat any employee of the Company or any of its Subsidiaries as a "new" employee for purposes of any exclusions under any health or similar plan of Buyer for a pre-existing medical condition to the extent that any such exclusion did not apply under a health or similar plan of the Company or its Subsidiaries, and any deductibles paid under any of the Company's or any of its Subsidiaries' health plans shall be credited towards deductibles under Buyer's health plans upon delivery to Buyer of appropriate documentation. Buyer will use its reasonable efforts to make appropriate arrangements with its insurance carrier(s) to ensure such result.

          (b)   Notwithstanding anything to the contrary contained herein, Buyer shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of the Company. At the Effective Time, the Company shall terminate any Company Employee Programs as may be requested by Buyer.

          (c)   At and following the Effective Time, Buyer agrees to honor the severance guidelines attached as Schedule 6.13(c) in connection with the termination of employment of any Company Employee, in such amounts, at such times and upon such conditions as set forth on said Schedule.

          (d)   From and after the date of this Agreement, the Company may grant and pay, on a pro rata basis, performance bonuses accrued and earned by certain Company Employees as set forth in Schedule 6.13(d). In addition, Buyer may make retention payments to certain Company Employees.

          (e)   From and after the date of this Agreement, Company Employees may apply for any job openings at Buyer as though such Company Employees were employees of Buyer. Buyer and the Company will work cooperatively to maximize employment opportunities for Company employees with Buyer.

          (f)    Buyer shall honor and comply with all employment, change in control and other agreements entered prior to date hereof with individual Company Employees.

          (g)   Notwithstanding anything else contained herein to the contrary, nothing in this Section 6.13 shall be construed to create any third party beneficiary rights in any Person who is not a party to this Agreement, nor shall this Section 6.13 be construed to amend any Employee Program.

        6.14    Parachute Payouts.    Notwithstanding anything to the contrary contained in this Agreement, in no event shall (i) the Company or any of its Subsidiaries take any action or make any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code, or (ii) Buyer or the Surviving Corporation be required to make any payments to any Company Employee that would result, either individually or in the aggregate, in the payment of an "excess parachute payment."

        6.15    Company ESOP.    The Company shall take all actions necessary to effectuate the voting of all shares held in the Company Employee Stock Ownership Plan (the "Company ESOP") with respect to the proposed approval of this Agreement in accordance with the terms of the Company ESOP and applicable law.

        6.16    Stock Options.    At the Effective Time, each outstanding Option will be assumed by Buyer. Each Option so assumed by Buyer under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option Plan, if any, pursuant to which the Option was issued and any option agreement between the Company and the optionee with regard to the Option immediately prior to the Effective Time, except that (i) each Option will be exercisable for that number of whole shares of Buyer Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Buyer Common Stock and (ii) the per share exercise price for the shares of Buyer Common Stock issuable upon exercise of such assumed Option will be equal to the quotient determined by dividing (A) the per share exercise price under such Company Option by (B) the Exchange Ratio rounded up to the nearest whole cent. It is intended that Options assumed by Buyer shall be adjusted in a manner consistent with Section 424 of the Code (whether or not such Options qualify as incentive stock options under Section 422 of the Code) and the provisions of this Section 6.16 shall be applied consistent with such intent.

        6.17    Form S-8.    Buyer agrees to file a registration statement on Form S-8 for the shares of Buyer Common Stock issuable with respect to assumed Options promptly, but in no event later than five (5) Business Days, following the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such Options remain outstanding.

        6.18    Charitable Commitments.    Buyer shall honor all charitable commitments made by the Company and in effect as of the Effective Date; provided, however, that Buyer shall not be obligated to honor such charitable commitments that exceed, in the aggregate, the Company's charitable commitments made in the twelve (12) months prior to the Effective Date. Buyer is committed to continuing its role as a good corporate citizen and to support charitable activities in the communities which it serves. Buyer has created a charitable foundation which serves many of the same communities which are served by the Company.

        6.19    Notification of Certain Matters.    Each of Buyer and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Buyer Material Adverse Effect or Company Material Adverse Effect, respectively, or (b) notwithstanding the standards set forth in Section 3.1(c) or 4.1(c), as applicable, would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. No such notice by Buyer or the Company shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to Buyer's or the Company's obligations to consummate the transactions contemplated by this Agreement.

        6.20    Confidentiality Agreement.    The Confidentiality Agreement shall remain in full force and effect after the date hereof in accordance with its terms.

        6.21    Section 16 Votes.    Prior to the Effective Time, the Company shall approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any disposition of equity securities of the Company (including derivative securities) resulting from the transactions contemplated by this Agreement by each officer and director of the Company who is subject to Section 16 of the Exchange Act.

 ARTICLE VII—CONDITIONS TO CONSUMMATION OF THE MERGER

        7.1    Conditions to Each Party's Obligations to Effect the Merger.    The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following conditions:

          (a)    Shareholder Vote.    This Agreement and the transactions contemplated hereby (including the Merger) shall have been approved by the requisite affirmative vote of the shareholders of the Company present or represented and voting at the Company Meeting and, if required by applicable law, by the requisite affirmative vote of the shareholders of Buyer present or represented and voting at the Buyer Meeting.

          (b)    Regulatory Approvals; No Burdensome Condition.    All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. None of the Regulatory Approvals shall impose any term, condition or restriction upon Buyer or any of its Subsidiaries that Buyer reasonably determines is a Burdensome Condition.

          (c)    No Injunction, Etc.    No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits, materially restricts or makes illegal consummation of any of the transactions contemplated hereby.

          (d)    Effective Registration Statement.    The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

          (e)    NASDAQ Listing.    The shares of Buyer Common Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

        7.2    Conditions to the Obligations of Buyer.    The obligations of Buyer to consummate the Merger are also conditioned upon the satisfaction or waiver by Buyer, at or prior to the Effective Time, of each of the following conditions:

          (a)    Representations, Warranties and Covenants of the Company.    (i) Each of the representations and warranties of the Company contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 3.1(c), and (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

          (b)    Company Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

          (c)    Officer's Certificate.    Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

          (d)    Third Party Consents.    All consents or approvals of all Persons (other than Governmental Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (e)    Tax Opinion Relating to the Merger.    Buyer shall have received an opinion from Goodwin Procter LLP, dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Goodwin Procter LLP may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

          (f)    Dissenting Shares.    As of immediately prior to the Effective Time, no more than 15% of the outstanding shares of Company Common Stock shall have taken actions to assert dissenters' rights under the Dissenters' Rights Statute.

        7.3    Conditions to the Obligations of the Company.    The obligation of the Company to consummate the Merger is also conditioned upon the satisfaction or waiver by the Company, at or prior to the Effective Time, of each of the following conditions:

          (a)    Representations, Warranties and Covenants of Buyer.    (i) Each of the representations and warranties of Buyer contained herein shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 4.1(c), and (ii) each and all of the agreements and covenants of Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects.

          (b)    Buyer Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Buyer Material Adverse Effect.

          (c)    Officer's Certificate.    The Company shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Buyer, to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

          (d)    Tax Opinion Relating to the Merger.    The Company shall have received an opinion from Cranmore, FitzGerald & Meaney (or other counsel appointed for this purpose by the Company) dated as of the Closing Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Cranmore, FitzGerald & Meaney or other appointed counsel may require and rely upon representations contained in certificates of officers of each of Buyer and the Company.

ARTICLE VIII—TERMINATION

        8.1    Termination.    This Agreement may be terminated, and the Merger and the transactions contemplated hereby may be abandoned:

          (a)   by the mutual consent of Buyer and the Company in a written instrument;

          (b)   by Buyer, on the one hand, or the Company, on the other hand, (provided, however, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standards set forth in Section 3.1(c) or 4.1(c), as applicable), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

          (c)   by Buyer, on the one hand, or the Company, on the other hand, in the event that the Merger is not consummated by March 31, 2010, except to the extent that the failure of the Merger to be consummated shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d)   by Buyer, on the one hand, or the Company, on the other hand, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or any governmental entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the party seeking to terminate this Agreement shall have used its reasonable best efforts to have such order, injunction or decree lifted;

          (e)   by Buyer, on the one hand, or the Company, on the other hand, if the approval of the Company's shareholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of the Company's shareholders (including at any reconvened meeting held following an adjournment or postponement of such meeting);

          (f)    by Buyer, on the one hand, or the Company, on the other hand, if the approval of the holders of Buyer Common Stock with respect to this Agreement and the transactions contemplated hereby is required by applicable law and such approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of Buyer's shareholders (including at any reconvened meeting held following an adjournment or postponement of such meeting);

          (g)   by Company, if the approval of the holders of Buyer Common Stock with respect to this Agreement and the transactions contemplated hereby is required by applicable law and (i) the Buyer Board (A) modifies, qualifies, withholds or withdraws the Buyer Recommendation, or makes any statement, filing or release, in connection with the Buyer Meeting or otherwise, inconsistent with the Buyer Recommendation, (B) breaches its obligations to call, give notice of and commence the Buyer Meeting under Section 6.3(a) or (C) fails to publicly reconfirm the Buyer Recommendation within five (5) Business Days of being requested to do so by the Company;

          (h)   by Buyer, if (i) the Company Board (A) modifies, qualifies, withholds or withdraws the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), or makes any statement, filing or release, in connection with the Company Meeting or otherwise, inconsistent with the Company Recommendation, (B) breaches its obligations to call, give notice of and commence the Company Meeting under Section 6.2(a), (C) approves or recommends an Acquisition Proposal, (D) fails to publicly recommend against a publicly announced Acquisition Proposal within five (5) Business Days of being requested to do so by Buyer, (E) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested to do so by Buyer, or (F) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions or (ii) there shall have been a material breach by the Company (including, without limitation, any Company Representative) of Section 6.7;

          (i)    by the Company, in connection with entering into a definitive agreement to effect a Superior Proposal after making a Company Subsequent Determination in accordance with Section 6.7(e); or

          (j)    By the Company, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five (5) Business Day period commencing on the Determination Date if both of the following conditions are satisfied:

              (i)  The Buyer Market Value is less than $11.10, adjusted as indicated on the last sentence of this Section 8.1(j); and

             (ii)  the number obtained by dividing the Buyer Market Value by the Initial Buyer Market Value ("Buyer Ratio") shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.2 (the "Index Ratio"); subject, however, to the following three sentences.

          If the Company elects to exercise its termination right pursuant to this Section 8.1(j), it shall give prompt written notice thereof to Buyer. During the five (5) Business Day period commencing with its receipt of such notice, Buyer shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) a quotient, the numerator of which is equal to the product of the Initial Buyer Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the Buyer Market Value, or (y) the quotient determined by dividing the Initial Buyer Market Value by the Buyer Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and .8. If Buyer so elects, it shall give, within such five (5) Business Day period, written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 8.1(j) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

          For purposes of this Section 8.1(j), the following terms shall have the meanings indicated below:

          "Buyer Market Value" shall be the average of the daily closing sales prices of a share of Buyer Common Stock (and if there is no closing sales prices on any such day, then the mean between the closing bid and the closing asked prices on that day) as reported on the NASDAQ for the ten (10) consecutive trading days immediately preceding the Determination Date.

          "Determination Date" shall mean the latest of the date on which (i) all Regulatory Approvals (and waivers, if applicable) have been received (disregarding any waiting period); (ii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of the Company in order to consummate the Merger and the transactions contemplated hereby is obtained at the Company Meeting; or (iii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of Buyer in order to consummate the Merger and the transactions contemplated hereby is obtained at the Buyer Meeting, if required by applicable law.

          "Final Index Price" means the average of the closing price of the Index on each of ten consecutive trading days ended and including the Determination Date.

          "Index" means the NASDAQ Bank Index.

          "Initial Buyer Market Value" means the average of the daily closing sales prices of a share of Buyer Common Stock (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the NASDAQ, for the ten (10) consecutive trading days ended and including the date of this Agreement, adjusted as indicated in the last sentence of this Section 8.1(j).

          "Initial Index Price" means the average of the closing prices of the Index for the ten (10) consecutive trading days ended and including the date of this Agreement.

        8.2    Effect of Termination and Abandonment.

          (a)   In the event of termination of this Agreement by any of Buyer or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Buyer, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 6.5, 6.20 and 9.4 and this Section 8.2 and all other obligations of the parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement; provided, however, that, notwithstanding anything to the contrary herein, neither Buyer nor the Company shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

          (b)   In the event this Agreement is terminated by Buyer pursuant to Section 8.1(h) or by the Company pursuant to Section 8.1(i), the Company shall pay to Buyer an amount equal to the sum of (i) $2,478,000 (the "Termination Fee"), plus (ii) an amount not to exceed, in the aggregate, $375,000 for the documented out-of-pocket expenses of Buyer, including reasonable fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, incurred by Buyer or on its respective behalf in connection with or related to the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the "Buyer Expenses").

          (c)   In the event that this Agreement is terminated by Buyer or the Company pursuant to Section 8.1(e) or Section 8.1(c) due to the failure to obtain the approval of the Company's shareholders required for the consummation of the Merger, and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the sum of the Termination Fee, plus the Buyer Expenses.

          (d)   In the event that this Agreement is terminated by Buyer pursuant to Section 8.1(b) and (i) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board and (ii) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction, then the Company shall pay to Buyer an amount equal to the sum of the Termination Fee, plus the Buyer Expenses.

          (e)   Any payment of the Termination Fee and/or the Buyer Expenses required to be made pursuant to this Section 8.2 shall be made not more than five (5) Business Days after the date of the event giving rise to the obligation to make such payment, unless such amount is payable as a result of the termination of this Agreement by the Company pursuant to Section 8.1(i), in which case, such amount shall be payable concurrently with such termination. All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by Buyer. No payment of the Termination Fee and/or Buyer Expenses under this Section 8.2 shall limit in any respect any rights or remedies available to Buyer relating to any breach or failure of the Company to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Termination Fee and/or Buyer Expenses under this Section 8.2.

          (f)    Buyer and the Company acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment,

  Buyer commences a suit which results in a judgment against the Company for the amount set forth in this Section 8.2, the Company shall pay to Buyer its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee and/or Buyer Expenses at the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX—MISCELLANEOUS

        9.1    Survival.    No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties set forth herein relating to the delivery of the Exchange Fund.

        9.2    Certain Definitions.

          (a)   As used in this Agreement, the following terms shall have the meanings set forth below:

          "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

          "Business Day" means Monday through Friday of each week, except any legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the Commonwealth of Massachusetts or the State of Delaware are authorized or obligated to close.

          "Buyer Bank" shall mean Danversbank, a Massachusetts-chartered stock savings bank.

          "Buyer Material Adverse Effect" shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of Buyer and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent Buyer from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Buyer Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance generally affecting the industry in which Buyer operates or arising from changes in general business or economic conditions, including changes in the prevailing level of interest rates (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Buyer and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting, which affects generally entities such as Buyer and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on Buyer and its Subsidiaries taken as a whole); (iii) actions and omissions of Buyer and its Subsidiaries taken with the prior written consent of the Company in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by Buyer under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by Buyer to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect); and (vi) changes in the trading price or trading volume of Buyer Common Stock (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Buyer Material Adverse Effect may be taken into account in determining whether there has been a Buyer Material Adverse Effect).

          "Company Bank" shall mean Beverly National Bank, a national association.

          "Company Material Adverse Effect" shall mean any fact, change, event, development, effect or circumstance that, individually or in the aggregate, (a) are, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows or properties of the Company and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent the Company from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Company Material Adverse Effect shall not include (i) any fact, change, event, development, effect or circumstance generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions, including changes in the prevailing level of interest rates (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries, taken as a whole); (ii) any fact, change, event, development, effect or circumstance resulting from any change in law, GAAP or regulatory accounting, which affects generally entities such as the Company and its Subsidiaries, taken as a whole (and not specifically relating to or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries taken as a whole); (iii) actions and omissions of the Company and its Subsidiaries taken with the prior written consent of Buyer in furtherance of the transactions contemplated hereby or otherwise permitted to be taken by the Company under this Agreement; (iv) any fact, change, event, development, effect or circumstance resulting from the announcement or pendency of the transactions contemplated by this Agreement; (v) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); and (vi) changes in the trading price or trading volume of Company Common Stock (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect).

          "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated as of April 14, 2009, by and between Buyer and the Company.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          "Exchange Agent" shall mean such exchange agent as may be designated by Buyer and reasonable acceptable to the Company to act as agent for purposes of conducting the exchange procedures described in Section 2.4.

          "GAAP" shall mean generally accepted accounting principles in the United States.

          "Governmental Authority" shall mean any U.S. or foreign federal, state or local governmental commission, board, body, bureau or other regulatory authority or agency, including, without limitation, courts and other judicial bodies, bank regulators, applicable state securities authorities, the SEC, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

          "Person" or "person" shall mean any individual, bank, corporation, partnership, limited liability company, association, business trust or unincorporated organization.

          "Regulatory Approvals" shall mean any approval or non-objection from any Governmental Authority necessary to consummate the Merger and the other transactions contemplated in this Agreement, including (a) the approval (or waiver) of the FRB, (b) the approval of the Massachusetts Commissioner of Banks, (c) approval of the FDIC (or the OCC, if applicable), (d) the approval of the Massachusetts Board of Bank Incorporation, including an approval or waiver by the Massachusetts Housing Partnership Fund of an application for credit for affordable housing lending, and (e) a letter from the Depositors Insurance Fund with respect to Buyer Bank's assumption of the deposits of Company Bank.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Subsidiary" shall mean, when used with reference to a party, any corporation or organization, whether incorporated or unincorporated, of which such party or any other Subsidiary of such party is a general partner or serves in a similar capacity, or with respect to such corporation or other organization, at least twenty percent (20%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          "Tax Returns" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Taxes" shall mean (i) all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not; and (ii) any liability for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation under any tax sharing arrangement or tax indemnity agreement.

          "Treasury Stock" shall mean shares of Company Common Stock held (i) in the Company's treasury or (ii) by the Company or any of its Subsidiaries or by Buyer or any of its Subsidiaries, in each case other than in a fiduciary capacity (including custodial or agency).

          (b)   The following terms are defined elsewhere in this Agreement, as indicated below:

          "409A Plan" shall have the meaning set forth in Section 3.14(i).

          "Acquisition Proposal" shall have the meaning set forth in Section 6.7(a).

          "Acquisition Transaction" shall have the meaning set forth in Section 6.7(a).

          "Agreement" shall have the meaning set forth in the preamble to this Agreement.

          "BHCA" shall have the meaning set forth in Section 3.2.

          "Burdensome Conditions" shall have the meaning set forth in Section 6.11.

          "Buyer" shall have the meaning set forth in the preamble to this Agreement.

          "Buyer 2008 Form 10-K" shall have the meaning set forth in Section 4.11(a).

          "Buyer Board" shall have the meaning set forth in Section 4.6.

          "Buyer Common Stock" shall have the meaning set forth in the recitals to this Agreement.

          "Buyer Disclosure Schedule" shall have the meaning set forth in Section 4.1(b).

          "Buyer Expenses" shall have the meaning set forth in Section 8.2(b).

          "Buyer Financial Advisor" shall have the meaning set forth in Section 4.18.

          "Buyer Meeting" shall have the meaning set forth in Section 6.3(a).

          "Buyer SEC Documents" shall have the meaning set forth in Section 4.11(a).

          "Buyer Voting Agreements" shall have the meaning set forth in the recitals to this Agreement.

          "Buyer Voting Agreement Shareholders" shall have the meaning set forth in the recitals to this Agreement.

          "Certificate" shall have the meaning set forth in Section 2.2.

          "Classified Loans" shall have the meaning set forth in Section 3.23(b).

          "Closing" shall have the meaning set forth in Section 1.4.

          "Closing Date" shall have the meaning set forth in Section 1.4.

          "Code" shall have the meaning set forth in the recitals to this Agreement.

          "Company" shall have the meaning set forth in the preamble to this Agreement.

          "Company 2008 Form 10-K" shall have the meaning set forth in Section 3.11(a).

          "Company Balance Sheet" shall have the meaning set forth in Section 3.11(a).

          "Company Board" shall have the meaning set forth in Section 3.6.

          "Company Common Stock" shall have the meaning set forth in the recitals to this Agreement.

          "Company Disclosure Schedule" shall have the meaning set forth in Section 3.1(b).

          "Company Employees" shall have the meaning set forth in Section 6.13(a).

          "Company Employee Program" shall have the meaning set forth in Section 3.14(b).

          "Company ESOP" shall have the meaning set forth in Section 6.15.

          "Company Financial Advisor" shall have the meaning set forth in Section 3.32.

          "Company Intellectual Property" shall have the meaning set forth in Section 3.18.

          "Company Material Contract" shall have the meaning set forth in Section 3.19(a).

          "Company Meeting" shall have the meaning set forth in Section 6.2(a).

          "Company Option Plans" shall have the meaning set forth in Section 2.7.

          "Company Preferred Stock" shall have the meaning set forth in Section 3.3(a).

          "Company Property" shall have the meaning set forth in Section 3.17(a).

          "Company Recommendation" shall have the meaning set forth in Section 6.2(c).

          "Company Representatives" shall have the meaning set forth in Section 6.7(a).

          "Company SEC Documents" shall have the meaning set forth in Section 3.11(a).

          "Company Subsequent Determination" shall have the meaning set forth in Section 6.7(e).

          "Company Voting Agreement" shall have the meaning set forth in the recitals to this Agreement.

          "Company Voting Agreement Shareholder" shall have the meaning set forth in the recitals to this Agreement.

          "Derivative Transactions" shall have the meaning set forth in Section 3.27.

          "DGCL" shall have the meaning set forth in Section 1.1.

          "Dissenter's Rights Statute" shall have the meaning set forth in Section 2.4.

          "Dissenting Share" shall have the meaning set forth in Section 2.4.

          "Effective Time" shall have the meaning set forth in Section 1.2.

          "Employee Program" shall have the meaning set forth in Section 3.14(j)(i).

          "Environment" shall have the meaning set forth in Section 3.17(g).

          "Environmental Laws" shall have the meaning set forth in Section 3.17(g).

          "ERISA" shall have the meaning set forth in Section 3.14(c).

          "ERISA Affiliate" shall have the meaning set forth in Section 3.14(j)(iii).

          "Exchange Fund" shall have the meaning set forth in Section 2.6(a).

          "Exchange Ratio" shall have the meaning set forth in Section 2.1(c).

          "FDIA" shall have the meaning set forth in Section 3.29.

          "FDIC" shall have the meaning set forth in Section 3.10(b).

          "Finance Laws" shall have the meaning set forth in Section 3.9(d).

          "FRB" shall have the meaning set forth in Section 3.2.

          "Hazardous Material" shall have the meaning set forth in Section 3.17(g).

          "Indemnified Parties" shall have the meaning set forth in Section 6.12(a).

          "IRS" shall have the meaning set forth in Section 3.13(b).

          "Liens" shall have the meaning set forth in Section 3.4(a).

          "Loan Property" shall have the meaning set forth in Section 3.17(g).

          "Loans" shall have the meaning set forth in Section 3.23(a).

          "maintains" shall have the meaning set forth in Section 3.14(j)(ii).

          "Merger" shall have the meaning set forth in the recitals to this Agreement.

          "Merger Consideration" shall have the meaning set forth in Section 2.1(c).

          "Multiemployer Plan" shall have the meaning set forth in Section 3.14(j)(iv).

          "NASDAQ" shall have the meaning set forth in Section 2.3.

          "New Certificates" shall have the meaning set forth in Section 2.5(a).

          "Notice of Superior Proposal" shall have the meaning set forth in Section 6.7(e).

          "OCC" shall have the meaning set forth in Section 3.10(b).

          "Oil" shall have the meaning set forth in Section 3.17(g).

          "Options" shall have the meaning set forth in Section 2.7.

          "Participation Facility" shall have the meaning set forth in Section 3.17(g).

          "Premium Limit" shall have the meaning set forth in Section 6.12(b).

          "Proxy Statement/Prospectus" shall have the meaning set forth in Section 6.4(a).

          "Registration Statement" shall have the meaning set forth in Section 6.4(a).

          "Representatives" shall have the meaning set forth in Section 6.6(a).

          "Sarbanes-Oxley" shall have the meaning set forth in Section 3.11(b).

          "SEC" shall have the meaning set forth in Section 3.11(a).

          "Superior Proposal" shall have the meaning set forth in Section 6.7(b).

          "Surviving Entity" shall have the meaning set forth in Section 1.1.

          "Takeover Laws" shall have the meaning set forth in Section 3.21.

          "Termination Fee" shall have the meaning set forth in Section 8.2(b).

          "Trust Business" shall have the meaning set forth in Section 3.24.

          "USA PATRIOT Act" shall have the meaning set forth in Section 3.30.

        9.3    Waiver; Amendment.    Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (a) waived by the party intended to benefit by the provision, or (b) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of the Company, no amendment of this Agreement shall be made which by law requires further approval of the shareholders of the Company without obtaining such approval.

        9.4    Expenses.    Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between Buyer and the Company.

        9.5    Notices.    All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

        If to Buyer:

    Danvers Bancorp, Inc.
    One Conant Street,
    Danvers, Massachusetts 01923
    Attention:  Chief Executive Officer
    Facsimile:  (978) 739-4998

        With copies to:

    Goodwin Procter LLP
    Exchange Place
    Boston, Massachusetts 02109
    Attention:  William P. Mayer, Esq.
                        Paul W. Lee, Esq.
    Facsimile:  (617) 523-1231

        If to the Company, to:

    Beverly National Corporation
    240 Cabot Street,
    Beverly, Massachusetts 01915
    Attention:  Chief Executive Officer
    Facsimile:  (978) 720-1296

        With a copy to:

    Cranmore, FitzGerald & Meaney
    49 Wethersfield Avenue
    Hartford, Connecticut 06114-1102
    Attention:  J. J. Cranmore, Esq.
                        Thomas A. Klee, Esq.
    Facsimile:  (860) 522-3379

        9.6    Understanding; No Third Party Beneficiaries.    Except for the Confidentiality Agreement, which shall remain in effect, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby (including the Merger) and supersedes any and all other oral or written agreements heretofore made. Except for Section 6.12, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        9.7    Assignability; Binding Effect.    Prior to the Closing, this Agreement may not be assigned by Buyer without the written consent of the Company and no such assignment shall release Buyer of its obligations hereunder. After the Closing, Buyer's rights and obligations hereunder shall be freely assignable. This Agreement may not be assigned by the Company without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns, and except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder.

        9.8    Headings; Interpretation.    The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. Words of number may be read as singular or plural, as required by context.

        9.9    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

        9.10    Governing Law.    This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard to the conflict of law principles thereof.

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

DANVERS BANCORP, INC.
By:	/s/ KEVIN T. BOTTOMLEY
	Name:	Kevin T. Bottomley
	Title:	Chairman, President & Chief Executive Officer

BEVERLY NATIONAL CORPORATION
By:	/s/ DONAT A. FOURNIER
	Name:	Donat A. Fournier
	Title:	President & Chief Executive Officer

 EXHIBIT A

June 16, 2009

Danvers Bancorp, Inc.
One Conant Street,
Danvers, Massachusetts 01923

Ladies and Gentlemen:

        I have been advised that as of the date of this letter, I may be deemed to be an "affiliate" of Beverly National Corporation, a Massachusetts corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of June 16, 2009 (the "Merger Agreement"), by and between the Company and Danvers Bancorp, Inc., a Delaware corporation ("Buyer"), the Company will be merged with and into Buyer (the "Merger"). As a result of the Merger, I may receive shares of common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock") in exchange for shares of common stock, par value $2.50 per share, of the Company ("Company Common Stock") owned by me.

        Accordingly, I hereby represent, warrant and covenant to Buyer that in the event I receive any shares of Buyer Common Stock as a result of the Merger:

  A.
  I shall not make any sale, transfer or other disposition of any shares of Buyer Common Stock in violation of the Act or the Rules and Regulations.

  B.
  I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of shares of Buyer Common Stock to the extent I believe necessary with my counsel or counsel for the Company.

  C.
  I have been advised that the issuance of the shares of Buyer Common Stock to me pursuant to the Merger will be registered with the Commission under the Act pursuant to a registration statement on Form S-4. However, I have also been advised that, because at the time the Merger will be submitted for a vote of the shareholders of the Company, I may be deemed to be an affiliate of the Company and the resale by me of the shares of Buyer Common Stock will not be registered under the Act, I may not sell, transfer or otherwise dispose of any shares of Buyer Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition is subject to an effective registration statement and to the availability of a prospectus under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated under the Act, (iii) a "no action" letter has been obtained on my behalf from the staff of the Commission indicating that it will not recommend enforcement action to the Commission if such sale, transfer or other disposition is not subject to an effective registration statement and to the availability of a prospectus under the Act, or (iv) Buyer has received the written opinion of counsel, which opinion and counsel shall be reasonably acceptable to Buyer, that such sale, transfer or other disposition is otherwise exempt from registration under the Act.

  D.
  I understand that Buyer is under no obligation to register any sale, transfer or other disposition of shares of Buyer Common Stock received in the Merger by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

  E.
  I also understand that stop transfer instructions will be given to Buyer's transfer agent with respect to all shares of Buyer Common Stock issued to me in the Merger and that there will be placed on the certificates for such shares of Buyer Common Stock issued to me, or any substitutions therefor, a legend in substantially the following form:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES, AND MAY ONLY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT UNDER SAID ACT OR AN EXEMPTION FROM SUCH REGISTRATION."

  F.
  I further understand that unless the transfer by me of my shares of Buyer Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145 promulgated under the Act, Buyer reserves the right to place a legend on the certificates issued to my transferee in substantially the following form:

      "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER SAID ACT APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT."

  G.
  I have set forth below the exact numbers of shares of Company Common Stock that I own (i) of record only, (ii) beneficially only and (iii) of record and beneficially. I represent and warrant to Buyer that I am the record holder of all shares of Company Common Stock that I beneficially own, except for shares of Company Common Stock that are held in "street name" for my benefit.

  H.
  My ownership of the shares of Company Common Stock indicated below is free and clear of any security interest, lien, encumbrance, charge, equity, claim or restriction whatsoever, except as set forth below and as may be imposed by reason of the Act or the Rules and Regulations.

  I.
  I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse's occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. It is understood that this letter shall be binding upon and enforceable against my administrators, executors, representatives, heirs, legatees and devisees, and any pledge holding securities restricted pursuant to the letter.

  J.
  I further recognize that in the event I become a director or officer of Buyer upon consummation of the Merger, any sale of Buyer Common Stock by me may subject me to liability pursuant to Section 16(b) of the Exchange Act.

        It is understood and agreed that the legends and stop orders referred to above will be removed upon my request and compliance with such procedures as Buyer or its transfer agent may require, if Buyer has received (i) reasonably satisfactory written evidence that the shares of Buyer Common Stock represented by any such certificate have been sold in compliance with Rule 145(d) promulgated under the Act, or (ii) a written opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Buyer, or (iii) a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 promulgated under the Act no longer apply to me.

        Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

        This letter shall terminate upon such date and time, if any, as the Merger Agreement shall be terminated pursuant to Article VIII thereof.

Very truly yours,

[Name of the Company Shareholder]
Company Common Stock Owned of Record Only:
Company Common Stock Owned Beneficially Only:
Company Common Stock Owned Beneficially and of Record:
Accepted this day of June, 2009:
DANVERS BANCORP, INC.

By:
Name:
Title:

 ANNEX B

FORM OF
VOTING AGREEMENT

        VOTING AGREEMENT ("Agreement"), dated as of June 16, 2009, by and between Danvers Bancorp, Inc., a Delaware corporation ("Buyer") and the undersigned holder ("Shareholder") of common stock, par value $2.50 per share ("Common Stock"), of Beverly National Corporation, a Massachusetts corporation (the "Company").

        WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the "Merger Agreement"), providing for the merger of the Company with and into Buyer (the "Merger");

        WHEREAS, the Shareholder beneficially owns and has sole voting power with respect to the number of shares of Common Stock, and holds stock options or other rights to acquire the number of shares of Common Stock indicated opposite the Shareholder's name on Schedule 1 attached hereto (as used herein, the term "Shares" means all shares of Common Stock, whether such shares of Common Stock are held by the Shareholder on the date of this Agreement or are subsequently acquired prior to the Expiration Date (as defined in Section 2), whether by the exercise of any stock options or otherwise);

        WHEREAS, it is a condition to the willingness of Buyer to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and

        WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and Buyer agree as follows:

        1.    Agreement to Vote Shares.    The Shareholder agrees that, prior to the Expiration Date, at any meeting of the shareholders of the Company, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, with respect to, the Merger Agreement or any of the transactions contemplated thereby (including the Merger) or any Acquisition Proposal, the Shareholder shall:

  (a)
  appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

  (b)
  vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to the Company's and Buyer's respective obligations to consummate the Merger; and (iii) against any Acquisition Proposal, or any agreement or transaction that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger or any of the transactions contemplated by the Merger Agreement.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

        2.    Expiration Date.    As used in this Agreement, the term "Expiration Date" shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, or (iii) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

        3.    Agreement to Retain Shares.    The Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, sell, assign, transfer, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 4(c)), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares beneficially owned by the Shareholder. Notwithstanding the foregoing, the Shareholder may make (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, and (c) as Buyer may otherwise agree in writing in its sole discretion.

        4.    Representations and Warranties of Shareholder.    The Shareholder hereby represents and warrants to Buyer as follows:

  (a)
  the Shareholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement, and no consent, approval, authorization or filing is required in connection therewith;

  (b)
  this Agreement (assuming this Agreement constitutes a valid and binding agreement of Buyer) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles);

  (c)
  the Shareholder beneficially owns the number of Shares indicated opposite such Shareholder's name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole, and otherwise unrestricted, voting and investment power with respect to such Shares;

  (d)
  the Shareholder understands that at the Effective Time of the Merger, (i) each outstanding Share listed on Schedule 1 shall be automatically cancelled and converted into the right to receive, subject to the terms and provisions of the Merger Agreement, 1.66 shares of Buyer Common Stock and (ii) to the extent not exercised or otherwise terminated in accordance with the terms of the Merger Agreement prior to the Effective Time, each option to purchase Shares listed on Schedule 1 shall be assumed by Buyer, as further described in the Merger Agreement; and

  (e)
  the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his, her or its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Shareholder.

        5.    Irrevocable Proxy.    Subject to the last sentence of this Section 5, by execution of this Agreement, the Shareholder does hereby appoint Buyer with full power of substitution and resubstitution, as the Shareholder's true and lawful attorney and irrevocable proxy, to the full extent of the Shareholder's rights with respect to the Shares, to vote, if the Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that the Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of the Company, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of the Company taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by the Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

        6.    No Solicitation.    From and after the date hereof until the Expiration Date, the Shareholder, in his, her or its capacity as a shareholder of the Company, shall not, nor shall such Shareholder authorize any partner, officer, director, advisor or representative of, such Shareholder or any of his, her or its affiliates to (and, to the extent applicable to the Shareholder, such Shareholder shall use reasonable best efforts to prevent any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Buyer) any information or data with respect to the Company or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle or letter of intent with respect to an Acquisition Proposal, (d) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (e) initiate a shareholders' vote or action by consent of the Company's shareholders with respect to an Acquisition Proposal, or (f) except by reason of this Agreement, become a member of a "group" (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal.

        7.    Specific Enforcement.    The Shareholder has signed this Agreement intending to be legally bound thereby. The Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Shareholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

        8.    No Waivers.    No waivers of any breach of this Agreement extended by Buyer to the Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of the Company. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        9.    Capacity as Shareholder.    The Shareholder is signing this Agreement solely in the Shareholder's capacity as a shareholder of the Company, and not in the Shareholder's capacity as a director, officer or employee of the Company or any of its Subsidiaries or in the Shareholder's capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties, consistent with the terms of the Merger Agreement, solely in his or her capacity as a director and/or officer of the Company or as a trustee or fiduciary of any employee benefit plan or trust, or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action solely in his or her capacity as a director of the Company. The Shareholder acknowledges and agrees that under no circumstances shall his or her role as a director or officer of the Company or as a trustee or fiduciary of any employee benefit plan or trust, or his or her fiduciary duties in such capacities, be deemed to affect his or her obligations hereunder, including, without limitation, to vote the Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, and to comply with his or her other obligations under Section 1 hereof, for which the Shareholder shall remain personally liable without regard to such capacities or duties.

        10.    Entire Agreement; Amendments.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

        11.    Further Assurances.    From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Buyer may request for the purpose of carrying out and furthering the intent of this Agreement.

        12.    Severability.    If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        13.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

        14.    Public Disclosure.    The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or the transactions contemplated by the Merger Agreement, without the prior consent of Buyer. The Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the SEC such Shareholder's identity and ownership of Shares and the nature of such Shareholder's commitments and obligations pursuant to this Agreement.

        15.    Governing Law.    This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

        16.    No Agreement Until Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of the Company, to the extent required, has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company's Restated Articles of Organization, as amended, the possible acquisition of the Shares by Buyer pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

        EXECUTED as of the date first above written.

SHAREHOLDER

Name:
DANVERS BANCORP, INC.
By:
Name:
Title:

 ANNEX C

FORM OF
VOTING AGREEMENT

        VOTING AGREEMENT ("Agreement"), dated as of June 16, 2009, by and between Beverly National Corporation, a Massachusetts corporation (the "Company") and the undersigned holder ("Shareholder") of common stock, par value $0.01 per share ("Common Stock"), of Danvers Bancorp, Inc., a Delaware corporation ("Buyer").

        WHEREAS, concurrently with the execution of this Agreement, Buyer and the Company have entered into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the "Merger Agreement"), providing for the merger of the Company with and into Buyer (the "Merger");

        WHEREAS, the Shareholder beneficially owns and has sole voting power with respect to the number of shares of Common Stock, and holds stock options or other rights to acquire the number of shares of Common Stock indicated opposite the Shareholder's name on Schedule 1 attached hereto (as used herein, the term "Shares" means all shares of Common Stock, whether such shares of Common Stock are held by the Shareholder on the date of this Agreement or are subsequently acquired prior to the Expiration Date (as defined in Section 2), whether by the exercise of any stock options or otherwise);

        WHEREAS, it is a condition to the willingness of the Company to enter into the Merger Agreement that the Shareholder execute and deliver this Agreement; and

        WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

        NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Shareholder and the Company agree as follows:

        1.    Agreement to Vote Shares.    The Shareholder agrees that, prior to the Expiration Date, at any meeting of the shareholders of Buyer, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of Buyer, with respect to the Merger Agreement or any of the transactions contemplated thereby, including the Merger, the Shareholder shall:

  (a)
  appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

  (b)
  vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all of the Shares that such Shareholder shall be entitled to so vote (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger; and (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty, or any other obligation or agreement of Buyer contained in the Merger Agreement or of the Shareholder contained in this Agreement, or that would preclude fulfillment of a condition under the Merger Agreement to Buyer's and the Company's respective obligations to consummate the Merger.

Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

        2.    Expiration Date.    As used in this Agreement, the term "Expiration Date" shall mean the earliest to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, or (iii) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that such termination or expiration shall not relieve any party from liability for any willful breach of this Agreement prior to the termination or expiration hereof.

        3.    Agreement to Retain Shares.    The Shareholder shall not, except as contemplated by this Agreement or the Merger Agreement, directly or indirectly, sell, assign, transfer, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 4(c)), or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, any Shares beneficially owned by the Shareholder. Notwithstanding the foregoing, the Shareholder may make (a) transfers by will or by operation of law, in which case this Agreement shall bind the transferee, (b) transfers in connection with estate and charitable planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of, and perform the obligations of the Shareholder under, this Agreement, and (c) as Buyer may otherwise agree in writing in its sole discretion.

        4.    Representations and Warranties of Shareholder.    The Shareholder hereby represents and warrants to the Company as follows:

  (a)
  the Shareholder has the complete and unrestricted power and the unqualified right to enter into and perform the terms of this Agreement, and no consent, approval, authorization or filing is required in connection therewith;

  (b)
  this Agreement (assuming this Agreement constitutes a valid and binding agreement of Buyer) is a valid and legally binding agreement with respect to the Shareholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles);

  (c)
  the Shareholder beneficially owns the number of Shares indicated opposite such Shareholder's name on Schedule 1, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever ("Liens"), and has sole, and otherwise unrestricted, voting and investment power with respect to such Shares; and

  (d)
  the execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his, her or its obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject or, in the event that the Shareholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Shareholder.

        5.    Irrevocable Proxy.    Subject to the last sentence of this Section 5, by execution of this Agreement, the Shareholder does hereby appoint the Company with full power of substitution and resubstitution, as the Shareholder's true and lawful attorney and irrevocable proxy, to the full extent of the Shareholder's rights with respect to the Shares, to vote, if the Shareholder is unable to perform his, her or its obligations under this Agreement, each of such Shares that the Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of Buyer, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of Buyer taken by written consent. The Shareholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Date and hereby revokes any proxy previously granted by the Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement.

        6.    Specific Enforcement.    The Shareholder has signed this Agreement intending to be legally bound thereby. The Shareholder expressly agrees that this Agreement shall be specifically enforceable in any court of competent jurisdiction in accordance with its terms against the Shareholder. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

        7.    No Waivers.    No waivers of any breach of this Agreement extended by Buyer to the Shareholder shall be construed as a waiver of any rights or remedies of Buyer with respect to any other shareholder of Buyer who has executed an agreement substantially in the form of this Agreement with respect to Shares beneficially owned by such shareholder or with respect to any subsequent breach of the Shareholder or any other such shareholder of Buyer. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        8.    Capacity as Shareholder.    The Shareholder is signing this Agreement solely in the Shareholder's capacity as a shareholder of Buyer, and not in the Shareholder's capacity as a director, officer or employee of Buyer or any of its Subsidiaries or in the Shareholder's capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director and/or officer of Buyer in the exercise of his or her fiduciary duties, consistent with the terms of the Merger Agreement or Articles of Merger, solely in his or her capacity as a director and/or officer of Buyer or as a trustee or fiduciary of any employee benefit plan or trust, or prevent or be construed to create any obligation on the part of any director and/or officer of Buyer or any trustee or fiduciary of any employee benefit plan or trust from taking any action solely in his or her capacity as a director of Buyer. The Shareholder acknowledges and agrees that under no circumstances shall his or her role as a director or officer of Buyer or as a trustee or fiduciary of any employee benefit plan or trust, or his or her fiduciary duties in such capacities, be deemed to affect his or her obligations hereunder, including, without limitation, to vote the Shares in favor of approval of the Merger Agreement and any of the transactions contemplated thereby, including the Merger, and to comply with his or her other obligations under Section 1 hereof, for which the Shareholder shall remain personally liable without regard to such capacities or duties.

        9.    Entire Agreement; Amendments.    This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

        10.    Further Assurances.    From time to time and without additional consideration, the Shareholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Buyer may request for the purpose of carrying out and furthering the intent of this Agreement.

        11.    Severability.    If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        12.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

        13.    Public Disclosure.    The Shareholder shall not issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with the Merger Agreement) with respect to this Agreement, the Merger Agreement or any of the transactions contemplated thereby, including the Merger, without the prior consent of Buyer. The Shareholder hereby permits Buyer to publish and disclose in any document and/or schedule filed by Buyer with the SEC such Shareholder's identity and ownership of Shares and the nature of such Shareholder's commitments and obligations pursuant to this Agreement.

        14.    Governing Law.    This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of laws thereof.

        15.    No Agreement Until Executed.    Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by all parties hereto.

        EXECUTED as of the date first above written.

SHAREHOLDER

Name:
BEVERLY NATIONAL CORPORATION
By:
Name:
Title:

 ANNEX D

June 16, 2009

Board of Directors
Beverly National Corporation
240 Cabot Street
Beverly, MA 01915

Ladies and Gentlemen:

        Beverly National Corporation ("Beverly") and Danvers Bancorp, Inc. ("Danvers") have entered into an Agreement and Plan of Merger, dated as of June 16, 2009 (the "Agreement"), pursuant to which Beverly will be merged with and into Danvers (the "Merger"). Under the terms of the Agreement, at the Effective Time and as a result of the Merger, each outstanding share of Beverly common stock, other then certain shares as specified in the Agreement, will be converted into the right to receive 1.66 shares (the "Merger Consideration") of Danvers common stock. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Beverly common stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Beverly that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Danvers that we deemed relevant; (iv) internal financial projections for Beverly for the years ending December 31, 2009 through 2012 as discussed with senior management of Beverly; (v) publicly available consensus earnings estimates for Danvers for the years ending December 31, 2009 and 2010 and an internal long-term growth rate as discussed with senior management of Danvers for the years thereafter; (vi) the pro forma financial impact of the Merger on Danvers, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Danvers; (vii) the publicly reported historical price and trading activity for Beverly's and Danvers' common stock, including a comparison of certain financial and stock market information for Beverly and Danvers and similar publicly available information for certain other companies the securities of which arc publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Beverly the business, financial condition, results of operations and prospects of Beverly and held similar discussions with certain members of senior management of Danvers regarding the business, financial condition, results of operations and prospects of Danvers.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by Beverly and Danvers or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of Beverly and Danvers that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Beverly or Danvers or any of their subsidiaries, or the collectability of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Beverly and Danvers nor have we reviewed any individual credit files relating to Beverly and Danvers. We have assumed, with your consent, that the respective allowances for loan losses for both Beverly and Danvers are adequate to cover such losses.

        With respect to the internal financial projections as discussed with senior management of Beverly and the publicly available earnings estimates and an internal long-term growth rate for Danvers as discussed with senior management of Danvers and in each case as used by us in our analyses, Beverly's and Danvers' management confirmed to us that they reflected the best currently available estimates and judgments of such management of the respective future financial performances of Beverly and Danvers, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of Danvers, such management confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections, growth rates or the assumptions on which they are based. We have also assumed that there has been no material change in Beverly's and Danvers' assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Beverly and Danvers will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the Agreement, that the conditions precedent in the Agreement are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Sandler O'Neill did not provide Beverly with any legal, accounting or tax advice relating to the Merger and the other transactions contemplated by the Agreement.

        Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Danvers' common stock will be when issued to Beverly's shareholders pursuant to the Agreement or the prices at which Beverly's and Danvers' common stock may trade at any time.

        We have acted as Beverly's financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation o f the Merger. We will also receive a fee for rendering this opinion. Beverly has also agreed to indemnify us against certain liabilities arising out of our engagement.

        In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Beverly and Danvers and their affiliates. We may also actively trade the equity or debt securities of Beverly and Danvers or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our opinion is directed to the Board of Directors of Beverly in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Beverly common stock and does not address the underlying business decision of Beverly to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Beverly or the effect of any other transaction in which Danvers might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent, which will not be unreasonably withheld. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by Beverly's officers, directors, or employees, or class of such persons.

        Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to the holders of Beverly common stock from a financial point of view.

Very truly yours,

 ANNEX E

June 16, 2009

Board of Directors
Danvers Bancorp, Inc.
One Conant Street
Danvers, MA 01923

Directors:

        You have requested our opinion as to the fairness to Danvers Bancorp, Inc. ("Danvers"), from a financial point of view, of the Merger Consideration (as defined herein) to be paid by Danvers to the holders of the outstanding shares of common stock, par value $2.50 per share (the "Beverly Shares"), of Beverly National Corporation ("Beverly"), pursuant to the Agreement and Plan of Merger, dated as of June 16, 2009 (the "Merger Agreement"), by and between Danvers and Beverly.

        Pursuant to the Merger Agreement, Beverly will merge with and into Danvers with Danvers continuing as the surviving entity (the "Merger") and each Beverly Share (subject to certain exceptions set forth in the Merger Agreement) shall be cancelled and extinguished and converted into the right to receive 1.66 shares (the "Merger Consideration") of common stock, par value $0.01 per share of Danvers (the "Danvers Shares").

        The investment banking business of Endicott Financial Advisors, L.L.C. ("Endicott") includes the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        In arriving at our opinion, we have reviewed and considered, among other things: (a) the Merger Agreement; (b) certain publicly available financial statements and other historical financial information for each of Danvers and Beverly; (c) financial analyses and forecasts for each of Danvers and Beverly prepared by their respective management; (d) certain other publicly available business and financial information relating to each of Danvers and Beverly; (e) the views of senior management of each of Danvers and Beverly of their respective past and current business operations, results thereof, financial condition and future prospects; (f) certain reported price and trading activity for the Danvers Shares and Beverly Shares, including a comparison of certain financial and stock market information with similar information for certain other companies, the securities of which are publicly traded, (g) the terms of certain business combinations in the banking industry; (h) the pro forma impact of the Merger on Danvers, including pro forma information which reflected results derived, in part, from projected transaction expenses, purchase accounting adjustments, cost savings and other synergies discussed with the senior management of Danvers; (j) the current stock market environment generally and the banking environment in particular; and (j) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

        In performing our review, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial information, analyses and other information reviewed by and discussed with us, and we have not assumed any responsibility to independently verify such information. We have not made any independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities of Danvers or Beverly or any of their subsidiaries, or the collectibility of any such assets (relying, where relevant on the analyses and estimates of Danvers and Beverly), nor have we been furnished with any such appraisals. With respect to the financial forecast and cost savings information (including the amount, timing and achievability thereof) reviewed with Danvers and Beverly management, we have assumed that they reflect the best currently available estimates and good faith judgments of the senior management of Danvers and Beverly as to the future performance of Danvers and Beverly. We have also assumed that there has been no material change in Danvers or Beverly's assets, financial condition, results of operations, business or prospects since March 31, 2009, the date of the last financial statements made available to us. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of Danvers and Beverly, nor have we reviewed any individual credit files of Danvers and Beverly or been requested to conduct such a review, and, as a result, we have assumed that the respective allowances for loan losses for Danvers and Beverly are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. For the purposes of rendering this opinion, we have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, including in all respects material to our analysis, that the representations and warranties of each party in the Merger Agreement and in all related documents and instruments (collectively, the "documents") that are referred to therein are true and correct, that each party to the documents will perform all of the covenants and agreements required to be performed by such party under such documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or on the contemplated benefits of the Merger. You also have informed us, and we have assumed, that the Merger will be treated as a tax-free reorganization for federal income tax purposes.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. We are not expressing any opinion as to the actual value of the Danvers Shares when issued to Beverly's stockholders pursuant to the Merger or the prices at which the Danvers Shares will trade subsequent to the Merger. This opinion does not constitute a recommendation to any shareholder of Danvers or Beverly as to how that shareholder should vote on the proposed Merger, or any other matter relating to the proposed transaction. Our opinion does not address the underlying business decision of Danvers to engage in the Merger or the relative merits of the Merger as compared to alternatives that may be available to Danvers. In rendering this opinion, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of Danvers or Beverly or any class of such persons relative to the holders of Danvers Shares or Beverly Shares or with respect to the fairness of any such compensation.

        We have acted as Danvers' financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. We also act as an advisor for Danvers on an ongoing basis for which we receive customary fees and expense reimbursement. Previously, we provided financial advisory services to Danvers regarding its conversion from mutual to stock form of ownership in January 2008. Danvers also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of Danvers and Beverly for our and our affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        It is understood that this opinion is for the information of the Board of Directors of Danvers and, except for inclusion in its entirety in a proxy statement required to be circulated to shareholders in connection with the Merger, may not be quoted, referred to, summarized or reproduced at any time or in any manner, without Endicott's written consent.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to Danvers.

Very Truly Yours,

ENDICOTT FINANCIAL ADVISORS, L.L.C.

 ANNEX F

The General Laws of Massachusetts

Part 13 of Chapter 156D

Chapter 156D: Section 13.01. Definitions

        In this PART the following words shall have the following meanings unless the context requires otherwise:

        "Affiliate", any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

        "Beneficial shareholder", the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

        "Corporation", the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

        "Fair value", with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

        "Interest", interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        "Marketable securities", securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

        (a)   listed on a national securities exchange,

        (b)   designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or

        (c)   listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

        "Officer", the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

        "Person", any individual, corporation, partnership, unincorporated association or other entity.

        "Record shareholder", the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

        "Shareholder", the record shareholder or the beneficial shareholder.

Chapter 156D: Section 13.02. Right to appraisal

        (a)   A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

          (1)   consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case,

  (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

          (2)   consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

          (3)   consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

    (i)
    his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

    (ii)
    the sale or exchange is pursuant to court order; or

    (iii)
    in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

          (4)   an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder's shares because it:

    (i)
    creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

    (ii)
    creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any sinking fund or purchase, of the shares;

    (iii)
    alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

    (iv)
    excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

    (v)
    reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

          (5)   an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

          (6)   any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

          (7)   consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

          (8)   consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

        (b)   Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

        (c)   Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

        (d)   The shareholder's right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

    (i)
    the proposed action is abandoned or rescinded; or

    (ii)
    a court having jurisdiction permanently enjoins or sets aside the action; or

    (iii)
    the shareholder's demand for payment is withdrawn with the written consent of the corporation.

        (e)   A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Chapter 156D: Section 13.03. Assertion of rights by nominees and beneficial owners

        (a)   A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

        (b)   A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

          (1)   submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

          (2)   does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

Chapter 156D: Section 13.20. Notice of appraisal rights

        (a)   If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders' meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this Part and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this Part shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

        (b)   In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Chapter 156D: Section 13.21. Notice of intent to demand payment

        (a)   If proposed corporate action requiring appraisal rights under section 13.02 is submitted to vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          (1)   shall deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

          (2)   shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Chapter 156D: Section 13.22. Appraisal notice and form

        (a)   If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

        (b)   The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

          (1)   supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

          (2)   state:

    (i)
    where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

    (ii)
    a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

    (iii)
    the corporation's estimate of the fair value of the shares;

    (iv)
    that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

    (v)
    the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

          (3)   be accompanied by a copy of this chapter.

Chapter 156D: Section 13.23. Perfection of rights; right to withdraw

        (a)   A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

        (b)   A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

        (c)   A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to payment under this chapter.

Chapter 156D: Section 13.24. Payment

        (a)   Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

        (b)   The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

          (1)   financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   a statement of the corporation's estimate of the fair value of the shares, which estimate shall equal or exceed the corporation's estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

          (3)   a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation's obligations under this chapter.

Chapter 156D: Section 13.25. After-acquired shares

        (a)   A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) of subsection (b) of section 13.22.

        (b)   If the corporation elected to withhold payment under subsection (a), it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

          (1)   of the information required by clause (1) of subsection (b) of section 13.24;

          (2)   of the corporation's estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

          (3)   that they may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

          (4)   that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer; and

          (5)   that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation's offer.

        (c)   Within 10 days after receiving the shareholder's acceptance pursuant to subsection(b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

        (d)   Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Chapter 156D: Section 13.26. Procedure if shareholder dissatisfied with payment or offer

        (a)   A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder's estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

        (b)   A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation's payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Chapter 156D: Section 13.30. Court action

        (a)   If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

        (b)   The corporation shall commence the proceeding in the appropriate court of the county where the corporation's principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

        (c)   The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

        (e)   Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder' s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under section 13.25.

Chapter 156D: Section 13.31. Court costs and counsel fees

        (a)   The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (b)   The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1)   against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

          (2)   against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c)   If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

        (d)   To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

 ANNEX G

BEVERLY'S FINANCIAL STATEMENT SCHEDULES AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations as of June 30, 2009

Introduction

        The following discussion includes Beverly National Corporation ("Company") and its subsidiary, Beverly National Bank ("Bank") and the Bank's wholly owned subsidiary, Beverly National Security Corporation ("BNSC"). BNSC was established to buy, sell and hold securities for the Bank's investment portfolios.

Critical Accounting Estimates

        In preparing the Company's financial statements, management selects and applies numerous accounting policies. In applying these policies, management must make estimates and assumptions. The accounting policy that is most susceptible to critical estimates and assumptions is the allowance for loan losses. The determination of an appropriate provision is based on a determination of the probable amount of credit losses in the loan portfolio. Many factors influence the amount of potential charge-offs of loans deemed to be uncollectible. These factors include the specific characteristics of the loan portfolio and general economic conditions nationally and locally. While management carefully considers these factors in determining the amount of the allowance for loan losses, future adjustments may be necessary due to changed conditions, which could have an adverse impact on reported earnings in the future. See "Provisions and Allowance for Loan Losses."

Summary

        Total assets as of June 30, 2009 amounted to $497.7 million, an increase of $12.2 million, or 2.5%, compared to $485.5 million at December 31, 2008. Cash and cash equivalents totaled $41.6 million, an increase of $25.0 million, or 150.6%, from $16.6 million at December 31, 2008. Loans, net of the allowance for loan losses, totaled $321.7 million, a decrease of $12.9 million, or 3.9%, from $334.6 million at December 31, 2008. Deposits increased $30.8 million, or 9.1%, and Federal Home Loan Bank advances decreased $27.3 million, or 32.3%, from $84.4 million at December 31, 2008. Securities sold under agreements to repurchase increased $7.4 million, or 55.6%, from $13.3 million at December 31, 2008. Total stockholders' equity was $42.0 million, or 8.4% of total assets, and the book value increased from $15.41 at December 31, 2008 to $15.63 at June 30, 2009, a result of the Company's net income and the decrease in unrealized losses on available-for-sale securities. The major changes in the balance sheet were a result of the increase in deposits and securities sold under agreements to repurchase, in combination with the decrease in the loan portfolio, creating cash flows used to pay off all short-term borrowings from the Federal Home Loan Bank and building increased cash reserves. Net income for the quarter was impacted by pre-tax charges of $443,000 for transaction-related expenses and the FDIC's special assessment, which was applicable to all FDIC insured institutions. During the quarter, the Company evaluated several potential affiliation transactions and on June 16, 2009 the Company entered into an Agreement and Plan of Merger, which provides for the proposed merger of the Company with and into Danvers Bancorp, Inc. Consummation of the merger transaction is subject to a number of customary conditions including receipt of all necessary regulatory and shareholder approvals. Aggregate transaction related expenses for the above matters for the quarter totaled $217,000. Management's focus continues to be on maintaining asset quality, improvement in operating efficiencies, and closely monitoring its strategic focus and changes in the economic condition of the areas in which the Bank operates. As of June 30, 2009, the Bank continued to meet the definitions and regulatory capital requirements of a well-capitalized institution.

Investment Portfolio

        Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The following table presents the amortized cost of securities and their approximate fair values as of June 30, 2009 (unaudited) and December 31, 2008:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
Available-for-sale securities:
June 30, 2009 (unaudited):
Debt securities issued by U.S. government corporations and agencies	$14,682	$68	$64	$14,686
Debt securities issued by states of the United States and political subdivisions of the states	12,599	39	621	12,017
Corporate debt securities	4,063	63	26	4,100
Trust preferred securities	11,718	—	1,654	10,064
Marketable equity securities	593	1	3	591
Mortgage-backed securities	60,835	1,707	1,085	61,457
Debt securities issued by foreign governments	500	—	—	500

	$104,990	$1,878	$3,453	$103,415

December 31, 2008:
Debt securities issued by U.S. government corporations and agencies	$8,190	$97	$1	$8,286
Debt securities issued by states of the United States and political subdivisions of the states	12,319	24	608	11,735
Corporate debt securities	1,955	—	10	1,945
Trust preferred securities	11,699	3	1,192	10,510
Marketable equity securities	681	1	7	675
Mortgage-backed securities	70,366	1,431	1,725	70,072
Debt securities issued by foreign governments	400	—	—	400

	$105,610	$1,556	$3,543	$103,623

Loan Portfolio

        The following table summarizes the distribution of the Bank's loan portfolio as of June 30, 2009 and December 31, 2008:

	June 30, 2009	% of Total	December 31, 2008	% of Total
	(in thousands)		(in thousands)
	(unaudited)
Commercial, financial and agricultural	$50,325	15.64%	$50,952	15.23%
Real estate—construction and land development	4,412	1.37%	4,326	1.29%
Real estate—residential	121,736	37.84%	125,281	37.44%
Real estate—commercial	133,922	41.63%	141,497	42.28%
Consumer	2,235	0.69%	2,398	0.72%
Other	12,922	4.02%	13,656	4.08%

	325,552	101.19%	338,110	101.04%
Allowance for loan losses	(4,493)	(1.40)%	(4,127)	(1.24)%
Deferred loan costs, net	636	0.21%	656	0.20%

Net Loans	$321,695	100.00%	$334,639	100.00%

Deposits

        The following table summarizes deposits as of June 30, 2009 and December 31, 2008:

	June 30, 2009	% of Total	December 31, 2008	% of Total
	(in thousands)		(in thousands)
	(unaudited)
Demand Deposits	$74,058	20.00%	$74,872	22.05%
NOW Accounts	55,383	14.96%	52,380	15.43%
Money Market Accounts	79,410	21.44%	80,085	23.59%
Savings Deposits	84,829	22.91%	60,168	17.72%
Time Deposits	76,634	20.69%	72,028	21.21%

Total	$370,314	100.00%	$339,533	100.00%

Comparison of operating results for the three months ended June 30, 2009 and 2008

        The Company reported net income for the quarter ended June 30, 2009 of $666,000, or basic and fully diluted earnings of $0.25 per share, compared to net income of $1.0 million, or basic and fully diluted earnings of $0.38 per share, for the same quarter last year. Net income for the quarter was impacted by pre-tax charges of $443,000 for transaction-related expenses and the FDIC's special assessment, which was applicable to all FDIC insured institutions. During the quarter, the Company evaluated several potential affiliation transactions and on June 16, 2009 the Company entered into an Agreement and Plan of Merger which provides for the proposed merger of the Company with and into Danvers Bancorp, Inc. Consummation of the merger transaction is subject to a number of customary conditions including receipt of all necessary regulatory and shareholder approvals. Aggregate transaction related expenses for the above matters for the quarter totaled $217,000.

        The period presented reveals an increase in net interest and dividend income after the provision for loan losses, a reduction in noninterest income and a higher level of noninterest expense. The slight improvement in net interest and dividend income after the provision for loan losses is primarily a result of the reduction in cost of funds, spurred by lower interest rates than those in the comparable period last year. This decline outweighed the lower yields on the Bank's interest-earning assets, as the Bank's liabilities were set to reprice in a more accelerated manner than its assets. The net interest margin for the three months ended June 30, 2009 was 3.99%, compared to 3.97% for the same period last year.

        The following table summarizes the components and activity with respect to the Company's net interest and dividend income and interest rate spread and margin for the periods presented:

	For the Three Months Ended June 30, 2009				For the Three Months Ended June 30, 2008
	Average Balance	Interest Inc/Exp		Yield/ Rate	Average Balance	Interest Inc/Exp		Yield/ Rate
	(in thousands) (unaudited)	(in thousands) (unaudited)			(in thousands) (unaudited)	(in thousands) (unaudited)
Assets
Federal funds sold and interest-bearing deposits	$23,654	$6		0.11%	$1,335	$6		1.79%
Investments	110,531	1,394	*	5.06%	127,412	1,782	*	5.62%
Loans	330,210	4,808	**	5.84%	337,216	5,147	**	6.14%

Total interest-earning assets	$464,395	6,208		5.36%	$465,963	6,935		5.99%

Liabilities
Savings deposits	$81,267	214		1.06%	$54,210	163		1.21%
NOW accounts	52,333	58		0.44%	55,219	82		0.60%
Money market accounts	82,187	292		1.43%	90,562	532		2.36%
Time deposits	76,700	491		2.57%	88,532	828		3.76%

Total interest-bearing deposits	292,487	1,055		1.45%	288,523	1,605		2.24%
Non-interest-bearing deposits	74,719	—		—	71,701	—		—

Total deposits	367,206	1,055		1.15%	360,224	1,605		1.79%

FHLB advances	57,504	498		3.47%	69,590	671		3.88%
Repurchase agreements	20,567	40		0.78%	10,660	62		2.32%

Total other borrowed funds	78,071	538		2.76%	80,250	733		3.67%

Total interest-bearing liabilities	370,558	1,593		1.72%	368,773	2,338		2.55%

Total deposits and interest-bearing liabilities	$445,277	1,593		1.43%	$440,474	2,338		2.13%

Net interest income		$4,615				$4,597

Net interest spread				3.64%				3.44%

Net interest margin				3.99%				3.97%

Tax Equivalent Income Adjustment:
State and Municipal Investment Income		$64	*			$62	*
Dividends Received Deduction Eligible Securities		—				37	*
Industrial Revenue Bond Income		81	**			84	**

Total Tax Equivalent Income Adjustment		$145				$183

*
Amount included in investment income.
**
Amount included in loan income.

        Noninterest income decreased for the three ended June 30, 2009 as compared to the same period last year, as fees collected on deposit and loan services declined. Income from wealth management services and the sale of non-deposit products also declined, as they were impacted by the current economic environment and a decline in the market value of assets under management. Noninterest expenses increased, primarily a result of an industry-wide increase in FDIC insurance assessments, which rose from $10,000 for the three months ended June 30, 2008 to $376,000 for the three months ended June 30, 2009. The current year amount includes the June 30, 2009 special assessment, a charge to the Bank of an estimated $226,000. It is generally anticipated that the FDIC regular assessment will continue at increased rates due to significant decreases in the reserves of the FDIC's Deposit Insurance Fund and that another special assessment charge may be necessary later in 2009.

        The following table sets forth the various components of noninterest income and noninterest expense for the quarters ended June 30, 2009 and 2008 and the dollar amount and percentage change between the periods:

	June 30,		Increase (Decrease)
	2009	2008	$	%
	(Dollars in thousands)
	(unaudited)
Noninterest income:
Income from fiduciary activities	$380	$467	$(87)	(18.63)%
Fees from sale of non-deposit products	45	90	(45)	(50.00)%
Service charges on deposit accounts	154	159	(5)	(3.14)%
Other deposit fees	176	212	(36)	(16.98)%
Income on cash surrender value of life insurance	74	75	(1)	(1.33)%
Other income	215	190	25	13.16%

Total noninterest income	$1,044	$1,193	$(149)	(12.49)%

Noninterest expense:
Salaries and employee benefits	$2,214	$2,246	$(32)	(1.42)%
Director fees	95	66	29	43.94%
Occupancy expense	453	466	(13)	(2.79)%
Equipment expense	188	231	(43)	(18.61)%
Data processing fees	269	311	(42)	(13.50)%
Marketing and public relations	86	115	(29)	(25.22)%
Professional fees	415	164	251	153.05%
FDIC insurance assessments	376	10	366	3,660.00%
Other expense	407	400	7	1.75%

Total noninterest expense	$4,503	$4,009	$494	12.32%

        The effective income tax rate decreased to 22.7% for the quarter ended June 30, 2009 from 25.5% for the same period last year. This, combined with the decrease in income before income taxes, generated a $151,000, or 43.5%, decrease in income tax expense for the periods presented.

Comparison of operating results for the six months ended June 30, 2009 and 2008

        The Company reported net income for the six months ended June 30, 2009 of $1.6 million, or basic and fully diluted earnings of $0.60 per share, compared to net income of $1.9 million, or basic and fully diluted earnings of $0.72 per share, for the same period last year. As stated in the comparison of quarterly results, net income for the period was impacted by the FDIC's special assessment, which was applicable to all FDIC insured institutions and pre-tax charges related to transaction-related expenses.

        The period presented reveals an increase in net interest and dividend income after the provision for loan losses, a reduction in noninterest income and a higher level of noninterest expense. The reasons for the changes are consistent with those stated in the comparison of quarterly results. The net interest margin for the six months ended June 30, 2009 was 4.16%, compared to 3.88% for the same period last year.

        The following table summarizes the components and activity with respect to the Company's net interest and dividend income and interest rate spread and margin for the periods presented:

	For the Six Months Ended June 30, 2009				For the Six Months Ended June 30, 2008
	Average Balance	Interest Inc/Exp		Yield/ Rate	Average Balance	Interest Inc/Exp		Yield/ Rate
	(in thousands)	(in thousands)			(in thousands)	(in thousands)
	(unaudited)	(unaudited)			(unaudited)	(unaudited)
Assets
Federal funds sold and interest-bearing deposits	$13,458	$8		0.11%	$2,218	$27		2.48%
Investments	111,891	2,903	*	5.23%	124,599	3,427	*	5.53%
Loans	333,532	9,723	**	5.88%	331,657	10,361	**	6.28%

Total interest-earning assets	$458,881	12,634		5.55%	$458,474	13,815		6.06%

Liabilities
Savings deposits	$73,272	374		1.03%	$51,636	299		1.16%
NOW accounts	52,239	105		0.41%	55,408	181		0.66%
Money market accounts	81,311	595		1.48%	93,146	1,272		2.75%
Time deposits	74,183	997		2.71%	88,015	1,785		4.08%

Total interest-bearing deposits	281,005	2,071		1.49%	288,205	3,537		2.47%
Non-interest-bearing deposits	73,985	—		—	68,860	—		—

Total deposits	354,990	2,071		1.18%	357,065	3,537		1.99%

FHLB advances	67,522	1,012		3.02%	64,296	1,283		4.01%
Repurchase agreements	17,666	77		0.87%	10,827	144		2.68%

Total other borrowed funds	85,188	1,089		2.58%	75,123	1,427		3.82%

Total interest-bearing liabilities	366,193	3,160		1.74%	363,328	4,964		2.75%

Total deposits and interest-bearing liabilities	$440,178	3,160		1.45%	$432,188	4,964		2.31%

Net interest income		$9,474				$8,851

Net interest spread				3.81%				3.31%

Net interest margin				4.16%				3.88%

Tax Equivalent Income Adjustment:
State and Municipal Investment Income		$127	*			$124	*
Dividends Received Deduction Eligible Securities		—	*			62	*
Industrial Revenue Bond Income		162	**			169	**

Total Tax Equivalent Income Adjustment		$289				$355

*
Amount included in investment income.

**
Amount included in loan income.

        The following table sets forth the various components of noninterest income and noninterest expense for the six months ended June 30, 2009 and 2008 and the dollar amount and percentage change between the periods:

	June 30,		Increase (Decrease)
	2009	2008	$	%
	(Dollars in thousands)
	(unaudited)
Noninterest income:
Income from fiduciary activities	$766	$941	$(175)	(18.60)%
Fees from sale of non-deposit products	69	140	(71)	(50.71)%
Service charges on deposit accounts	305	318	(13)	(4.09)%
Other deposit fees	358	438	(80)	(18.26)%
Income on cash surrender value of life insurance	148	148	—	0.00%
Other income	362	390	(28)	(7.18)%

Total noninterest income	$2,008	$2,375	$(367)	(15.45)%

Noninterest expense:
Salaries and employee benefits	$4,425	$4,461	$(36)	(0.81)%
Director fees	181	143	38	26.57%
Occupancy expense	947	931	16	1.72%
Equipment expense	367	477	(110)	(23.06)%
Data processing fees	621	600	21	3.50%
Marketing and public relations	187	220	(33)	(15.00)%
Professional fees	632	330	302	91.52%
FDIC insurance assessments	511	20	491	2,455.00%
Other expense	792	769	23	2.99%

Total noninterest expense	$8,663	$7,951	$712	8.95%

        The effective income tax rate increased to 26.1% for the six months ended June 30, 2009 from 24.6% for the same period last year. This increase is due to the lack of tax-exempt income generated from securities eligible for the dividends received deduction, which were present during the prior period.

Provisions and Allowance for Loan Losses

        Credit risk is inherent in the business of extending loans. The Bank maintains an allowance for loan losses through charges to earnings. The Company's provision for loan losses was $150,000 and $375,000 and for the quarter and six months ended June 30, 2009, respectively, compared to $235,000 and $363,000, respectively, for the same periods last year. The allowance for loan losses totaled $4.5 million, or 1.38%, of total loans at June 30, 2009, an increase from 1.22% at December 31, 2008. The level of provision in 2009 has been driven by the decrease in the size of the loan portfolio, reduced charge-offs, reduced non-paying loans and increased recoveries and the resulting increase in the coverage ratio. The quality of the loan portfolio has remained strong despite continued challenging economic conditions, concerns over potential reduction in real estate collateral values and the potential impact of the economic downturn on the Company's loan portfolio.

        The Bank formally determines the adequacy of the allowance for loan losses on a quarterly basis. This determination is based on an assessment of credit quality and trends within the portfolio or "risk rating" of loans by senior management, which is submitted to the Board of Directors for approval. Loans are initially risk rated when originated and are reviewed periodically. If there is deterioration in the credit, the risk rating is adjusted accordingly.

        The allowance also includes a component resulting from the application of the measurement criteria of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Impaired loans receive individual evaluation of the allowance necessary on a quarterly basis. Impaired loans are defined in the Bank's Loan Policy as those instances in which it is probable that the Bank will not be able to collect all principal and interest due according to the terms of the note.

        Generally, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of loans consisting of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, as a general rule, the Company does not separately identify individual consumer and residential loans for impairment disclosures. The loss factors applied as a general allowance are determined by a periodic analysis of the allowance for loan losses. This analysis considers historical loan losses and delinquency figures and trends.

        Concentrations of credit and local economic factors are also evaluated on a periodic basis. Historical average net losses by loan type are examined and any identified trends are assessed. The Bank's loan mix over that same period of time is also analyzed. A loan loss allocation is made for each type of loan and multiplied by the loan mix percentage for each loan type to produce a weighted average factor.

        Changes in the allowance for loan losses were as follows for the six months ended June 30, 2009 and 2008:

	2009	2008
	(in thousands)
	(unaudited)
Balance as of January 1st	$4,127	$3,614
Loans charged off	(85)	(149)
Provision for loan losses	375	363
Recoveries of loans previously charged off	76	2

Balance as of June 30th	$4,493	$3,830

        The allowance for loan losses represented 2,756% and 1,644% of non-performing loans, which totaled $163,000 and $233,000, at June 30, 2009 and 2008, respectively. Non-performing loans represented less than 0.1% of total loans and mortgages held-for-sale at June 30, 2009 and 2008.

        Management maintains the adequacy of the allowance through monthly provisions. The amount of the provision is based on changes in economic and real estate market conditions, information obtained regarding problem loans, identification of additional problem loans and other factors, both within and outside of management's control. The overall level of non-performing loans remains low. Accordingly, while the overall quality of the loan portfolio remains strong, management will continue to monitor economic conditions and the performance of the portfolio in order to maintain an adequate allowance for loan losses.

Capital Resources

        As of June 30, 2009, the Company had total capital of $42.0 million, an increase of $929,000, or 2.3%, from total capital as of December 31, 2008. The net change in the Company's capital reflects current year income, dividends paid, the exercise of stock options, the granting and vesting of restricted stock and the decrease in accumulated other comprehensive loss.

        The Company's policy has been to pay dividends out of funds in excess of the needs of the business. The Company declared and paid cash dividends to shareholders on a quarterly basis at a rate of $0.20 per share for each quarter of 2008 and the first and second quarter of 2009.

        As of June 30, 2009, the Bank's Tier 1 capital amounted to 7.93% of average total assets. At June 30, 2009, the Bank's ratio of risk-based capital to risk-weighted assets amounted to 12.22%, which satisfies the applicable risk-based capital requirements. As of December 31, 2008, the Bank's Tier 1 capital amounted to 8.69% of average assets and risk-based capital amounted to 12.61% of total risk-based assets.

        The capital ratios of the Bank exceed all regulatory requirements, and the entity is considered "well capitalized" by its federal supervisory agencies.

Liquidity

        The primary function of asset/liability management is to assure adequate liquidity and maintain an appropriate balance between interest-sensitive earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

        Certain marketable investment securities, particularly those of shorter maturities, are the principal source of asset liquidity. The Company maintains such securities in an available-for-sale account as a liquidity resource. Securities maturing in one year or less amounted to $5.4 million at June 30, 2009; additionally, a minimum amount of contractual payments in the amount of $17.6 million for the mortgage-backed securities portfolio is due within one year at June 30, 2009. Assets such as federal funds sold, mortgages held for sale, pre-payments and payoffs on mortgage-backed securities, as well as maturing loans, are also sources of liquidity. The Company's objectives are to be substantially neutral with respect to interest rate sensitivity and maintain a net cumulative gap at one year of less than 15% of total earning assets. The Company's current practices are consistent with these objectives.

Off Balance Sheet Arrangements

        The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. In the opinion of Management, these off-balance sheet arrangements are not likely to have a material effect on the Company's financial condition, results of operations, or liquidity. As of June 30, 2009, total off-balance sheet financial commitments, which include unadvanced funds on loans and commitments to fund loans and letters of credit, amounted to approximately $61.5 million.

Forward-Looking Statements

        This Form 10-Q and future filings made by the Company with the Securities and Exchange Commission, as well as other filings, reports and press releases made or issued by the Company and the Bank, and oral statements made by executive officers of the Company and the Bank, may include forward-looking statements relating to such matters as:

  (a)
  assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which the Company and the Bank do business; and

  (b)
  expectations for increased revenues and earnings for the Company and Bank through growth resulting from acquisitions, attraction of new deposit and loan customers and the introduction of new products and services.

        Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Act of 1995.

        The Company notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of the Company's and Bank's business include the following:

  (a)
  the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Bank operates;

  (b)
  changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses;

  (c)
  increased competition from other financial and non-financial institutions;

  (d)
  the impact of technological advances; and

  (e)
  other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

        Such developments could have an adverse impact on the Company's and the Bank's financial position and results of operation.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Cash and due from banks	$11,118	$9,046
Federal funds sold	7,390	6,550
Interest-bearing demand deposits with other banks	22,176	591
Short-term investments	913	363

Cash and cash equivalents	41,597	16,550
Investments in available-for-sale securities (at fair value)	103,415	103,623
Federal Home Loan Bank stock, at cost	4,171	4,086
Federal Reserve Bank stock, at cost	554	553
Loans, net of the allowance for loan losses of $4,493 and $4,127, respectively	321,695	334,639
Premises and equipment	8,277	8,386
Bank owned life insurance	7,093	6,950
Accrued interest receivable	1,689	1,769
Other assets	9,169	8,949

Total assets	$497,660	$485,505

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$74,058	$74,872
Interest-bearing	296,256	264,661

Total deposits	370,314	339,533
Federal Home Loan Bank advances	57,087	84,425
Securities sold under agreements to repurchase	20,680	13,289
Other liabilities	7,612	7,220

Total liabilities	455,693	444,467

Stockholders' equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share; 5,000,000 shares authorized; issued 2,934,364 shares as of June 30, 2009 and December 31, 2008; outstanding, 2,685,472 shares as of June 30, 2009 and 2,663,545 as of December 31, 2008	7,336	7,281
Paid-in capital	23,228	22,917
Retained earnings	18,986	18,459
Treasury stock, at cost (248,892 shares as of June 30, 2009 and December 31, 2008)	(4,370)	(4,370)
Unearned shares, Restricted Stock Plan (30,180 shares as of June 30, 2009 and 15,755 shares as of December 31, 2008)	(550)	(323)
Accumulated other comprehensive loss	(2,663)	(2,926)

Total stockholders' equity	41,967	41,038

Total liabilities and stockholders' equity	$497,660	$485,505

Book value per share	$15.63	$15.41

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Interest and dividend income:
Interest and fees on loans	$4,727	$5,064	$9,561	$10,192
Interest on debt securities:
Taxable	1,003	1,173	2,114	2,295
Tax-exempt	123	120	247	241
Dividends on marketable equity securities	195	344	396	593
Other interest	16	51	26	139

Total interest and dividend income	6,064	6,752	12,344	13,460

Interest expense:
Interest on deposits	1,056	1,606	2,071	3,538
Interest on other borrowed funds	537	732	1,089	1,427

Total interest expense	1,593	2,338	3,160	4,965

Net interest and dividend income	4,471	4,414	9,184	8,495
Provision for loan losses	150	235	375	363

Net interest and dividend income after provision for loan losses	4,321	4,179	8,809	8,132

Noninterest income:
Income from fiduciary activities	380	467	766	941
Fees from sale of non-deposit products	45	90	69	140
Service charges on deposit accounts	154	159	305	318
Other deposit fees	176	212	358	438
Income on cash surrender value of life insurance	74	75	148	148
Other income	215	190	362	390

Total noninterest income	1,044	1,193	2,008	2,375

Noninterest expense:
Salaries and employee benefits	2,214	2,246	4,425	4,461
Director fees	95	66	181	143
Occupancy expense	453	466	947	931
Equipment expense	188	231	367	477
Data processing fees	269	311	621	600
Marketing and public relations	86	115	187	220
Professional fees	415	164	632	330
FDIC insurance assessments	376	10	511	20
Other expense	407	400	792	769

Total noninterest expense	4,503	4,009	8,663	7,951

Income before income taxes	862	1,363	2,154	2,556
Income taxes	196	347	563	630

Net income	$666	$1,016	$1,591	$1,926

Comprehensive income	$635	$(287)	$1,840	$726

Earnings per share:
Weighted average shares outstanding	2,667,204	2,663,448	2,665,384	2,658,261

Weighted average diluted shares outstanding	2,669,032	2,667,014	2,666,409	2,662,035

Earnings per common share	$0.25	$0.38	$0.60	$0.72
Earnings per common share, assuming dilution	$0.25	$0.38	$0.60	$0.72
Dividends per share	$0.20	$0.20	$0.40	$0.40

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Six Months Ended
	June 30, 2009	June 30, 2008
Cash flows from operating activities:
Net income	$1,591	$1,926
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of securities, net	(87)	(38)
Provision for loan losses	375	363
Change in deferred loan costs, net	20	(35)
Depreciation and amortization	389	386
Increase in cash surrender value of life insurance	(146)	(141)
Decrease (increase) in interest receivable	80	(31)
Decrease (increase) in prepaid expenses	111	(18)
Decrease in RABBI Trust trading securities	40	65
Increase in taxes receivable	(407)	(40)
Decrease in mortgage servicing rights	12	11
(Increase) decrease in other assets	(122)	18
Increase (decrease) in accrued expenses	522	(256)
Decrease in interest payable	(68)	(305)
Increase in other liabilities	27	24
Stock-based compensation	2	3

Net cash provided by operating activities	2,339	1,932

Cash flows from investing activities:
Purchases of available-for-sale securities	(18,401)	(22,433)
Proceeds from maturities of available-for-sale securities	19,108	14,098
Purchases of Federal Home Loan Bank stock	(85)	(634)
Purchases of Federal Reserve Bank stock	(1)	—
Loan originations and principal collections, net	12,473	(15,562)
Recoveries of loans previously charged off	76	2
Capital expenditures	(280)	(435)

Net cash provided (used) by investing activities	12,890	(24,964)

Cash flows from financing activities:
Net increase in demand deposits, NOW, money market and savings accounts	26,175	16,664
Net increase (decrease) in time deposits	4,606	(1,792)
Advances from Federal Home Loan Bank	12,000	20,434
Payments on Federal Home Loan Bank advances	(7,438)	(1,151)
Net decrease in short term Federal Home Loan Bank advances	(31,900)	(12,330)
Increase (decrease) in securities sold under agreements to repurchase	7,391	(288)
Proceeds from exercise of stock options	48	200
Dividends paid	(1,064)	(1,049)

Net cash provided by financing activities	9,818	20,688

Net increase (decrease) in cash and cash equivalents	25,047	(2,344)
Cash and cash equivalents at beginning of period	16,550	15,495

Cash and cash equivalents at end of period	$41,597	$13,151

Supplemental disclosures:
Interest paid	$3,229	$5,271
Income taxes paid	971	717

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. BASIS OF PRESENTATION

        The interim condensed consolidated financial statements contained herein are unaudited but, in the opinion of management, include all adjustments that are necessary to make the financial statements not misleading. All such adjustments are of a normal recurring nature. The results of operations for any interim period are not necessarily indicative of results that may be expected for the year ended December 31, 2009.

        The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

2. EARNINGS PER SHARE

        Earnings per share ("EPS") calculations are based on the weighted-average number of common shares outstanding during the period.

        Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if the securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

3. RECLASSIFICATION

        Certain amounts for prior periods have been reclassified to be consistent with the current statement presentation.

4. IMPACT OF NEW ACCOUNTING STANDARDS

        In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109" (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2007. The adoption of FIN 48 did not have a material impact on the Company's financial statements.

        In September 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force ("EITF") on Issue No. 06-4 "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements," (EITF Issue 06-4). EITF 06-4 requires companies with an endorsement split-dollar life insurance arrangement to recognize a liability for future postretirement benefits. The effective date is for fiscal years beginning after December 15, 2007, with earlier application permitted. The Company should recognize the effects of applying this issue through either (a) a change in accounting principle through a cumulative effect adjustment to retained earnings or (b) a change in accounting principle through retrospective application to all periods. The adoption of the new issue did not have a material impact on the Company's financial position, results of operations or cash flows.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. IMPACT OF NEW ACCOUNTING STANDARDS (Continued)

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. The FASB's FSP FAS 157-2, "Effective Date of FASB Statement No. 157", defers until January 1, 2009, the application of SFAS 157 to nonfinancial assets and nonfinancial liabilities not recognized or disclosed at least annually at fair value. This includes nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination or other new basis event, but not measured at fair value in subsequent periods. The Company adopted this statement on January 1, 2008.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115" (SFAS 159). SFAS 159 permits entities, at specified election dates, to choose to measure certain financial instruments at fair value that are not currently required to be measured at fair value. The fair value option is applied on an instrument-by-instrument basis, is irrevocable and can only be applied to an entire instrument and not to specified risks, specific cash flows, or portions of that instrument. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date and upfront fees and costs related to those items will be recognized in earnings as incurred and not deferred. SFAS No. 159 is effective in fiscal years beginning after November 15, 2007 and may not be applied retrospectively. The adoption of the new standard did not have a material impact on the Company's financial position, results of operations or cash flows.

        In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements and Amendment of ARB No. 51 ("SFAS No. 160"). The pronouncement requires all entities to report noncontrolling (minority) interests in subsidiaries as a component of stockholders' equity. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. Management does not anticipate that this statement will have a material impact on the Company's financial condition and results of operations.

        In December 2007, the FASB issued SFAS No. 141 (Revised 2007), "Business Combinations" (SFAS 141(R)). SFAS 141(R) significantly changes the accounting for business combinations. Under SFAS 141(R), an acquiring entity is required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. It also amends the accounting treatment for certain specific items including acquisition costs and non controlling minority interests and includes a substantial number of new disclosure requirements. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The Company does not expect the adoption of this statement to have a material impact on its financial condition and results of operations.

        In February 2008, the FASB issued FSP FAS 140-3, "Accounting for Transfers of Financial Assets and Repurchase Financing Transactions." This FSP provides guidance on how the transferor and transferee should separately account for a transfer of a financial asset and a related repurchase financing if certain criteria are met. This guidance became effective January 1, 2009. The adoption of this new FSP is not expected to have a material effect on the Company's results of operations or financial position.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. IMPACT OF NEW ACCOUNTING STANDARDS (Continued)

        In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133" (SFAS 161). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company does not expect the adoption of this statement to have a material impact on its financial condition and results of operations.

        In April 2008, the FASB issued FSP FAS 142-3, "Determination of the Useful Life of Intangible Assets." This FSP provides guidance as to factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, "Goodwill and Other Intangible Assets." This guidance will be effective January 1, 2009. The adoption is not expected to have a material effect on the Company's results of operations or financial position.

        In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles." This standard formalizes minor changes in prioritizing accounting principles used in the preparation of financial statements that are presented in conformity with GAAP. This standard became effective November 15, 2008.

        In April 2009, the FASB issued FASB Staff Position 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly" (FSP FAS 157-4). FSP FAS 157-4 provides additional guidance for estimating fair value measurements in accordance with FASB Statement No. 157, "Fair Value Measurements," when the volume and level of activity for the asset or liability have significantly decreased. FSP FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company is currently evaluating the impact of the adoption of this FSP on its financial condition and results of operations.

        In April 2009, the FASB issued FASB Staff Position 107-1 and Accounting Principles Board Opinion 28-1, "Interim Disclosures About Fair Value of Financial Instruments" (FSP FAS 107-1 and APB 28-1). FSP FAS 107-1 amends FASB Statement No. 107, "Disclosures About Fair Value of Financial Instruments," to require entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments in both interim and annual financial statements. APB 28-1 amends APB Opinion No. 28, "Interim Financial Reporting" to require those disclosures in summarized financial information at interim reporting periods. FSP FAS 107-1 and APB 28-1 are effective for interim and annual periods ending after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. An entity may early adopt this FSP only if it also elects to early adopt FSP FAS 157-4. The Company is currently evaluating the impact of the adoption of this FSP on its financial condition and results of operations.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. IMPACT OF NEW ACCOUNTING STANDARDS (Continued)

        In April 2009, the FASB issued FASB Staff Position 115-2 and 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments" (FSP FAS 115-2 and FAS 124-2). FSP FAS 115-2 and FAS 124-2 amends the other-than-temporary impairment (OTTI) guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of OTTI on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to OTTI of equity securities. FSP FAS 115-2 and FAS 124-2 are effective for interim and annual reporting periods after June 15, 2009 with early adoption permitted for periods ending after March 15, 2009. The Company is currently evaluating the impact of the adoption of this FSP on its financial condition and results of operations.

5. STOCK BASED COMPENSATION

        At June 30, 2009, the Company has five stock-based employee compensation plans. The Company accounts for the plans under SFAS No. 123(R) "Share-Based Payment." During the six months ended June 30, 2009 and 2008, $2 and $3, respectively, in stock-based employee compensation was recognized. In addition, $46 and $38 of compensation cost was recognized in the same periods, respectively, for compensation costs related to the 2005 Restricted Stock Plan.

6. PENSION BENEFITS

        The following summarizes the net periodic cost for the three and six months ended June 30:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands)		(in thousands)
Service cost	$—	$—	$—	$—
Interest cost on benefit obligation	126	125	252	250
Expected return on plan assets	(114)	(161)	(228)	(322)
Amortization of prior service cost	—	—	—	—
Unrecognized net loss	46		92

Net periodic benefit cost	$58	$(36)	$116	$(72)

        Effective January 1, 2006, the pension plan was suspended so that employees no longer earn additional defined benefits for future service.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. FAIR VALUE MEASUREMENTS

        The following summarizes assets measured at fair value for the period ending June 30, 2009 (in thousands):

		Fair Value Measurements at Reporting Date Using:
	June 30, 2009	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale securities	$103,415	$2,607	$92,756	$8,052
Impaired loans	163	—	163	—
Trading securities	310	310	—	—

Total	$103,888	$2,917	$92,919	$8,052

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Available-for-sale Securities	Total
Beginning balance, January 1, 2009	$8,502	$8,502
Total gains or losses (realized/unrealized)
Included in earnings (or changes in net assets)	—	—
Included in other comprehensive income	(374)	(374)
Amortization of securities, net	(42)	(42)
Transfers in and/or out of Level 3	(34)	(34)

Ending balance, June 30, 2009	$8,052	$8,052

The amount of total gains or losses for the period included in earnings (or changes in net assets) attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$—	$—

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. FAIR VALUE MEASUREMENTS (Continued)

        The estimated fair values (in thousands) of the Company's financial instruments are as follows as of December 31:

	June 30, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$41,597	$41,597	$16,550	$16,550
Trading securities	310	310	350	350
Available-for-sale securities	103,415	103,415	103,623	103,623
Federal Home Loan Bank stock	4,171	4,171	4,086	4,086
Federal Reserve Bank stock	554	554	553	553
Loans, net	321,695	323,834	334,639	336,729
Accrued interest receivable	1,689	1,689	1,769	1,769
Financial liabilities:
Deposits	370,314	370,858	339,533	340,121
Federal Home Loan Bank advances	57,087	59,681	84,425	87,695
Securities sold under agreements to repurchase	20,680	20,680	13,289	13,289

        The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions, except for trading securities which are included in other assets on the consolidated balance sheets. Accounting policies related to financial instruments are described in Note 4.

Management's Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2008

        The following discussion should be read in conjunction with the summary historical consolidated financial data appearing elsewhere in this document.

Critical Accounting Estimates

        In preparing Beverly's financial statements, Beverly's management selects and applies numerous accounting policies. In applying these policies, Beverly's management must make estimates and assumptions. The accounting policy that is most susceptible to critical estimates and assumptions is the allowance for loan losses. The determination of an appropriate provision is based on a determination of the probable amount of credit losses in the loan portfolio. Many factors influence the amount of potential charge-offs of loans deemed to be uncollectible. These factors include the specific characteristics of the loan portfolio and general economic conditions nationally and locally. While Beverly's management carefully considers these factors in determining the amount of the allowance for loan losses, future adjustments may be necessary due to changed conditions, which could have an adverse impact on reported earnings in the future. See "Provision for Loan Losses."

General

        Beverly does not transact any material business other than through its wholly-owned subsidiary, Beverly National Bank. Beverly National Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by Beverly National Bank's provision for loan losses, fee income from wealth management and trust services and fees generated from loan and deposit products and, when strategically appropriate, investment and loan sale activities. Beverly National Bank's non-interest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, data processing, advertising and business promotion, professional fees and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may also materially impact Beverly National Bank.

        The unprecedented decline in the economic condition of the United States, as well as world-wide, has created numerous challenges for Beverly National Bank. The deterioration of the United States' housing market has caused a world-wide credit crisis and led to some of the most volatile financial markets in history. This economic uncertainty is a key factor in the financial decision-making process for both commercial and consumer banking customers.

        Beverly's net income for 2008 was significantly impacted by other than temporary impairment, or OTTI, charges on two trust preferred pool securities and Fannie Mae and Freddie Mac preferred stock investments. These OTTI charges amounted to $7.0 million, $4.2 million net of tax. After these charges, Beverly reported a net loss for the year ended December 31, 2008 of $167,000, or a basic and fully diluted loss of $0.06 per share.

        Excluding the OTTI charges and related tax benefit, Beverly's core net income for the year ended December 31, 2008, would have been $4.0 million, or basic and fully diluted earnings of $1.48 per share, compared to net income of $3.6 million, or basic and fully diluted earnings of $1.31 and $1.30 per share, respectively, for the same period last year. The adjusted results for the year would have represented an 11.1% increase in net income and a 13.0% increase in earnings per share.

Operating Strategy

        The primary goal of Beverly's management has been to maintain Beverly National Bank's profitability, asset quality and its capital position by: (i) investing in one- to four-family loans secured by properties located in its primary market area; (ii) investing in multi-family, commercial real estate and construction and development loans secured by properties located in Beverly National Bank's primary market area, to the extent that such loans meet Beverly National Bank's general underwriting criteria; (iii) commercial and small business lending to businesses in Beverly National Bank's primary market area; (iv) offering wealth management and trust services to customers in Beverly National Bank's primary market area; (v) investing funds not utilized for loan investments in various equity and corporate debt investments and mortgage-backed and mortgage-related securities; and (vi) managing interest rate risk by emphasizing the origination of prime-based and adjustable-rate loans and short-term fixed-rate loans and investing in short-term securities and generally selling longer-term fixed-rate loans that Beverly National Bank originates. Beverly National Bank offers 24-hour banking by telephone, debit card services and Internet banking.

Comparison of Financial Condition at December 31, 2008 and December 31, 2007

        Total assets at December 31, 2008 were $485.5 million, compared to $472.8 million at December 31, 2007, an increase of $12.7 million, or 2.7%. Asset growth was primarily due to the increase in the loan portfolio, which was funded by the increase in advances from the Federal Home Loan Bank.

        Investments totaled $103.6 million and were all classified as available-for-sale at December 31, 2008, a decrease of $11.2 million, or 9.7%, compared to $114.8 million of available-for-sale securities at December 31, 2007. The decrease is a result of the write-down of other than temporarily impaired securities, totaling $7.0 million; the pay downs in the mortgage-backed securities portfolio and management's decision to more selectively reinvest cash flows generated from the investment portfolio.

        Loans receivable, net of the allowance for loan losses and unearned income, increased $16.3 million, or 5.1%, to $334.6 million at December 31, 2008, compared to $318.4 million at December 31, 2007. The increase in the loan portfolio was a net result of a $13.7 million, or 10.7%, increase in commercial real estate loans; an $11.6 million, or 29.5%, increase in commercial, financial and agricultural loans; a $4.8 million, or 4.0%, increase in residential real estate loans; and a $12.7 million, or 74.6%, decrease in real estate construction and land development loans. Due to the overall growth of the loan portfolio and the state of the economy, the allowance for loan losses increased $513,000 to $4.1 million at December 31, 2008, compared to $3.6 million at December 31, 2007, an increase of 14.2%.

        Deposits decreased 3.1%, to $339.5 million at December 31, 2008 from $350.3 million at December 31, 2007. The decline in deposits was primarily the net result of decreases in time deposits and NOW accounts, which offset the increase in savings accounts, as demand deposits and money markets remained consistent. Beverly's management decided not to compete for high rate deposits, a competitive market involving both local and national banks focused on gaining market share. Instead, Beverly National Bank focused on maintaining existing customers and gathering new core deposits. This strategy included a continued investment in new retail opportunities, which is part of Beverly National Bank's commitment to provide its customers with a broader array of products and services. Beverly National Bank has introduced a number of new products, alternative investment services, small business deposit products, commercial services and delivery channels such as home banking, on-line bill pay, and debit cards.

        Advances from the Federal Home Loan Bank of Boston totaled $84.4 million at December 31, 2008, compared to $59.6 million at December 31, 2007, an increase of $24.8 million, or 41.6%. The advances were used to fund loan growth and cover deposit outflows. Securities sold under agreements to repurchase totaled $13.3 million at December 31, 2008, compared to $11.6 million at December 31, 2007, an increase of $1.7 million, or 14.2%.

        Total stockholders' equity was $41.0 million, or 8.5% of total assets at December 31, 2008, a decrease of $4.7 million, or 10.3%, from $45.8 million, or 9.7% of total assets at December 31, 2007. The decrease in stockholders' equity was primarily the result of the increase in accumulated other comprehensive loss, comprised of the mark-to-market effect on the investment portfolio and Beverly National Bank's retirement benefit plans, and the payment of dividends to shareholders. Beverly's book value per share at December 31, 2008 was $15.41, compared to $17.32 at December 31, 2007, a decrease of $1.91, or 11.0%.

Comparison of Operating Results for the Years Ended December 31, 2008 and 2007

        Net loss for the year ended December 31, 2008 was $167,000, as compared to net income of $3.6 million last year. Basic loss per share for the year ended December 31, 2008 was $0.06, versus basic and diluted earnings of $1.31 and $1.30, respectively, per share for the year ended December 31, 2007. The results for 2008 were reduced by charges, net of tax, of $4.2 million for the write-down of other than temporarily impaired securities. Net income for 2008, excluding these charges, would have been $4.0 million, with basic and fully diluted earnings of $1.48 per share. These adjusted results would have resulted in a 12.0% increase in net income and a 13.0% increase in earnings per share.

Interest and Dividend Income

        Interest and dividend income for the year ended December 31, 2008 was $26.5 million, compared to $26.9 million for the year ended December 31, 2007, a decrease of 1.2%. The decrease was the result of a decrease in the yield on interest-earning assets. The yield on these assets decreased 30 basis points to 5.94%, a result of lower market interest rates in 2008. The average balance of interest-earning assets increased from $439.5 million for the year 2007 to $458.0 million for the year 2008, an increase of $18.5 million, or 4.2%. This was primarily a result of an increase in average loans to $333.0 million for 2008, compared to $316.2 million for 2007, an increase of $16.8 million, or 5.3%.

Interest Expense

        Interest expense for the year ended December 31, 2008 was $9.1 million, compared to $11.0 million for the year ended December 31, 2007, a decrease of $1.9 million, or 17.3%. The decrease in interest expense was primarily due to the decrease in interest rates, which resulted in a decrease in the cost of interest-bearing liabilities from 3.21% to 2.50%. The average balance of interest-bearing liabilities increased to $363.7 million for the year 2008, from $342.8 million for the year 2007, an increase of $20.9 million, or 6.1%.

Provision for Loan Losses

        The provision for loan losses was $814,000 for the year, compared to $395,000 last year. The increase in the level of the provision for the year ended December 31, 2008 was strategic, as despite stable asset quality, Beverly National Bank was aware of the potential effect deteriorating economic conditions could have on its loan portfolio. Beverly's management believed that the increase in loans and economic uncertainty and related risks, including an increase of $344 thousand in charge-offs and a decrease of $132 thousand in reserves of previously charged-off loans, warranted an increase in the provisions for loan losses and the allowance for loan losses for the year ended December 31, 2008. This strategy included increasing the quarterly loan loss provision, resulting in an increased coverage ratio. Beverly's management believes that the provision for loan losses and the allowance for loan losses are currently reasonable and adequate to cover any losses reasonably expected in the existing loan portfolio.

Noninterest Income

        For the year ended December 31, 2008, noninterest income, before the write-downs of other than temporarily impaired securities, totaled $4.5 million, compared to $4.9 million last year, a decrease of $382,000, or 7.8%. The impact of the impairment write-downs, pre-tax, of $7.0 million resulted in a total noninterest charge for 2008 of $2.4 million. Also affecting total noninterest income was a decrease in Wealth Management fee income, a result of the decrease in the market value of managed assets perpetuated by volatile financial markets. The decrease in other income was due to a decrease in interest earned on cash in banks, a decrease in interchange fees resulting from the addition of a rewards program, the decrease in the market value of assets held in a Rabbi Trust and a decrease in rental income from third parties.

        The following table sets forth the various components of noninterest (charges) income for the year ended December 31, 2008 and 2007 and the dollar amount and percentage change between the periods:

	December 31,		Increase (Decrease)
	2008	2007	$	%
	(Dollars in thousands)
Income from fiduciary activities	$1,802	$1,941	$(139)	(7.16)%
Fees from sale of non-deposit products	253	236	17	7.20%
Service charges on deposit accounts	632	623	9	1.44%
Other deposit fees	879	927	(48)	(5.18)%
Gain on calls of available-for-sale securities, net	—	1	(1)	(100.00)%
Writedown of available-for-sale securities	(6,971)	—	(6,971)	—
Gain on sales of loans, net	6	6	—	—
Income on cash surrender value of life insurance	301	232	69	29.74%
Other income	673	962	(289)	(30.04)%

Total noninterest (charges) income	$(2,425)	$4,928	$(7,353)	(149.21)%

Noninterest Expense

        Total noninterest expense was $15.8 million for the year ended December 31, 2008, a slight increase from $15.5 million for the same period last year. The increase in 2008 was primarily due to an increase in occupancy expenses, which included a full year of operating expenses for Beverly's Salem branch, which opened in June 2007. The operation of the Salem branch also contributed to higher salaries and employee benefits expenses. This offset a decrease in professional fees, as 2007 included a full year of expenses related to an efficiency review.

        The following table sets forth the various components of noninterest expense for the years ended December 31, 2008 and 2007 and the dollar amount and percentage change between the periods:

	December 31,		Increase (Decrease)
	2008	2007	$	%
	(Dollars in thousands)
Salaries and employee benefits	$8,745	$8,527	$218	2.56%
Director fees	299	309	(10)	(3.24)%
Occupancy expense	1,854	1,587	267	16.82%
Equipment expense	902	882	20	2.27%
Data processing fees	1,210	1,139	71	6.23%
Marketing and public relations	417	461	(44)	(9.54)%
Professional fees	748	907	(159)	(17.53)%
Other expense	1,626	1,640	(14)	(0.85)%

Total noninterest expense	$15,801	$15,452	$349	2.26%

Income Taxes

        For the year ended December 31, 2008, an income tax benefit of $1.5 million was provided on losses before taxes of $1.6 million. This benefit is the result of the write-down of other then temporarily impaired securities, which had a tax benefit of $2.8 million. Before this write-down and accompanying tax benefit, the effective rate would have been 25.3%, compared to $1.4 million on income before taxes of $4.9 million, for an effective rate of 27.4%, for the year ended December 31, 2007. The decrease in the effective tax rate is the result of increases in the average balances of tax-exempt municipal securities and preferred stocks eligible for the dividends received deduction.

Capital Resources

        As of December 31, 2008, Beverly had total capital in the amount of $41.0 million, a decrease of $4.7 million, or 10.3%, from $45.8 million at December 31, 2007. The capital ratios of Beverly and Beverly National Bank exceed applicable regulatory requirements.

Liquidity

        Liquidity is measured by Beverly National Bank's ability to raise funds instantaneously by converting assets or liabilities to cash at either minimum or no loss to Beverly National Bank. As a matter of policy, liquidity is managed so that general operations can be funded and any extraordinary needs can be met. The goal of Beverly National Bank's liquidity management effort is to deploy excess funds so that profits can be maximized while the continuity of operations is maintained.

        The factors that have most influenced Beverly National Bank's liquidity policy are as follows:

  (1)
  reliability and stability of Beverly National Bank's deposit base

  (2)
  quality of the asset portfolio

  (3)
  maturity structure and pledging status of Beverly National Bank's investment portfolio

  (4)
  potential for loan demand

  (5)
  possibility of extraordinary liquidity demands

  (6)
  anticipated changes in loan repayments

  (7)
  level of Beverly National Bank's non-performing and non-earning assets.

        In addition, it is recognized that liquidity and asset/liability management are two closely related components of Beverly National Bank's overall financial management. If asset/liability gaps are matched, assets and liabilities will be maturing and/or re-pricing at about the same time. This will keep Beverly National Bank from becoming illiquid or vulnerable to changes in interest rates.

        Beverly National Bank measures its liquidity on three distinct levels.

        Primary liquidity serves as a source of funds to meet the immediate cash needs of Beverly National Bank. Primary liquidity includes cash on hand and due from banks, un-pledged securities that mature in 30 days or less, federal funds sold and the current un-advanced portion of an available line-of-credit (FHLB). Primary liquidity is calculated on at least a monthly basis and reported as part of the management ALCO reports. The current internal guideline for primary liquidity is 3% to 10% of total assets.

        Secondary liquidity is intended as an additional source of funds for Beverly National Bank to meet intermediate and long-term cash needs to fund growth expectations and any unexpected funding demands on Beverly National Bank. Secondary liquidity consists of un-pledged investment securities available for sale, at current market value, and the un-advanced portion of available borrowing capacity at the FHLB. Beverly National Bank has also received approval of a borrowing line at the Federal Reserve's Discount Window in the amount of $95.0 million, which will provide Beverly National Bank with significant additional available liquidity. The current internal guideline for secondary liquidity is 5% to 20% of total assets. As of December 31, 2008, Beverly National Bank had total approved borrowing capacity with the Federal Home Loan Bank of Boston of $132.3 million. Total advances outstanding as of December 31, 2008 were $84.4 million, leaving available borrowing capacity of approximately $47.8 million.

        Total liquidity is the combination of the primary and secondary liquidity and is the total measure of Beverly National Bank's growth capacity before the generation of additional deposits. It is the intention of Beverly National Bank to cover all foreseeable demands for cash and still maintain a total liquidity ratio of 10% to 25% of total assets.

        As of December 31, 2008 Beverly National Bank is in compliance with the established internal guidelines, with primary liquidity, secondary liquidity and total liquidity of 4.83%, 11.93% and 16.77% of total assets, respectively.

        As an additional source of liquidity, Beverly National Bank has the ability to use brokered deposits as a source of funds. Beverly National Bank monitors the market for these products and if rates warrant they will be considered as an additional source of liquidity. Beverly National Bank has established a limit of 10% of deposits as a maximum level of such deposits. As of December 31, 2008, Beverly National Bank had no brokered certificates of deposit.

        The primary function of liquidity management is to assure adequate liquidity and maintain an appropriate balance between interest-sensitive earning assets and interest-bearing liabilities. Liquidity management involves the ability to meet the cash flow requirements of customers who may be either depositors wanting to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Interest rate sensitivity management seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates.

        Certain marketable investment securities, particularly those of shorter maturities, are the principal source of asset liquidity. Beverly maintains such securities in an available-for-sale account as a liquidity resource. Securities maturing in one year or less amounted to $3.9 million at December 31, 2008; additionally, a minimum amount of contractual payments in the amount of $29.8 million for the mortgage-backed securities portfolio is due within one year at December 31, 2008. At December 31, 2008, $58.8 million of Beverly National Bank's certificates of deposit and $41.3 million in borrowings are expected to mature in one year or less. Assets such as federal funds sold, mortgages held for sale, pre-payments and payoffs on mortgage-backed securities, as well as maturing loans, are also sources of liquidity.

Gap Analysis

        Beverly's objectives are to be substantially neutral with respect to interest rate sensitivity and maintain a net cumulative gap at one year of less than +/-25% of total assets. Beverly's current practices are consistent with these objectives. Beverly believes that it is successfully managing its interest rate risk consistent with these goals. Listed below is a gap analysis as of December 31, 2008 by re-pricing date or maturity.

	0-31 Days	1-3 Months	3-6 Months	6-12 Months	1-5 Years	Over 5 Years
	(Dollars in thousands)
ASSETS
Interest-bearing demand deposits	$9	$—	$—	$—	$—	$—
Federal funds sold	6,550	—	—	—	—	—
Short-term investments	363	—	—	—	—	—
Investments(1)	3,826	9,491	12,387	14,426	36,737	33,383
Total loans	40,204	21,409	14,295	24,860	140,938	97,059

Total earning assets	50,952	30,900	26,682	39,286	177,675	130,442

LIABILITIES
Noninterest bearing deposits	—	—	—	—	—	74,872
Savings	—	—	—	—	—	60,168
NOW accounts	—	—	—	—	—	52,380
Money market accounts	—	29,158	3,395	6,790	40,742	—
Total time deposits	8,647	14,023	14,918	21,106	13,334	—

Total deposits	8,647	43,181	18,313	27,896	54,076	187,420
Borrowed funds	31,900	5,500	—	2,454	22,571	22,000
Securities sold under agreements to repurchase	13,289	—	—	—	—	—

Total liabilities	53,836	48,681	18,313	30,350	76,647	209,420

Net asset (liability) gap	$(2,884)	$(17,781)	$8,369	$8,936	$101,028	$(78,978)

Cumulative gap	$(2,884)	$(20,665)	$(12,296)	$(3,360)	$97,668	$18,690

% cumulative gap	(0.59)%	(4.26)%	(2.53)%	(0.69)%	20.12%	3.85%

(1)
Includes Federal Reserve Bank stock and Federal Home Loan Bank stock.

Off-Balance Sheet Arrangements

        Beverly is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financial needs of its customers. In the opinion of Beverly's management, these off-balance sheet arrangements are not likely to have a material effect on Beverly's financial conditions, results of operations, or liquidity.

Forward Looking Statements

        This document and oral statements made by executive officers of Beverly and Beverly National Bank may include forward-looking statements relating to such matters as:

        (a)   assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which Beverly and Beverly National Bank do business; and

        (b)   expectations for increased revenues and earnings for Beverly and Beverly National Bank through growth resulting from acquisitions, attraction of new deposit and loan customers and the introduction of new products and services.

        Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk. For those statements, Beverly claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Act of 1995.

        Beverly notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operation, performance, development and results of Beverly's and Beverly National Bank's business include the following:

  (a)
  the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which Beverly National Bank operates;

  (b)
  changes in the legislative and regulatory environment that negatively impact Beverly and Beverly National Bank through increased operating expenses;

  (c)
  increased competition from other financial and non-financial institutions;

  (d)
  the impact of technological advances; and

  (e)
  other risks detailed from time to time in Beverly's filings with the SEC.

        Such developments could have an adverse impact on Beverly's and Beverly National Bank's financial position and results of operation.

The Board of Directors and Stockholders
Beverly National Corporation
Beverly, Massachusetts

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We have audited the accompanying consolidated balance sheets of Beverly National Corporation and Subsidiary as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beverly National Corporation and Subsidiary as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
March 24, 2009

83 PINE STREET    •    WEST PEABODY, MASSACHUSETTS 01960-3635    •    TELEPHONE (978) 535-0206    •    FACSIMILE (978) 535-9908
 smc@shatswell.com www.shatswell.com

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2008 and 2007

(Dollars in thousands, except per share data)

	2008	2007
ASSETS
Cash and due from banks	$9,628	$10,752
Federal funds sold	6,550	3,706
Interest-bearing demand deposits with other banks	9	115
Short-term investments	363	922

Cash and cash equivalents	16,550	15,495
Investments in available-for-sale securities (at fair value)	103,623	114,793
Federal Home Loan Bank stock, at cost	4,086	3,452
Federal Reserve Bank stock, at cost	553	553
Loans, net of the allowance for loan losses of $4,127 and $3,614, respectively	334,639	318,356
Premises and equipment	8,386	7,321
Accrued interest receivable	1,769	1,805
Other assets	15,899	11,016

Total assets	$485,505	$472,791

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$74,872	$72,425
Interest-bearing	264,661	277,885

Total deposits	339,533	350,310
Federal Home Loan Bank advances	84,425	59,616
Securities sold under agreements to repurchase	13,289	11,638
Other liabilities	7,220	5,462

Total liabilities	444,467	427,026

Stockholders' equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, par value $2.50 per share; authorized 5,000,000 shares; issued 2,912,437 shares as of December 31, 2008 and 2,890,690 shares as of December 31, 2007; outstanding, 2,663,545 shares as of December 31, 2008 and 2,641,798 shares as of December 31, 2007	7,281	7,227
Paid-in capital	22,917	22,586
Retained earnings	18,459	21,050
Treasury stock, at cost (248,892 shares as of December 31, 2008 and 2007)	(4,370)	(4,370)
Unearned shares, Restricted Stock Plan (15,755 as of December 31, 2008 and 9,005 shares as of December 31, 2007)	(323)	(197)
Accumulated other comprehensive loss	(2,926)	(531)

Total stockholders' equity	41,038	45,765

Total liabilities and stockholders' equity	$485,505	$472,791

The accompanying notes are an integral part of these consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2008 and 2007

(In thousands, except per share data)

	2008	2007
Interest and dividend income:
Interest and fees on loans	$20,146	$20,682
Interest on debt securities:
Taxable	4,546	4,577
Tax-exempt	481	459
Dividends on marketable equity securities	1,100	652
Other interest	249	482

Total interest and dividend income	26,522	26,852

Interest expense:
Interest on deposits	6,299	7,940
Interest on other borrowed funds	2,809	3,073

Total interest expense	9,108	11,013

Net interest and dividend income	17,414	15,839
Provision for loan losses	814	395

Net interest and dividend income after provision for loan losses	16,600	15,444

Noninterest (charges) income:
Income from fiduciary activities	1,802	1,941
Fees from sale of non-deposit products	253	236
Service charges on deposit accounts	632	623
Other deposit fees	879	927
Gain on calls of available-for-sale securities, net	—	1
Writedown of available-for-sale securities	(6,971)	—
Gain on sales of loans, net	6	6
Income on cash surrender value of life insurance	301	232
Other income	673	962

Total noninterest (charges) income	(2,425)	4,928

Noninterest expense:
Salaries and employee benefits	8,745	8,527
Director fees	299	309
Occupancy expense	1,854	1,587
Equipment expense	902	882
Data processing fees	1,210	1,139
Marketing and public relations	417	461
Professional fees	748	907
Other expense	1,626	1,640

Total noninterest expense	15,801	15,452

(Loss) income before income tax (benefit) expense	(1,626)	4,920
Income tax (benefit) expense	(1,459)	1,350

Net (loss) income	$(167)	$3,570

(Loss) earnings per common share	$(.06)	$1.31

Earnings per common share, assuming dilution	$—	$1.30

The accompanying notes are an integral part of these consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Unearned Shares, Restricted Stock Plan	Accumulated Other Comprehensive Loss	Total
Balance, December 31, 2006	$7,093	$21,772	$19,694	$(1,495)	$—	$(886)	$46,178
Comprehensive income:
Net income	—	—	3,570	—	—	—	—
Other comprehensive income, net of tax effect	—	—	—	—	—	355	—
Comprehensive income	—	—	—	—	—	—	3,925
Tax benefit for stock options	—	76	—	—	—	—	76
Stock awards (500 shares)	1	9	—	—	—	—	10
Dividends declared ($.80 per share)	—	—	(2,214)	—	—	—	(2,214)
Sale of 43,675 shares of common stock on exercise of stock options	109	534	—	—	—	—	643
Restricted stock awarded (9,275 shares)	24	179	—	—	(203)	—	—
Vesting of restricted stock awards (270 shares)	—	—	—	—	6	—	6
Purchase of treasury stock (138,487 shares)	—	—	—	(2,875)	—	—	(2,875)
Stock-based compensation expense	—	16	—	—	—	—	16

Balance, December 31, 2007	7,227	22,586	21,050	(4,370)	(197)	(531)	45,765
Comprehensive loss:
Net loss	—	—	(167)	—	—	—	—
Other comprehensive loss, net of tax effect	—	—	—	—	—	(2,395)	—
Comprehensive loss	—	—	—	—	—	—	(2,562)
Dividends declared ($.80 per share)	—	—	(2,115)	—	—	—	(2,115)
Sale of 12,747 shares of common stock on exercise of stock options	32	168	—	—	—	—	200
Restricted stock awarded (9,000 shares)	22	153	—	—	(175)	—	—
Vesting of restricted stock awards (2,250 shares)	—	—	—	—	49	—	49
Cumulative effect of a change in accounting principle—initial adoption of EITF 06-4	—	—	(309)	—	—	—	(309)
Stock-based compensation expense	—	10	—	—	—	—	10

Balance, December 31, 2008	$7,281	$22,917	$18,459	$(4,370)	$(323)	$(2,926)	$41,038

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 2008 and 2007

(Dollars in thousands)

(continued)

        Reclassification disclosure for the years ended December 31:

	2008	2007
Unrealized (losses) gains on securities
Net unrealized holding (loss) gain on available-for-sale securities	$(8,697)	$974
Reclassification adjustment for realized losses (gains) in net income	6,971	(1)

	(1,726)	973
Income tax benefit (expense)	733	(349)

	(993)	624

Comprehensive loss—pension and postretirement benefit plans	(2,373)	(455)
Income tax benefit	971	186

	(1,402)	(269)

Other comprehensive (loss) income, net of tax	$(2,395)	$355

        Accumulated other comprehensive loss consists of the following as of December 31:

	2008	2007
Net unrealized holding losses on available-for-sale securities, net of taxes	$(1,137)	$(144)
Unrecognized pension and postretirement benefit plan expenses—SFAS No. 158, net of tax	(1,789)	(387)

	$(2,926)	$(531)

The accompanying notes are an integral part of these consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2008 and 2007

(In thousands)

	2008	2007
Cash flows from operating activities:
Net (loss) income	$(167)	$3,570
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	770	748
Stock awards	82	49
Stock-based compensation	10	16
(Accretion) amortization of securities, net	(106)	26
Write-down of available-for-sale securities	6,971	—
Gain on calls of available-for-sale investments, net	—	(1)
Change in deferred loan costs, net	13	18
Provision for loan losses	814	395
Deferred tax benefit	(3,104)	(202)
Decrease in taxes receivable	210	130
Decrease in interest receivable	36	35
Decrease (increase) in prepaid expenses	51	(2)
Decrease in mortgage servicing rights	23	34
Increase in other assets	(16)	(21)
(Decrease) increase in interest payable	(548)	421
(Decrease) increase in accrued expenses	(157)	117
(Decrease) increase in other liabilities	(252)	173
Increase in cash surrender value of life insurance	(301)	(232)
(Increase) decrease in RABBI Trust trading securities	(42)	102

Net cash provided by operating activities	4,287	5,376

Cash flows from investing activities:
Purchases of available-for-sale securities	(24,357)	(25,102)
Proceeds from maturities of available-for-sale securities	26,936	22,810
Redemption of Federal Home Loan Bank stock	—	371
Purchases of Federal Home Loan Bank stock	(634)	(320)
Purchase of Federal Reserve Bank stock	—	(365)
Loan originations and principal collections, net	(14,351)	(16,027)
Purchases of loans	(2,817)	(265)
Recoveries of loans previously charged off	58	190
Capital expenditures	(1,835)	(1,784)

Net cash used in investing activities	(17,000)	(20,492)

Cash flows from financing activities:
Net increase (decrease) in demand deposits, NOW and savings accounts	6,318	(11,601)
Net (decrease) increase in time deposits	(17,095)	9,053
Advances from Federal Home Loan Bank	19,570	25,500
Payments of Federal Home Loan Bank advances	(12,331)	(17,214)
Net increase in short term FHLB advances	17,570	4,330
Increase (decrease) in securities sold under agreements to repurchase	1,651	(4,734)
Proceeds from exercise of stock options	200	643
Purchase of treasury stock	—	(2,875)
Dividends paid	(2,115)	(2,214)

Net cash provided by financing activities	13,768	888

Net increase (decrease) in cash and cash equivalents	1,055	(14,228)
Cash and cash equivalents at beginning of year	15,495	29,723

Cash and cash equivalents at end of year	$16,550	$15,495

Supplemental disclosures:
Interest paid	$9,656	$10,592
Income taxes paid	1,435	1,422
Due to broker	—	(473)

The accompanying notes are an integral part of these consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 1—NATURE OF OPERATIONS

        Beverly National Corporation (Company) is a state chartered corporation that was organized in 1984 to become the holding company of Beverly National Bank (Bank). The Company's primary activity is to act as the holding company for the Bank. The Bank is a federally chartered bank, which was founded in 1802 and is headquartered in Beverly, Massachusetts. The Bank operates its business from eight full service branches and two educational banking offices located in Massachusetts. The Bank is engaged principally in the business of attracting deposits from the general public and investing those deposits in residential and commercial real estate loans, and in consumer and small business loans. The Bank also operates a Wealth Management department that offers fiduciary and investment services.

NOTE 2—ACCOUNTING POLICIES

        The accounting and reporting policies of the Company and its subsidiary conform to accounting principles generally accepted in the United States of America and predominant practices within the banking industry. The consolidated financial statements were prepared using the accrual basis of accounting with the exception of fiduciary activities and certain minor sources of income which are reflected on a cash basis. The results of these activities do not differ materially from those which would result from using the accrual method. The significant accounting policies are summarized below to assist the reader in better understanding the consolidated financial statements and other data contained herein.

  USE OF ESTIMATES:

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  BASIS OF PRESENTATION:

          The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank and the Bank's wholly-owned subsidiary Beverly National Security Corporation. Beverly National Security Corporation was established for the exclusive purpose of buying, selling or holding securities. All significant intercompany accounts and transactions have been eliminated in the consolidation.

  CASH AND CASH EQUIVALENTS:

          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash items, due from banks, interest-bearing demand deposit accounts with other banks, short-term investments and federal funds sold.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 2—ACCOUNTING POLICIES (Continued)

          Cash and due from banks as of December 31, 2008 and 2007 includes $350 and $368, respectively, which is subject to withdrawals and usage restrictions to satisfy the reserve requirements of the Federal Reserve Bank.

          As of December 31, 2008, the Company has $10,104 in total cash and cash equivalents held at Eastern Bank which represents 24.6% of total stockholders' equity.

  SECURITIES:

          Investments in debt securities are adjusted for amortization of premiums and accretion of discounts computed so as to approximate the interest method. Gains or losses on sales of investment securities are computed on a specific identification basis.

          The Company classifies debt and equity securities into one of three categories: held-to-maturity, available-for-sale, or trading. These security classifications may be modified after acquisition only under certain specified conditions. In general, securities may be classified as held-to-maturity only if the Company has the positive intent and ability to hold them to maturity. Trading securities are defined as those bought and held principally for the purpose of selling them in the near term. All other securities must be classified as available-for-sale.

    •
    Held-to-maturity securities are measured at amortized cost in the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings or in a separate component of capital. They are merely disclosed in the notes to the consolidated financial statements.

    •
    Available-for-sale securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses are not included in earnings, but are reported as a net amount (less expected tax) in a separate component of capital until realized.

    •
    Trading securities are carried at fair value on the consolidated balance sheets. Unrealized holding gains and losses for trading securities are included in earnings.

          Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

          On December 8, 2008, the Federal Home Loan Bank of Boston announced a moratorium on the repurchase of excess stock held by its members. The moratorium will remain in effect indefinitely.

  LOANS:

          Loans receivable that management has the intent and ability to hold until maturity or payoff are reported at their outstanding principal balances adjusted for amounts due to borrowers on unadvanced loans, any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

          Interest on loans is recognized on a simple interest basis.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 2—ACCOUNTING POLICIES (Continued)

          Loan origination and commitment fees and certain direct origination costs are deferred, and the net amount amortized as an adjustment of the related loan's yield. The Company is amortizing these amounts over the contractual life of the related loans.

          Residential real estate loans are generally placed on nonaccrual when reaching 90 days past due or in process of foreclosure. All closed-end consumer loans 90 days or more past due and any equity line in the process of foreclosure are placed on nonaccrual status. Secured consumer loans are written down to realizable value and unsecured consumer loans are charged-off upon reaching 120 days past due depending on the type of loan. Commercial real estate loans and commercial business loans and leases which are 90 days or more past due are generally placed on nonaccrual status, unless secured by sufficient cash or other assets immediately convertible to cash. When a loan has been placed on nonaccrual status, previously accrued and uncollected interest is reversed against interest on loans. A loan can be returned to accrual status when collectibility of principal is reasonably assured and the loan has performed for a period of time, generally six months.

          Cash receipts of interest income on impaired loans are credited to principal to the extent necessary to eliminate doubt as to the collectibility of the net carrying amount of the loan. Some or all of the cash receipts of interest income on impaired loans is recognized as interest income if the remaining net carrying amount of the loan is deemed to be fully collectible. When recognition of interest income on an impaired loan on a cash basis is appropriate, the amount of income that is recognized is limited to that which would have been accrued on the net carrying amount of the loan at the contractual interest rate. Any cash interest payments received in excess of the limit and not applied to reduce the net carrying amount of the loan are recorded as recoveries of charge-offs until the charge-offs are fully recovered.

  ALLOWANCE FOR LOAN LOSSES:

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 2—ACCOUNTING POLICIES (Continued)

  determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

  PREMISES AND EQUIPMENT:

          Premises and equipment are stated at cost, less accumulated depreciation and amortization. Cost and related allowances for depreciation and amortization of premises and equipment retired or otherwise disposed of are removed from the respective accounts with any gain or loss included in income or expense. Depreciation and amortization are calculated principally on the straight-line method over the estimated useful lives of the assets.

  SERVICING:

          Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

  OTHER REAL ESTATE OWNED AND IN-SUBSTANCE FORECLOSURES:

          Other real estate owned includes properties acquired through foreclosure and properties classified as in-substance foreclosures in accordance with Statement of Financial Accounting Standards (SFAS) No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring." These properties are carried at the lower of cost or fair value less estimated costs to sell. Any write down from cost to fair value required at the time of foreclosure or classification as in-substance foreclosure is charged to the allowance for loan losses. Expenses incurred in connection with maintaining these assets, subsequent write downs and gains or losses recognized upon sale are included in other expense.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 2—ACCOUNTING POLICIES (Continued)

          In accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," the Company classifies loans as in-substance repossessed or foreclosed if the Company receives physical possession of the debtor's assets regardless of whether formal foreclosure proceedings take place.

  FAIR VALUES OF FINANCIAL INSTRUMENTS:

          Statement of Financial Accounting Standards (SFAS) No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. Fair value methods and assumptions used by the Company in estimating its fair value disclosures are as follows:

          Cash and cash equivalents:    The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets' fair values.

          Securities:    Fair values for securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

          Loans receivable:    For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for other loans are estimated by discounting the future cash flows, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

          Accrued interest receivable:    The carrying amount of accrued interest receivable approximates its fair value.

          Deposit liabilities:    The fair values disclosed for demand deposits, regular savings, NOW accounts, and money market accounts are equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Federal Home Loan Bank advances:    The carrying amounts reported on the consolidated balance sheet for these borrowings approximate their fair value.

          Securities sold under agreements to repurchase:    The carrying amounts reported on the consolidated balance sheets for securities sold under agreements to repurchase approximate their fair values.

          Off-balance sheet instruments:    The fair value of commitments to originate loans is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments and the unadvanced portion of loans, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligation with the counterparties at the reporting date.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 2—ACCOUNTING POLICIES (Continued)

  ADVERTISING:

          The Company directly expenses costs associated with advertising as they are incurred.

  INCOME TAXES:

          The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. It is the Company's policy to provide for uncertain tax positions and the related interest and penalties based upon management's assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities.

  STOCK BASED COMPENSATION:

          At December 31, 2008, the Company has five stock-based employee compensation plans which are described more fully in Note 10. The Company accounts for the plans under SFAS No. 123(R) "Share-Based Payment." During the years ended December 31, 2008 and 2007, $10 and $16, respectively, in stock-based employee compensation was recognized. In addition, $82 and $49 of compensation cost was recognized in 2008 and 2007, respectively, for annual stock awards of 0 shares and 500 shares to an executive officer under his employment agreement and for compensation costs related to the 2005 Restricted Stock Plan.

  SUPPLEMENTAL RETIREMENT PLAN:

          In connection with its Supplemental Retirement Plan, the Company established a RABBI Trust to assist in the administration of the plan. The accounts of the RABBI Trust are consolidated in the Company's consolidated financial statements. Any trading securities held by the RABBI Trust are accounted for in accordance with SFAS No. 115.

  EARNINGS PER SHARE:

          Basic earnings per share represent income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options, and are determined using the treasury stock method.

  RECENT ACCOUNTING PRONOUNCEMENTS:

          In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109" (FIN 48). FIN 48 prescribes a recognition threshold and measurement attribute for the financial

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 2—ACCOUNTING POLICIES (Continued)

  statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2007. The adoption of FIN 48 did not have a material impact on the Company's financial statements.

          In September 2006, the FASB ratified the consensus reached by the Emerging Issues Task Force ("EITF") on Issue No. 06-4 "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements," (EITF Issue 06-4). EITF 06-4 requires companies with an endorsement split-dollar life insurance arrangement to recognize a liability for future postretirement benefits. The effective date is for fiscal years beginning after December 15, 2007, with earlier application permitted. The Company should recognize the effects of applying this issue through either (a) a change in accounting principle through a cumulative effect adjustment to retained earnings or (b) a change in accounting principle through retrospective application to all periods. The adoption of the new issue did not have a material impact on the Company's financial position, results of operations or cash flows. (See Note 12)

          In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" (SFAS 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. The FASB's FSP FAS 157-2, "Effective Date of FASB Statement No. 157", defers until January 1, 2009, the application of SFAS 157 to nonfinancial assets and nonfinancial liabilities not recognized or disclosed at least annually at fair value. This includes nonfinancial assets and nonfinancial liabilities initially measured at fair value in a business combination or other new basis event, but not measured at fair value in subsequent periods. The Company adopted this statement on January 1, 2008. See Note 14—Fair Value Measurements for additional information.

          In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115" (SFAS 159). SFAS 159 permits entities, at specified election dates, to choose to measure certain financial instruments at fair value that are not currently required to be measured at fair value. The fair value option is applied on an instrument-by-instrument basis, is irrevocable and can only be applied to an entire instrument and not to specified risks, specific cash flows, or portions of that instrument. Unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings at each subsequent reporting date and upfront fees and costs related to those items will be recognized in earnings as incurred and not deferred. SFAS No. 159 is effective in fiscal years beginning after November 15, 2007 and may not be applied retrospectively. The adoption of the new standard did not have a material impact on the Company's financial position, results of operations or cash flows. See Note 14—Fair Value Measurements for additional information.

          In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements and Amendment of ARB No. 51 ("SFAS No. 160"). The new pronouncement

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 2—ACCOUNTING POLICIES (Continued)

  requires all entities to report noncontrolling (minority) interests in subsidiaries as a component of stockholders' equity. SFAS No. 160 will be effective for fiscal years beginning after December 15, 2008. Early adoption is prohibited. Management does not anticipate that this statement will have a material impact on the Company's financial condition and results of operations.

          In December 2007, the FASB issued SFAS No. 141 (Revised 2007), "Business Combinations" (SFAS 141(R)). SFAS 141(R) will significantly change the accounting for business combinations. Under SFAS 141(R), an acquiring entity will be required to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. It also amends the accounting treatment for certain specific items including acquisition costs and non controlling minority interests and includes a substantial number of new disclosure requirements. SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009. The Company does not expect the adoption of this statement to have a material impact on its financial condition and results of operations.

          In February 2008, the FASB issued FSP FAS 140-3, "Accounting for Transfers of Financial Assets and Repurchase Financing Transactions." This FSP provides guidance on how the transferor and transferee should separately account for a transfer of a financial asset and a related repurchase financing if certain criteria are met. This guidance will be effective January 1, 2009. The adoption of this new FSP is not expected to have a material effect on the Company's results of operations or financial position.

          In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133" (SFAS 161). SFAS 161 changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. The guidance in SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company does not expect the adoption of this statement to have a material impact on its financial condition and results of operations.

          In April 2008, the FASB issued FSP FAS 142-3, "Determination of the Useful Life of Intangible Assets." This FSP provides guidance as to factors considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS 142, "Goodwill and Other Intangible Assets." This guidance will be effective January 1, 2009. The adoption is not expected to have a material effect on the Company's results of operations or financial position.

          In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles." This standard formalizes minor changes in prioritizing accounting principles used in the preparation of financial statements that are presented in conformity with GAAP. This standard became effective November 15, 2008.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 3—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES

        Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The amortized cost of securities and their approximate fair values are as follows as of December 31:

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2008:
Debt securities issued by U.S. government corporations and agencies	$8,190	$97	$1	$8,286
Debt securities issued by states of the United States and political subdivisions of the states	12,319	24	608	11,735
Corporate debt securities	1,955	—	10	1,945
Trust preferred securities	11,699	3	1,192	10,510
Marketable equity securities	681	1	7	675
Mortgage-backed securities	70,366	1,431	1,725	70,072
Debt securities issued by foreign governments	400	—	—	400

	$105,610	$1,556	$3,543	$103,623

December 31, 2007:
Debt securities issued by U.S. government corporations and agencies	$12,690	$127	$8	$12,809
Debt securities issued by states of the United States and political subdivisions of the states	12,325	24	155	12,194
Trust preferred securities	9,322	—	382	8,940
Marketable equity securities	3,645	93	7	3,731
Mortgage-backed securities	76,672	383	335	76,720
Debt securities issued by foreign governments	400	—	1	399

	$115,054	$627	$888	$114,793

        The scheduled maturities of available-for-sale debt securities and trust preferred securities were as follows as of December 31, 2008:

Fair Value
Due within one year	$3,677
Due after one year through five years	2,332
Due after five years through ten years	2,914
Due in more than ten years	23,953
Mortgage-backed securities	70,072

$102,948

        There were no sales of available-for-sale securities in 2008 and 2007.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 3—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES (Continued)

        The aggregate amortized cost basis and fair value of securities of issuers which exceeded 10% of stockholders' equity were as follows as of December 31, 2008:

Issuer	Amortized Cost Basis	Fair Value
Wells Fargo	$7,099	$6,210
MMCapS Funding 1 Ltd.	5,186	4,212

        Total carrying amounts of $46,512 and $55,640 of securities were pledged to secure treasury tax and loan, trust funds and public funds on deposit, and securities sold under agreements to repurchase as of December 31, 2008 and 2007, respectively.

        In connection with its supplemental retirement plan described in Note 11, the Company set up a RABBI Trust which holds trading securities. The RABBI Trust is included in other assets on the consolidated balance sheets. The portion of trading gains for the years ended December 31, 2008 and 2007 that relates to trading securities still held at year end amounted to $7 and $21, respectively. The fair value of trading securities held in the RABBI Trust as of December 31, 2008 and 2007 was $350 and $308, respectively.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 3—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES (Continued)

        The aggregate fair value and unrealized losses of securities that have been in a continuous unrealized loss position for less than twelve months and for twelve months or more, and are not other than temporarily impaired, are as follows:

	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2008:
Debt securities issued by U.S. government corporations and agencies	$999	$1	$—	$—	$999	$1
Debt securities issued by states of the United States and political subdivisions of the states	7,495	403	2,287	205	9,782	608
Corporate debt securities	1,945	10	—	—	1,945	10
Mortgage-backed securities	14,602	1,725	—	—	14,602	1,725
Marketable equity securities	—	—	572	7	572	7
Trust preferred securities	3,331	217	4,213	975	7,544	1,192

Total temporarily impaired securities	$28,372	$2,356	$7,072	$1,187	$35,444	$3,543

December 31, 2007:
Debt securities issued by U.S. government corporations and agencies	$—	$—	$2,992	$8	$2,992	$8
Debt securities issued by states of the United States and political subdivisions of the states	4,903	64	5,433	91	10,336	155
Mortgage-backed securities	5,241	92	30,037	243	35,278	335
Debt securities issued by foreign governments	—	—	399	1	399	1
Marketable equity securities	—	—	548	7	548	7
Trust preferred securities	8,940	382	—	—	8,940	382

Total temporarily impaired securities	$19,084	$538	$39,409	$350	$58,493	$888

        The investments in the Company's investment portfolio that are temporarily impaired as of December 31, 2008 consist primarily of debt and mortgage-backed securities issued by U.S. government corporations and agencies with strong credit ratings and trust preferred securities. Unrealized losses on debt securities issued by states of the United States and political subdivisions of the states include twenty one securities, with nineteen issuers. Unrealized losses on mortgage-backed securities consist mostly of six securities, with five issuers. Unrealized losses on trust preferred securities consist of five securities with three issuers. The unrealized losses in the above table are primarily attributable to

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 3—INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES (Continued)

changes in market interest rates and recent uncertainties in the financial markets. Company management has the ability to hold debt securities to maturity and equity securities until cost recovery occurs and does not intend to sell these securities in the near term future. Therefore, the December 31, 2008 unrealized losses are determined to be temporary.

NOTE 4—LOANS

        Loans consisted of the following as of December 31:

	2008	2007
Commercial, financial and agricultural	$50,952	$39,343
Real estate—construction and land development	4,326	17,042
Real estate—residential	125,281	120,512
Real estate—commercial	141,497	127,819
Consumer	2,398	2,392
Other	13,656	14,193

	338,110	321,301
Allowance for loan losses	(4,127)	(3,614)
Deferred loan costs, net	656	669

Net loans	$334,639	$318,356

        Changes in the allowance for loan losses were as follows for the years ended December 31:

	2008	2007
Balance at beginning of period	$3,614	$3,044
Loans charged off	(359)	(15)
Provision for loan losses	814	395
Recoveries of loans previously charged off	58	190

Balance at end of period	$4,127	$3,614

        Certain directors and executive officers of the Company and companies in which they have significant ownership interest were customers of the Bank during 2008. Total loans to such persons and their companies amounted to $331 as of December 31, 2008. During 2008, principal payments and advances totaled $73 and $227, respectively.

        The following table sets forth information regarding nonaccrual loans and accruing loans 90 days or more overdue as of December 31:

	2008	2007
Total nonaccrual loans	$186	$259

Accruing loans which are 90 days or more overdue	$—	$—

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 4—LOANS (Continued)

        Information about loans that meet the definition of an impaired loan in SFAS No. 114 is as follows:

	December 31,
	2008		2007
	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses	Recorded Investment In Impaired Loans	Related Allowance For Credit Losses
Loans for which there is a related allowance for credit losses	$186	$28	$234	$5
Loans for which there is no related allowance for credit losses	—	—	—	—

Totals	$186	$28	$234	$5

Average recorded investment in impaired loans during the year ended December 31	$210		$18

Related amount of interest income recognized during the time, in the year ended December 31, that the loans were impaired
Total recognized	$—		$—

Amount recognized using a cash-basis method of accounting	$—		$—

        Loans serviced for others are not included in the accompanying balance sheets. As of December 31, 2008 and 2007, the unpaid principal balances of loans serviced for others were $26,497 and $28,445, respectively.

        Changes in mortgage servicing rights, which are included in other assets, were as follows for the years ended December 31:

	2008	2007
Balance at beginning of period	$59	$93
Amortization	(23)	(34)

Balance at end of period	$36	$59

        No valuation allowance for the carrying amount of mortgage servicing rights at December 31, 2008 and 2007 was recorded because management estimated that there was no impairment in the carrying amount of those rights. The fair values of these rights approximated their carrying amount.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 5—PREMISES AND EQUIPMENT

        The following is a summary of premises and equipment as of December 31:

	2008	2007
Land	$364	$364
Buildings	4,581	4,322
Furniture and equipment	6,082	5,691
Leasehold improvements	7,236	6,051

	18,263	16,428
Accumulated depreciation and amortization	(9,877)	(9,107)

	$8,386	$7,321

        Depreciation and amortization expense for the years ended December 31, 2008 and 2007 amounted to $770 and $748, respectively.

NOTE 6—DEPOSITS

        The aggregate amount of time deposit accounts in denominations of $100 or more was $23,429 and $31,716 as of December 31, 2008 and 2007, respectively.

        For time deposits as of December 31, 2008, the scheduled maturities for the years ended December 31, are:

2009	$58,777
2010	7,936
2011	1,469
2012	3,558
2013	288

$72,028

        Deposits from related parties held by the Company as of December 31, 2008 and 2007 amounted to $4,770 and $2,750, respectively.

NOTE 7—FEDERAL HOME LOAN BANK ADVANCES

        Advances consist of funds borrowed from the Federal Home Loan Bank of Boston (FHLB).

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 7—FEDERAL HOME LOAN BANK ADVANCES (Continued)

        Maturities of advances from the FHLB for the years ending after December 31, 2008 are summarized as follows:

2009	$41,318
2010	8,512
2011	1,986
2012	3,327
2013	7,282
Thereafter	22,000

Total	$84,425

        At December 31, 2008, the following advances from the FHLB were redeemable at par at the option of the FHLB:

MATURITY DATE	OPTIONAL REDEMPTION DATE	AMOUNT
December 14, 2010	March 16, 2009 and quarterly thereafter	$3,000
May 25, 2012	February 25, 2009 and quarterly thereafter	3,000
October 10, 2013	January 12, 2009 and quarterly thereafter	5,000
January 20, 2015	January 20, 2009 and quarterly thereafter	4,000
May 30, 2017	March 2, 2009 and quarterly thereafter	3,000
June 8, 2017	March 9, 2009 and quarterly thereafter	3,000
July 20, 2017	January 20, 2009 and quarterly thereafter	3,000
July 31, 2017	February 2, 2009 and quarterly thereafter	5,000
January 17, 2018	January 20, 2009 and quarterly thereafter	4,000

        Amortizing advances are being repaid in equal monthly payments and are being amortized from the date of the advance to the maturity date on a direct reduction basis.

        Borrowings from the FHLB are secured by a blanket lien on qualified collateral, consisting primarily of loans with first mortgages secured by one to four family properties, certain unencumbered investment securities and other qualified assets.

        At December 31, 2008, the interest rates on FHLB advances ranged from 0.38% to 5.07%. At December 31, 2008, the weighted average interest rate on FHLB advances was 2.51%.

NOTE 8—SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

        The securities sold under agreements to repurchase as of December 31, 2008 are securities sold on a short term basis by the Bank that have been accounted for not as sales but as borrowings. The securities consisted of mortgage-backed securities issued by U.S. government corporations, debt securities issued by states of the United States and political subdivisions of the states and preferred stocks. The securities were held in the Bank's safekeeping accounts at correspondent banks under the control of the Bank, and in the Bank's trust department. The securities are pledged to the purchasers of the securities. The purchasers have agreed to sell to the Bank substantially identical securities at the maturity of the agreements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 9—INCOME TAX (BENEFIT) EXPENSE

        The components of the income tax (benefit) expense are as follows for the years ended December 31:

	2008	2007
Current:
Federal	$1,298	$1,281
State	347	271

	1,645	1,552

Deferred:
Federal	(2,296)	(154)
State	(808)	(48)

	(3,104)	(202)

Total income tax (benefit) expense	$(1,459)	$1,350

        The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows for the years ended December 31:

	2008	2007
	% of Income	% of Income
Federal income tax at statutory rate	(34.0)%	34.0%
Increase (decrease) in tax resulting from:
Tax-exempt income	(33.2)	(9.5)
Dividends paid to ESOP	(1.6)	(0.6)
Unallowable expenses	4.4	1.0
Other	(6.6)	(0.5)
State tax (benefit) expense, net of federal expense (benefit)	(18.7)	3.0

Effective tax rates	(89.7)%	27.4%

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 9—INCOME TAX (BENEFIT) EXPENSE (Continued)

        The Company had gross deferred tax assets and gross deferred tax liabilities as follows as of December 31:

	2008	2007
Deferred tax assets:
Allowance for loan losses	$1,583	$1,300
Deferred compensation	882	820
Accrued retirement benefits	125	152
Accrued interest on nonperforming loans	8	2
Accrued pension	93	152
Writedown of securities	2,853	—
Unrecognized employee benefit costs under SFAS No. 158	1,239	268
Net unrealized holding loss on available-for-sale securities	850	117

Gross deferred tax assets	7,633	2,811

Deferred tax liabilities:
Accelerated depreciation	60	36
Loan origination fees and costs, net	275	278
Other adjustments	26	24
Mortgage servicing rights	15	24

Gross deferred tax liabilities	376	362

Net deferred tax asset	$7,257	$2,449

        Deferred tax assets as of December 31, 2008 and 2007 have not been reduced by a valuation allowance because management believes that it is more likely than not that the full amount of deferred tax assets will be realized.

        As of December 31, 2008, the Company had no operating loss and tax credit carryovers for tax purposes.

        The Company adopted FASB interpretation No. 48, "Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement 109" (FIN 48) as of December 31, 2008. It is the Company's policy to provide for uncertain tax positions and the related interest and penalties based upon management's assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. There was no effect on the Company's balance sheet or income statement from adoption of FIN 48.

NOTE 10—STOCK COMPENSATION PLANS

        In 2005, the Company adopted the 2005 Restricted Stock Plan under which up to 37,000 shares of stock of the Company may be awarded to key employees or directors of the Company. In 2008, 9,000 shares of restricted stock grants were awarded at the market price of $19.50; and in 2007, 9,275 shares of restricted stock grants were awarded at the market price of $21.85. As of December 31, 2008 and

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 10—STOCK COMPENSATION PLANS (Continued)

2007, 2,250 shares and 270 shares, respectively, were vested. Compensation cost relating to the 2005 Restricted Stock Plan totaled $82 in 2008 and $39 in 2007. As of December 31, 2008, there was $252 of unrecognized compensation cost related to nonvested shares awarded. That cost is expected to be recognized over a weighted average period of 2.25 years.

        The Company has also adopted five fixed option, stock-based compensation plans. Under the 1996 amended 1987 Incentive Stock Option Plan for Key Employees, the Company may grant up to 97,650 shares, at fair value, to key employees. Under the 1996 Incentive Stock Option Plan for Key Employees the Company may grant up to 75,390 shares of common stock, at fair value, to key employees. Under the 1998 Incentive Stock Option Plan for Key Employees the Company may grant up to 63,000 shares of common stock, at fair value, to present and future employees. Under the 1996, 1994 and 1993 amended 1987 Director's plan, the Company may grant up to 113,400 shares of common stock to present and future directors at prices and exercise terms as determined by the Board of Directors. Under the 1998 amended 2002 Directors' plan, the Company may grant up to 54,521 shares of common stock to present and future Directors. Under the 1998 Directors' Plan, stock options are granted at prices and exercise terms as determined by the Board of Directors. In 2002, the 1998 Director's Stock Option Plan was amended so that all options granted under the plan shall immediately vest in full upon a Director reaching mandatory retirement age and that all options granted shall expire if not exercised within 90 days after the Director's retirement.

        A summary of the status of the Company's fixed stock option plans as of December 31, 2008 and 2007 and changes during the years ending on those dates is presented below:

	2008		2007
Fixed Options	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	25,509	$15.01	71,454	$14.71
Exercised	(12,748)	15.66	(43,675)	14.73
Forfeited	—	—	(2,270)	11.01

Outstanding at end of year	12,761	14.35	25,509	15.01

Options exercisable at year-end	10,493	$14.48	21,297	$15.23
Weighted-average fair value of options granted during the year	N/A		N/A

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 10—STOCK COMPENSATION PLANS (Continued)

        The following table summarizes information about fixed stock options outstanding as of December 31, 2008:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding as of 12/31/08	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Number Exercisable as of 12/31/08	Weighted-Average Exercise Price
$13.36 - 13.40	4,126	2.21 years	$13.37	2,614	$13.38
14.52	6,535	1.07 years	14.52	5,779	14.52
15.76	2,100	0.47 years	15.76	2,100	15.76

	12,761	1.34 years	14.35	10,493	14.48

        As of December 31, 2008, there was $6 of unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the stock option plans. That cost is expected to be recognized over a weighted-average period of 1.28 years.

NOTE 11—EMPLOYEE BENEFITS OTHER THAN POSTRETIREMENT, MEDICAL AND LIFE INSURANCE BENEFITS

Defined benefit pension plan

        The Company provides pension benefits for eligible employees through a defined benefit pension plan (plan).

        Effective January 1, 2006, the Company suspended the plan so that participating employees no longer earn additional defined benefits for future services.

        The following tables set forth information about the plan, using a measurement date of December 31, as of December 31 and the years then ended:

	2008	2007
Change in projected benefit obligation:
Benefit obligation at beginning of year	$8,178	$7,861
Interest cost	500	494
Benefits paid	(397)	(385)
Actuarial (gain) loss	(61)	208

Benefit obligation at end of year	8,220	8,178

Change in plan assets:
Plan assets at estimated fair value at beginning of year	7,356	7,362
Actual return on plan assets	(1,814)	379
Benefits paid	(397)	(385)

Fair value of plan assets at end of year	5,145	7,356

Funded status	$(3,075)	$(822)

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 11—EMPLOYEE BENEFITS OTHER THAN POSTRETIREMENT, MEDICAL AND LIFE INSURANCE BENEFITS (Continued)

        Amounts recognized in accumulated other comprehensive loss, before tax effect, consist of an unrecognized net loss of $2,848 and $450 as of December 31, 2008 and 2007, respectively.

        The accumulated benefit obligation for the defined benefit pension plan was $8,220 and $8,178 at December 31, 2008 and 2007, respectively.

        The discount rate used in determining the actuarial present value of the projected benefit obligation was 6.25% for 2008 and 2007.

        Components of net periodic cost and other amounts recognized in other comprehensive (loss) income:

	2008	2007
Interest cost on benefit obligation	$500	$494
Expected return on assets	(645)	(646)

Net periodic benefit	(145)	(152)

Other changes in plan assets and benefit obligations recognized in other comprehensive loss:
Net actuarial loss	2,398	475

Total recognized in other comprehensive loss	2,398	475

Total recognized in plan income and other comprehensive loss	$2,253	$323

        The estimated unrecognized net actuarial loss that is expected to be recognized into net periodic benefit or cost is $178 in 2009.

        For the years ended December 31, 2008 and 2007, the assumptions used to determine the net periodic benefit are as follows:

	Years Ended December 31,
	2008	2007
Discount rate	6.25%	6.25%
Expected long-term rate of return on plan assets	9.00%	9.00%

        The expected long-term rate of return on plan assets for the pension plan is based on historical returns on plan assets, current and future asset allocations, and Company management's outlook for long-term interest rates.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 11—EMPLOYEE BENEFITS OTHER THAN POSTRETIREMENT, MEDICAL AND LIFE INSURANCE BENEFITS (Continued)

Plan Assets

        The Company's pension plan asset allocations by asset category are as follows:

	December 31, 2008		December 31, 2007
	Fair Value	Percent	Fair Value	Percent
Accrued income	$14.3%		$18.2%
Beverly National Bank money market account	602	11.7	548	7.5
Fixed income securities	1,196	23.2	1,601	21.8
Equity securities	3,333	64.8	5,189	70.5

Total	$5,145	100.0%	$7,356	100.0%

        Except for the money market account, there were no securities of the Company and related parties included in plan assets as of December 31, 2008 and 2007.

        The plan's investments are managed in accordance with the Bank's Trust Department investment management policies and procedures. To achieve the plan's investment objectives, assets within the plan are allocated among a number of asset classes to ensure a proper level of diversification, risk, return and liquidity. The plan's investment portfolio is managed under a "balanced" asset allocation objective, and as of December 31, 2008 the allocation guidelines are as follows:

	Range	Long-Term Target
Equity securities	65% - 75%	70%
Fixed income securities	25% - 35%	30%

        Based on current data and assumptions, the following benefits are expected to be paid for each of the following five years and in the aggregate five years thereafter:

2009	$430
2010	426
2011	418
2012	430
2013	423
2014 - 2018	2,678

        The Company does not expect to make a contribution to its pension plan in 2009.

Supplemental Retirement Plans

        On December 24, 1996 the Company adopted a Supplemental Retirement Plan for two executive officers. This plan provides nonfunded retirement benefits designed to supplement benefits available through the Company's retirement plan for employees.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 11—EMPLOYEE BENEFITS OTHER THAN POSTRETIREMENT, MEDICAL AND LIFE INSURANCE BENEFITS (Continued)

        The following tables set forth information about the plan as of December 31 and the years then ended:

	2008	2007
Changes in projected benefit obligation:
Benefit obligation at beginning of year	$1,154	$1,204
Interest cost	70	75
Benefit paid	(123)	(123)
Actuarial gain	—	(2)

Benefit obligation at end of year	1,101	1,154
Plan assets	0	0

Funded status included in other liabilities	$(1,101)	$(1,154)

        Amounts recognized in accumulated other comprehensive loss, before tax effect, consist of an unrecognized net actuarial loss of $115 as of December 31, 2008 and an unrecognized net actuarial loss of $118 as of December 31, 2007.

        The accumulated benefit obligation for the supplemental retirement plan was $1,101 and $1,154 at December 31, 2008 and 2007, respectively.

	2008	2007
Components of net periodic cost:
Interest cost	$70	$75
Amortization of unrecognized net loss	3	3

Net periodic pension cost	73	78

Other changes in benefit obligations recognized in other comprehensive loss:
Net actuarial gain	0	(2)
Amortization of unrecognized net actuarial loss	(3)	(3)

Total recognized in other comprehensive loss	(3)	(5)

Total recognized in net periodic benefit cost and other comprehensive loss	$70	$73

        The estimated unrecognized net actuarial loss that will be amortized from accumulated other comprehensive loss into net periodic pension cost over the year ended December 31, 2009 is $5.

        The discount rate used in determining the projected benefit obligation and net periodic pension cost was 6.25% for 2008 and 2007.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 11—EMPLOYEE BENEFITS OTHER THAN POSTRETIREMENT, MEDICAL AND LIFE INSURANCE BENEFITS (Continued)

        Estimated future benefit payments for each of the following five years and in the aggregate five years thereafter are as follows:

2009	$123
2010	123
2011	123
2012	123
2013	123
2014 - 2018	616

        Certain assets of the Company, consisting of U.S. Government obligations, corporate bonds, equity instruments and life insurance policies, are in a Rabbi Trust. The Rabbi Trust is used to assist in the administration of the plan and is subject to the claims of creditors in the case of insolvency. The fair value of the assets in the Rabbi Trust amounted to $923 and $873 at December 31, 2008 and 2007, respectively. Such assets did not include any securities of the Company. See Note 3.

        The supplemental retirement agreements under the plan provide that the officers do not have any right, title or interest in or to any specified assets of the Company, or any trust or escrow arrangement. In connection with the agreements, the Company established two trust agreements. The trustee of the trusts is another bank.

Salary Continuation Agreement

        In 2003, the Company adopted a Salary Continuation Agreement for its chief executive officer. The agreement provides nonfunded retirement benefits for twenty years upon termination of employment on or after the normal retirement age. Upon a change in control, as defined in the agreement, the retirement benefits commence on the month following the executive's normal retirement age. The agreement is unfunded and the Bank is the fiduciary and administrator.

        As of December 31, 2008 and 2007, the liability for the agreement was $481 and $368, respectively. Expense for the agreement amounted to $113 and $92, respectively, for the years ending December 31, 2008 and 2007.

Defined Contribution Plan

        The Bank has a 401(k) profit sharing plan whereby substantially all employees participate in the plan. In the plan, the Bank is making matching contributions equal to one hundred percent of salary deferral up to 4.5% of participant's compensation. All eligible participants also receive a Bank contribution equal to two percent of compensation. Total contributions under this Plan amounted to $397 for 2008 and $367 for 2007.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 11—EMPLOYEE BENEFITS OTHER THAN POSTRETIREMENT, MEDICAL AND LIFE INSURANCE BENEFITS (Continued)

Employee Stock Ownership Plan

        The Company sponsors an Employee Stock Ownership Plan (ESOP). This plan is offered to employees who have attained age 21 and who have been employed by the Company and completed a minimum of 1,000 hours of employment. The plan entitles Company employees to common stock or cash upon retirement, disability, death or separation from service from the Company based on a vesting schedule. Benefits become 25% vested after two years of vesting service and increase to 100% vested after five years of vesting service.

        The Company makes annual contributions to the ESOP in amounts determined by the board of directors, subject to a limitation based on earnings and capital of the Company. Such contributions are first made to permit required payments of amounts due under any acquisition loans. Dividends received by the ESOP on shares of the Company owned by the ESOP are used to repay any acquisition loans or are credited to the accounts of allocated shares. The ESOP may borrow money to purchase shares of the Company. The shares are pledged as collateral for its debt. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year. Any debt of the ESOP is recorded as debt and the shares pledged as collateral are reported as unearned ESOP shares in the statement of financial position. There was no ESOP compensation expense in 2008 and 2007. In 2008 the ESOP purchased no shares of the Company and in 2007 the ESOP purchased 4,000 shares of the Company. No money was borrowed to fund the purchases.

        The ESOP shares were as follows as of December 31:

	2008	2007
Allocated shares	90,877	101,780

Total ESOP shares	90,877	101,780

Change in Control

        One of the Company's executive officers has a change in control agreement (agreement) with the Company which states that if the executive officer's employment is terminated within 24 months after a change in control as defined in the agreement, then the officer is entitled to a lump sum equal to the product of the average sum of annual base compensation (salary plus bonus) for the five years (or the term of employment, if less) preceding a change in control multiplied by three, less one hundred dollars.

        Six executive officers have change in control agreements which state that if the executive officer's employment is terminated within 24 months after a change in control as defined in the agreement, then the officers are entitled to a lump sum equal to the product of the average sum of annual base compensation (salary plus bonus) paid to the executive officer for the five years (or the term of employment, if less) preceding a change in control multiplied by two, less one hundred dollars.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 12—POSTRETIREMENT BENEFITS OTHER THAN PENSION

        The Company provides postretirement medical and life insurance benefits for retired employees. The Company follows the accounting guidance of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," as amended by SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans." The Company funds medical and life insurance benefit costs on a pay-as-you-go basis. Participation in this plan was frozen in 1993 to include only individuals who met certain age and service requirements. The program was adjusted in 2003 to cap the reimbursement of the Medicare Part B rate at the 2003 level for medical reimbursement and discontinue the dental coverage subsidy for all participants.

        The following tables set forth information about the plan, using a measurement date of December 31, as of December 31 and the years then ended:

	2008	2007
Change in accumulated postretirement benefit obligation:
Benefit obligation at beginning of year	$457	$468
Service cost	3	3
Interest cost	29	28
Participant contributions	51	—
Actuarial (gain) loss	(83)	13
Benefits paid	(86)	(55)

Benefit obligation at end of year	371	457

Fair value of plan assets at end of year	0	0

Funded status included in other liabilities	$(371)	$(457)

        Amounts recognized in accumulated other comprehensive loss, before tax effect, consist of the following as of December 31:

	2008	2007
Transition obligation	$128	$159
Net actuarial gain	(63)	(72)

	$65	$87

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 12—POSTRETIREMENT BENEFITS OTHER THAN PENSION (Continued)

        Components of net periodic cost and other amounts recognized in other comprehensive loss:

	2008	2007
Service cost	$3	$3
Interest cost on benefit obligation	29	28
Amortization of transition obligation	31	30
Amortization of actuarial gain	(109)	(2)

Net periodic cost	(46)	59

Other changes in benefit obligations recognized in other comprehensive loss:
Amortization of transition obligation	(31)	(30)
Actuarial (gain) loss	(83)	13
Amortization of actuarial gain	92	2

Total recognized in other comprehensive loss	(22)	(15)

Total recognized in net periodic benefit cost and other comprehensive loss	$(68)	$44

        The estimated net actuarial gain and transition obligation that will be amortized from accumulated other comprehensive loss into net periodic benefit cost over the year ended December 31, 2009 are $2 and $31, respectively.

	2008	2007
Assumptions:
Weighted-average assumptions used to determine benefit obligation at December 31:
Discount rate	6.25%	6.25%
Weighted-average assumption used to determine net periodic cost for years ended December 31:
Discount rate	6.25%	6.25%

        Assumed health care cost trend rates have no effect on the amounts reported for the health care plan.

        Based on current data and assumptions, the following benefits are expected to be paid for each of the following five years and in the aggregate the five years thereafter:

2009	$45
2010	43
2011	41
2012	39
2013	37
2014 - 2018	154

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 12—POSTRETIREMENT BENEFITS OTHER THAN PENSION (Continued)

        In 2008, the Company adopted EITF Issue 06-4 and recognized a liability for the Company's future postretirement benefit obligations under endorsement split-dollar life insurance arrangements. The Company recognized this change in accounting principle as a cumulative effect adjustment to retained earnings of $309. The total liability for the arrangements included in other liabilities was $365 at December 31, 2008. Expense under this arrangement was $60 for 2008 and life insurance income was $4.

NOTE 13—COMMITMENTS AND CONTINGENT LIABILITIES

        The Company is obligated under various lease agreements covering branch offices and ATM locations. The terms expire between October 31, 2009 and December 31, 2028. Options to renew for additional terms are included under the operating lease agreements. The total minimum rental due in future periods under these existing agreements is as follows as of December 31, 2008:

2009	$692
2010	656
2011	651
2012	673
2013	673
Years thereafter	6,954

Total minimum lease payments	$10,299

        Certain leases contain provisions for escalation of minimum lease payments contingent upon increases in real estate taxes and percentage increases in the consumer price index. The total rental expense amounted to $839 for 2008 and $692 for 2007.

        The Company entered into an agreement with a data processing services provider. Under the agreement, the Company is obligated to pay monthly minimum processing fees through February 2016 and the Company may cancel the agreement at any time, provided the Company pays a termination fee equal to eighty five percent (85%) of the Estimated Remaining Value as defined in the agreement.

NOTE 14—FAIR VALUE MEASUREMENTS

        Effective January 1, 2008, the Company adopted Statement of Financial Accounting Standards No. 157 ("SFAS 157"), Fair Value Measurements, which provides a framework for measuring fair value under generally accepted accounting principles.

        The Company also adopted SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115. SFAS No. 159 allows an entity the irrevocable option to elect fair value for the initial and subsequent measurement for certain financial assets and liabilities on a contract-by-contract basis. The Company did not elect fair value treatment for any financial assets or liabilities upon adoption.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 14—FAIR VALUE MEASUREMENTS (Continued)

        In accordance with SFAS 157, the Company groups its financial assets and financial liabilities measured at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.

        Level 1—Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. Level 1 also includes U.S. Treasury, other U.S. Government and agency mortgage-backed securities that are traded by dealers or brokers in active markets. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

        Level 2—Valuations for assets and liabilities traded in less active dealer or broker markets. Valuations are obtained from third party pricing services for identical or comparable assets or liabilities.

        Level 3—Valuations for assets and liabilities that are derived from other methodologies, including option pricing models, discounted cash flow models and similar techniques, are not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets and liabilities.

        A financial instrument's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

        A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, is set forth below. These valuation methodologies were applied to all of the Company's financial assets and financial liabilities carried at fair value for December 31, 2008.

        The Company's cash instruments are generally classified within level 1 or level 2 of the fair value hierarchy because they are valued using quoted market prices, broker or dealer quotations, or alternative pricing sources with reasonable levels of price transparency.

        The Company's investments in debt and mortgage-backed securities available-for-sale are generally classified within level 2 of the fair value hierarchy. For these securities, we obtain fair value measurements from independent pricing services. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. treasury yield curve, trading levels, market consensus prepayment speeds, credit information and the instrument's terms and conditions.

        Level 3 is for positions that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management's best estimate is used. Subsequent to inception, management only changes level 3 inputs and assumptions when corroborated by evidence such as transactions in similar instruments, completed or pending third-party transactions in the underlying investment or comparable entities, subsequent rounds of financing, recapitalization and other transactions across the capital structure, offerings in the equity or debt markets, and changes in financial ratios or cash flows.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 14—FAIR VALUE MEASUREMENTS (Continued)

        The Company's impaired loans are reported at the fair value of the underlying collateral if repayment is expected solely from the collateral. Collateral values are estimated using level 2 inputs based upon appraisals of similar properties obtained from a third party.

        The following summarizes assets measured at fair value for the period ending December 31, 2008.

ASSETS MEASURED AT FAIR VALUE ON A RECURRING BASIS

	Fair Value Measurements at Reporting Date Using:
	December 31, 2008	Quoted Prices in Active Markets for Identical Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Securities available-for-sale	$103,623	$2,684	$92,437	$8,502
Impaired loans	158	—	158	—
Trading securities	350	350	—	—

Totals	$104,131	$3,034	$92,595	$8,502

	Fair Value Measurements Using Significant Unobservable Inputs Level 3
	Available-for-Sale Securities	Total
Beginning balance January 1, 2008	$8,940	$8,940
Total gains or losses (realized/unrealized)
Included in earnings	(3,042)	(3,042)
Included in other comprehensive income	(592)	(592)
Amortization of securities, net	(81)	(81)
Transfers in and/or out of Level 3	3,277	3,277

Ending balance, December 31, 2008	$8,502	$8,502

The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$0	$0

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 14—FAIR VALUE MEASUREMENTS (Continued)

        The estimated fair values of the Company's financial instruments are as follows as of December 31:

	2008		2007
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$16,550	$16,550	$15,495	$15,495
Trading securities	350	350	308	308
Available-for-sale securities	103,623	103,623	114,793	114,793
Federal Home Loan Bank stock	4,086	4,086	3,452	3,452
Federal Reserve Bank stock	553	553	553	553
Loans, net	334,639	336,729	318,356	319,182
Accrued interest receivable	1,769	1,769	1,805	1,805
Financial liabilities:
Deposits	339,533	340,121	350,310	350,727
Federal Home Loan Bank advances	84,425	87,695	59,616	59,499
Securities sold under agreements to repurchase	13,289	13,289	11,638	11,638

        The carrying amounts of financial instruments shown in the above table are included in the consolidated balance sheets under the indicated captions, except for trading securities which are included in other assets on the consolidated balance sheets. Accounting policies related to financial instruments are described in Note 2.

NOTE 15—FINANCIAL INSTRUMENTS

        The Company is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans, standby letters of credit and unadvanced funds on loans. The instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets. The contract amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

        The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amounts of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

        Commitments to originate loans are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 15—FINANCIAL INSTRUMENTS (Continued)

case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the borrower.

        Standby letters of credit are conditional commitments issued by the Company to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. As of December 31, 2008 and 2007, the maximum potential amount of the Company's obligation was $271 and $887, respectively, for financial and standby letters of credit. The Company's outstanding letters of credit generally have a term of less than one year. If a letter of credit is drawn upon, the Company may seek recourse through the customer's underlying line of credit. If the customer's line of credit is also in default, the Company may take possession of the collateral, if any, securing the line of credit.

        Notional amounts of financial instrument liabilities with off-balance sheet credit risk are as follows as of December 31:

	2008	2007
Commitments to originate loans	$2,700	$4,080
Standby letters of credit	271	887
Unadvanced portions of loans:
Consumer	867	1,758
Home equity	26,851	25,205
Commercial lines of credit	31,972	26,371
Commercial construction	1,135	3,106
Residential construction	60	507

	$63,856	$61,914

        There is no material difference between the notional amounts and the estimated fair values of the off-balance sheet liabilities.

NOTE 16—SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

        Most of the Company's business activity is with customers located within the state. There are no concentrations of credit to borrowers that have similar economic characteristics. The majority of the Company's loan portfolio is comprised of loans collateralized by real estate located in the state of Massachusetts.

NOTE 17—REGULATORY MATTERS

        The Bank, as a National Bank is subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Bank may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. As of December 31, 2008, the Bank could declare dividends up to $2,843 without the approval of the Comptroller of the Currency.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 17—REGULATORY MATTERS (Continued)

        The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008 and 2007, that the Bank met all capital adequacy requirements to which it is subject.

        As of December 31, 2008, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

        The Bank's actual capital amounts and ratios are also presented in the table.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Total Capital (to Risk Weighted Assets):
Beverly National Bank	$45,812	12.61%	$29,071	≥8.0%	$36,339	≥10.0%
Tier 1 Capital (to Risk Weighted Assets):
Beverly National Bank	41,624	11.45	14,535	≥4.0	21,803	≥6.0
Tier 1 Capital (to Average Assets):
Beverly National Bank	41,624	8.69	19,156	≥4.0	23,945	≥5.0
As of December 31, 2007:
Total Capital (to Risk Weighted Assets):
Beverly National Bank	47,785	14.07	27,165	≥8.0	33,956	≥10.0
Tier 1 Capital (to Risk Weighted Assets):
Beverly National Bank	44,109	12.99	13,583	≥4.0	20,374	≥6.0
Tier 1 Capital (to Average Assets):
Beverly National Bank	44,109	9.39	18,796	≥4.0	23,495	≥5.0

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 18—(LOSS) EARNINGS PER SHARE (EPS)

        Reconciliation of the numerators and the denominators of the basic and diluted per share computations for net (loss) income are as follows:

	(Loss) Income (Numerator)	Shares (Denominator)	Per-Share Amount
Year ended December 31, 2008
Basic EPS
Net (loss) income and income available to common stockholders	$(167)	2,660,918	$(.06)
Effect of dilutive securities, options	—	—

Diluted EPS
(Loss) income available to common stockholders and assumed conversions	$—	—	$—

Year ended December 31, 2007
Basic EPS
Net income and income available to common stockholders	$3,570	2,730,827	$1.31
Effect of dilutive securities, options	—	15,546

Diluted EPS
Income available to common stockholders and assumed conversions	$3,570	2,746,373	$1.30

NOTE 19—RECLASSIFICATION

        Certain amounts in the prior year have been reclassified to be consistent with the current year's statement presentation.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 20—PARENT COMPANY ONLY FINANCIAL STATEMENTS

        The following financial statements are presented for the Beverly National Corporation (Parent Company Only) and should be read in conjunction with the consolidated financial statements.

BEVERLY NATIONAL CORPORATION
(Parent Company Only)
BALANCE SHEETS
December 31, 2008 and 2007
(Dollars in thousands, except per share data)

	2008	2007
ASSETS
Cash	$288	$126
Money market deposit account at Beverly National Bank	470	4
Short-term investments	343	903

Cash and cash equivalents	1,101	1,033
Investment in Beverly National Bank	38,708	43,591
Investment in available-for-sale securities (at fair value)	5	5
Premises and equipment	1,271	1,358
Interest receivable	—	4
Due from affiliates	128	—
Prepaid expenses	9	7

Total assets	$41,222	$45,998

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued and deferred taxes	$176	$183
Accrued audit expense	8	28
Due to affiliates	—	17
Other liabilities	—	5

Total liabilities	184	233

Stockholders' equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, par value $2.50 per share; authorized 5,000,000 shares; issued 2,912,437 shares as of December 31, 2008 and 2,890,690 shares as of December 31, 2007; outstanding, 2,663,545 shares as of December 31, 2008 and 2,641,798 shares as of December 31, 2007	7,281	7,227
Paid-in capital	22,917	22,586
Retained earnings	18,459	21,050
Treasury stock, at cost (248,892 shares as of December 31, 2008 and 2007)	(4,370)	(4,370)
Unearned shares, Restricted Stock Plan (15,755 shares as of December 31, 2008 and 9,005 shares as of December 31, 2007)	(323)	(197)
Accumulated other comprehensive loss	(2,926)	(531)

Total stockholders' equity	41,038	45,765

Total liabilities and stockholders' equity	$41,222	$45,998

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 20—PARENT COMPANY ONLY FINANCIAL STATEMENTS (Continued)

BEVERLY NATIONAL CORPORATION
(Parent Company Only)
STATEMENTS OF INCOME
Years Ended December 31, 2008 and 2007
(In thousands)

	2008	2007
Interest and dividend income:
Interest on taxable investment securities	$12	$55
Interest on money market account	5	74

Total interest and dividend income	17	129

Other income:
Dividends from subsidiary Beverly National Bank	2,000	—
Rental income	196	218

Total other income	2,196	218

Expenses:
Occupancy expense	135	146
Professional fees	—	83
Other expense	83	67

Total expenses	218	296

Income before income tax benefit and equity in undistributed net (loss) income of subsidiary	1,995	51
Income tax benefit	(27)	(12)

Income before equity in undistributed net (loss) income of subsidiary	2,022	63

Equity in undistributed net (loss) income of subsidiary:
Beverly National Bank	(2,189)	3,507

Net (loss) income	$(167)	$3,570

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Years Ended December 31, 2008 and 2007

(Dollars in thousands, except per share data)

NOTE 20—PARENT COMPANY ONLY FINANCIAL STATEMENTS (Continued)

BEVERLY NATIONAL CORPORATION
(Parent Company Only)
STATEMENTS OF CASH FLOWS
Years Ended December 31, 2008 and 2007
(In thousands)

	2008	2007
Cash flows from operating activities:
Net (loss) income	$(167)	$3,570
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Undistributed net loss (income) of subsidiary	2,189	(3,507)
Increase (decrease) in accrued expenses and other liabilities	24	(6)
Depreciation expense	87	94
(Increase) decrease in prepaid expenses	(2)	12
Change in due to/from affiliates	(145)	(46)
Decrease in interest receivable	4	—
Change in accrued and deferred taxes	(7)	(69)

Net cash provided by operating activities	1,983	48

Cash flows from financing activities:
Proceeds from exercise of stock options	200	643
Purchase of treasury stock	—	(2,875)
Dividends paid	(2,115)	(2,214)

Net cash used in financing activities	(1,915)	(4,446)

Net increase (decrease) in cash and cash equivalents	68	(4,398)
Cash and cash equivalents at beginning of year	1,033	5,431

Cash and cash equivalents at end of year	$1,101	$1,033

Supplemental disclosure:
Income taxes (received) paid	$(20)	$57

        The Parent Company Only Statements of Changes in Stockholders' Equity are identical to the Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2008 and 2007, and therefore are not reprinted here.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        The following is only a general summary of certain aspects of Delaware law and Danvers' certificate of incorporation and bylaws related to indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 145 and 102(b)(7) of the Delaware General Corporation Law, or DGCL, Article X of Danvers' Certificate of Incorporation and Article V of Danvers' bylaws.

        Section 145 of the DGCL generally provides that all directors, officers, employees and agents of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, or a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person entitled to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

        Article V of Danvers' bylaws provides that Danvers will indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may be amended, each director or officer who is, or is threatened to be made, a party to or participant in any action, suit or proceeding (other than an action by or in the right of Danvers), whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Danvers or is or was serving at the request of Danvers as a director, partner, trustee, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. A similar standard of care is applicable in the case of an action by or in the right of Danvers, except that indemnification extends only to expenses (including attorneys' fees) and court approval is required before Danvers provides indemnification where the person seeking indemnification has been found liable to Danvers. Danvers is required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Danvers board of directors. In addition, Danvers will pay the expenses (including attorneys' fees) incurred by an officer or director of Danvers in defending any proceeding in advance of its final disposition; provided, however, that the payment of such expenses will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it is ultimately determined that the director or officer is not entitled to be indemnified.

        As permitted by Section 102(b)(7) of the DGCL, Danvers' Restated Certificate of Incorporation, in Article 7(14), provides that no director shall be personally liable to Danvers or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director's duty of loyalty to Danvers and its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, and (iv) for any transaction from which the director derived an improper personal benefit.

        As permitted by Section 145(g) of the DGCL, Danvers also maintains a directors' and officers' insurance policy which insures the directors and officers of Danvers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise.

Item 21.    Exhibits and Financial Statement Schedules

(a)
See Exhibit Index immediately following the signature page.

(b)
The Agreement and Plan of Merger, dated as of June 16, 2009, by and between Danvers Bancorp, Inc. and Beverly National Corporation is included as Annex A to the document which is part of this registration statement.

(c)
The form of voting agreement between Danvers Bancorp, Inc. and certain shareholders of Beverly National Corporation is included as Annex B to the document which is part of this registration statement.

(d)
The form of voting agreement between Beverly National Corporation and certain stockholders of Danvers Bancorp, Inc. is included as Annex C to the document which is part of this registration statement.

(e)
The fairness opinion of Sandler O'Neill & Partners, L.P. is included as Annex D to the document which is a part of this registration statement.

(f)
The fairness opinion of Endicott Financial Advisors, L.L.C. is included as Annex E to the document which is a part of this registration statement.

(g)
Part 13 of Chapter 156D of the Massachusetts General Laws is included as Annex F to the document which is part of this registration statement.

(h)
Beverly National Corporation's Financial Statements for the Year Ended December 31, 2008 and the Three and Six Months Ended June 30, 2009 and Management's Discussion and Analysis of Financial Condition and Results of Operations is included as Annex G to the document which is part of this registration statement.

Item 22.    Undertakings

(a)
The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (6)   That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (8)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danvers, Commonwealth of Massachusetts, on August 14, 2009.

DANVERS BANCORP, INC.
By:	/s/ KEVIN T. BOTTOMLEY Kevin T. Bottomley Chairman, President & Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ KEVIN T. BOTTOMLEY Kevin T. Bottomley	Chairman, President & Chief Executive Officer	August 14, 2009
/s/ L. MARK PANELLA L. Mark Panella	Executive Vice President, Chief Financial Officer	August 14, 2009
/s/ JAMES J. MCCARTHY James J. McCarthy	Executive Vice President, Chief Operating Officer	August 14, 2009
/s/ JOHN J. O'NEIL John J. O'Neil	Executive Vice President, Senior Lending Officer	August 14, 2009
/s/ DIANE C. BRINKLEY Diane C. Brinkley	Director	August 14, 2009
/s/ ROBERT J. BROUDO Robert J. Broudo	Director	August 14, 2009
/s/ CRAIG S. CERRETANI Craig S. Cerretani	Director	August 14, 2009
/s/ BRIAN C. CRANNEY Brian C. Cranney	Director	August 14, 2009

Signatures	Title	Date

/s/ JOHN P. DRISLANE John P. Drislane	Director	August 14, 2009
/s/ JOHN R. FERRIS John R. Ferris	Director	August 14, 2009
/s/ THOMAS FORD Thomas Ford	Director	August 14, 2009
/s/ NEAL H. GOLDMAN Neal H. Goldman	Director	August 14, 2009
/s/ ELEANOR M. HERSEY Eleanor M. Hersey	Director	August 14, 2009
/s/ MARY COFFEY MORAN Mary Coffey Moran	Director	August 14, 2009
/s/ J. MICHAEL O'BRIEN J. Michael O'Brien	Director	August 14, 2009
/s/ JOHN M. PEREIRA John M. Pereira	Director	August 14, 2009
/s/ DIANE T. STRINGER Diane T. Stringer	Director	August 14, 2009

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of June 16, 2009, between Danvers Bancorp, Inc. and Beverly National Corporation (attached to this document as Annex A and incorporated herein by reference).
3.1	Certificate of Incorporation of Danvers Bancorp, Inc.(1)
3.2	Bylaws of Danvers Bancorp, Inc.(1)
4.1	Form of Common Stock Certificate of Danvers Bancorp, Inc.(1)
5.1	Opinion of Goodwin Procter LLP, as to validity of shares of Danvers Bancorp, Inc.'s common stock.*
8.1	Opinion of Goodwin Procter LLP, as to certain tax matters.*
8.2	Opinion of Cranmore, FitzGerald & Meaney, as to certain tax matters.*
10.1
Form of Voting Agreement, dated as of June 16, 2009, between Danvers Bancorp, Inc. and certain directors and executive officers of Beverly National Corporation (attached to this document as Annex B and incorporated herein by reference).
10.2
Form of Voting Agreement, dated as of June 16, 2009, between Beverly National Corporation and certain directors and executive officers of Danvers Bancorp, Inc. (attached to this document as Annex C and incorporated herein by reference).
21.1	Subsidiaries of Registrant.(1)
23.1	Consent of Wolf & Company, P.C., Independent Registered Public Accounting Firm.*
23.2	Consent of Shatswell, MacLeod & Company, P.C., Independent Registered Public Accounting Firm.*
23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
23.4	Consent of Cranmore, FitzGerald & Meaney (included in Exhibit 8.2).
23.5	Consent of Sandler O'Neill & Partners, L.P.*
23.6	Consent of Endicott Financial Advisors, L.L.C.*
99.1	Fairness Opinion of Sandler O'Neill & Partners, L.P. (attached to this document as Annex D and incorporated herein by reference).
99.2	Fairness Opinion of Endicott Financial Advisors, L.L.C. (attached to this document as Annex E and incorporated herein by reference).
99.3	Form of Proxy Card of Danvers Bancorp, Inc.+
99.4	Form of Proxy Card of Beverly National Corporation+

*
Filed herewith

+
To be filed by amendment

(1)
Previously filed as an exhibit to the Registration Statement on Form S-1 (No. 333-145875) and incorporated herein by reference.